    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 2001
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                              U.S. CAN CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                  3411                                 06-1094196
   (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                         ------------------------------

                           UNITED STATES CAN COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                  3411                                 06-1145011
   (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                            ------------------------

                       USC MAY VERPACKUNGEN HOLDING INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                  3411                                 36-4335392
   (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                            ------------------------

                               900 COMMERCE DRIVE
                           OAK BROOK, ILLINOIS 60523
                           TELEPHONE: (630) 571-2500
                           FACSIMILE: (630) 573-0715
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
          AREA CODE, OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 STEVEN K. SIMS
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           UNITED STATES CAN COMPANY
                               900 COMMERCE DRIVE
                           OAK BROOK, ILLINOIS 60523
                           TELEPHONE: (630) 571-2500
                           FACSIMILE: (630) 573-0715
              (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
     NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE OF PROCESS FOR EACH
                                  REGISTRANT)

                                    COPY TO:
                            JANE D. GOLDSTEIN, ESQ.
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                           TELEPHONE: (617) 951-7000
                           FACSIMILE: (617) 951-7050
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED         PER UNIT(1)        OFFERING PRICE      REGISTRATION FEE
12 3/8% Series B Senior Subordinated Notes
  due 2010..................................     $175,000,000             100%             $175,000,000            $43,750
Guarantees of 12 3/8% Series B Senior
  Subordinated Notes due 2010...............     $175,000,000              (2)                  (2)                None(2)

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2) No further fee is payable pursuant to Rule 457(n) under the Securities Act of 1933.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 5, 2001

PROSPECTUS

                           UNITED STATES CAN COMPANY

                       OFFER TO EXCHANGE ALL OUTSTANDING
                   12 3/8% SENIOR SUBORDINATED NOTES DUE 2010
             ($175,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
              12 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2010

                             ---------------------

    We are offering to exchange our 12 3/8% Series B Senior Subordinated Notes due 2010, or exchange notes, for all of our outstanding 12 3/8% Senior Subordinated Notes due 2010, or notes. We are making this exchange offer on the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. We have registered the exchange notes under the Securities Act of 1933, while we have not registered the notes. The form and terms of the exchange notes and the notes are identical in all material respects, except for various transfer restrictions and registration rights relating to the notes.

    We will accept for exchange all outstanding notes validly tendered and not
withdrawn prior to 5:00 p.m., New York City time, on             , unless we
extend this exchange offer. You may withdraw the tender of your notes at any time prior to such date and time. Although our offer is subject to certain customary conditions, it is not conditioned upon any minimum principal amount of notes being tendered for exchange.

    Information about the exchange notes:

    - The exchange notes will mature on October 1, 2010.

    - We will pay interest on the exchange notes every six months, on April 1 and October 1, beginning on April 1, 2001.

    - We may redeem the exchange notes at any time after October 1, 2005.

    - Before October 1, 2003, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain public offerings of common equity by us.

    - If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase all or a portion of the exchange notes.

    - The exchange notes are subordinated to all of our current and future senior indebtedness, except indebtedness that expressly provides otherwise.

    We will not receive any proceeds from the issuance of the exchange notes. We will pay all the expenses incurred by us in connection with this exchange offer and issuance of the exchange notes.

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 16 IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

    Neither the Securities and Exchange Commission (the Commission) nor any state securities commission has approved or disapproved of our offer of the exchange notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS IS             .

                               TABLE OF CONTENTS

SUMMARY.....................................................      1
RISK FACTORS................................................     16
THE TRANSACTIONS............................................     23
USE OF PROCEEDS.............................................     25
CAPITALIZATION..............................................     26
UNAUDITED PRO FORMA FINANCIAL DATA..........................     27
SELECTED FINANCIAL DATA.....................................     37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     39
BUSINESS....................................................     48
MANAGEMENT..................................................     58
PRINCIPAL STOCKHOLDERS......................................     64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     66
OTHER INDEBTEDNESS..........................................     70
DESCRIPTION OF U.S. CAN'S CAPITAL STOCK.....................     73
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK..................     75
DESCRIPTION OF EXCHANGE NOTES...............................     76
THE EXCHANGE OFFER..........................................    116
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....    125
PLAN OF DISTRIBUTION........................................    130
LEGAL MATTERS...............................................    130
INDEPENDENT PUBLIC ACCOUNTANTS..............................    130
WHERE YOU CAN FIND MORE INFORMATION.........................    131
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF U.S. CAN
  CORPORATION AND ITS SUBSIDIARIES..........................    F-1

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below under the caption "Risk Factors" and elsewhere in this prospectus. We expressly qualify all forward-looking statements attributable to us or persons acting on our behalf in their entirety by those cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

                            ------------------------

    This prospectus contains summaries of the terms of certain documents. Such summaries are qualified in their entirety by reference to the full and complete text of such documents (copies of which will be made available to you upon request to United States Can Company) for complete information with respect thereto.

    This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of such jurisdiction.

    All resales must be made in compliance with state securities or "blue sky" laws. Such compliance may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

    THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL BEFORE DECIDING WHETHER TO TENDER YOUR NOTES.

                            ------------------------

                            MARKET AND INDUSTRY DATA

    Unless otherwise indicated, the market share and industry data used throughout this prospectus were obtained primarily from internal company surveys and management estimates based on these surveys and our management's knowledge of the industry. Where we have relied on third-party market and industry data, we have so noted. The Chemical Specialties Manufacturers Association, European Aerosol Federation and Can Manufacturers Institute were the primary sources for third party industry data. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources. Similarly, internal company surveys and management estimates, while we believe they are reliable, have not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

                                   TRADEMARKS

    U.S. Can-Registered Trademark- and Plastite-Registered Trademark- are our trademarks. All other trademarks and service marks used in this prospectus are the property of their respective owners.

                                    SUMMARY

    THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT UNITED STATES CAN COMPANY AND THE EXCHANGE OFFER. IT DOES NOT CONTAIN ALL THE INFORMATION THAT YOU MAY CONSIDER IMPORTANT IN MAKING YOUR INVESTMENT DECISION. THEREFORE, YOU SHOULD READ THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE ACCOMPANYING NOTES, APPEARING ELSEWHERE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. EXCEPT AS OTHERWISE REQUIRED BY THE CONTEXT, REFERENCES IN THIS PROSPECTUS TO "OUR COMPANY," "WE," "US," OR "OUR" REFER TO THE COMBINED BUSINESS OF U.S. CAN CORPORATION, THE PARENT COMPANY OF UNITED STATES CAN COMPANY, AND ALL OF ITS SUBSIDIARIES. ALL REFERENCES TO "U.S. CAN" REFER TO U.S. CAN CORPORATION, AND REFERENCES TO THE "COMPANY" REFER TO UNITED STATES CAN COMPANY. ALL PRO FORMA FINANCIAL INFORMATION IN THIS PROSPECTUS INCLUDES THE OPERATIONS OF MAY VERPACKUNGEN, OUR GERMAN SUBSIDIARY THAT WE ACQUIRED ON DECEMBER 30, 1999, AND REFLECTS U.S. CAN'S 20 FOR 1 STOCK SPLIT THAT OCCURRED ON OCTOBER 4, 2000.

                                  THE COMPANY

GENERAL

    We are a leading manufacturer of steel containers for personal care, household, automotive, paint, industrial and specialty products in the United States and Europe. We also are a manufacturer of plastic containers in the United States and food cans in Europe. Our product offerings include a wide variety of steel containers, such as aerosol cans, paint cans, oblong containers and a large number of custom and specialty products, and plastic containers, such as plastic pails for industrial and consumer products. We have long-standing customer relationships with many leading consumer products companies in the United States and Europe, including Gillette, Reckitt Benckiser and Sherwin Williams. In steel aerosol cans, we hold the number one market position in the United States and the number two market position in Europe. We also hold the number two market position in paint cans in the United States. We attribute our market leadership to our ability to consistently provide high-quality products and service at competitive prices, while continually improving our product-related technologies.

    For the twelve months ended October 1, 2000, we had pro forma net sales of $803.6 million and adjusted EBITDA of $105.5 million. Our aerosol and paint products represented approximately 78% of our total pro forma net sales for the same period. Domestic operations represented approximately 69% of total pro forma net sales, with the remainder generated by our European operations.

    Our principal executive offices are located at 900 Commerce Drive, Suite 302, Oak Brook, Illinois 60523 (Telephone Number: (630) 571-2500).

    We compete in three major business segments within the container industry:
Aerosol Products; Paint, Plastic and General Line Products; and Custom and Specialty Products. In addition, we recently acquired May Verpackungen, a German manufacturer of metal food packaging and steel aerosol cans.

    - AEROSOL PRODUCTS. Steel aerosol cans represent our largest segment and accounted for approximately 59% of our total pro forma net sales for the last twelve months ended October 1, 2000. In 1999, we manufactured over 50% of the steel aerosol cans produced in the United States and over 25% of the steel aerosol cans produced in Europe. We also supply steel aerosol cans to customers in Latin America through an Argentinian joint venture. We offer a wide range of steel aerosol cans that enhance our customers' product offerings, including stylized and barrier-pack cans. Most of the aerosol cans that we produce employ a lithography process that prints our customers' designs and logos on the cans. Examples of products using our steel aerosol cans include Right Guard deodorant, Easy-Off oven cleaner and Krylon spray paint.

    - PAINT, PLASTIC AND GENERAL LINE PRODUCTS. These products are our second largest segment and accounted for approximately 19% of our total pro forma net sales for the last twelve months ended October 1, 2000. Our primary paint, plastic and general line products include paint and coating containers, oblong steel cans, plastic pails and other containers for industrial and consumer products. We produce nearly half of all one-gallon paint cans sold in the United States. Examples of products using our containers include Dutch Boy paint, Thompson's Water Seal and Arch pool chemicals.

    - CUSTOM AND SPECIALTY PRODUCTS. Our custom and specialty products accounted for approximately 6% of our total pro forma net sales for the last twelve months ended October 1, 2000. We believe that we offer the industry's widest range of decorative and specialty products. Our primary products include a wide array of functional and decorative containers and tins, fitments and stampings, and collectible items, such as decorative metal signs and canister sets. Examples of products packaged with our containers include holiday tins sold by mass merchandisers, Keebler cracker tins and Liz Claiborne fragrance gift boxes.

MAY VERPACKUNGEN ACQUISITION

    On December 30, 1999, we acquired May Verpackungen, a German manufacturer of steel food packaging and aerosol cans. May is a leading European food can producer with more than 20% of the German food can market. For the last twelve months ended October 1, 2000, May generated approximately 16% of our total pro forma net sales. The May acquisition allows us to:

    - increase our scale and presence in Europe;

    - improve our ability to reduce manufacturing costs;

    - take advantage of purchasing synergies; and

    - enhance our ability to offer global manufacturing services to our customers.

    May has a reputation for manufacturing excellence and has long-term relationships with several leading consumer products companies. As a result of this increased diversification and our larger European presence, we expect to realize additional cross-selling opportunities between our traditional customers and those of May. Generally, we serve different customers than May, with no overlap among our top ten customers.

COMPETITIVE STRENGTHS

    We believe we have the following competitive strengths:

    - MARKET LEADERSHIP. Domestically, we hold the number one market position in our steel aerosol can lines and the number two market position in our paint product lines. In Europe, we are the second largest manufacturer of steel aerosol cans. Collectively, our aerosol can and paint product lines represent approximately 78% of our annual sales. We believe our technological innovation and product quality have resulted in an over 50% share of the domestic United States aerosol container market. We also produce nearly half of all one-gallon paint cans sold annually in the United States. Through May, we have strengthened our position in Europe and Germany, as well as expanded our product offerings.

    - LONG-STANDING CUSTOMER RELATIONSHIPS. We have long-standing relationships with many of our customers and have been able to expand our market share with many key customers. Our market share makes us an important supplier to the leading users of aerosol and paint cans, while our scale allows us to respond quickly to customer demands. We believe our long-standing customer relationships have developed as a result of our reputation for quality and service, providing competitively priced products and providing global supply services to multi-national consumer products companies.

    - INDUSTRY-LEADING TECHNICAL CAPABILITIES. Over the last two years, we have invested heavily in equipment and systems that improve our manufacturing quality and efficiency. We have made a significant investment in new technology, including the installation of two new high-speed, six-color presses that we expect will improve the quality and lower the cost of printing. We also have been at the forefront of technological improvements in the packaging industry, including the production of barrier-pack cans and the development of advanced interior container coatings.

    - EFFICIENT MANUFACTURING OPERATIONS. Since 1997, we have rationalized manufacturing facilities and centralized operations to lower our overall costs. As of October 1, 2000, we have sold or closed 18 manufacturing facilities. The closing of these facilities, in conjunction with investments in new technology, has created a lower-cost, more efficient manufacturing base, while improving product quality and customer service. In addition, we recently reduced our workforce by eliminating 73 salaried and 34 hourly positions. This plan is expected to reduce expenses by approximately $5 million per year. We expect that these and future initiatives will continue to improve our manufacturing efficiencies and our customer service capabilities.

    - STRATEGICALLY POSITIONED MANUFACTURING FACILITIES. We strategically locate our manufacturing facilities near our customers to provide time sensitive product delivery and improve inventory management and product design. We have 16 facilities in the United States and ten facilities in Europe. Our broad U.S. and European presence allows us to reduce costs, improve delivery times and meet our customers' growing needs for global supply solutions. To expand our global presence, we recently entered the growing South American market through an Argentinian joint venture.

    - EXPERIENCED MANAGEMENT TEAM. Our management team consists of highly qualified senior managers with significant industry experience. Our management team owns 9.00% of U.S. Can's common stock and has time and performance-based options to acquire an additional 5.75% over the next five years.

BUSINESS STRATEGY

    Our business strategy focuses on the following:

    - FOCUSING ON CUSTOMER SERVICE. By providing improved customer service and support, we believe we can enhance our market share with existing customers and further distinguish ourselves in the container and packaging industry. We are currently implementing new systems and technology, including just-in-time delivery, customer order tracking and demand forecasting that will further enhance our value-added service offerings. In addition, we have invested in new lithography capacity, including two high-speed, six-color presses that allow us to offer sophisticated printing capabilities.

    - MEETING OUR CUSTOMERS' GLOBAL NEEDS. Our customers are expanding internationally and have an increasing need for global supply sources. To meet their needs, we are integrating our global manufacturing capabilities and selectively expanding into new geographic regions. We believe our recent success in securing global supply relationships validates our global strategy.

    - IMPROVING OPERATING EFFICIENCIES. We plan to continue to reduce manufacturing costs and enhance operating efficiencies by further reconfiguring our manufacturing base, improving our efficiency in purchasing and investing in new equipment and technology. For example, we are consolidating our purchasing in both the United States and Europe. As a result of these efforts, we have secured steel purchase agreements that will provide us with approximately $2 million in annual cost savings.

    - MAKING SELECTIVE ACQUISITIONS. We plan to continue to evaluate and selectively pursue acquisitions of rigid packaging businesses that will help fulfill our customer needs, attract new customers, add new products, complement our existing businesses, enhance our earnings or expand our geographic reach.

                                THE TRANSACTIONS

    On October 4, 2000, we and our parent company, U.S. Can:

    - consummated the merger of Pac Acquisition Corporation and U.S. Can, with U.S. Can being the surviving corporation;

    - Berkshire Partners LLC and its co-investors, certain existing stockholders of U.S. Can, referred to as the "rollover stockholders," and several members of U.S. Can's management team made common stock investments and preferred stock investments totaling $160 million;

    - purchased approximately 13.5 million shares of U.S. Can's common stock for cash at $20.00 per share and outstanding options to purchase approximately
      1.6 million shares of U.S. Can's common stock at $20.00 per underlying share, less the applicable option exercise price;

    - entered into a $400 million senior secured credit facility comprised of term loans totaling $260 million and a revolving line of credit totaling $140 million;

    - issued $175.0 million aggregate principal amount of notes in the original offering; and

    - repurchased $235.7 million aggregate principal amount of U.S. Can's outstanding 10 1/8% notes due 2006.

                       OVERVIEW OF BERKSHIRE PARTNERS LLC

    Berkshire Partners LLC is a Boston-based private investment firm that invests in businesses that offer strong growth prospects and that are supported by high quality management teams interested in becoming owners of the companies they operate. Berkshire Partners' private equity investments have taken many forms, including leveraged buyouts, recapitalizations, privatizations, minority investments and industry consolidations.

    Since 1984, Berkshire Partners has made investments in over 65 operating companies in a wide variety of industries, including manufacturing, business services, retail and related services, telecommunications and transportation. Berkshire Partners manages $1.8 billion of capital through five private equity partnerships. The most recent of these, Berkshire Fund V, L.P. (inclusive of Berkshire Fund V Coinvestment Fund, L.P.), has capital commitments of approximately $1.0 billion. Berkshire Partners' current and former portfolio companies include Crown Castle International Corporation, Wisconsin Central Transportation Company, Profit Recovery Group, The Holmes Group, Thomas Built Buses and Weigh-Tronix LLC. The investment by Berkshire Fund V and its affiliates of approximately $131.8 million in U.S. Can represents one of the largest investments Berkshire Partners has made in a single entity.

                               THE EXCHANGE OFFER

    The exchange offer relates to the exchange of up to $175,000,000 aggregate principal amount of our outstanding 12 3/8% Senior Subordinated notes due 2010 for an equal aggregate principal amount of our new 12 3/8% Series B Senior Subordinated notes due 2010. The exchange notes will be obligations of United States Can Company entitled to the benefits of the indenture governing the outstanding notes.

Registration Rights Agreement................  You are entitled to exchange your notes for exchange notes with terms that are identical
                                               in all material respects to the notes. The
                                               exchange offer is intended to satisfy these
                                               rights. After the exchange offer is complete,
                                               you may no longer be entitled to the benefits
                                               of the rights granted under the registration
                                               rights agreement that we entered into as part
                                               of the offering of the notes.

The Exchange Offer...........................  We are offering to exchange $1,000 principal amount of exchange notes which have been
                                               registered under the Securities Act for each
                                               $1,000 principal amount of notes that were
                                               issued on October 4, 2000 in a transaction
                                               exempt from registration under the Securities
                                               Act in accordance with Rule 144A. Each of
                                               your notes must be properly tendered and
                                               accepted in order to be exchanged. We will
                                               exchange all notes that are properly tendered
                                               and not validly withdrawn.

                                               As of this date, there are $175,000,000 in
                                               aggregate principal amount of notes
                                               outstanding.

                                               We will issue the exchange notes on or
                                               promptly after the expiration of the exchange
                                               offer.

Expiration Date..............................  The exchange offer will expire at 5:00 p.m.,
                                               New York City time, on             , unless
                                               we decide to extend the exchange offer.

Conditions to the Exchange Offer.............  The exchange offer is subject to the condition that it does not violate applicable
                                               law or interpretations of the staff of the
                                               Commission. If we determine that applicable
                                               federal law does not permit the exchange
                                               offer, we may terminate the offer. The
                                               exchange offer is not conditioned upon any
                                               minimum principal amount of notes being
                                               tendered. The holders of notes have certain
                                               rights under the registration rights
                                               agreement should we fail to consummate the
                                               exchange offer.

Resales of the Exchange Notes................  Based on interpretations of the staff of the
                                               Commission, we believe that you may offer for
                                               resale, resell or otherwise transfer the
                                               exchange notes without complying with the
                                               registration and

                                               prospectus delivery requirements of the
                                               Securities Act if you:

                                               - acquire the notes issued in the exchange
                                               offer in the ordinary course of your
                                                 business;

                                               - are not participating, do not intend to
                                                 participate, and have no arrangement or
                                                 undertaking with anyone to participate, in
                                                 the distribution of the notes issued to you
                                                 in the exchange offer; and

                                               - are not an "affiliate" of U.S. Can as
                                               defined in Rule 405 of the Securities Act.

                                               If any of these conditions are not satisfied
                                               and you transfer any exchange notes without
                                               delivering a proper prospectus or without
                                               qualifying for a registration exemption, you
                                               may incur liability under the Securities Act.
                                               We will not be responsible for or indemnify
                                               you against any liability you may incur. Each
                                               broker-dealer that receives exchange notes
                                               for its own account in exchange for notes,
                                               where such notes were acquired by such
                                               broker-dealer as a result of market-making
                                               activities or other trading activities, must
                                               acknowledge that it will deliver a prospectus
                                               in connection with any resale of those
                                               exchange notes. See "Plan of Distribution."

Accrued Interest on the Exchange Notes and
  the Notes..................................  Interest on each exchange note will accrue from the last date on which interest was paid
                                               on the note being tendered for exchange or,
                                               if no interest has been paid, from the date
                                               on which the notes were issued in the
                                               original offering. Consequently, holders who
                                               exchange their notes for exchange notes will
                                               receive the same interest payment on April 1,
                                               2001 (the first interest payment date with
                                               respect to the notes and the exchange notes
                                               to be issued pursuant to the exchange offer)
                                               that they would have received had they not
                                               accepted the exchange offer. Interest on the
                                               notes accepted for exchange will cease to
                                               accrue upon issuance of the exchange notes.

Procedures for Tendering Notes...............  If you wish to tender your notes for exchange pursuant to the exchange offer, you must
                                               transmit to Bank One Trust Company, N.A., as
                                               exchange agent, on or prior to the expiration
                                               date either:

                                               - a properly completed and duly executed copy
                                               of the letter of transmittal accompanying
                                                 this prospectus, or a facsimile of such
                                                 letter of transmittal, together with your
                                                 outstanding

                                                 notes and any other documentation required
                                                 by such letter of transmittal, at the
                                                 address set forth on the cover page of the
                                                 letter of transmittal; or

                                               - if you are effecting delivery by book-entry
                                                 transfer, a computer-generated message
                                                 transmitted by means of the Automated
                                                 Tender Offer Program System of The
                                                 Depository Trust Company in which you
                                                 acknowledge and agree to be bound by the
                                                 terms of the letter of transmittal and
                                                 which, when received by the exchange agent,
                                                 forms a part of a confirmation of
                                                 book-entry transfer;

                                               In addition, you must deliver to the exchange
                                               agent on or prior to the expiration date:

                                               - if you are effecting delivery by book-entry
                                                 transfer, a timely confirmation of
                                                 book-entry transfer of your outstanding
                                                 notes into the account of the exchange
                                                 agent at The Depository Trust Company
                                                 pursuant to the procedures for book-entry
                                                 transfers described in this prospectus
                                                 under the heading "The Exchange
                                                 Offer--Procedures for Tendering;" or

                                               - if necessary, the documents required for
                                                 compliance with the guaranteed delivery
                                                 procedures described in this prospectus
                                                 under the heading "The Exchange
                                                 Offer--Guaranteed Delivery Procedures."

                                               By executing and delivering the accompanying
                                               letter of transmittal or effective delivery
                                               by book-entry transfer, you are representing
                                               to us that, among other things, (i) the
                                               person receiving the exchange notes pursuant
                                               to the exchange offer, whether or not such
                                               person is the holder, is receiving them in
                                               the ordinary course of business, (ii) neither
                                               the holder nor any such other person has an
                                               arrangement or understanding with any person
                                               to participate in the distribution of such
                                               exchange notes and that such holder is not
                                               engaged in, and does not intend to engage in,
                                               a distribution of the exchange notes and
                                               (iii) neither the holder nor any such other
                                               person is an "affiliate" of ours within the
                                               meaning of Rule 405 under the Securities Act.

Special Procedures for Beneficial Owners.....  If you are a beneficial owner of notes and your name does not appear on a security
                                               listing of The Depository Trust Company as
                                               the holder of such notes or if you are a
                                               beneficial owner of notes that are registered
                                               in the name of a broker,

                                               dealer, commercial bank, trust company or
                                               other nominee and you wish to tender such
                                               notes in the exchange offer, you should
                                               promptly contact the person in whose name
                                               your notes are registered and instruct such
                                               person to tender on your behalf. If you, as a
                                               beneficial holder, wish to tender on your own
                                               behalf you must, prior to completing and
                                               executing the letter of transmittal and
                                               delivering your outstanding notes, either
                                               make appropriate arrangements to register
                                               ownership of the outstanding notes in your
                                               name or obtain a properly completed bond
                                               power from the registered holder. The
                                               transfer of record ownership may take
                                               considerable time.

Guaranteed Delivery Procedures...............  If you wish to tender your notes and time will not permit the letter of transmittal or
                                               any of the documents required by the letter
                                               of transmittal to reach the exchange agent by
                                               the expiration date, or the procedure for
                                               book-entry transfer cannot be completed on
                                               time or certificates for your notes cannot be
                                               delivered on time, you may tender your notes
                                               pursuant to the guaranteed delivery
                                               procedures described in this prospectus under
                                               the heading "The Exchange Offer--Guaranteed
                                               Delivery Procedures."

Shelf Registration Statement.................  If any changes in law or of the applicable interpretation of the staff of the Commission
                                               do not permit us to effect the exchange
                                               offer, or upon the request of any holder of
                                               the notes under certain circumstances, we
                                               have agreed to register the notes on a shelf
                                               registration statement and use our best
                                               efforts to cause such shelf registration
                                               statement to be declared effective by the
                                               Commission. We have agreed to maintain the
                                               effectiveness of the shelf registration
                                               statement for, under certain circumstances,
                                               at least two years from the date of the
                                               original issuance of the notes to cover
                                               resales of such notes held by such holders.

Withdrawal Rights............................  You may withdraw the tender of your outstanding notes at any time prior to 5:00
                                               p.m., New York City time, on the expiration
                                               date.

Acceptance of Outstanding Notes and Delivery
  of Exchange Notes..........................  Subject to certain conditions, we will accept for exchange any and all outstanding notes
                                               that are properly tendered and not validly
                                               withdrawn. The exchange notes issued pursuant
                                               to the exchange offer will be delivered
                                               promptly following the expiration date.

Certain U.S. Federal Income Tax
  Consequences...............................  The exchange of notes for the exchange notes should not be a taxable exchange for United
                                               States federal income tax purposes. See
                                               "Certain United States Federal Tax
                                               Considerations."

Use of Proceeds..............................  We will not receive any proceeds from the issuance of the exchange notes. We will pay
                                               all of our expenses relating to the exchange
                                               offer.

Exchange Agent...............................  Bank One Trust Company, N.A. is serving as exchange agent in connection with the
                                               exchange offer. The exchange agent can be
                                               reached at One North State Street, 9th Floor,
                                               Chicago, Illinois 60602. For more information
                                               with respect to the exchange offer, please
                                               contact the exchange agent at (800) 524-9472
                                               or send your questions by facsimile to the
                                               exchange agent at (312) 407-2088.

                               THE EXCHANGE NOTES

General......................................  The form and terms of the exchange notes are identical in all material respects to the
                                               form and terms of the outstanding notes
                                               except that:

                                               - the exchange notes will bear a Series B
                                                 designation;

                                               - we will have registered the exchange notes
                                                 under the Securities Act and, therefore,
                                                 they generally will not bear legends
                                                 restricting their transfer; and

                                               - the holders of exchange notes will not be
                                                 entitled to rights under the registration
                                                 rights agreement.

                                               The exchange notes will evidence the same
                                               debt as the outstanding notes and will be
                                               entitled to the benefits of the indenture
                                               under which the notes were issued.

Issuer.......................................  United States Can Company.

Notes Offered................................  $175.0 million aggregate principal amount of
                                               12 3/8% Series B Senior Subordinated Notes
                                               due 2010.

Maturity.....................................  October 1, 2010.

Interest Payments............................  April 1 and October 1, commencing April 1,
                                               2001.

Optional Redemption..........................  We may redeem the exchange notes in whole or in part, at redemption prices set forth in
                                               the section entitled "Description of the
                                               Exchange Notes--Redemption," plus accrued and
                                               unpaid interest, if any, to the redemption
                                               date.

Optional Redemption After Some Equity
  Offerings..................................  At any time and from time to time before
                                               October 1, 2003, we may apply the proceeds of
                                               a prior equity offering, within 180 days of
                                               that offering, to redeem up to 35% of the
                                               aggregate principal amount of the exchange
                                               notes at a redemption price equal to 112.375%
                                               of the principal amount thereof, plus accrued
                                               and unpaid interest, if any, through the date
                                               of redemption if at least 65% of the
                                               aggregate principal amount of the exchange
                                               notes originally issued remains outstanding
                                               immediately after giving effect to the
                                               redemption.

Change of Control............................  Upon a change of control, as defined under the section entitled "Description of the
                                               Exchange Notes," you will have the right, as
                                               a holder of exchange notes, to require us to
                                               repurchase all or part of your exchange notes
                                               at the repurchase price set forth in the
                                               section entitled "Description of the Exchange
                                               Notes," plus accrued and unpaid interest, if
                                               any, to the date of repurchase.

Guarantee....................................  The company's obligations under the exchange notes will be guaranteed on a senior
                                               subordinated basis (the "Guarantees") by our
                                               parent, U.S. Can, and all of our domestic
                                               restricted subsidiaries (collectively, the
                                               "Guarantors"). Currently, our only domestic
                                               restricted subsidiary and our only subsidiary
                                               guarantor is USC May Verpackungen Holding
                                               Inc. None of our foreign subsidiaries will
                                               guarantee the notes. The Guarantees will be
                                               general, unsecured obligations of the
                                               Guarantors, subordinate in right of payment
                                               to all the Guarantors' senior indebtedness.
                                               As of October 1, 2000, after giving pro forma
                                               effect to the transactions and the original
                                               offering, the Guarantees were subordinated to
                                               $319.8 million of senior indebtedness. See
                                               "Description of Exchange Notes."

Ranking......................................  The exchange notes will be unsecured and will rank in right of payment behind all of our
                                               existing and future senior debt and will rank
                                               equal in right of payment to all of our
                                               existing and future senior subordinated debt.
                                               The exchange notes will be effectively
                                               subordinated to all liabilities of our
                                               subsidiaries that do not guarantee the notes.
                                               The exchange notes will rank equally with any
                                               notes issued in the original offering that
                                               are not exchanged pursuant to the exchange
                                               offer.

                                               As of October 1, 2000, after giving pro forma
                                               effect to the transactions and the original
                                               offering:

                                               - we had approximately $319.8 million of
                                               senior debt outstanding and approximately
                                                 $104.6 million of unused commitment under
                                                 our senior secured credit facility;

                                               - we had approximately $175.0 million of
                                               senior subordinated debt represented by the
                                                 notes and approximately $0.9 million of
                                                 senior subordinated debt represented by
                                                 U.S. Can's outstanding 10 1/8% notes due
                                                 2006; and

                                               - our subsidiaries that are not guarantors of
                                               the exchange notes had $98.1 million of
                                                 liabilities, excluding liabilities owed to
                                                 us.

                                               See "Summary Historical and Pro Forma
                                               Financial Information" and "Capitalization."

Restrictive Covenants........................  The company will issue the exchange notes under an indenture between us and Bank One
                                               Trust Company, N.A., as trustee. The
                                               indenture also governs the notes. The
                                               indenture limits the company's ability and
                                               the ability of our restricted subsidiaries
                                               to:

                                               - incur more debt;

                                               - pay dividends or make other distributions,
                                                 repurchase stock, repurchase subordinated
                                                 debt and make certain investments;

                                               - create liens;

                                               - create restrictions on the payment of
                                               dividends and other amounts to us from our
                                                 restricted subsidiaries;

                                               - sell assets or consolidate or merge with or
                                               into other companies; and

                                               - engage in transactions with affiliates.

                                               These covenants are subject to a number of
                                               important exceptions and limitations that are
                                               described under the heading "Description of
                                               the Exchange Notes."

Risk Factors.................................  You should consider carefully all of the information set forth in this prospectus and,
                                               in particular, you should evaluate the
                                               specific factors set forth under "Risk
                                               Factors" in deciding whether to invest in the
                                               exchange notes.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                  OF U.S. CAN CORPORATION AND ITS SUBSIDIARIES

    The following tables present our summary financial data. The summary historical financial data for the years ended December 31, 1995 through 1999 have been derived from our consolidated financial statements. The summary financial data for the nine months ended October 1, 2000 and October 3, 1999 have been derived from our unaudited interim condensed consolidated financial statements, which in our opinion include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for these periods. Our October 1, 2000 financial statements include the results of operations of our German subsidiary, May Verpackungen, which we acquired in December 1999, but our historical income statements for all other periods presented below do not reflect the results of May. Operating results for the nine months ended October 1, 2000 are not necessarily indicative of results that may be expected for the entire year or any future period.

    The summary unaudited pro forma consolidated financial statements have been prepared by applying certain pro forma adjustments resulting from the transactions, the acquisition of May on December 30, 1999 and the sale of our Wheeling metal closures and Warren lithography businesses on March 10, 2000 to our historical audited financial statements. The transactions have been reflected as a recapitalization. The pro forma consolidated balance sheet as of October 1, 2000 has been derived from our historical balance sheet (which includes the impact of the acquisition of May and the sale of our Wheeling and Warren operations), adjusted to give effect to the transactions, as if they occurred on October 1, 2000. The pro forma consolidated statement of operations for the twelve months ended December 31, 1999 and October 1, 2000 and the nine months ended October 1, 2000 gives effect to the acquisition of May, the sale of our Wheeling and Warren operations and the recapitalization as if each occurred on January 1, 1999. The pro forma consolidated statements of operations exclude non-recurring items directly attributable to the transactions.

    The pro forma consolidated financial statements are presented for informational purposes only and have been derived from, and should be read in conjunction with, our consolidated financial statements, including the notes thereto. The pro forma adjustments, as described in the notes to the unaudited pro forma statements of operations and balance sheet contained in "Unaudited Pro Forma Financial Data," are based on currently available information and certain adjustments that we believe are reasonable. The pro forma financial information is not necessarily indicative of the financial position or results of operations of U.S. Can or the company that would have occurred had the transactions, the May acquisition and the sale of our Wheeling and Warren operations taken place on the date indicated, nor are they necessarily indicative of our future financial position or results of operations.

    We have not provided separate financial statements or data for the company in this prospectus. U.S. Can's only assets are its investment in and advances to the company. We believe that the financial statements of U.S. Can and the consolidated financial statements of the company do not vary significantly. We believe that the material differences are, and will be, related to stockholders' equity and intercompany indebtedness.

    The following summary historical and pro forma financial data should be read in conjunction with "Capitalization," "Selected Financial Data," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                    HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN MILLIONS)

                                                                      HISTORIAL
                                     ----------------------------------------------------------------------------    PRO FORMA
                                                                                                 NINE MONTHS        ------------
                                                   YEAR ENDED DECEMBER 31,                          ENDED
                                     ----------------------------------------------------   ---------------------       YEAR
                                                                                             OCTOBER     OCTOBER       ENDED
                                                                                               3,          1,       DECEMBER 31,
                                       1995       1996       1997       1998       1999       1999        2000          1999
                                     --------   --------   --------   --------   --------   ---------   ---------   ------------
                                                                                                 (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS:
Net Sales..........................   $562.7     $660.6     $755.7     $710.2     $714.1     $549.8      $607.0        $843.1
Cost of Sales......................    491.1      571.7      665.8      618.1      611.6      470.1       517.6         723.5
                                      ------     ------     ------     ------     ------     ------      ------        ------
Gross income.......................     71.6       88.9       89.9       92.1      102.5       79.7        89.4         119.6
Selling, general and administrative
  expenses.........................     26.5       28.4       33.0       32.6       33.8       25.0        32.4          44.5
Special charges(1).................      8.0         --       63.0       35.9         --         --         3.4            --
                                      ------     ------     ------     ------     ------     ------      ------        ------
Operating income (loss)............     37.1       60.5       (6.1)      23.6       68.7       54.7        53.6          75.1
Interest expense...................     24.5       28.4       36.9       33.2       28.7       21.8        24.6          50.4
Amortization of deferred financing
  costs............................      1.5        1.4        1.7        1.8        1.2        0.9         1.2           3.8
Other expenses.....................      2.0        1.7        2.0        1.8        1.7        1.3         1.9           2.8
                                      ------     ------     ------     ------     ------     ------      ------        ------
Income (loss) before income
  taxes............................      9.1       29.0      (46.7)     (13.2)      37.1       30.7        25.9          18.1
Provision (benefit) for income
  taxes............................      4.2       12.3      (16.8)      (5.7)      14.6       12.0         9.8           7.1
                                      ------     ------     ------     ------     ------     ------      ------        ------
Income (loss) from continuing
  operations before discontinued
  operations, extraordinary item
  and preferred stock dividend.....      4.9       16.7      (29.9)      (7.5)      22.5       18.7        16.1          11.0
Net Income (loss) from discontinued
  operations.......................     (1.0)       0.4        1.1         --         --         --          --            --
Net loss on sale of discontinued
  business(2)......................       --         --       (3.2)      (8.5)        --         --          --            --
Extraordinary item(3)..............       --       (5.3)        --         --       (1.3)      (1.3)         --          (1.3)
                                      ------     ------     ------     ------     ------     ------      ------        ------
Net income (loss) before preferred
  stock dividend...................   $  3.9     $ 11.8     $(32.0)    $(16.0)    $ 21.2     $ 17.4      $ 16.1        $  9.7
                                      ======     ======     ======     ======     ======     ======      ======
Preferred stock dividend...........                                                                                      11.1
                                                                                                                       ------
Net loss available for common
  stockholders.....................                                                                                    $ (1.4)
                                                                                                                       ======
OTHER FINANCIAL DATA:
EBITDA(4)..........................   $ 69.8     $ 91.4     $ 93.1     $ 91.3     $ 97.7     $ 77.9      $ 80.7        $107.1
Adjusted EBITDA(5).................       --         --         --         --         --         --          --         112.1
Depreciation and amortization......     28.2       34.0       39.9       35.4       31.9       25.4        26.8          38.6
Capital expenditures(6)............     31.4       48.6       54.0       22.8       31.0       19.7        16.5          31.0
Ratio of earnings to fixed
  charges(7).......................      1.3x       1.9x        NM        0.7x       2.2x       2.3x        1.9x          1.0x
Ratio of adjusted EBITDA to cash
  interest expense.................                                                                                       2.2x
Ratio of total debt to adjusted
  EBITDA...........................
BALANCE SHEET DATA:
Cash and cash equivalents..........   $  0.1     $  8.0     $  6.8     $ 18.1     $ 15.7     $ 32.2      $  7.4
Working capital....................     48.9      105.6       80.8       76.1       37.7       69.9        71.0
Total assets.......................    455.4      643.6      633.7      555.6      663.6      558.6       626.0
Total debt.........................    244.6      375.8      376.1      316.7      359.3      281.5       318.9
Preferred Stock....................       --         --         --         --         --         --          --
Stockholders' equity (deficit).....     81.8       96.8       62.3       50.2       68.6       67.2        68.5


                                             PRO FORMA
                                     -------------------------
                                        NINE         TWELVE
                                       MONTHS        MONTHS
                                        ENDED         ENDED
                                     OCTOBER 1,    OCTOBER 1,
                                        2000          2000
                                     -----------   -----------
                                     (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS:
Net Sales..........................    $603.8        $803.6
Cost of Sales......................     515.0         687.9
                                       ------        ------
Gross income.......................      88.8         115.7
Selling, general and administrative
  expenses.........................      32.5          44.4
Special charges(1).................       3.4           3.4
                                       ------        ------
Operating income (loss)............      52.9          67.9
Interest expense...................      39.2          51.9
Amortization of deferred financing
  costs............................       1.4           1.8
Other expenses.....................       1.9           2.6
                                       ------        ------
Income (loss) before income
  taxes............................      10.4          11.6
Provision (benefit) for income
  taxes............................       3.9           4.5
                                       ------        ------
Income (loss) from continuing
  operations before discontinued
  operations, extraordinary item
  and preferred stock dividend.....       6.5           7.1
Net Income (loss) from discontinued
  operations.......................        --            --
Net loss on sale of discontinued
  business(2)......................        --            --
Extraordinary item(3)..............        --            --
                                       ------        ------
Net income (loss) before preferred
  stock dividend...................    $  6.5        $  7.1

Preferred stock dividend...........       9.1          11.9
                                       ------        ------
Net loss available for common
  stockholders.....................    $ (2.6)       $ (4.8)
                                       ======        ======
OTHER FINANCIAL DATA:
EBITDA(4)..........................    $ 79.9        $101.7
Adjusted EBITDA(5).................      82.4         105.5
Depreciation and amortization......      26.9          34.8
Capital expenditures(6)............      16.5          27.8
Ratio of earnings to fixed
  charges(7).......................       0.9x          0.9x
Ratio of adjusted EBITDA to cash
  interest expense.................       2.1x          2.0x
Ratio of total debt to adjusted
  EBITDA...........................                     4.7x
BALANCE SHEET DATA:
Cash and cash equivalents..........                  $  5.1
Working capital....................                    94.6
Total assets.......................                   634.2
Total debt.........................                   495.7
Preferred Stock....................                   106.7
Stockholders' equity (deficit).....                  (178.9)

----------------------------------

(1) The 1995 special charge relates to an overhead reduction program. See note (3) to the audited consolidated financial statements for a description of the 1997 and 1998 special charges and note (2) to the unaudited consolidated financial statements for a description of the third quarter 2000 special charge.

(2) See note (3) to the consolidated financial statements for a description of the sale of the company's metal services segment.

(3) Represents premium paid and write-offs of deferred financing costs in conjunction with the early extinguishment of debt.

(4) Earnings before interest, taxes, depreciation, amortization and special charges. We consider EBITDA to be an important indicator of the performance of our business, including our ability to provide cash flows to service debt and fund capital expenditures. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of our performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, our definition of EBITDA may not be comparable to similarly-titled measures reported by other companies.

(5) Adjusted EBITDA is EBITDA adjusted for our reduction in force program. Pro forma adjusted EBITDA for the twelve months ended December 31, 1999 and October 1, 2000 and the nine months ended October 1, 2000 of $112.1 million, $105.5 million and $82.4 million, respectively, are derived by adding $5.0 million, $3.8 million and $2.5 million, respectively, consisting of the net reduction in salaries of employees terminated in connection with our reduction in force program, to the pro forma EBITDA for the twelve months ended December 31, 1999 and October 1, 2000 and the nine months ended October 1, 2000 of $107.1 million, $101.7 million and $79.9 million respectively.

(6) The pro forma data for the twelve months ended October 1, 2000 excludes capital expenditures for May for the three-month period from October 3, 1999 to December 31, 1999.

(7) For purposes of computing the ratio of earnings to fixed charges, earnings represents earnings from continuing operations plus fixed charges. Fixed charges include interest expense on indebtedness, amortization of debt discount and the portion of rent deemed representative of an interest factor. Approximately $46.7 million and $13.2 million of additional pretax earnings for the fiscal years ended December 31, 1997 and 1998, respectively, would be required for our company to have achieved a ratio of earnings to fixed charges of 1.0. As pretax earnings were reduced by non-cash special charges of $41.7 million and $27.7 million for the respective fiscal years, the ratios do not indicate an inability of the company to make cash payments necessary to support its fixed charges. Approximately $7.8 million and $4.2 million of additional pre-tax earnings would be required in order for our company to have achieved a pro forma ratio of earnings to fixed charges of 1.0 for the nine-month and twelve-month periods ended October 1, 2000. As pro forma non-cash depreciation and amortization amounted to $26.9 million and $34.8 million for the nine-month and twelve-month periods ended October 1, 2000, respectively, we do not expect that we will be unable to make the cash payments necessary to support our fixed charges.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE INVESTING IN THE EXCHANGE NOTES.

WE HAVE SUBSTANTIAL DEBT THAT COULD NEGATIVELY IMPACT OUR BUSINESS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

    As a result of the transactions and the original offering, we have significant debt outstanding. As of October 1, 2000, taking into account the transactions and the original offering, we would have had total consolidated debt outstanding of $495.7 million and $104.6 million of unused commitment under our revolving credit facility.

    Our high level of debt could:

    - make it difficult for us to satisfy our obligations, including making interest payments under the exchange notes and our other debt obligations;

    - limit our ability to obtain additional financing to operate our business;

    - limit our financial flexibility in planning for and reacting to industry changes;

    - place us at a competitive disadvantage as compared to less leveraged companies;

    - increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

    - require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing the availability of our cash flow for other purposes.

    We may borrow additional funds to fund our capital expenditures and working capital needs. We also may incur additional debt to finance future acquisitions. The incurrence of additional debt could make it more likely that we will experience some or all of the risks described above.

IF WE DO NOT GENERATE POSITIVE CASH FLOWS, WE MAY BE UNABLE TO SERVICE OUR DEBT.

    Our ability to pay principal and interest on the exchange notes and on our senior debt depends on our future operating performance. Future operating performance is subject to market conditions and business factors that often are beyond our control. Consequently, we cannot assure you that we will have sufficient cash flows to pay the principal, premium, if any, and interest on our debt.

    If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow these alternative measures or that such measures would satisfy our scheduled debt service obligations.

    If we cannot make scheduled payments on our debt, we will be in default and, as a result:

    - our debt holders could declare all outstanding principal and interest to be due and payable;

    - our senior debt lenders could terminate their commitments and commence foreclosure proceedings against our assets; and

    - we could be forced into bankruptcy or liquidation.

THE TERMS OF OUR DEBT MAY SEVERELY LIMIT OUR ABILITY TO PLAN FOR OR RESPOND TO CHANGES IN OUR BUSINESS.

    Our senior secured credit facility and the indenture governing the exchange notes restrict, among other things, our ability to take specific actions, even if such actions may be in our best interest. These restrictions limit our ability to:

    - incur liens or make negative pledges on our assets;

    - merge, consolidate or sell our assets;

    - issue additional debt;

    - pay dividends or redeem capital stock and prepay other debt;

    - make investments and acquisitions;

    - enter into transactions with affiliates;

    - make capital expenditures;

    - materially change our business;

    - amend our debt and other material agreements;

    - issue and sell capital stock;

    - allow distributions from our subsidiaries; or

    - prepay specified indebtedness.

    Our debt requires us to maintain specified financial ratios and meet specific financial tests. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our business could be adversely impacted.

    In addition, our senior debt will bear interest at a floating rate that will not be capped at a maximum interest rate. If interest rates rise, our senior debt interest payments also will increase, which could adversely affect our business. Although we may enter into agreements to hedge our interest rate risk, we cannot assure you that these agreements will protect us fully against our interest rate risk.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES IS SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE SENIOR DEBT AND ALL OF THE GUARANTORS' EXISTING AND FUTURE SENIOR DEBT.

    The exchange notes are our general, unsecured obligations and are subordinate to all of our existing and future senior debt. The exchange notes will rank senior or equal to all of our existing and future subordinated debt. The Guarantors will guarantee our obligations under the exchange notes on a senior subordinated basis. The Guarantees will be the Guarantors' general, unsecured obligations, subordinate to all of the Guarantors' senior debt.

    Our foreign restricted subsidiaries are not guarantors of the exchange notes. We may designate other subsidiaries to be non-guarantors in the future, in accordance with the indenture. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiaries in the future, holders of their debt will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of October 1, 2000, our non-guarantor subsidiaries had $98.1 million of liabilities, excluding liabilities owed to us.

    In addition, all payments on the exchange notes will be blocked in the event of a payment default on our senior debt and may be blocked for up to 179 consecutive days in any given year in the event of a non-payment default on our senior debt. In the event of a default on the exchange notes and any resulting acceleration of the exchange notes, the holders of senior debt will be entitled to payment in full before any payment or distribution may be made with respect to the exchange notes.

    As of October 1, 2000, on a pro forma basis after giving effect to the transactions and the original offering, we had approximately $319.8 million of debt that ranks senior to the exchange notes and a stockholders' deficit of $178.9 million. If we are declared insolvent, liquidated or reorganized, our assets will be available to pay our obligations on the exchange notes only after all senior debt has been paid in full. Accordingly, there may be insufficient assets remaining after payment of prior senior claims to pay amounts due on the exchange notes. In addition, we generally may not make any payments with respect to the exchange notes if a default exists with respect to our senior debt.

WE MAY BE UNABLE TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY OUR INDENTURE.

    The indenture provides that, upon a change in control of our company or the parent guarantor, we will be required to offer to repurchase all of the outstanding exchange notes at 101% of the principal amount thereof, plus accrued interest. This provision will not necessarily protect exchange note holders in a highly leveraged exchange transaction or certain other transactions. In addition, our financial resources may limit our ability to repurchase the notes or repay our outstanding debt under the senior secured credit facility. For example, our senior secured credit facility prohibits our repurchase of the exchange notes if we have outstanding debt under the facility. Furthermore, any future debt that we incur would also likely limit our ability to repurchase the exchange notes.

    We currently anticipate that we will need additional financing to pay the principal of the exchange notes or to repurchase the exchange notes upon a change of control as required under the indenture. We may obtain such financing by refinancing our debt, selling our equity securities or selling the equity securities or assets of our subsidiaries. We cannot assure you that upon a change of control we will have sufficient funds, or will be permitted by our outstanding debt, to purchase the exchange notes tendered by holders. See "Description of the Exchange Notes--Change of Control."

THE EXCHANGE NOTES AND THE GUARANTEES MAY NOT BE ENFORCEABLE BECAUSE OF FRAUDULENT CONVEYANCE LAWS.

    Federal bankruptcy law and comparable provisions of state fraudulent transfer laws allow courts to void the exchange notes or the Guarantees, or to subordinate the exchange notes or the Guarantees to the debt owed to our or a Guarantor's existing or future creditors. A court must find, however, that, at the time we incurred the indebtedness evidenced by the exchange notes, either:

    - we incurred the debt, or the Guarantors incurred the Guarantees, with the intent of hindering, delaying or defrauding current or future creditors; or

    - we received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness or the Guarantors did not receive reasonably equivalent value or fair consideration for their Guarantees, and we or the Guarantors, as the case may be, were found to be insolvent under various definitions.

    If any of our future subsidiaries guarantee the exchange notes, those guarantees will be subject to the same risks as the Guarantees.

    If the Guarantees are avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against the Guarantors and will be a creditor only of the company and any Guarantor whose Guarantee was not set aside or found to be unenforceable.

BERKSHIRE PARTNERS OWNS A CONTROLLING INTEREST IN OUR VOTING SECURITIES AND ITS INTERESTS COULD BE INCONSISTENT WITH THE INTERESTS OF THE EXCHANGE NOTE HOLDERS.

    Berkshire Partners and its affiliates own approximately 77.3% of our total common equity. Subject to certain limitations contained in our stockholders agreement, Berkshire Partners controls us. We cannot assure you that Berkshire Partners' interest will be consistent with the exchange note holders' interests.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES. FURTHER, RESALES OF THE EXCHANGE NOTES MUST COMPLY WITH APPLICABLE STATE SECURITIES LAWS.

    The exchange notes are new securities for which there currently is no market. Although Salmon Smith Barney and Banc of America Securities, LLC, the initial purchasers of the outstanding notes, have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and they may discontinue any such market making at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We expect the exchange notes to be eligible for trading by qualified buyers in the PORTAL market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq National Market.

    In addition, changes in the overall market for high yield securities and changes in our financial performance or prospects or in the prospects for companies in our industry generally may adversely affect the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes. See "Description of Exchange Notes" and "The Exchange Offer."

    All resales must be made in compliance with state securities or "blue sky" laws. Such compliance may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

YOUR FAILURE TO EXCHANGE YOUR NOTES IN THE EXCHANGE OFFER WILL RESTRICT YOUR ABILITY TO RESELL THEM.

    Untendered outstanding notes that you do not exchange for the registered exchange notes pursuant to the exchange offer will remain restricted securities, subject to the following restrictions on transfer:

    - you may resell only if registered pursuant to the Securities Act or if an exemption from registration is available;

    - the notes will bear a legend restricting transfer in the absence of registration or an exemption; and

    - a holder of the notes who wants to sell or otherwise dispose of all or any part of its notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

Except under limited circumstances, we have no obligation to register any notes not tendered in the exchange offer.

                         RISKS RELATED TO OUR BUSINESS

WE FACE COMPETITIVE RISKS FROM MANY SOURCES THAT MAY NEGATIVELY IMPACT OUR BUSINESS.

    The can and container industry is highly competitive with some of our competitors having greater financial resources than we do. Quality, service and price are the principal methods of competition in our industry. Because our customers have the ability to buy similar products from our competitors, we are limited in our ability to increase prices. Our capital investments have improved our operating efficiencies, and consequently, improved profitability, but we cannot assure you that we will continue to improve profit margins in this manner. In addition, our business could be adversely affected if we are unable to meet our customers' quality and service demands.

    We also face competitive risks from substitute products, such as aluminum, glass and plastic containers. Our business also is affected by changes in consumer demand for our customers' products. A decrease in the costs of substitute products or a decline in consumer demand for our customers' products, particularly their aerosol-based products, could reduce our customers' orders and adversely affect our business.

THE LOSS OF A KEY CUSTOMER COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR BUSINESS.

    We make a significant percentage of our sales to a limited number of customers. On a pro forma basis, our top ten customers accounted for approximately 32.9% of our sales in 1999, with our largest customer accounting for approximately 7.2%. The loss of a key customer could adversely affect our business because we may be unable to lower our operating costs quickly enough to offset the resulting sales decrease.

    In addition, several of our manufacturing plants are dependent on high volume orders from customers. The loss of any of these customers or a decrease in demand for their products, which are packaged in our containers, could adversely affect our business and force us to close manufacturing plants.

    Product quality is a key element in customer retention in the packaging industry. In August 2000, a manufacturing facility owned by our May Verpackungen subsidiary supplied a small number of defective pet food cans to a major customer. We have determined the cause of the production defect and have implemented additional policies and training at our May Verpackungen subsidiary to prevent a recurrence of this problem in the future. While our overall relationship with this customer is positive, the customer stopped orders from the production line that produced the defective cans through the end of 2000 and reduced purchases of other products from the facility. The customer recently requested that we resume shipments of cans from this production line. We do not expect a negative impact from this production defect on 2001 results of operations. However, we estimate that our results of operations for 2000 have been negatively impacted by approximately $3.0 million with respect to EBITDA, and we cannot assure you that we will return to previous levels of shipments to this customer.

INCREASES IN TIN-PLATED STEEL PRICES COULD NEGATIVELY IMPACT OUR BUSINESS.

    Tin-plated steel is the most significant raw material used to make our products. In 1999, our domestic and European operations (including those of May, our recently acquired German subsidiary) purchased approximately 500,000 tons of tin-plated steel. Negotiations with our domestic and European tin-plated steel suppliers generally occur once per year. We cannot assure you that we will be able to negotiate favorable tin-plated steel prices in the future.

    Some customer contracts allow us to pass tin-plated steel price increases through to our customers. However, these contracts generally limit pass-throughs and also may require us to match other competitive bids. If we cannot pass through all future tin-plated steel price increases to our customers or match other packaging suppliers' bids, our business may be adversely affected.

OUR FAILURE TO IMPLEMENT OUR COST SAVINGS STRATEGY COULD NEGATIVELY IMPACT OUR BUSINESS.

    A significant element of our business strategy is the improvement of our operating efficiencies and a reduction of our operating costs. In order to accomplish these goals, we will consider opportunities to consolidate our manufacturing plants, implement programs to lower our operating costs, implement new manufacturing technology and continue our focus on overhead reductions. Our failure to successfully implement this strategy could negatively impact our business.

OUR FAILURE TO INTEGRATE THE BUSINESS WE RECENTLY ACQUIRED OR ANY BUSINESSES WE MAY ACQUIRE IN THE FUTURE COULD NEGATIVELY IMPACT OUR BUSINESS.

    We recently acquired May, a German manufacturer of pet food and specialty food packaging and aerosol cans. We are currently in the process of integrating May's operations into our existing business. This integration may be disruptive and may divert management time and attention from existing operations and activities. As an international acquisition, the process of integrating May is more complex. As a result, we may fail to realize the expected benefits of the acquisition. Our failure to integrate the May acquisition effectively could adversely affect our business.

    As part of our strategy, we expect to continue to make acquisitions as opportunities arise. We cannot assure you that we will integrate successfully any businesses we acquire in the future. Difficulties encountered in any integration process for newly acquired companies could adversely affect our business.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

    We operate facilities and sell products in several countries outside the United States. We have significant foreign operations, including plants and sales offices in Denmark, France, Germany, Italy, Spain and the United Kingdom. In addition, we currently own 36.5% of an aerosol can manufacturer located in Argentina and intend to acquire the remaining 63.5% of this manufacturer. Our international operations subject us to risks associated with selling and operating in foreign countries. These risks include:

    - fluctuations in currency exchange rates;

    - political instability;

    - limitations on conversion of foreign currencies into United States dollars;

    - restrictions on dividend payments and other payments by our foreign subsidiaries;

    - withholding and other taxes on dividend payments and other payments by our foreign subsidiaries;

    - hyperinflation in some foreign countries; and

    - investment regulation and other restrictions by foreign governments.

    We may enter into transactions to hedge the risk of exchange rate fluctuations or take other steps to protect against these risks. However, we cannot assure you that we can protect ourselves against these risks or that these risks will not adversely affect our business.

OUR BUSINESS IS SUBJECT TO SUBSTANTIAL ENVIRONMENTAL REMEDIATION AND COMPLIANCE COSTS.

    Our operations are subject to federal, state, local and foreign laws and regulations relating to pollution, the protection of the environment, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. In particular, our lithography operations' air emissions are strictly regulated. We spend significant funds each year to upgrade emissions control equipment to comply with changes in environmental regulations and increase the efficiencies of our manufacturing operations. Changes in applicable environmental regulations could increase the capital expenditures necessary to bring manufacturing facilities into compliance with changing environmental laws.

    We also could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as a result of violations of, or liabilities under, environmental laws or non-compliance with environmental permits required for our production facilities. Occasionally, contaminants from current or historical operations have been detected at some of our present and former sites. Although we are not currently aware of any material claims or obligations with respect to these sites, the detection of additional contaminants or the imposition of cleanup obligations at existing or unknown sites of contamination could result in significant liability.

    We cannot predict the amount or timing of costs imposed under environmental laws. Liability under certain environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis (i.e., one liable party could be held liable for all costs at a site). We have been named as a potentially responsible party for costs incurred in the clean up of a regional groundwater plume partially extending underneath property located in San Leandro, California, formerly a site of one of our can assembly plants. We have agreed to indemnify the owner of this property against this matter. We do not believe the past operations of our can assembly plant caused or contributed to this groundwater plume. However, any liability in connection with this or other environmental matters could adversely affect our business.

IF WE FAIL TO RETAIN KEY MANAGEMENT AND PERSONNEL, WE MAY BE UNABLE TO IMPLEMENT OUR BUSINESS PLAN.

    We believe that our future success depends, in large part, on our experienced senior management team. Losing the services of one or more members of our senior management team could adversely affect our business.

A SIGNIFICANT PORTION OF OUR WORKFORCE IS UNIONIZED AND LABOR DISRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

    As of October 1, 2000, we had approximately 4,200 employees. Nearly 1,750 of our United States employees are subject to collective bargaining agreements that expire on various dates between June 2001 and March 2004. In keeping with common practice, virtually all manufacturing employees at our European plants are unionized. Although we consider our current relations with our employees to be good, if we do not maintain these good relations, or if major work disruptions were to occur, our business could be adversely affected.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT MAY NOT BE ACCURATE INDICATORS OF OUR FUTURE PERFORMANCE.

    Many statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements use words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions and give our current expectations or forecasts of future events. Such statements involve known and unknown risks and uncertainties which may cause the company's actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release. By way of example and not limitation, and in no particular order, known risks and uncertainties include the timing of, and net proceeds realized from, divestitures, the timing and cost of plant closures, the level of cost reduction achieved through restructuring, the success of new technology, the timing of, and synergies achieved through, integration of acquisitions, changes in raw material costs and currency fluctuations. In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this prospectus should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.

                                THE TRANSACTIONS

THE RECAPITALIZATION

    On June 1, 2000, Pac Packaging Acquisition Corporation and U.S. Can entered into an Agreement and Plan of Merger (as amended, the "recapitalization agreement"), which provided for the merger of Pac Acquisition and U.S. Can in a recapitalization transaction, with U.S. Can being the surviving corporation.

    On October 4, 2000, the recapitalization was consummated. In connection with the recapitalization, the following transactions occurred:

    - U.S. Can purchased approximately 13.5 million shares of its common stock for cash at $20.00 per share;

    - U.S. Can purchased options to purchase approximately 1.6 million shares of its common stock for cash at $20.00 per underlying share, less the applicable option exercise price;

    - Berkshire Partners, its co-investors and certain of the rollover stockholders purchased preferred stock of U.S. Can for $106.7 million;

    - Berkshire Partners, its co-investors, certain of the rollover stockholders and management purchased common stock of U.S. Can for $53.3 million;

    - we borrowed $260.0 million in term loans under the new senior secured credit facility;

    - we borrowed $20.5 million under a revolving credit facility that is part of our new senior secured credit facility;

    - we issued $175.0 million aggregate principal amount of the company's
      12 3/8% senior subordinated notes due 2010 in the original offering; and

    - U.S. Can repurchased $235.7 million aggregate principal amount of its outstanding 10 1/8% notes due 2006.

SOURCES OF FUNDS

    The recapitalization was funded with a combination of debt and equity comprised of the following:

    THE EQUITY FINANCING. As part of the recapitalization, Berkshire Partners and its co-investors, along with the rollover stockholders and members of management, contributed approximately $160.0 million in cash and rollover stock to Pac Acquisition in exchange for securities consisting of approximately
$53.3 million in U.S. Can common stock and approximately $106.7 million in U.S. Can preferred stock. See "Certain Relationships and Related Party Transactions." As a result of these transactions, Berkshire Partners and its affiliates own approximately 77.3% of U.S. Can's common stock.

    THE NEW SENIOR SECURED CREDIT FACILITY. We entered into a $400.0 million senior secured credit facility with a group of lenders. The senior secured credit facility consists of term loan facilities in an aggregate principal amount of $260.0 million and a $140.0 million revolving credit facility available for loans and letters of credit. All of the term debt and approximately $20.5 million under the revolving credit facility were used to finance a portion of the recapitalization. See "Other Indebtedness--Senior Secured Credit Facility."

    THE NOTES. We issued $175.0 million aggregate principal amount of the company's 12 3/8% senior subordinated notes due 2010.

USES OF FUNDS

    We used the net proceeds from these debt and equity financings to:

    - fund the payments required to effect the recapitalization;

    - tender for all of our subordinated debt (including paying accrued interest and the bond tender premium) and refinance a majority of our existing senior debt; and

    - pay related fees and expenses.

    As part of the debt refinancing, U.S. Can repurchased $235.7 million of its outstanding 10 1/8% notes due 2006 and paid the accrued interest and a bond tender premium associated with those notes.

    The original offering, the initial borrowings under the senior secured credit facility, the investment by Berkshire Partners and its co-investors in U.S. Can's preferred and common stock, the repurchase of U.S. Can's outstanding 10 1/8% notes due 2006 and the recapitalization, including the purchase of U.S. Can common stock, investment by the rollover stockholders and investment by management contemplated by the recapitalization agreement, are collectively referred to in this prospectus as the "transactions."

    The following table sets forth the sources and uses of funds in connection with the transactions as of October 4, 2000:

                                                                AMOUNT
                                                              -----------
                                                              (DOLLARS IN
                                                               MILLIONS)
SOURCES OF FUNDS:
  New Senior Secured Credit Facility:
    Revolving Credit Facility(1)............................    $ 20.5
    Term Loans..............................................     260.0
  12 3/8% Senior Subordinated Notes due October 1, 2010.....     175.0
  Preferred Stock(2)........................................     106.7
  Common Stock(3)...........................................      53.3
  Available Cash............................................       2.3
  Assumed Debt(4)...........................................      40.2

Total Sources...............................................    $658.0

USES OF FUNDS:
  Purchase Capital Stock(5).................................    $277.5
  Refinance Existing Debt(6)................................     309.0
  Payment of Fees and Expenses..............................      31.3
  Assumed Debt..............................................      40.2

Total Uses..................................................    $658.0

------------------------

(1) The total commitment under the revolving credit facility is $140.0 million.

(2) Consists of the purchase of $91.3 million of preferred stock by Berkshire Partners and its co-investors and $15.4 million by certain of the rollover stockholders.

(3) Consists of the purchase (by cash and/or rollover stock) of $41.5 million of common stock by Berkshire Partners and its co-investors, $7.0 million by certain of the rollover stockholders and $4.8 million by management.

(4) Includes mortgages of $23.6 million, outstanding bank borrowings of $4.7 million, industrial revenue bonds of $4.0, capitalized lease obligations of $7.0 million and $0.9 million of untendered 10 1/8% notes due 2006.

(5) Includes $24.8 million of rollover stock.

(6) Includes amounts outstanding under the credit facility in place prior to the original offering and the principal, accrued interest and a bond tender premium in connection with the repurchase of U.S. Can's 10 1/8% notes due 2006.

                                USE OF PROCEEDS

    There will be no proceeds from the issuance of the exchange notes.

                                 CAPITALIZATION

    The following table sets forth as of October 1, 2000 our actual capitalization and our pro forma capitalization as adjusted to give effect to the transactions and the original offering as if they had occurred on that date. See "The Transactions" and "Unaudited Pro Forma Financial Data."

                                                            AS OF OCTOBER 1, 2000
                                                           -----------------------
                                                                        PRO FORMA
                                                            ACTUAL     AS ADJUSTED
                                                           ---------   -----------
                                                            (DOLLARS IN MILLIONS)
Cash and cash equivalents................................   $  7.4       $   5.1
                                                            ======       =======

Debt:
  Existing credit facility...............................   $ 41.8       $    --
  New senior secured credit facility:
    Revolving credit facility(1).........................       --          20.5
    Term loans...........................................       --         260.0
  Other senior debt(2)...................................     40.5          39.3
  10 1/8% senior subordinated notes due 2006(3)              236.6           0.9
  Notes offered in the original offering.................       --         175.0
                                                            ------       -------
      Total debt.........................................   $318.9       $ 495.7
                                                            ======       =======

Preferred stock..........................................   $   --       $ 106.7
                                                            ======       =======

Stockholders' equity:
  Common stock and additional paid-in capital............   $114.6       $  53.3
  Treasury stock and unearned restricted stock...........     (2.2)           --
  Currency translation adjustment........................    (25.4)        (25.4)
  Accumulated deficit(4).................................    (18.5)       (206.8)
                                                            ------       -------
      Total stockholders' equity (deficit)...............   $ 68.5       $(178.9)
                                                            ------       -------
      Total capitalization...............................   $387.4       $ 423.5
                                                            ======       =======

------------------------

(1) Upon completion of the transactions, we had letters of credit of $14.9 million outstanding and $104.6 million of unused commitment under the revolving credit facility.

(2) Pro forma as adjusted other senior debt includes mortgages of $23.6 million, outstanding bank borrowings of $4.7 million, industrial revenue bonds of $4.0 million and capitalized lease obligations of $7.0 million.

(3) As part of the transactions, U.S. Can repurchased $235.7 million aggregate principal amount of its outstanding 10 1/8% notes due 2006.

(4) See notes (h) and (i) to the Pro Forma Consolidated Balance Sheet for a description of the transaction-related adjustments that cause the increase in the pro forma as adjusted accumulated deficit.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following unaudited pro forma consolidated financial statements have been prepared by applying certain pro forma adjustments resulting from the transactions, the acquisition of our German subsidiary, May, on December 30, 1999 and the sale of our Wheeling and Warren operations on March 10, 2000 to our historical consolidated financial statements. The transactions have been reflected as a recapitalization. The pro forma consolidated balance sheet as of October 1, 2000 has been derived from our historical balance sheet (which includes the impact of the acquisition of May and the sale of the Wheeling and Warren operations), adjusted to give effect to the transactions as if they occurred on October 1, 2000. The pro forma consolidated statements of operations for the year ended December 31, 1999 and for the nine-month and twelve-month periods ended October 1, 2000 give effect to the acquisition of May, the sale of the Wheeling and Warren operations and the recapitalization as if each occurred on January 1, 1999. The pro forma consolidated statements of operations exclude non-recurring items directly attributable to the transactions.

    The pro forma consolidated financial statements are presented for informational purposes only and have been derived from, and should be read in conjunction with, our historical consolidated financial statements, including the notes thereto. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial statements, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of the financial position or results of operations of U.S. Can or the company that would have occurred had the transactions, the May acquisition and the sale of the Wheeling metal closures and Warren lithography businesses taken place on the dates indicated, nor are they necessarily indicative of future financial position or results of operations.

    We have not provided separate pro forma financial statements or data for the company in this prospectus. U.S. Can's only assets are its investment in and advances to the company. We believe that the financial statements of U.S. Can and the consolidated financial statements of the company do not vary significantly. We believe that the material differences are, and will be, related to stockholders' equity and intercompany indebtedness.

    The unaudited pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto, included elsewhere in this prospectus.

                              U.S. CAN CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                                           AS ADJUSTED FOR
                                                                                              PRO FORMA
                                                               MAY         PRO FORMA          EFFECT OF
                                               U.S. CAN   HISTORICAL(A)   ADJUSTMENTS      RECAPITALIZATION
                                               --------   -------------   -----------      ----------------
Sales........................................   $714.1       $146.7          $(17.7)(b)         $843.1
Cost of Sales................................    611.6        130.5           (18.6)(c)          723.5
                                                ------       ------          ------             ------
  Gross Income...............................    102.5         16.2             0.9              119.6
Selling, General and Administrative
  Expenses...................................     33.8         11.3            (0.6)(d)           44.5
                                                ------       ------          ------             ------
  Operating Income...........................     68.7          4.9             1.5               75.1
Interest Expense.............................     28.7          0.9            20.8 (e)           50.4
Amortization of Deferred Financing Costs.....      1.2           --             2.6 (f)            3.8
Other Expenses...............................      1.7          0.3             0.8 (g)            2.8
                                                ------       ------          ------             ------
Income before Income Taxes...................     37.1          3.7           (22.7)              18.1
Income Tax Expense...........................     14.6          0.6            (8.1)(h)            7.1
                                                ------       ------          ------             ------
Income (Loss) from Continuing Operations
  Before Extraordinary Items.................     22.5          3.1           (14.6)              11.0
Extraordinary Item...........................     (1.3)          --              --               (1.3)
                                                ------       ------          ------             ------
Net Income before Preferred Dividends........     21.2          3.1           (14.6)               9.7
Preferred Stock Dividends....................       --           --            11.1 (i)           11.1
                                                ------       ------          ------             ------
Net Income (Loss) Available for Common
  Stockholders...............................   $ 21.2       $  3.1          $(25.7)            $ (1.4)
                                                ======       ======          ======             ======

Other Financial Information:
---------------------------------------------
EBITDA(j)....................................                                                   $107.1
Adjusted EBITDA(k)...........................                                                    112.1
Depreciation and Amortization Expense........                                                     38.6
Capital Expenditures(l)......................                                                     31.0

          See Notes to Pro Forma Consolidated Statements of Operations

                              U.S. CAN CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED OCTOBER 1, 2000
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                                       AS ADJUSTED FOR
                                                                                          PRO FORMA
                                                             U.S. CAN     PRO FORMA       EFFECT OF
                                                            HISTORICAL   ADJUSTMENTS   RECAPITALIZATION
                                                            ----------   -----------   ----------------
Sales.....................................................    $607.0        $ (3.2)(b)      $603.8
Cost of Sales.............................................     517.6          (2.6)(c)       515.0
                                                              ------        ------          ------
  Gross Income............................................      89.4          (0.6)           88.8
Selling, General and Administrative Expenses..............      32.4           0.1 (d)        32.5
Special Charge............................................       3.4            --             3.4
                                                              ------        ------          ------
  Operating Income........................................      53.6          (0.7)           52.9
Interest Expense..........................................      24.6          14.6 (e)        39.2
Amortization of Deferred Financing Costs..................       1.2           0.2 (f)         1.4
Other Expenses............................................       1.9            --             1.9
                                                              ------        ------          ------
Income before Income Taxes................................      25.9         (15.5)           10.4
Income Tax Expense........................................       9.8          (5.9)(h)         3.9
                                                              ------        ------          ------
Net Income before Preferred Dividends.....................      16.1          (9.6)            6.5
Preferred Stock Dividends.................................        --           9.1 (i)         9.1
                                                              ------        ------          ------
Net Income (Loss) Available for Common Stockholders.......    $ 16.1        $(18.7)         $ (2.6)
                                                              ======        ======          ======

Other Financial Information:
----------------------------------------------------------
EBITDA(j).................................................                                  $ 79.9
Adjusted EBITDA(k)........................................                                    82.4
Depreciation and Amortization Expense.....................                                    26.9
Capital Expenditures......................................                                    16.5

          See Notes to Pro Forma Consolidated Statements of Operations

                              U.S. CAN CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    LAST TWELVE MONTHS ENDED OCTOBER 1, 2000
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                    MAY                              AS
                                                   U.S. CAN      HISTORICAL      PRO FORMA        ADJUSTED
                                                  HISTORICAL   10/99-12/99(A)   ADJUSTMENTS      10/99-9/00
                                                  ----------   --------------   -----------      ----------
Sales...........................................    $771.3         $39.8           $ (7.5)(b)      $803.6
Cost of Sales...................................     659.1          35.7             (6.9)(c)       687.9
                                                    ------         -----           ------          ------
  Gross Income..................................     112.2           4.1             (0.6)          115.7
Selling, General and Administrative Expenses....      41.2           3.5             (0.3)(d)        44.4
Special Charge..................................       3.4            --               --             3.4
                                                    ------         -----           ------          ------
  Operating Income..............................      67.6           0.6             (0.3)           67.9
Interest Expense................................      31.5           0.4             20.0 (e)        51.9
Amortization of Deferred Financing Costs........       1.4            --              0.4 (f)         1.8
Other Expenses..................................       2.3           0.1              0.2 (g)         2.6
                                                    ------         -----           ------          ------
Income before Income Taxes......................      32.4           0.1            (20.9)           11.6
Income Tax Expense..............................      12.4           0.1             (8.0)(h)         4.5
                                                    ------         -----           ------          ------
Net Income Before Preferred Dividends...........      20.0            --            (12.9)            7.1
Preferred Stock Dividends.......................        --            --             11.9 (i)        11.9
                                                    ------         -----           ------          ------
Net Income (Loss) Available for Common
  Shareholders..................................    $ 20.0         $  --           $(24.8)         $ (4.8)
                                                    ======         =====           ======          ======

Other Financial Information:
------------------------------------------------
EBITDA(j).......................................                                                   $101.7
Adjusted EBITDA(k)..............................                                                    105.5
Depreciation and Amortization Expense...........                                                     34.8
Capital Expenditures(l).........................                                                     27.8

          See Notes to Pro Forma Consolidated Statements of Operations

                              U.S. CAN CORPORATION

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

(a) Represents the historical results of May Verpackungen, which we acquired on December 30, 1999 in a transaction accounted for as a purchase.

(b) Represents the elimination of sales of our former Wheeling metal closures business and the Warren lithography operation. We sold these facilities on March 10, 2000.

(c) The pro forma adjustment relating to cost of sales is as follows (in millions):

                                                                         NINE MONTHS      TWELVE MONTHS
                                                       DECEMBER 31,         ENDED             ENDED
                                                           1999        OCTOBER 1, 2000   OCTOBER 1, 2000
                                                       -------------   ---------------   ---------------
Cost of sales related to Wheeling and Warren.........     $(14.2)           $(2.6)            $(6.0)
Pro forma impact of May contractual arrangements
  entered into as a result of the acquisition........       (2.0)              --              (0.5)
Depreciation expense benefit from the lengthening of
  lives, net of increased depreciation expense due to
  the write up of property and equipment acquired in
  the May acquisition to fair value..................       (2.4)              --              (0.4)
                                                          ------            -----             -----
                                                          $(18.6)           $(2.6)            $(6.9)
                                                          ======            =====             =====

    The contractual arrangement benefit applicable to the first nine months of 2000 was realized and is included in the historical results. The lengthened depreciable lives are in accordance with our accounting policies relating to depreciable lives.

(d) The pro forma adjustment relating to selling, general and administrative expenses is as follows (in millions):

                                                                         NINE MONTHS       TWELVE MONTHS
                                                       DECEMBER 31,         ENDED              ENDED
DESCRIPTION                                                1999        OCTOBER 1, 2000    OCTOBER 1, 2000
-----------                                            -------------   ----------------   ----------------
May historical expenses related to sale of the
  Company............................................      $(0.5)            $  --             $(0.5)
Amortization of unearned restricted stock, which
  became 100% vested as a result of the
  transaction........................................       (0.1)             (0.3)             (0.2)
New management fee...................................        0.8               0.6               0.8
Selling, general and administrative expenses of
  Wheeling and Warren................................       (0.8)             (0.2)             (0.4)
                                                           -----             -----             -----
Total pro forma adjustment...........................      $(0.6)            $ 0.1             $(0.3)
                                                           =====             =====             =====

                              U.S. CAN CORPORATION

                                  (UNAUDITED)

(e) The pro forma adjustment relating to interest expense is as follows (in millions):

                                                                         NINE MONTHS       TWELVE MONTHS
                                                       DECEMBER 31,         ENDED              ENDED
DESCRIPTION                                                1999        OCTOBER 1, 2000    OCTOBER 1, 2000
-----------                                            -------------   ----------------   ----------------
Interest on new term loans...........................     $ 22.4            $ 18.4             $ 24.0
Interest on outstanding senior subordinated notes....       21.7              16.2               21.7
Interest on new revolving loan agreement.............        2.4               2.0                2.6
Interest on borrowings under the credit agreement in
  place prior to the original offering and U.S. Can's
  10 1/8% notes due 2006.............................      (25.7)            (22.0)             (28.3)
                                                          ------            ------             ------
Pro forma adjustment.................................     $ 20.8            $ 14.6             $ 20.0
                                                          ======            ======             ======

    The interest rates to be charged under the new term loan agreement and the new revolving loan agreement are based on LIBOR plus a margin, or on the applicable base rate plus a margin. The assumed interest rates applicable to these agreements were 8.66%, 9.70% and 9.44% for 1999, the first nine months of 2000 and the last twelve months ended October 1, 2000, respectively. A 1/8% increase in the LIBOR rate would cause an increase in interest expense of $323,000, $236,000 and $316,000 for 1999, the first nine months of 2000 and the last twelve months ended October 1, 2000, respectively. The assumed interest rate for the outstanding notes was 12 3/8% for both periods. Interest expense for the new revolving loan agreement includes commitment fees of 0.5% per annum of the unused amount.

(f) The pro forma adjustment relating to deferred financing expense is as follows (in millions):

                                                                         NINE MONTHS      TWELVE MONTHS
                                                       DECEMBER 31,         ENDED             ENDED
DESCRIPTION                                                1999        OCTOBER 1, 2000   OCTOBER 1, 2000
-----------                                            -------------   ---------------   ---------------
Amortization of deferred financing costs in
  connection with new senior and senior subordinated
  debt facilities....................................      $ 3.4            $ 1.1             $ 1.5
Historical deferred financing expense related to the
  existing credit agreement and the 10 1/8% notes due
  2006...............................................       (0.8)            (0.9)             (1.1)
                                                           -----            -----             -----
Pro forma adjustment.................................      $ 2.6            $ 0.2             $ 0.4
                                                           =====            =====             =====

(g) Amortization of goodwill incurred in connection with the acquisition of May.

(h) Represents income taxes (at our U.S. effective tax rate of 39.44% for the year ended December 31, 1999 and 38% for the first nine months of 2000 and the last twelve months ended October 1, 2000) related to the pro forma adjustments. The 1999 and last twelve months ended October 1, 2000 adjustments include an increase in income tax expense of $700,000 and $189,000, respectively, which will be incurred by May due to the change in its tax structure as a result of the acquisition.

(i) Represents the cumulative dividend payable on the preferred stock issued in connection with the recapitalization.

(j) Earnings before interest, taxes, depreciation, amortization and special charges. We consider EBITDA to be an important indicator of the performance of our business including our ability to

                              U.S. CAN CORPORATION

                                  (UNAUDITED)

    provide cash flows to service debt and fund capital expenditures. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of our performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, our definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

(k) Pro forma adjusted EBITDA is EBITDA adjusted for our reduction in force program we adopted in July 2000. The calculation of adjusted EBITDA is shown below (in millions):

                                                                         NINE MONTHS      TWELVE MONTHS
                                                       DECEMBER 31,         ENDED             ENDED
DESCRIPTION                                                1999        OCTOBER 1, 2000   OCTOBER 1, 2000
-----------                                            -------------   ---------------   ---------------
EBITDA...............................................     $107.1            $79.9             $101.7
Salaries of employees terminated in connection with
  reduction in force program.........................        5.0              2.5                3.8
                                                          ------            -----             ------
Adjusted EBITDA......................................     $112.1            $82.4             $105.5
                                                          ======            =====             ======

(l) The pro forma capital expenditures for the year ended December 31, 1999 exclude capital expenditures for May. The pro forma capital expenditures for the twelve months ended October 1, 2000 exclude capital expenditures for May for the three-month period from October 3, 1999 to December 31, 1999.

(m) See note (i) to the pro forma consolidated balance sheet for a description of transactions that have been excluded from the pro forma statements of operations. Pro forma adjustments were not made relating to these items because these costs are one-time, non-recurring items that are directly attributable to the recapitalization.

                              U.S. CAN CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                OCTOBER 1, 2000

                             (DOLLARS IN MILLIONS)

                                  (UNAUDITED)

                                                                          PRO FORMA        U.S. CAN
                                                              U.S. CAN   ADJUSTMENTS       PRO FORMA
                                                              --------   -----------       ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  7.4      $  (2.3)(a)      $   5.1
  Accounts receivable, less allowances of $10.8.............    107.3           --            107.3
  Inventories...............................................    112.6           --            112.6
  Prepaid Expenses and other current assets.................     21.2         (0.3)(b)         20.9
  Prepaid income taxes......................................     16.2          1.6 (c)         17.8
                                                               ------      -------          -------
    Total Current Assets....................................    264.7         (1.0)           263.7
PROPERTY, PLANT AND EQUIPMENT...............................    271.7           --            271.7
INTANGIBLE ASSETS, less amortization of $13.0...............     65.1           --             65.1
OTHER ASSETS................................................     24.5          9.2(d)          33.7
                                                               ------      -------          -------
    Total Assets............................................   $626.0      $   8.2          $ 634.2
                                                               ======      =======          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................   $ 11.0      $   3.3(e)       $  14.3
  Accounts payable..........................................    108.5           --            108.5
  Accrued payroll, benefits and insurance...................     24.3           --             24.3
  Restructuring reserves....................................     13.7           --             13.7
  Other current liabilities.................................     36.2        (27.9)(c)(f)       8.3
                                                               ------      -------          -------
    Total current liabilities...............................    193.7        (24.6)           169.1

SENIOR DEBT.................................................     71.3        234.2 (e)        305.5
SUBORDINATED DEBT...........................................    236.6        (60.7)(e)        175.9
                                                               ------      -------          -------
    Total long-term debt....................................    307.9        173.5            481.4
OTHER LONG-TERM LIABILITIES
  Deferred income taxes.....................................     13.3           --             13.3
  Other long-term liabilities...............................     42.6           --             42.6
                                                               ------      -------          -------
    Total other long-term liabilities.......................     55.9           --             55.9
COMMITMENTS AND CONTINGENCIES
PREFERRED STOCK.............................................                 106.7 (g)        106.7
STOCKHOLDERS' EQUITY
  Common Stock..............................................      0.1          0.4 (h)          0.5
  Paid-in capital...........................................    114.5        (61.7)(h)         52.8
  Unearned restricted stock.................................     (0.3)         0.3 (h)           --
  Treasury common stock, at cost............................     (1.9)         1.9 (h)           --
  Currency translation adjustment...........................    (25.4)          --            (25.4)
  Accumulated deficit.......................................    (18.5)      (188.3)(h)(i)    (206.8)
                                                               ------      -------          -------
    Total stockholders' equity..............................     68.5       (247.4)          (178.9)
                                                               ------      -------          -------
    Total liabilities and stockholders' equity..............   $626.0      $   8.2          $ 634.2
                                                               ======      =======          =======

               See Notes to Pro Forma Consolidated Balance Sheet

                              U.S. CAN CORPORATION

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

                                OCTOBER 1, 2000

                                  (UNAUDITED)

(a) Represents use of existing cash to consummate the recapitalization.

(b) Represents deferred financing costs written off related to facilities that will be terminated in connection with the recapitalization.

(c) Represents the income tax impact related to the items discussed in note (i).

(d) Represents $13.6 million of costs related to the new senior and senior subordinated debt facilities to be deferred over the estimated terms of the related facilities, net of $4.4 million of deferred financing costs written off related to facilities that will be terminated in connection with the recapitalization.

(e) Represents the borrowings made under the new senior secured credit facilities and the notes offered by this prospectus, net of the repayment of borrowings under our existing credit agreement (as defined below) and the 10 1/8% notes due 2006, as follows (in millions):

                                        CURRENT MATURITIES OF    SENIOR    SUBORDINATED
DESCRIPTION                                LONG-TERM DEBT         DEBT         DEBT
-----------                             ---------------------   --------   ------------
New term loan.........................          $ 5.0            $255.0       $    --
New revolving loan....................             --              20.5            --
New senior subordinated borrowings....             --                --         175.0
Existing credit agreement.............           (1.7)            (41.3)           --
Existing 10 1/8% notes due 2006.......             --                --        (235.7)
                                                -----            ------       -------
Pro forma adjustment..................          $ 3.3            $234.2       $ (60.7)
                                                =====            ======       =======

(f) See notes (c) and (i). Also includes payment of accrued interest of $11.4 million required to repay the borrowings outstanding under our existing credit agreement and the 10 1/8% notes due 2006 and $0.1 million related to the accelerated vesting (as a result of the transaction) of units under our Executive Deferred Compensation Plan.

(g) Represents 10% cumulative preferred stock issued in connection with the recapitalization.

(h) Represents capital transactions required to effect the recapitalization, as follows (in millions):

                                                                  TREASURY
                                COMMON    PAID-IN-   RESTRICTED    COMMON    ACCUMULATED
DESCRIPTION                     STOCK     CAPITAL      STOCK       STOCK       DEFICIT
-----------                    --------   --------   ----------   --------   -----------
Vest unearned restricted
  stock......................   $  --     $    --       $0.3        $ --       $  (0.2)
Issue common stock...........     0.5        52.8         --          --            --
Cancel treasury stock........      --        (1.9)        --         1.9            --
Purchase common stock of
  current U.S. Can
  stockholders...............    (0.1)     (112.6)        --          --        (158.6)
                                -----     -------       ----        ----       -------
Pro forma adjustment.........   $ 0.4     $ (61.7)      $0.3        $1.9       $(158.8)
                                =====     =======       ====        ====       =======

                              U.S. CAN CORPORATION

                                OCTOBER 1, 2000

                                  (UNAUDITED)

(i) In addition to the items described in (h), includes the following net of tax impact (in millions):

                                                               INCOME
                                                    PRETAX      TAX      ACCUMULATED
DESCRIPTION                                        EXPENSE    BENEFIT      DEFICIT
-----------                                        --------   --------   -----------
Advisory fees....................................   $16.4      $ (6.2)      $10.2
Redemption premium on the 10 1/8% notes due
  2006...........................................    18.9        (7.2)       11.7
Vest unearned deferred compensation and
  restricted stock...............................     1.5        (0.6)        0.9
Pay optionholders the difference between the
  transaction price and the option exercise
  price..........................................     6.1        (2.3)        3.8
Write-off of deferred financing costs related to
  the existing credit agreement and 10 1/8% notes
  due 2006.......................................     4.7        (1.8)        2.9
                                                    -----      ------       -----
Pro forma adjustment.............................   $47.4      $(17.9)      $29.5
                                                    =====      ======       =====

                            SELECTED FINANCIAL DATA

INTRODUCTION

    The following consolidated selected financial data as of and for each of the fiscal years in the five years ended December 31, 1999, were derived from our audited financial statements. The following consolidated selected financial data as of and for each of the nine-month periods ended October 1, 2000 and October 3, 1999 were derived from our unaudited financial statements. We believe that the selected financial data as of and for the nine months ended October 1, 2000 and October 3, 1999, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information included therein. You should not regard the results of operations for the nine months ended October 1, 2000 as indicative of the results that may be expected for the full year.

    We have not provided separate financial statements or data for the company in this prospectus. U.S. Can's only assets are its investment in and advances to the company. We believe that the financial statements of U.S. Can and the consolidated financial statements of the company do not vary significantly. We believe that the material differences are, and will be, related to stockholders' equity and intercompany indebtedness.

    You should read all of this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for the year ended December 31, 1999 and for the nine months ended October 1, 2000, including the notes thereto, contained elsewhere in this prospectus.

                                                      YEAR ENDED DECEMBER 31,                      NINE MONTHS ENDED
                                        ----------------------------------------------------   -------------------------
                                                                                               OCTOBER 3,    OCTOBER 1,
                                          1995       1996       1997       1998       1999        1999          2000
                                        --------   --------   --------   --------   --------   -----------   -----------
                                                                                               (UNAUDITED)   (UNAUDITED)
                                                                     (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS:
Net Sales............................    $562.7     $660.6     $755.7     $710.2     $714.1      $549.8        $607.0
Cost of Sales........................     491.1      571.7      665.8      618.1      611.6       470.1         517.6
                                         ------     ------     ------     ------     ------      ------        ------
Gross income.........................      71.6       88.9       89.9       92.1      102.5        79.7          89.4
Selling, general and administrative
  expenses...........................      26.5       28.4       33.0       32.6       33.8        25.0          32.4
Special charges(1)...................       8.0         --       63.0       35.9         --          --           3.4
                                         ------     ------     ------     ------     ------      ------        ------
Operating income (loss)..............      37.1       60.5       (6.1)      23.6       68.7        54.7          53.6
Interest expense.....................      24.5       28.4       36.9       33.2       28.7        21.8          24.6
Amortization of deferred financing
  costs..............................       1.5        1.4        1.7        1.8        1.2         0.9           1.2
Other expenses.......................       2.0        1.7        2.0        1.8        1.7         1.3           1.9
                                         ------     ------     ------     ------     ------      ------        ------
Income (loss) before income taxes....       9.1       29.0      (46.7)     (13.2)      37.1        30.7          25.9
Provision (benefit) for income
  taxes..............................       4.2       12.3      (16.8)      (5.7)      14.6        12.0           9.8
                                         ------     ------     ------     ------     ------      ------        ------
Income (loss) from continuing
  operations before discontinued
  operations and extraordinary
  item...............................       4.9       16.7      (29.9)      (7.5)      22.5        18.7          16.1
Income from discontinued
  operations.........................      (1.0)       0.4        1.1         --         --          --            --
Net loss on sale of discontinued
  business(2)........................        --         --       (3.2)      (8.5)        --          --            --
Extraordinary item(3)................        --       (5.3)        --         --       (1.3)       (1.3)           --
                                         ------     ------     ------     ------     ------      ------        ------
Net income (loss)....................    $  3.9     $ 11.8     $(32.0)    $(16.0)    $ 21.2      $ 17.4        $ 16.1
                                         ======     ======     ======     ======     ======      ======        ======

                                                      YEAR ENDED DECEMBER 31,                      NINE MONTHS ENDED
                                        ----------------------------------------------------   -------------------------
                                                                                               OCTOBER 3,    OCTOBER 1,
                                          1995       1996       1997       1998       1999        1999          2000
                                        --------   --------   --------   --------   --------   -----------   -----------
                                                                                               (UNAUDITED)   (UNAUDITED)
                                                                     (DOLLARS IN MILLIONS)
OTHER FINANCIAL DATA:
EBITDA(4)............................    $ 69.8     $ 91.4     $ 93.1     $ 91.3     $ 97.7      $ 77.9        $ 80.7
Depreciation and amortization........      28.2       34.0       39.9       35.4       31.9        25.4          26.8
Capital expenditures.................      31.4       48.6       54.0       22.8       31.0        19.7          16.5
Ratio of earnings to fixed
  charges(5).........................       1.3x       1.9x        NM        0.7x       2.2x        2.3x          1.9x

BALANCE SHEET DATA:
Cash and cash equivalents............    $  0.1     $  8.0     $  6.8     $ 18.1     $ 15.7      $ 32.2        $  7.4
Working capital......................      48.9      105.6       80.8       76.1       37.7        69.9          71.0
Total assets.........................     455.4      643.6      633.7      555.6      663.6       558.6         626.0
Total debt...........................     244.6      375.8      376.1      316.7      359.3       281.5         318.9
Stockholders' equity.................      81.8       96.8       62.3       50.2       68.6        67.2          68.5

--------------------------

(1) The 1995 special charge relates to an overhead reduction program. See note (3) to the audited consolidated financial statements for a description of the 1997 and 1998 special charges and note (2) to the unaudited consolidated financial statements for a description of the third quarter 2000 special charge.

(2) See note (3) to the consolidated financial statements for a description of the sale of the company's metal services segment

(3) Represents premium paid and write-offs of deferred financing costs in conjunction with the early extinguishment of debt

(4) Earnings before interest, taxes, depreciation, amortization and special charges. We consider EBITDA to be an important indicator of the performance of our business including our ability to provide cash flows to service debt and fund capital expenditures. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of our performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, our definition of EBITDA may not be comparable to similarly-titled measures reported by other companies.

(5) See note (7) to the Summary Historical and Pro Forma Financial Information for a description of this ratio. Approximately $46.7 million and $13.2 million of additional pretax earnings for the fiscal years ended December 31, 1997 and 1998, respectively, would be required for our company to have achieved a ratio of earnings to fixed charges of 1.0. As pretax earnings are reduced by non-cash special charges of $41.7 million and $27.7 million for the respective fiscal years, the ratio does not indicate an inability of our company to make cash payments necessary to support our fixed charges.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION ALONG WITH THE "SELECTED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

SUMMARY

    We are a leading manufacturer of steel containers for personal care, household, automotive, paint, industrial and specialty products in the United States and Europe. We also are a manufacturer of plastic containers in the United States and food cans in Europe. Our product offerings include a wide variety of steel containers, such as aerosol cans, paint cans, oblong containers and a large number of custom and specialty products, and plastic containers, such as plastic pails for industrial and consumer products. We own or lease 16 plants in the United States and ten plants in Europe.

    The highlights of our corporate history are as follows:

    - We were formed in 1983 through the purchase of the container division of Sherwin Williams and expanded our aerosol operations to customers other than Sherwin Williams in 1987 by acquiring the United States general packaging business of Continental Can Company.

    - In 1993, we completed an initial public offering of common stock and contributed the net proceeds of $48.6 million to our capital.

    - In 1994, we completed a second public offering of common stock and contributed the net proceeds of $34.2 million to our capital.

    - In 1996, we issued $275.0 million of our 10 1/8% senior subordinated notes due 2006 and used the proceeds to repay indebtedness. We also acquired a significant part of Crown, Cork & Seal's and CarnaudMetalbox's aerosol businesses in Europe in 1996. In addition, we expanded our plastics business in 1996 through the acquisition of CPI Plastics.

    - In 1998, we expanded into Latin America by purchasing a minority stake in Formametal, S.A., an Argentinean aerosol can manufacturer.

    - In 1999, we acquired May, a German manufacturer of metal food packaging and steel aerosol cans.

    - On June 1, 2000, we announced that we entered into the recapitalization agreement with Pac Acquisition.

    - On October 4, 2000, we consummated the original offering, the recapitalization and the other transactions.

    We took special charges in 1997 and 1998 and in 2000. In 1997, we took pre-tax special charges of $63.0 million in connection with plant closings and overhead cost reductions. In 1998, we took a pre-tax special charge of $35.9 million in connection with the closure of certain facilities and write-downs of certain non-core businesses. In 2000 we instituted a reduction in force program, under which we have eliminated 73 salaried and 34 hourly positions. We took a one-time charge of approximately $3.4 million for severance and other termination related costs in connection with the program. We expect to realize projected annual savings of $5.0 million from this program beginning in July 2000. In addition, we expect to take after-tax extraordinary charges in the fourth quarter of 2000 in connection with the transactions totaling approximately $18.9 million, including charges for advisory fees and payments to option holders. We also expect to take an extraordinary charge of approximately $14.9 million in the fourth quarter of 2000, related to the tender offer and consent solicitation of the 10 1/8% notes due 2006, including the tender premium and the write-off of remaining deferred financing charges.

    In August 2000, May supplied a small number of defective pet food cans to a major customer. While we have taken steps to remedy the situation and our overall relationship with this customer remains positive, the customer responded in August by reducing orders significantly. The customer recently requested that we resume shipments. We do not expect a negative impact from this production defect on 2001 results of operations. However, we estimate that our results of operations for 2000 have been negatively impacted by approximately $3.0 million with respect to EBITDA, and we cannot be assured that we will return to previous levels of shipments to this customer. See "Risk Factors--The loss of a key customer could have a significant negative impact on our business."

    The following discussion summarizes the significant factors affecting the consolidated operating results and financial condition of our company and our subsidiaries for the three years ended December 31, 1999 and the nine months ended October 1, 2000. This discussion should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements.

    We have not provided separate financial statements or data for the Company in this prospectus. U.S. Can's only assets are its investment in and advances to the Company. We believe that the financial statements of U.S. Can and the consolidated financial statements of the Company do not vary significantly. We believe that the material differences are, and will be, related to stockholders' equity and intercompany indebtedness.

RESULTS OF OPERATIONS

    The following table sets forth our results of operations based on the percentage relationship of certain items to net sales during the period shown.

                                                                                          NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,       -----------------------
                                                      ------------------------------   OCTOBER 3,   OCTOBER 1,
                                                        1997       1998       1999        1999         2000
                                                      --------   --------   --------   ----------   ----------
                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS:
Net Sales...........................................   100.0%     100.0%     100.0%       100.0%       100.0%
Cost of Sales.......................................    88.1       87.0       85.7         85.5         85.3
                                                       -----      -----      -----        -----        -----
Gross income........................................    11.9       13.0       14.3         14.5         14.7
Selling, general and administrative expenses........     4.4        4.6        4.8          4.5          5.3
Special charges.....................................     8.3        5.1         --           --          0.6
                                                       -----      -----      -----        -----        -----
Operating income (loss).............................    (0.8)       3.3        9.5         10.0          8.8
Interest expense....................................     4.9        4.6        4.0          4.0          4.0
Amortization of deferred financing costs............     0.2        0.3        0.2          0.2          0.2
Other expenses......................................     0.3        0.3        0.2          0.2          0.3
                                                       -----      -----      -----        -----        -----
Income (loss) before income taxes...................    (6.2)      (1.9)       5.1          5.6          4.3
Provision (benefit) for income taxes................    (2.2)      (0.8)       2.0          2.2          1.6
                                                       -----      -----      -----        -----        -----
Income (loss) from continuing operations before
  discontinued operations and extraordinary item....    (4.0)      (1.1)       3.1          3.4          2.7
Income from discontinued operations.................     0.1         --         --           --           --
Net loss on sale of discontinued Business...........    (0.4)      (1.2)        --           --           --
Extraordinary item..................................      --         --       (0.2)        (0.2)          --
                                                       -----      -----      -----        -----        -----
Net income (loss)...................................    (4.3)%     (2.3)%      2.9%         3.2%         2.7%
                                                       =====      =====      =====        =====        =====

NINE MONTHS ENDED OCTOBER 1, 2000 COMPARED TO NINE MONTHS ENDED OCTOBER 3, 1999

NET SALES

    Net sales for the nine-month period ended October 1, 2000 totaled
$607.0 million, an increase of 10.4% versus $549.8 million for the corresponding period in 1999. The increase was principally due to the inclusion of the sales of May, which we acquired in December 1999. Along business segment lines, Aerosol net sales in the first three quarters of 2000 were $362.8 million, a decline of 2.7% versus $372.7 million in the same period last year. The decrease is due to a decline in U.S. volumes and a $13.2 million negative impact due to the effect of U.S. dollar translation on sales made in foreign currencies by our European operations. Paint, Plastic and General Line sales decreased 5.3% from $127.2 million to $120.5 million due to the loss of a Plastite customer in 1999. Custom and Specialty net sales of $123.7 million increased $73.9 million from $49.8 million in the first nine months of 1999 due to the inclusion of the sales of May. Net sales for the first nine months for May were $85.4 million. Excluding May's sales, the Custom and Specialty segment had net sales of $38.3 million, an $11.5 million decrease from $49.8 million in the first three-quarters of 1999 due to the sale of the Wheeling metal closure and Warren lithography businesses (see Note (2) to the Consolidated Financial Statements).

GROSS INCOME

    Gross income of $89.4 million for the nine-month period ended October 1, 2000 increased $9.7 million, or 12.2%, versus $79.7 million for the corresponding period of 1999. Gross margin of 14.7% for the nine months of 2000 increased slightly from the 14.5% reported in the first nine months of 1999, due to the continuing focus on productivity improvements and cost savings opportunities. Aerosol gross income declined 6.4% due to a decline in U.S. sales volume and a $1.0 million negative impact due to the effect of U.S. dollar translation on sales made in foreign currencies by our European operations. Paint, Plastic and General Line gross income decreased $3.9 million versus the first nine months of 1999 due to the loss of a Plastite customer in 1999 and a decline in general line volume. Custom and Specialty gross income increased
$9.9 million versus the first nine months of 1999 due primarily to the inclusion of the results of operations of May. Excluding May and the divested Wheeling closure and Warren lithography businesses, gross income in the Custom and Specialty segment increased 18.8%. Certain expenses are not allocated to specific business segments.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses were $32.5 million in the first nine months of 2000, a $7.5 million increase in comparison to $25.0 million in the same period in 1999. The increase is primarily due to the inclusion of the results of operations of May, which accounted for $6.0 million of the increase. The remainder of the increase is due to higher marketing expenses incurred in improving customer service.

INTEREST AND OTHER EXPENSES

    Interest expense for the first nine months of 2000 increased 12.9%, or $2.8 million, versus the first nine months of 1999. The increase was due to interest incurred in connection with borrowings made to acquire May, offset by the interest reduction due to the repurchase and early retirement of the 10 1/8% notes due 2006 in the second and third quarters of 2000.

OTHER CHARGES

    In the third quarter of 2000, we announced a reduction in force program and recorded a one-time charge of $3.4 million for severance and other termination related costs. For further discussion on this program (see Note (2) to the Consolidated Financial Statements).

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

NET SALES

    Consolidated net sales for the year ended December 31, 1999 were $714.1 million, an increase of 0.5% versus $710.0 million in 1998. Along business segment lines, Aerosol net sales in 1999 increased 3.8% over 1998, primarily due to increased efficiencies and production at our Wales facility, as well as increased U.S. demand. Consistent with expectations, the Paint, Plastic and General Line segment had a 1.4% decrease in net sales due to reduced customer requirements during the year. In the Custom and Specialty segment, sales were down 8.7% due principally to significant liquidation of excess holiday products in early 1998 and softer markets in 1999. Key management changes were made in mid-1999 to address sales and operational issues.

GROSS INCOME

    Consolidated gross income of $102.5 million for 1999 was up $10.4 million, an 11.3% increase versus $92.1 million in 1998. Gross margin of 14.3% compares favorably to the 13.0% reported in 1998 due to benefits derived from restructuring programs, productivity improvements as a result of line speed-ups and cost reduction programs instituted in the plants, as well as the ramp-up of the Wales facility.

    Aerosol gross income increased from $80.2 million to $85.7 million, a 6.9% increase versus 1998, aided by higher sales volume, the Welsh operation improvements, and the effects of consolidating manufacturing operations. Paint, Plastic and General Line gross income increased to $16.9 million versus
$15.6 million in 1998, a 7.9% increase, primarily due to productivity improvements. Custom and Specialty gross income decreased from $11.0 million to $8.9 million in 1999 due to softer markets in 1999 and a loss in productivity during plant consolidation activities. Certain expenses are not allocated to specific business segments including special charges and other corporate and miscellaneous costs.

OPERATING INCOME

    Operating income in 1999 was $68.7 million versus $23.6 million in 1998. Excluding special charges recorded in 1998, operating income improved 15.6% from $59.4 million in 1998 to $68.7 million in 1999. The operating margin of 9.6% in 1999 compares favorably to the 8.4% reported in 1998, before the special charge. 1998 operating margins were negatively impacted by $35.9 million of special charges for plant closings, additional losses on the sale of the Orlando Machine Engineering Center and a reassessment of 1997 special charges. See note (3) to the consolidated financial statements. Other improvements versus the prior year reflect stronger gross margins coupled with benefits realized from the 1997 and 1998 restructuring programs. Selling, general and administrative costs as a percent of sales remained relatively flat at 4.7% in 1999.

INTEREST AND OTHER EXPENSES

    Interest expense in 1999 was $28.7 million, down 13.4%, or $4.5 million, versus $33.2 million in 1998. Prior to the May acquisition in late December, long-term debt had been reduced by $48.0 million as excess cash was used to redeem some of the 10 1/8% notes due 2006. Including the May acquisition, long-term debt increased 3.4% or $10.6 million in 1999 as compared to 1998. Average borrowings under the credit agreement (as defined below) in 1999 were $12.3 million in letters of credit and $0.1 million in loans and $12.3 million in letters of credit and $4.8 million in loans after the May acquisition. In 1999, there were 10 months in which no borrowings were made under the credit agreement. See "Liquidity and Capital Resources."

EXTRAORDINARY ITEM

    In 1999, we recorded a $1.3 million extraordinary charge (net of related income taxes of $0.8 million) due to the early redemption premium on $27.7 million of our 10 1/8% notes and the write-off of related deferred financing costs.

NET INCOME

    1999 net income of $21.2 million compares favorably to the 1998 net loss of $16.1 million. Income improvements in 1999 are a reflection of higher margins, productivity improvements and lower interest expense and the absence of a special charge in 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

NET SALES

    Consolidated net sales for the year ended December 31, 1998 were $710.2 million, a decrease of 6.0% versus $755.7 million in 1997. This decrease reflected the sale of our Metal Pail business and the loss of a major Aerosol customer, both in late 1997.

    Along business segment lines, Aerosol net sales in 1998 of $466.0 million declined 2.8% versus 1997, reflecting the loss of a major customer in late 1997. European net sales, included within the Aerosol business segment, increased 11.1% from the prior year as the Wales facility achieved qualification with its primary customer in 1998. Paint, Plastic and General Line net sales of $164.1 million were down 12.0% from 1997 due to the sale of the Metal Pail business in November 1997. Custom and Specialty 1998 net sales of $74.9 million were 11.7% lower than 1997. The decline in this business segment was largely a function of product mix and management's decision not to pursue certain unprofitable popcorn tin business it had in 1997.

GROSS INCOME

    Consolidated gross income improved 2.4% from $89.9 million for the year ended December 31, 1997 to $92.1 million for the year ended December 31, 1998. Gross margin of 13.0% for the full-year 1998 compared favorably to the 11.9% reported in 1997. Margin rate increases were primarily in the Paint, Plastic and General Line and the Custom and Specialty business segments and reflected improved productivity as a result of line speed-ups and cost reduction programs instituted in the plants, the sale of the unprofitable Metal Pail business and the shedding of the popcorn tin business. The Wales facility impacted Aerosol operations gross margins favorably.

    Aerosol gross income increased slightly to $80.2 million versus
$79.9 million in 1997. Gross margins in this sector increased 0.5% versus 1997 despite a lower sales volume base. Paint, Plastic and General Line gross income improved 26.1% to $15.6 million. Custom and Specialty gross income improved 60.8% versus 1997 to a level of $11.0 million. Certain expenses are not allocated to specific business segments including special charges and other corporate and miscellaneous costs.

OPERATING INCOME

    Consolidated operating income of $23.6 million for the year ended
December 31, 1998 compared favorably to an operating loss of $6.1 million for the same period in 1997. Improvements versus 1997 reflected a $27.1 million decrease in special charges (see note (3) to the consolidated financial statements) and stronger gross margins coupled with the benefits realized late in 1998 from the restructuring programs initiated in 1997.

INTEREST EXPENSE

    Interest expense for the full-year 1998 of $33.2 million declined 10.0% versus $36.9 million in 1997. Our focus on cash flow, working capital improvements and controlled capital programs resulted in a year-to-year debt reduction of $59.5 million.

NET LOSS

    Net loss from continuing operations in 1998 was $7.5 million versus a net loss of $29.9 million in 1997. Special charges recorded in 1998 had a negative after-tax effect of $21.4 million. Special charges recorded in 1997 had an after-tax effect of $37.8 million.

    Net loss for 1998 was $16.1 million (including $8.5 million loss on the sale of the discontinued Metal Services business) versus 1997 net loss of $32.0 million. Net loss for 1997 included a $2.1 million loss on the discontinued Metal Services business.

SPECIAL CHARGES

2000

    On July 7, 2000, we announced a reduction in force program, under which 73 salaried and 34 hourly positions have been eliminated. A one-time charge of $3.4 million for severance and other termination related costs was recorded in the third quarter of 2000. We expect to realize annual savings of $5.0 million from this program.

1998

    In the third quarter of 1998, we established a pre-tax special charge of $35.9 million. The provision was for the closure of certain facilities and write-downs of non-core businesses. Costs related to closing and realigning selected lithography facilities servicing our core business were also included in the provision as part of our national lithography strategy. Working capital improvements are expected to partially offset new capital costs associated with the 1998 restructuring program and the acquisition of new lithography technology. The restructuring program and related capital investment in new technology are expected to generate after-tax savings of $10.0 million annually at maturity. The 1998 special charge included charges for non-cash items of $27.7 million.

1997

    In the third quarter of 1997, we established a pre-tax special charge of $35 million primarily for plant closings and overhead cost reductions. These actions were due to the loss of a major aerosol customer (the customer represented approximately $35 million of annual sales) and to enhance efficiencies at certain other locations. In addition, we established a disposition provision for the anticipated loss on the closure of our Metal Pail operation in North Brunswick, New Jersey. Also in the fourth quarter of 1997, we, at the direction of our Board of Directors, employed the assistance of external business consultants to review operations and explore other avenues for enhancing shareholder value. As a result of this review, a provision was established primarily to include further personnel reductions and the reduction of asset value associated with equipment used in the businesses we had exited or were in the process of exiting.

    The 1997 special charge included $41.7 million for the non-cash write-off of assets related to the facilities to be closed or sold (comprised of fixed assets of $34.1 million and unamortized goodwill of $7.6 million), $13.2 million for severance and related termination benefits and $8.1 million for other related closure costs.

    We continuously evaluate the composition of our various manufacturing facilities in light of current and expected market conditions and demands. Our current restructuring activities are substantially on target with the original planned shutdown or closure dates and, therefore, we believe that significant changes to these plans are unlikely. In connection with the May acquisition, we are reviewing our European operations for potential consolidation opportunities.

LIQUIDITY AND CAPITAL RESOURCES

    During the first nine months of 2000, we met our liquidity needs through internally generated cash flow, the sale of the Wheeling metal closures and Warren lithography businesses, borrowings made under our lines of credit and a sale/leaseback transaction of certain manufacturing assets. Cash flow provided by operations was $25.9 million in the first nine months of 2000, compared to cash provided of $59.3 million in the first three quarters of 1999. Principal liquidity needs included working capital (primarily accounts receivable and inventory), debt payments and capital expenditures. The increased use of cash for working capital is attributable to an increase in accounts receivable and inventory within our domestic operations. The increase in accounts receivables is due to increased sales late in the third quarter of 2000 versus the timing of 1999 third quarter sales. We continue to focus on inventory management and have instituted programs to monitor inventory levels throughout our company. We also paid $2.9 million in restructuring costs and anticipate expending an additional $3.2 million of such costs during the remainder of 2000. Cash flow from operations before working capital was $65.4 million in 1999, compared to $56.9 million in 1998 and $68.0 million in 1997.

    We expect total capital expenditures in 2000 to be approximately
$20.0 million, of which $16.5 million was spent in the first nine months. Our total capital expenditures of $31.0 million in 1999 included the installation of two new state-of-the-art lithography presses. We expect to spend approximately $150.0 to $200.0 million on capital expenditures during the five years commencing 1999, in roughly equal amounts of $30.0 million to $40.0 million a year. We also expect to increase our ownership interest in Formametal, S.A., our Argentinian joint venture, in 2001. We expect to use approximately $6.0 million in cash for this acquisition. We expect to fund this acquisition and other future capital expenditures from operations and borrowings under our revolving credit facility. Our capital investments have historically yielded reduced operating costs and improved our profit margins, and we believe that the strategic deployment of capital will enable us to improve our overall profitability by leveraging the economies of scale inherent in the manufacturing of containers.

    In 1999, our excess cash provided by operations over our cash required for capital expenditures and other investing activities (before acquisitions) was $34.8 million. Of the excess, $27.7 million was used to redeem a portion of the 10 1/8% notes due 2006. As of December 31, 1999, we had redeemed a total principal amount of $40.0 million of the 10 1/8% notes due 2006, the maximum allowed under the credit agreement.

    Our primary sources of liquidity are cash flow from operations and borrowings under our new revolving credit facility. We expect that ongoing requirements for debt service, working capital and capital expenditures will be funded from these sources.

    Concurrent with the recapitalization, we issued the notes and entered into the senior secured credit facility. The senior secured credit facility provides for two tranches of term loans in the aggregate principal amount of $260.0 million. In addition, the senior secured credit facility provides for a revolving credit facility that will provide revolving loans in an aggregate amount up to $140.0 million. Upon closing of the recapitalization, we borrowed the full amount available under the term loan facilities and approximately
$20.5 million under the revolving credit facility. The borrowings under the revolving credit facility are available to fund our working capital requirements, capital expenditures and other general corporate purposes. The tranche A term loan facility of $80.0 million matures in quarterly installments from December 31, 2000 through September 30, 2006. The tranche B term loan facility of $180.0 million matures in quarterly installments from December 31, 2000 through September 30, 2008. Principal repayments required under the term loan facilities are $6.0 million in 2001 and $9.0 million in 2002. Additionally, the senior secured credit facility requires a prepayment in the event that we have excess cash flow (as defined) and following certain other events, including asset sales and issuances of debt and equity. We also expect to assume between $6.0 million and $7.0 million in debt in connection with the acquisition of Formametal, S.A. Our significant debt service obligations following the recapitalization could, under certain circumstances, have material consequences to our security holders, including holders of the notes. In addition, we issued $106.7 million in preferred stock and $53.3 million in common stock concurrent with the recapitalization. See "Other Indebtedness," "Description of U.S. Can's Capital Stock--Preferred Stock" and "Risk Factors."

    Based upon the current level of operations and anticipated growth, we believe that cash generated from operations together with amounts available under the revolving credit facility will be adequate to meet our anticipated debt service requirements, capital expenditures and working capital needs for the next several years. We cannot assure you, however, that we will generate sufficient cash flow from operations or that future borrowings will be available under the senior secured credit facility or otherwise to enable us to service our indebtedness, including the senior secured credit facility and the notes or to make anticipated capital expenditures. Our future operating performance and our ability to service or refinance the notes, to service, extend or refinance the senior secured credit facility and to redeem or refinance our preferred stock will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 (amended by SFAS No. 137 to delay required implementation) and will be adopted by us in 2001. This new pronouncement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that we recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We are currently evaluating SFAS No. 133, but do not believe this pronouncement will have a material impact on our financial position or results of operations. Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and market prices. To reduce this risk, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined policies and procedures, which prohibit the use of financial instruments for trading purposes.

FOREIGN CURRENCY AND INTEREST RATE RISK

FOREIGN CURRENCY RISK

    We have engaged in transactions that carry some degree of foreign currency risk. As such, we have entered into a series of forward hedge contracts to mitigate the foreign currency risks associated with the financing of one of our production facilities in the United Kingdom. We are a party to a series of British Pound forward exchange contracts, not exceeding a notional amount of $23.1 million, that carry a term of not more than five years.

    We also bear foreign exchange risk because much of our financing is currently obtained in United States dollars, but we receive a portion of our revenues and incur a portion of our expenses in the various currencies of our foreign subsidiaries' operations. Our new revolving credit facility will allow certain of our foreign subsidiaries to borrow up to $75 million in British Pounds Sterling, German Deutsche Marks and Euros. We have not yet determined what amount of borrowings, if any, we expect to make in these currencies.

INTEREST RATE RISK

    We are exposed to interest rate risk primarily as a result of our floating rate borrowings. We have hedged a portion of our interest rate risks by entering into a swap and collar agreements. The swap agreement is a three-year agreement for a notional amount of $83.3 million. Under the swap agreement, we pay a fixed rate of 6.65% and receive the three-month LIBOR. The collar agreement is also a three-year agreement for a notional amount of $41.7 million. Under the collar agreement, we pay the bank if the three-month LIBOR is less than 6.1% (the floor) and receive a payment if the three-month LIBOR is greater than 7.25% (the cap). Since the counterparties to the agreements are also lenders under the senior secured credit facility, our obligations under these agreements are subject to the security interest under the terms of the senior secured credit facility. See "Other Indebtedness."

TIN-PLATED STEEL PRICING

    Tin-plated steel represents the primary component of our raw materials requirement. Historically, we have not always been able to immediately offset increases in tinplate prices with price increases to our customers. However, in most years, a combination of factors has permitted us to maintain our profitability notwithstanding these conditions.

                                    BUSINESS

OUR BUSINESS

GENERAL

    We are a leading manufacturer of steel containers for personal care, household, automotive, paint, industrial and specialty products in the United States and Europe. We also are a manufacturer of plastic containers in the United States and food cans in Europe. Our product offerings include a wide variety of steel containers, such as aerosol cans, paint cans and oblong containers for products such as turpentine and charcoal lighter fluid, as well as a large number of custom and specialty products and plastic containers. We attribute our market leadership to our ability to consistently provide high-quality products and service at competitive prices, while continually improving our product-related technologies.

    We have long-standing relationships with many well-known consumer products and paint manufacturers in the United States and Europe, including Gillette, Reckitt Benckiser and Sherwin Williams. We produce containers for many of these customers' products, including Right Guard deodorant, Easy-Off oven cleaner and Dutch Boy paint. We also produce seasonal holiday tins sold by mass merchandisers. In steel aerosol cans, we hold the number one market position in the United States and the number two market position in Europe. In addition, we hold the number two market position in paint cans in the United States.

    Our aerosol and paint products represented approximately 78% of our total pro forma net sales for the last twelve months ended October 1, 2000. We had pro forma sales of $803.6 million and adjusted EBITDA of $105.4 million for the same period. Domestic operations represented approximately 69% of total pro forma net sales, with the remainder generated by our European operations.

    We compete in three major business segments within the container industry:
Aerosol Products; Paint, Plastic and General Line Products; and Custom and Specialty Products. In addition, we recently acquired May, a German manufacturer of metal food packaging and steel aerosol cans.

AEROSOL PRODUCTS

    As the largest producer of steel aerosol cans in the United States and the second largest producer in Europe, we have a leading position in all of the major aerosol consumer product lines, including personal care, household, automotive and spray paint cans. We offer a wide range of aerosol containers to meet our customer requirements including stylized necked-in cans and barrier pack cans used for products that cannot be mixed with a propellant, such as shaving gel. Most of the aerosol cans that we produce employ a lithography process that consists of printing our customers' designs and logos on the cans. Examples of products using our steel aerosol cans include Right Guard deodorant, Easy-Off oven cleaner and Krylon spray paint.

    Steel aerosol cans represent our largest segment, accounting for approximately 59% of our total pro forma net sales for the last twelve months ended October 1, 2000. In 1999, we manufactured over 50% of the steel aerosol cans produced in the United States and over 25% of the steel aerosol cans produced in Europe. We also supply steel aerosol cans to customers in Latin America through Formametal S.A., our joint venture in Argentina.

PAINT, PLASTIC AND GENERAL LINE PRODUCTS

    Our primary paint, plastic and general line products include paint and coating containers, oblong steel cans for products such as turpentine and charcoal lighter fluid, plastic pails and other containers for industrial products, such as spackle and dry wall compounds, and consumer products, such as swimming pool chemicals and paint. Among our largest customers for these products are Sherwin Williams and Behr. Examples of products using our containers include Dutch Boy paint, Thompson's Water Seal and Arch pool chemicals.

    Paint, plastic and general line products are our second largest segment, accounting for approximately 19% of our total pro forma net sales for the last twelve months ended October 1, 2000. Within this segment, our steel round paint cans and oblong cans accounted for approximately 71% of our sales during the same period. Our plastic containers accounted for approximately 22% of our sales in this segment, and our general line containers, used for products such as engine additives, colorants and lighter fluid, accounted for 7% of our 1999 sales in this segment during the same period.

CUSTOM AND SPECIALTY PRODUCTS

    We also have a significant presence in the custom and specialty products market. We believe that we offer the industry's widest range of decorative and specialty products. Our primary products include a wide array of functional and decorative containers and tins, fitments and stampings, and collectible items, such as decorative metal signs and canister sets. These products are generally custom designed and decorated and are typically produced in smaller quantities than our other products. Our customers in this segment include Wyeth Nutritionals, Keebler Company and Liz Claiborne Cosmetics. Examples of products packaged with our containers include holiday tins sold by mass merchandisers, Keebler cracker tins and Liz Claiborne Cosmetics fragrance gift boxes.

    Our custom and specialty products accounted for approximately 6% of our total pro forma net sales for the last twelve months ended October 1, 2000.

MAY VERPACKUNGEN ACQUISITION

    On December 30, 1999, we acquired May, a German manufacturer of steel food packaging and aerosol cans. May is a leading European food can producer with more than 20% of the German food can market. For the last twelve months ended October 1, 2000, May generated approximately 16% of our total pro forma net sales. This acquisition allows us to:

    - increase our scale and presence in Europe;

    - improve our ability to reduce manufacturing costs;

    - take advantage of purchasing synergies; and

    - enhance our ability to offer global manufacturing services to our customers.

    May has a reputation for manufacturing excellence and has established long-term relationships with several leading consumer products companies. May also has provided us with diversification across our product lines and customer base. As a result of this increased diversification and our larger European presence, we expect to realize additional cross-selling opportunities between our traditional customers and those of May. Generally, we serve different customers than May, with no overlap among our respective top ten customers. As an example of the benefits that our increased scale and presence in Europe can provide, we recently negotiated an agreement with one of May's existing customers to expand May's supply of pet food cans to this customer in the United Kingdom.

    May has state-of-the-art manufacturing technology and processes, including a new high-speed production line that increased May's production capacity and new quality testing equipment and procedures. We plan to utilize May's manufacturing expertise at our other facilities.

COMPETITIVE STRENGTHS

    We believe we have the following competitive strengths:

MARKET LEADERSHIP

    Domestically, we hold the number one market position in our steel aerosol can lines and the number two market position in our paint product lines. In Europe, we are the second largest manufacturer of steel aerosol cans. Collectively, our aerosol can and paint product lines represent approximately 78% of our annual sales. We believe our technological innovation and product quality have been instrumental in securing over 50% of the domestic United States aerosol container market. We also produce nearly one half of all one-gallon paint cans sold annually in the United States. Additionally, our acquisition of May strengthened our position both in Europe and in Germany, the number two European aerosol container market, and expanded our product offering.

LONG-STANDING CUSTOMER RELATIONSHIPS

    We have long-standing relationships with many of our customers and have been able to expand our market share with many of our key customers over time by continuing to expand our product capabilities and increasing the quality of our services. Currently, we believe we are the number one or number two supplier to each of our top customers in each business segment. In addition, as we have expanded internationally, we have increased the number of sole source relationships we have with our customers. We believe our long-standing customer relationships have developed as a result of our reputation for providing:

    - quality and service;

    - competitively priced products;

    - global supply services to multi-national consumer products companies; and

    - technological innovations in product and service offerings.

INDUSTRY-LEADING TECHNICAL CAPABILITIES

    Over the last two years, we have invested heavily in equipment and systems that improve our manufacturing quality and efficiency. We have made a significant investment in new technology, including the installation of two new high-speed, six-color presses that we expect to improve the quality and lower the cost of printing. We also have been at the forefront of technological improvements in the packaging industry, including the production of barrier-pack cans and the development of advanced interior container coatings.

EFFICIENT MANUFACTURING OPERATIONS

    We continue to reduce our overall cost of manufacturing while improving product quality and customer service. We also have invested in new technology, including barrier package design equipment, high-speed production lines and assembly equipment and two high-speed lithography presses. These new lithography presses improve lithography cycle and set-up time, increase throughput, reduce inventory requirements and shorten lead times. Lithography quality is critical to our consumer product customers, as product appearance is a determining factor in the consumer's choice of products.

    In addition, since 1997, we have rationalized manufacturing facilities and centralized operations to lower our overall costs. As of October 1, 2000, we have sold or closed 18 manufacturing facilities. The closing of these facilities, in conjunction with investments in new technology, has created a lower-cost, more efficient manufacturing base, while improving product quality and customer service. We are continually evaluating the benefits of closing additional plants. In addition, we recently reduced our workforce by eliminating 73 salaried and 34 hourly positions. This plan is expected to reduce expenses by approximately $5 million per year. We expect that these and future initiatives will continue to improve our manufacturing efficiencies and our customer service capabilities.

STRATEGICALLY POSITIONED MANUFACTURING FACILITIES

    We strategically locate our manufacturing facilities near our customers to provide time sensitive product delivery and improve inventory management and product design. The close proximity of our facilities to our customers improves customer service and reduces the substantial costs involved in transporting empty cans over long distances. We have 16 facilities located in the United States and ten facilities located in the largest European markets. Our local presence in regions throughout the United States and Europe allows us to lower costs, improve delivery times and meet our customers' growing need for a global supply solution. The May acquisition also enhanced our manufacturing and customer service capabilities in Europe. To further enhance our global capabilities, we have entered the growing South American market through an Argentinian joint venture. Through this joint venture, we recently secured a multi-year supply agreement with a leading consumer products company to be its sole source of steel aerosol containers in this region.

EXPERIENCED MANAGEMENT TEAM

    Our management team consists of highly qualified senior managers with significant industry experience. Paul W. Jones, our Chairman and Chief Executive Officer, spent nine years as chief executive officer of Greenfield
Industries, Inc., which grew from $70 million in sales in 1989 to more than $700 million in 1996 during his tenure, and 19 years with General Electric Corporation, where he served as General Manager of Manufacturing for GE Transportation Systems and General Manager of GE Drives, Motor and Generator Operations. In addition, Mr. Jones has recruited a senior management team with significant packaging industry experience, including prior positions with Tetra Pak, Inc., American National Can and Crown Cork & Seal. Our management team owns 9.00% of our company's common stock after this offering and a substantial portion of their overall targeted compensation is tied to time and performance-based options to acquire an additional 5.75% of our company's common stock over the next five years.

BUSINESS STRATEGY

FOCUSING ON CUSTOMER SERVICE

    By providing improved customer service and support, we believe we can enhance our market share with existing customers and further distinguish ourselves in the container and packaging industry. We are currently implementing new systems and technology, including just-in-time delivery, customer order tracking and demand forecasting that will further enhance our value-added service offerings. In addition, we have invested in new lithography capacity, including two high-speed, six-color presses that allow us to offer sophisticated printing capabilities. These systems and technology are aimed at meeting our customers' quality and supply needs, enhancing communication with customers and improving our order fulfillment and manufacturing capabilities. By providing improved customer service and support, we believe that we can enhance our market share with existing customers and further differentiate ourselves in the container and packaging industry.

MEETING OUR CUSTOMERS' GLOBAL NEEDS

    Our customers are expanding internationally, increasing the need for high-quality global supply sources. To meet our customers' needs and secure new global supply contracts, we are integrating our global manufacturing capabilities and selectively expanding into new geographic regions. We entered the South American market in 1998 through our joint venture in Argentina, and we expanded our

European presence in 1999 through our acquisition of May. We believe our global strategy has been validated by our recent success in securing global supply relationships with Gillette, Reckitt Benckiser and CCL Custom Manufacturing.

IMPROVING OPERATING EFFICIENCIES

    We plan to continue to reduce manufacturing costs and enhance operating efficiencies through the ongoing reconfiguration of our manufacturing base, improvements to our purchasing efficiency and investments in equipment and technology. For example, we are consolidating our purchasing in both the United States and Europe. As a result of these efforts, we recently secured steel purchase agreements that we expect will provide us with approximately
$2 million in annual cost savings. In addition, we expect to realize additional efficiencies in connection with our consolidation of purchasing other non-raw materials.

MAKING SELECTIVE ACQUISITIONS

    We plan to continue to evaluate and selectively pursue acquisitions of rigid packaging businesses that will help fulfill our customer needs, attract new customers, add new products, complement our existing businesses, enhance our earnings or expand our geographic reach.

PRODUCTS

    We believe that we offer the widest range of aerosol, round, general line and specialty metal containers in the U.S. general packaging industry. In 1999, on a pro forma basis, we produced approximately 4.5 billion cans. We emphasize quality and breadth of product line in marketing our steel aerosol cans. We offer full-color, quality lithographed cans in a wide range of styles and sizes. Our necked-in cans (aerosol cans where the plastic cap is flush with the metal exterior of the can) offer a distinctive look and feel to our customers' products. Our barrier packaging cans (cans that separate the product from the can's propellant) provide our customers with an effective solution for delivering a complex product.

    Our European operations accounted for production of over 25% of the 3 billion steel aerosol cans produced in Europe in 1999. These aerosol cans cover the most popular size diameters in Europe and, when supplemented by various heights, enable our European subsidiaries to offer customers a full range of cost efficient sizes.

    We offer round paint cans, oblong containers, plastic pails and specialty containers in the industry's widest choice of sizes. Our containers range from one-quarter pint to six and one-half gallons, and feature a variety of interior linings, making them suitable for a wide variety of applications. Our general line product offerings also include a wide range of open-top and AccuPor metal cans used primarily for automotive products. Additionally, we are a leader in the production of plastic paint cans and two sizes of plastic pails. Our plastic product line also includes molded drums, pails and containers and products used in the farming industry.

    Our custom and specialty products consist of a wide array of functional and decorative containers, tins, metal housewares and collectible items. This line includes the following:

    - hermetic containers and slipcover tins of both three-piece and seamless construction manufactured in round and off-round configurations;

    - standard and custom fitments and stampings; and

    - decorative metal signs, posters, serving trays and canister sets.

    We also provide containers for the cosmetic and retail accessory markets. These products signal an expansion of the custom and specialty products into areas not traditionally supplied by the metal packaging industry, such as perfume and jewelry, as manufacturers seek to differentiate the appearance of their products. We believe that we offer the industry's widest range of related products within this product grouping.

    Since our acquisition of May, we also provide tin-plated packaging for the European food market. We produce packaging in various sizes for whipped cream, pet food, snack products, ready-to-serve soups and other meals, meat products and fruits and vegetables. Our food containers are specially coated to maintain the quality of their contents.

CUSTOMERS AND SALES FORCE

    As of October 1, 2000, in the United States, we had approximately 7,500 customers worldwide, with our largest customer accounting for 7.2% of our pro forma total net sales in 1999. To the extent possible, we enter into one-year or multi-year supply agreements with our major customers. Some of these agreements specify the number of containers a customer will purchase (or the mechanism for determining such number), pricing, volume discounts (if any) and, in the case of many of our domestic and some of our international multi-year supply agreements, a provision permitting us to pass through price increases in certain raw material and other costs.

    We market our products primarily through a sales force comprised of inside and outside sales representatives dedicated to each segment. As of October 1, 2000, we had 85 sales representatives in the United States and 39 sales representatives in Europe. Each sales representative is responsible for growing sales in a specific geographic region and is compensated by a salary and a bonus based on sales volume targets.

    Over the past several years, we have focused on providing value added services to our customers. In 1999, we established a new marketing organization, implemented a strategic marketing plan and conducted customer interviews to determine our performance against customer service expectations. A key element to our strategic marketing plan is changing the selling process from being product-driven to being solution-driven. The ultimate objective of this program is to position us as an informed business partner with our customers rather than merely a product supplier.

COMPETITION

    Quality, service and price are the principal methods of competition in the rigid metal and plastic container industry. To compete effectively, we must strategically locate supply facilities to reduce the added cost of shipping cans long distances. In addition, competition in our industry limits our ability to raise prices for many of our top products.

    In the U.S. steel aerosol can market, we compete primarily with Crown
Cork & Seal. Our European subsidiaries compete in the steel aerosol can market with Crown Cork & Seal, Impress Metal Packaging and a group of other smaller regional producers. Crown Cork & Seal is larger and may have greater financial resources than we do. Because steel aerosol cans are pressurized and are used for personal care, household and other packaged products, they are more sensitive to quality, can decoration and other consumer-oriented features than some of our other products.

    In metal paint and general line products, we compete primarily with BWAY Corporation and one smaller, regional manufacturer. Our plastic products line competes with many regional companies.

    Our custom and specialty products compete with a large number of container manufacturers, but we do not compete across the entire product spectrum with any single company. Competition is based principally on quality, service, price, geographical proximity to customers and production capability, with varying degrees of intensity according to the specific product category.

    Our products also face competition from aluminum, glass and plastic containers.

RAW MATERIALS

    Our principal raw materials are tin-plated steel, referred to as tin-plate, and coatings and inks used to print our customers' designs and logos onto tin-plate. Tin-plate represents one of our largest raw material costs. Our domestic operations purchase tin-plate principally from domestic steel manufacturers, with a smaller portion purchased from foreign suppliers. Our European operations purchase tin-plate principally from European suppliers.

    We believe that adequate quantities of tin-plate will continue to be available from steel manufacturers. Our largest domestic steel suppliers are U.S. Steel, Weirton Steel and LTV, while Corus, Usinor and Aceralia supply the largest volume in Europe. We have not historically entered into written supply contracts with steel makers and believe that other container manufacturers follow the same practice.

    Our domestic and European operations (including May) purchase approximately 500,000 tons of tin-plate annually. Tin-plate prices have increased slightly over the last five years. Historically, we have been able to negotiate lower price increases than those announced by our major suppliers. In Europe, we expect a slight decrease in tin-plate prices due to the increased purchasing power following the May acquisition and other consolidation factors influencing European steel. Many of our domestic and some of our international multi-year supply agreements with our customers permit us to pass through tin-plate price increases and, in some cases, other raw material costs. However, we have not always been able to immediately offset increases in tin-plate prices with price increases on our products.

    While there is some long-term variability, tin prices are fairly stable and price increases are announced several months before implementation. This stability enhances our ability to communicate and negotiate required selling price increases with our customers and minimizes fluctuations of our gross margins.

    Coatings and inks, which are used to coat tin-plate and print designs and logos, represent our second largest raw material expense. We purchase coatings and inks from regional suppliers in the United States and Europe. These products historically have been readily available, and we expect to be able to meet our needs for coatings and inks in the foreseeable future.

    Our plastic products are produced from two main types of resins, which are petroleum- or natural gas-based products. High-density polyethylene resin is used to make pails, drums and agricultural products. We use 100% post-industrial and post-consumer use, recycled polypropylene resin in the production of the Plastite line of paint cans. The price of resin fluctuates significantly, and we believe that it is standard industry practice, as well as a requirement in many contracts, to pass on increases and decreases in resin prices to our customers.

LABOR

    As of October 1, 2000, we employed approximately 2,800 salaried and hourly employees in the United States. Of our total U.S. workforce, approximately 1,750 employees, or 63%, were members of various labor unions, including the United Steelworkers of America, the International Association of Machinists and the Graphic Communications International Union. Labor agreements covering 670 employees were successfully negotiated in 1999 and 2000. As of October 1, 2000, our European subsidiaries employed approximately 1,400 people. In line with common European practices, all plants are unionized.

    We have followed a labor strategy designed to enhance our flexibility and productivity through constructive relations with our employees and collective bargaining units. Our practice is to deal directly with labor unions on employment contract issues and other employee concerns. We believe that we and our employees have benefited from this approach, and we intend to continue this practice in the future. This practice also has the effect of staggering renewal negotiations with the various bargaining units. We believe that our relations with our employees and their collective bargaining units are generally good.

PROPERTIES

    We have 16 plants located in the United States, many of which are strategically positioned near principal customers and suppliers. Through our European subsidiaries, we also have production locations in the largest regional markets in Europe, including Denmark, France, Germany, Italy, Spain and the United Kingdom. The following table sets forth certain information with respect to our principal plants as of October 1, 2000.

LOCATION                                                SIZE (IN SQ. FT.)    STATUS
--------                                                -----------------   --------
UNITED STATES
Commerce, CA..........................................       215,860        Leased
Morrow, GA............................................       110,160        Leased
Newnan, GA............................................        95,000        Leased
Tallapoosa, GA........................................       249,480         Owned
Danville, IL..........................................       100,000         Owned
Elgin, IL.............................................       481,346         Owned
Burns Harbor, IN......................................       190,000        Leased
Baltimore, MD.........................................       150,000        Leased
Baltimore, MD.........................................       137,000         Owned
Baltimore, MD.........................................        55,000        Leased
Alliance, OH..........................................        52,000        Leased
Hubbard, OH...........................................       174,970         Owned
Horsham, PA...........................................       132,000         Owned
New Castle, PA........................................        22,750        Leased
Dallas, TX............................................        87,000         Owned
Weirton, WV...........................................       108,000        Leased
EUROPE
Esbjerg, Denmark......................................        66,209         Owned
Laon, France..........................................       220,000         Owned(1)
Dageling, Germany.....................................       172,224         Owned
Erftstadt, Germany....................................       369,000        Leased
Itzehoe, Germany......................................        80,730         Owned
Schwedt, Germany......................................        35,500        Leased
Voghera, Italy........................................        45,200        Leased
Reus, Spain...........................................       182,250         Owned
Merthyr Tydfil, United Kingdom........................       320,000        Leased(2)
Southall, United Kingdom..............................       253,000         Owned

------------------------

(1) Subject to a mortgage in favor of Societe Generale.

(2) The property at Merthyr Tydfil is subject to a 999-year lease with a pre-paid option to buy that becomes exercisable in January 2007. Up to that time, the landowner may require us to purchase the property for a payment of one Pound Sterling. Currently, the leasehold interest in, and personal property located at, Merthyr Tydfil is subject to a pledge to secure amounts outstanding under a credit agreement with General Electric Capital Corporation.

    We believe our facilities are adequate for our present needs and that our properties are generally in good condition, well-maintained and suitable for their intended use. We continuously evaluate the composition of our various manufacturing facilities in light of current and expected market conditions and demand, and may further consolidate our plant operations in the future.

ENVIRONMENTAL MATTERS

    Our operations are subject to environmental laws in the United States and abroad, including those described below. Our capital and operating budgets include costs and expenses associated with complying with these laws, including the acquisition, maintenance and repair of pollution control equipment, and routine measures to prevent, contain and clean up spills of materials that occur in the ordinary course of our business. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal. We believe that we are in substantial compliance with environmental laws and our environmental permit requirements, and that the costs and expenses associated with such compliance are not material to our business. However, additional operating costs and capital expenditures could be incurred if, among other developments, additional or more stringent requirements relevant to our operations are promulgated.

    Among other environmental laws, our operations are subject to regulation under the federal Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act, as well as similar state statutes. Capital costs for additional air pollution controls or monitors may be required at certain of our sites if certain Clean Air Act regulations become effective. The proposed regulations are currently under review, and no definitive date has been set for issuance.

    Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state statutes, an owner or operator of real property or a person who arranges for disposal of hazardous substances may be liable for the costs of removing or remediating hazardous substance contamination. Liability may be imposed under these statutes regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances, and regardless of whether the release or disposal was in compliance with law at the time it occurred. We are not aware of any current material claims under CERCLA or similar state statutes against us.

    We have been, however, designated as a potentially responsible party at various superfund sites in the United States. As a potentially responsible party, we are or may be legally responsible, jointly and severally with other members of the potentially responsible party group, for the cost of environmental remediation of these sites. Based on currently available data, we believe our contribution to these sites was, in most cases, minimal.

    We have been named as a potentially responsible party for costs incurred in the clean-up of a groundwater plume partially extending underneath a property located in San Leandro, California, formerly a site of one of our can assembly plants. We are a party to an indemnity agreement related to this matter with the owner of the property. Extensive soil and groundwater investigative work has been performed at this site. We, along with other potentially responsible parties at the site, participated in a coordinated sampling event in 1999. The results of the sampling were inconclusive as to the source of the contamination. While the State of California has not yet commented on the sampling results, we believe that the source of contamination is unrelated to our past operations.

    From time to time, contaminants from current or historical operations have been detected at some of our present and former sites, principally in connection with the removal or closure of underground storage tanks. We are not currently aware that any of our facility locations have material outstanding claims or obligations relating to contamination issues.

LITIGATION

    We are involved in litigation from time to time in the ordinary course of our business. In our opinion, none of this litigation is material to our financial condition or results of operations.

    In May 1998, the National Labor Relations Board issued a decision ordering us to pay $1.5 million in back pay, plus interest, for a violation of certain sections of the National Labor Relations Act. The violation was a result of our closure of certain facilities in 1991 and our failure to offer inter-plant job opportunities to certain affected employees. We have appealed this decision on the grounds, among others, that we are entitled to a credit against this award for certain supplemental unemployment benefits and pension payments. We presented oral arguments in late September 2000, and we are waiting for the court's decision. We believe this appeal will be successful.

    On September 20, 2000, a class action lawsuit was filed against U.S. Can, Pac Acquisition, the directors of U.S. Can and Carl Ferenbach. The complaint challenges the recapitalization and alleges inadequate disclosure with respect to U.S. Can's filings with the Securities and Exchange Commission and violations of Delaware law. The complaint seeks to rescind the recapitalization and requests that the defendants pay unspecified monetary damages, costs and attorney's fees. The recapitalization was consummated on October 4, 2000. We currently are engaged in settlement discussions with the plaintiffs. We believe that this lawsuit is without merit and, if settlement discussions are unsuccessful, we intend to contest this matter vigorously.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age as of October 1, 2000 and position of each of our directors, officers and other key employers. Each of our directors will hold office until the next annual meeting of shareholders or until his successor has been elected and qualified. Our officers are elected by our Board of Directors and serve at the discretion of the Board of Directors.

NAME                                             AGE                          POSITION
----                                           --------   ------------------------------------------------
Paul W. Jones................................     52      Chairman of the Board, President and Chief
                                                          Executive Officer

John L. Workman..............................     49      Director, Executive Vice President and Chief
                                                          Financial Officer

J. Michael Kirk..............................     42      Executive Vice President, Corporate Marketing
                                                          and Aerosol Sales

Gillian V. N. Derbyshire.....................     46      Senior Vice President and General Manager,
                                                          Paint, Plastic, Custom and General Line
                                                          Operations

Roger B. Farley..............................     56      Senior Vice President, Human Resources

David R. Ford................................     54      Senior Vice President, International, and
                                                          President, European Operations

Thomas A. Scrimo.............................     52      Senior Vice President and General Manager,
                                                          Aerosol Operations and Business Support

John R. McGowan..............................     58      Vice President and Controller

Larry S. Morrison............................     46      Vice President, Operational Excellence

Emil P. Obradovich...........................     54      Vice President and Chief Technical Officer

Steven K. Sims...............................     36      Vice President, General Counsel and Secretary

Sandra K. Vollman............................     42      Vice President, Finance

Carl Ferenbach...............................     58      Director

Richard K. Lubin.............................     54      Director

Ricardo Poma.................................     54      Director

Francisco A. Soler...........................     54      Director

Louis B. Susman..............................     62      Director

    PAUL W. JONES. Mr. Jones has been our President and Chief Executive Officer since April 1998, and our Chairman of the Board since July 1998. From 1989 to 1998, Mr. Jones was the President of Greenfield Industries, Inc., an international tool manufacturer. Prior to joining Greenfield Industries, Inc., Mr. Jones held various positions with General Electric for 19 years, including serving as General Manager--Manufacturing for General Electric Transportation Systems from 1988 to 1989. Prior to that time, Mr. Jones was the General Manager of General Electric Drives, Motor and Generator Operations. Mr. Jones is a member of the Board of Directors of Federal Signal Corporation and Regal-Beloit Corporation.

    JOHN L. WORKMAN. Mr. Workman has been our Executive Vice President and Chief Financial Officer since his appointment in August 1998. Prior to his appointment, Mr. Workman served as Executive Vice President and Chief Restructuring Officer at Montgomery Ward Holding Corporation. Montgomery Ward is one of the nation's largest privately-held retailers. Mr. Workman joined

Montgomery Ward in 1984 as a general auditor and held a variety of financial positions with Montgomery Ward, including Vice President--Controller, Vice President--Finance and Chief Financial Officer. Mr. Workman was an executive officer of Montgomery Ward in July 1997 when it filed for reorganization under Chapter 11 of the Federal bankruptcy laws. Prior to joining Montgomery Ward, Mr. Workman was a partner in Main Hurdman CPAs which later merged into KPMG.

    J. MICHAEL KIRK. Mr. Kirk has served as our Executive Vice President, Marketing since August 1999. In February 2000, Aerosol sales were also added to his duties. Prior to joining us, he served as General Manager of Blank Fed Packaging Systems for Tetra Pak, Inc., a manufacturer of beverage packaging products. He joined Tetra Pak in 1986 as a sales manager and held a number of sales and marketing positions. At Tetra Pak, he became General Manager of the nine state Southern Region of Tetra Pak and in 1996 was named General Manager of Tetra Pak's 33-state Central Region.

    GILLIAN V. N. DERBYSHIRE. Ms. Derbyshire has served as our Senior Vice President, Paint, Plastic and General Line since September 1999. In
February 2000, Custom and Specialty operations were added to Ms. Derbyshire's responsibilities. Prior to joining us, she served as Vice President and General Manager of American National Can's Worldwide Plastic Bottle Group, a position held from June 1997 to September 1999. Prior to joining American National Can, Ms. Derbyshire was Vice President and General Manager of Tenneco Packaging's EZ Foil-Registered Trademark- Products Group (from June 1995 to June 1997). Prior to that, Ms. Derbyshire was Vice President and General Manager, Marketing of the Tenneco Packaging Specialty Packaging Group.

    ROGER B. FARLEY. Mr. Farley has served as our Senior Vice President, Human Resources since August 1998. Prior to joining us, Mr. Farley was Senior Vice President, Human Resources from July 1997 to July 1998 and Vice President, Human Resources from June 1994 to June 1997 of Greenfield Industries, Inc., an international tool manufacturer. Before joining Greenfield Industries, Inc., Mr. Farley spent 28 years with General Electric in various operating and human resources positions.

    DAVID R. FORD. Mr. Ford has served as our Senior Vice President, International and President, European Operations since November 1997. From 1987 until 1997, Mr. Ford held a number of senior management positions with CMB Packaging Group, a division of CarnaudMetalbox (a Crown Cork & Seal company), including Vice President, Eastern Europe; Vice President, European Food Can business; Regional Vice President, Northern Europe; and Managing Director, CMB Food Can UK. Crown Cork & Seal is a global metal and plastic packaging company.

    THOMAS A. SCRIMO. Mr. Scrimo has served as our Senior Vice President and General Manager, Aerosol Operations and Business Support since February 2000. From August 1998 to February 2000, Mr. Scrimo served as our Vice President, Business Support Operations. Prior to joining us, he served as Vice President of Operations for Greenfield Industries, Inc., an international tool manufacturer, from January 1997 to August 1998. Prior to that, he served as Vice President of Manufacturing of Commercial Cam Co., Wheeling, Illinois, a division of Emerson Electric Co., a manufacturer of precision material handling equipment.

    JOHN R. MCGOWAN. Mr. McGowan has served as our Vice President and Controller since August 1989. Mr. McGowan joined us in May 1987 and served as Vice President, Planning from September 1987 to July 1989. Prior to joining us, Mr. McGowan held a number of financial and management positions during his 25-year tenure with Continental Can Company. Mr. McGowan was employed in Continental Can Company's general packaging operations as Division Manager, Finance from February to May 1987 and as Division Controller from February 1982 to January 1987.

    LARRY S. MORRISON. Mr. Morrison has served as our Vice President, Operational Excellence since February 2000. From 1998 to February 2000, Mr. Morrison served as our Vice President and General

Manager, Custom and Specialty Products. From July 1995 to 1998, Mr. Morrison served as our Vice President of Manufacturing of Custom and Specialty Products. From October 1991 to July 1995, Mr. Morrison served as Director of Operations at our Hubbard, Ohio and Baltimore, Maryland plants. Mr. Morrison was with Sherwin Williams' container division for 10 years prior to our acquisition of the division in 1983.

    EMIL P. OBRADOVICH. Mr. Obradovich has served as our Vice President and Chief Technical Officer since February 2000. From 1996 to February 2000,
Mr. Obradovich served as our Managing Director of Technical Service. From 1983 to 1996, Mr. Obradovich served as our Technical Director. He also spent
10 years with Sherwin-Williams prior to our formation.

    STEVEN K. SIMS. Mr. Sims has served as our Vice President, General Counsel and Secretary since June 1998. From April 1995 to May 1998, Mr. Sims served as our Assistant General Counsel. From September 1989 to March 1995, Mr. Sims was engaged in private practice at the Chicago-based law firm of Ross & Hardies, representing public and private companies in corporate and securities matters and mergers and acquisitions.

    SANDRA K. VOLLMAN. Ms. Vollman has served as our Vice President--Finance since July 2000. From July 1999 to July 2000, Ms. Vollman served as our Vice President--Business Development. From 1997 to 1999, Ms. Vollman was Vice President and Corporate Controller for Montgomery Ward and Co. Prior to 1997, Ms. Vollman held a variety of financial and information systems positions at Montgomery Ward and was vice president and controller of Signature Financial/Marketing, Inc., Montgomery Ward's direct marketing subsidiary. Before joining Montgomery Ward in 1983, Ms. Vollman was audit manager for Arthur Andersen in Chicago.

    CARL FERENBACH. Mr. Ferenbach has served as a Director since the recapitalization. Mr. Ferenbach is a Managing Director of Berkshire Partners, which he co-founded in 1986. In addition, he was one of our founding directors in 1983 and served as a member of our Board of Directors until February 2000. He has been a director of many of Berkshire Partners' manufacturing, transportation and telecommunications investments, including, among others, Crown Castle International Corporation, Wisconsin Central Transportation Corporation, Tranz Rail Limited and Trico Marine Services, Inc.

    RICHARD K. LUBIN. Mr. Lubin has served as a Director since the recapitalization. Mr. Lubin is a Managing Director of Berkshire Partners, which he co-founded in 1986. He has been a director of many of Berkshire Partners' manufacturing, retailing and transportation investments, including, among others, The Holmes Group, Inc., InteSys Technologies, Inc. and Wisconsin Central Transportation Corporation.

    RICARDO POMA.  Mr. Poma has served as a Director since 1983. Since 1979,
Mr. Poma has served as the Managing Partner and Chief Executive Officer of Group Poma, a family holding company involved in automobile distribution, hotels, real estate development and manufacturing. Mr. Poma is also Vice Chairman of International Bancorp of Miami, Inc.; a member of the Advisory Board of Bain Capital, an investment fund; and President of the School for Economics and Business, a private university in El Salvador.

    FRANCISCO A. SOLER. Mr. Soler has served as a Director since 1983. Since 1985, Mr. Soler has served as the Chairman of International Bancorp of Miami, Inc., the holding company for The International Bank of Miami, N.A. Mr. Soler is also President of Harbour Club Milano Spa. and a director of various industrial and commercial companies in the United Kingdom and El Salvador.

    LOUIS B. SUSMAN.  Mr. Susman has served as a Director since 1998.
Mr. Susman is a Vice Chairman of the Citigroup Global Corporate Investment Bank, Chairman of the Citigroup North American Customer Committee, and a Vice Chairman of Investment Banking and Managing Director of Salomon Smith Barney Inc. Prior to joining Salomon Brothers Inc (one of the predecessors of

Salomon Smith Barney) in June 1989, Mr. Susman was a senior partner at the St. Louis-based law firm of Thompson & Mitchell. Mr. Susman is a Director of Drury Inns and has previously served on the boards of the St. Louis National Baseball Club, Inc., Silver Eagle, Inc., Hasco International, PennCorp Financial,
Avery, Inc. and other publicly-held corporations.

    In addition to the directors listed above, we expect to expand our board to include up to four additional independent directors as a result of the recapitalization.

COMPENSATION OF DIRECTORS

    We pay our non-employee directors customary fees and reimburse their expenses for each board and committee meeting attended.

EXECUTIVE COMPENSATION

    The following tables set forth information for the fiscal year ended December 31, 1999 concerning compensation paid to our Chief Executive Officer and our other four most highly compensated executive officers during fiscal years 2000, 1999 and 1998.

SUMMARY COMPENSATION TABLE

                                                                                                    LONG TERM COMPENSATION
                                                                                                  ---------------------------
                                                              ANNUAL COMPENSATION                   AWARDS         PAYOUT
                                                 ----------------------------------------------   -----------   -------------
                                                                                                  SECURITIES
                                                                                                  UNDERLYING
                                                                                  OTHER ANNUAL     OPTIONS/       ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR      SALARY    BONUS(A)   COMPENSATION    SARS (#)(C)   COMPENSATION
---------------------------                      --------   --------   --------   -------------   -----------   -------------
Paul W. Jones(b) .............................     2000     $614,473      none       $7,521         212,202      $2,351,037(d)
  President and Chief Executive Officer            1999     $572,800   $830,200      $7,500            none      $   96,300(e)
                                                   1998     $384,900   $618,750      $5,500         450,000      $   68,100

David R. Ford(f) .............................     2000     $395,000      none         none         141,468      $  771,266(d)
  Senior Vice President, International and         1999     $383,000   $251,300        none            none      $  239,116(d)
  President, European Operations                   1998     $365,100   $143,100        none          28,000      $  116,600

John L. Workman(b) ...........................     2000     $398,088      none       $7,521         353,669      $1,066,672(d)
  Executive Vice President and Chief Financial     1999     $378,600   $270,700      $7,500            none      $   54,100(e)
  Officer                                          1998     $119,600   $165,000      $2,900         117,500      $    2,200

Gillian V.N. Derbyshire(b) ...................     2000     $277,069      none       $7,521         212,202      $  344,503(d)
  Senior Vice President and General Manager,       1999     $ 62,138   $102,500      $2,025          50,000      $    1,080(e)
  Paint, Plastic, Custom and General Line
  Operations

J. Michael Kirk(b) ...........................     2000     $243,088      none       $7,521         212,202      $  358,139(d)
  Senior Vice President, Corporate Marketing       1999     $ 79,892   $77,500       $2,603          50,000      $    3,691(e)
  and Aerosol Sales

------------------------------

(a) The 1998 amounts for Messrs. Jones and Workman and the 1999 amounts for Ms. Derbyshire and Mr. Kirk consist of a signing or make-whole bonus (based on foregone bonus from their previous employers) and a guaranteed partial year incentive payout. For 1998 and 1999, the amounts shown for all officers include the dollar value of additional deferred stock units provided by us to the named executive officers in connection with their deferral of a portion of their 1998 and 1999 bonuses into deferred stock units under our Executive Deferred Compensation Plan. Under this plan, eligible executives were able to defer up to 25% of their annual incentive compensation into deferred Company stock units, which were settled in cash at the reorganization date. We contributed one additional deferred stock unit for each five deferred stock units elected by the executive.

(b) Mr. Jones, Mr. Workman, Ms. Derbyshire and Mr. Kirk joined our company in April 1998, August 1998, September 1999 and August 1999, respectively.

(c) Options granted in 1999 and 1998 were granted under various option or equity incentive plans that were terminated as of the October 4, 2000 recapitalization date and reflect shares prior to the recapitalization. Options granted in 2000 exclude options for 50,000, 25,000, 30,000, 35,000 and 37,000 shares issued to Messrs. Jones, Ford and Workman, Ms. Derbyshire and

    Mr. Kirk, respectively, under the plans in effect prior to the recapitalization. All of the foregone options were cancelled at the time of the recapitalization, and each holder received a cash payment equal to the product of (i) the $20.00 price per share paid to shareholders in connection with the recapitalization less the exercise price of the option and
    (ii) the number of shares of common stock subject to the option. Options reflected in this table for 2000 were granted on October 4, 2000 under the U.S. Can Corporation 2000 Equity Incentive Plan in connection with the recapitalization.

(d) The 2000 amounts include one-time bonuses in connection with the recapitalization of $697,500, $156,600, $309,000, $90,700 and $99,400 for
    Messrs. Jones, Ford and Workman, Ms. Derbyshire and Mr. Kirk, respectively, cash proceeds from the cancellation of employee stock options in the recapitalization of $1,291,312, $252,250, $624,713, $220,000 and $220,288
    for Messrs. Jones, Ford and Workman, Ms. Derbyshire and Mr. Kirk, respectively, distribution of cash from U.S. Can's executive deferred compensation program to the extent not reported as 1999 or 1998 bonuses, of $124,384, $39,399, $38,852, $6,053 and $6,053 for Messrs. Jones, Ford and
    Workman, Ms. Derbyshire and Mr. Kirk, respectively, contributions or payments for their benefit to U.S. Can's Salaried Employee Savings and Retirement Accumulation Plan ("SRAP") of $10,200 for each named executive officer other than Mr. Ford and $214,538, $80,314, $16,470 and $19,823 for
    Messrs. Jones and Workman, Ms. Derbyshire and Mr. Kirk, respectively, pursuant to nonqualified retirement plans. The 2000 amounts shown for Mr. Jones, Ms. Derbyshire and Mr. Kirk include the cost of life insurance in excess of our standard benefit ($5,803, $1,080 and $1,175, respectively). The 2000 amounts shown for Messrs. Jones, Workman and Kirk include payments for personal financial planning of $7,300, $3,593 and $1,200, respectively. The 2000 and 1999 amounts for Mr. Ford include contributions to an executive retirement plan and an overseas employee benefit trust, of which Mr. Ford is the beneficiary, designed to provide contractual retirement benefits ($227,011 and $229,424 for 2000 and 1999, respectively) and the cost of life insurance ($8,958 and $9,692 for 2000 and 1999, respectively). The 2000 amount for Mr. Ford also includes reimbursement for relocation expenses as provided under his Service Agreement of $87,048.

(e) The 1999 amounts shown for Mr. Jones, Ms. Derbyshire and Mr. Kirk include the cost of life insurance in excess of our standard benefit ($5,803, $1,080 and $1,175, respectively). The 1999 amounts shown for Messrs. Jones, Workman and Kirk include contributions or payments for their benefit to U.S. Can's Salaried Employee Savings and Retirement Accumulation Plan ("SRAP") and pursuant to nonqualified retirement plans ($90,500, $54,100 and $2,515, respectively).

(f) Mr. Ford is compensated in British Pounds. Certain amounts shown for Mr. Ford have been converted to U.S. dollars at the exchange rate in effect as of the calendar year-end for the year in which payment was made.

OPTION GRANTS IN 2000

                                                                                                               POTENTIAL
                                                                                                          REALIZABLE VALUE AT
                                                                                                                ASSUMED
                                                                                                            ANNUAL RATES OF
                                                                                                              STOCK PRICE
                                                     % OF TOTAL OPTIONS                                    APPRECIATION FOR
                              NUMBER OF SECURITIES       GRANTED TO                                           OPTION TERM
                               UNDERLYING OPTIONS       EMPLOYEES IN      EXERCISE OR                     -------------------
NAME                             GRANTED (#)(A)         FISCAL YEAR       BASE PRICE    EXPIRATION DATE    5%($)      10%($)
----                          --------------------   ------------------   -----------   ---------------    -----      ------
Paul W. Jones..............            70,734(b)            2.17%            $1.00      October 4, 2010   $ 44,484   $112,729
                                      141,468(c)            8.93%            $1.00      October 4, 1010   $ 88,969   $225,458
David R. Ford..............           141,468(b)            4.35%            $1.00      October 4, 2010   $ 88,969   $225,458
John L. Workman............            70,734(b)            2.17%            $1.00      October 4, 2010   $ 44,484   $112,729
                                      282,935(c)           17.86%            $1.00      October 4, 2010   $177,938   $450,914
Gillian V.N. Derbyshire....            84,881(b)            2.61%            $1.00      October 4, 2010   $ 53,382   $135,275
                                      127,321(c)            8.04%            $1.00      October 4, 2010   $ 80,072   $202,911
J. Michael Kirk............            84,881(b)            2.61%            $1.00      October 4, 2010   $ 53,382   $135,275
                                      127,321(c)            8.04%            $1.00      October 4, 2010   $ 80,072   $202,911

------------------------------

(a) Options granted in 2000 exclude options for 50,000, 25,000, 30,000, 35,000 and 37,000 shares issued to Messrs. Jones, Ford and Workman, Ms. Derbyshire and Mr. Kirk, respectively, under the plans in effect prior to the recapitalization, which were cancelled at the time of the recapitalization. See note (c) to the Summary Compensation Table.

(b) Represents time-vested options to purchase shares of common stock. These options vest in equal installments of 20% on October 4 of each of 2001, 2002, 2003, 2004 and 2005, subject to accelerated vesting upon a change of control of the Company.

(c) Represents performance-based options to purchase shares of common stock. These options are exercisable only as to the total number of shares that are both vested and earned. These options vest in equal installments of 20% on October 4 of each of 2001, 2002, 2003, 2004 and 2005. These options are earned at the time of an initial public offering or if Berkshire Fund V Investment Corp. and its affiliates receive a specified return on their investment in the Company under specific, enumerated circumstances.

AGGREGATED OPTIONS/SAR EXERCISES IN 2000 AND 2000-END OPTIONS/SAR VALUED

    No shares were acquired as a result of option exercises by the named executive officers during 2000. See note (d) to the Summary Compensation Table for a description of the cash proceeds from the cancellation of employee stock options in the recapitalization. We have not awarded any stock appreciation rights ("SARs").

                                                     EXERCISABLE/UNEXERCISABLE
                                                       NUMBER OF SECURITIES      EXERCISABLE/UNEXERCISABLE
                                                            UNDERLYING             VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
NAME                                                   AT 2000-YEAR END (#)       AT 2000-YEAR END ($)(A)
----                                                 -------------------------   -------------------------
Paul W. Jones......................................          0/212,202                     $0/$0
David R. Ford......................................          0/141,468                     $0/$0
John L. Workman....................................          0/353,669                     $0/$0
Gillian V.N. Derbyshire............................          0/212,202                     $0/$0
J. Michael Kirk....................................          0/212,202                     $0/$0

------------------------

(a) Because there was no established trading market for the Company's common stock as of December 31, 2000, management has determined that the fair market value of the common stock underlying these options did not exceed $1.00 (the exercise price of these options) and, accordingly, none of these options were in-the-money.

                             PRINCIPAL STOCKHOLDERS

    Following the consummation of the transactions on October 4, 2000, we had one class of issued and outstanding common stock, and U.S. Can owned all of it.

    The following table sets forth certain information with respect to the ownership of U.S. Can's common stock immediately after consummation of the transactions and reflects U.S. Can's 20 for 1 stock split, which was effected upon the closing of the recapitalization. As of October 4, 2000, immediately following the consummation of the transactions, U.S. Can had 53,333,333 shares of issued and outstanding common stock.

    U.S. Can's preferred stock, which has no voting rights other than those provided by Delaware law, is owned by Berkshire Partners and its co-investors and the rollover stockholders. See "Description of U.S. Can's Capital Stock--Preferred Stock."

    Notwithstanding the beneficial ownership of common stock presented below, the stockholders agreement entered into upon consummation of the transactions governs the stockholders' exercise of their voting rights with respect to the election of directors and certain other material events. The parties to the stockholders agreement have agreed to vote their shares to elect the Board of Directors as set forth therein. See "Certain Relationships and Related Party Transactions."

    The following table describes the beneficial ownership of each class of issued and outstanding common stock of U.S. Can by each of our directors and executive officers, our directors and executive officers as a group and each person who beneficially owns more than 5% of the outstanding shares of common stock of U.S. Can as of October 1, 2000. As used in the table, beneficial ownership has the meaning set forth in Rule 13d-3(d)(1) of the Exchange Act.

BENEFICIAL OWNER                                              NUMBER OF SHARES   PERCENT OWNERSHIP
----------------                                              ----------------   -----------------
Berkshire Partners LLC(1)...................................     41,229,278            77.30%

Salomon Smith Barney Inc.(2)................................      2,613,332             4.90

Paul W. Jones...............................................      1,933,334             3.63

John L. Workman.............................................      1,000,000             1.88

J. Michael Kirk.............................................        333,333                *

Gillian V. N. Derbyshire....................................        333,333                *

Roger B. Farley.............................................        533,333             1.00

David R. Ford...............................................        453,333                *

Thomas A. Scrimo............................................        213,334                *

Carl Ferenbach(3)...........................................     41,229,278            77.30

Richard K. Lubin(4).........................................     41,229,278            77.30

Ricardo Poma(5).............................................      2,202,344             3.89

Francisco A. Soler(6).......................................        951,485             1.68

Louis B. Susman(7)..........................................      2,613,332             4.62

All officers and directors as a group (12 persons)..........     51,769,758            96.41

------------------------

   * Less than 1%

 (1) Includes 25,847,737 shares of common stock held by Berkshire Fund V Investment Corp.; 2,584,771 shares of common stock held by Berkshire Investors LLC; and 12,796,770 shares of common stock held by Berkshire Fund V Coinvestment Corp. The address of Berkshire Partners LLC is One Boston Place, Suite 3300, Boston, Massachusetts 02108.

 (2) The address of Salomon Smith Barney Inc. is 8700 Sears Tower, Chicago, Illinois 60606.

 (3) Mr. Ferenbach is a Managing Director of Berkshire Partners LLC.

 (4) Mr. Lubin is a Managing Director of Berkshire Partners LLC.

 (5) Mr. Poma beneficially owns 2,202,344 shares of U.S. Can common stock as a result of his relationship to (i) Salcorp Ltd., a company of which Mr. Poma is the sole stockholder, director and executive officer, and which is the record holder of 924,804 shares, (ii) Scarsdale Company N.V., Inc., a company of which Mr. Poma is a director and executive officer and which is the record holder of 26,681 shares, and (iii) Barcel Corporation, which is the record holder of 1,250,859 shares and is wholly owned by United Capital Corporation, which is wholly owned by Inversal Trust, a family trust of which Mr. Poma is the trustee.

 (6) Mr. Soler beneficially owns 951,485 shares of U.S. Can common stock as a result of his relationship to (i) Windsor International Corporation, a company of which Mr. Soler is a director and executive officer and which is the record holder of 424,460 shares, (ii) Atlas World Carriers S.A., a company of which Mr. Soler is a director and executive officer and which is the record holder of 250,172 shares, (iii) The World Financial Corporation S.A., a company of which Mr. Soler is a director and executive officer and which is the record holder of 250,172 shares, and (iv) Scarsdale Company N.V., Inc., a company of which Mr. Soler is an executive officer and which is the record holder of 26,681 shares.

 (7) Mr. Susman is the Vice Chairman of Investment Banking and Managing Director of Salomon Smith Barney Inc. Salomon Smith Barney owns 2,613,332 shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH BERKSHIRE PARTNERS

    Berkshire Partners has been actively involved in our company through Carl Ferenbach, a founding partner of Berkshire Partners. Mr. Ferenbach was one of our founding directors in 1983 and served as a member of our Board of Directors until February 2000. Upon the completion of the transactions, Berkshire Partners received a fee of $2.0 million. In addition, Berkshire Partners will receive a management fee of $750,000 per year.

RELATIONSHIP WITH SALOMON SMITH BARNEY

    Salomon Smith Barney currently beneficially owns 4.62% of our common stock and provides us with investment banking and financial advisory services. Between 1997 and 1998, we paid Salomon Brothers Inc, one of Salomon Smith Barney's predecessors, approximately $800,000 in fees in connection with the sale of our commercial metal services business. We paid Salomon Smith Barney $2.0 million in fees for financial advisory services provided in connection with the transactions. In addition, we paid Salomon Smith Barney customary fees for serving as sole book running manager for the original offering, as dealer manager in U.S. Can's tender offer for all of its outstanding 10 1/8% notes due 2006 and as joint arranger under our new senior secured credit facility.

STOCKHOLDERS AGREEMENT

    In connection with the recapitalization, we entered into a stockholders agreement with our stockholders which provides for, among other things, certain restrictions and rights related to the transfer, sale or purchase of our common stock and preferred stock. See "Description of U.S. Can's Capital
Stock--Stockholders Agreement."

TRANSACTIONS WITH MANAGEMENT

EXECUTIVE DEFERRED COMPENSATION PLAN

    Our executive deferred compensation plan permits eligible executives to reduce the amount of their current taxable income by deferring payment of up to 25% of their annual cash bonus under our management incentive plan. The deferrals are invested in stock units of U.S. Can and the executive is entitled to a 20% company match on the number of stock units credited. The matching stock units generally vest over five years. As a result of the recapitalization, each executive who continued to be a stockholder of our company after the recapitalization received a cash distribution from the executive deferred compensation plan equal to the product of:

    - the number of stock units held by such executive, including vested and unvested matching stock units; and

    - $20.00.

    Participants in our executive deferred compensation plan who did not continue to be stockholders of our company after the recapitalization became vested in their matching stock units in the amount of $20.00 per matching stock unit. The vested amount was transferred to other investments.

EXECUTIVE SEVERANCE PLAN

    Certain of our executive officers are eligible to participate in our executive severance plan. The executive severance plan provides an executive with a severance payment equal to 12 months (18 months in certain circumstances) of the executive's base salary in the event the executive is terminated without cause or leaves for good reason. In the cases of Ms. Derbyshire and Messrs. Farley, Kirk, Morrison, Scrimo, Sims and Workman, the executive severance plan will not provide a severance benefit if these executives are entitled to receive a severance benefit under their change in control agreements (described below).

U.S. CAN CORPORATION 2000 EQUITY INCENTIVE PLAN

    In connection with the recapitalization, the Board of Directors and stockholders of U.S. Can approved the U.S. Can Corporation 2000 Equity Incentive Plan. The Board of Directors administers the plan and may, from time to time, grant option awards to directors of U.S. Can, including directors who are not employees of U.S. Can, all executive officers of U.S. Can and its subsidiaries, and other employees, consultants, and advisers who, in the opinion of the Board, are in a position to make a significant contribution to the success of U.S. Can and its subsidiaries. The Board of Directors may grant options that are time-vested and options that vest based on the attainment of certain performance goals determined by the Board of Directors.

CHANGE IN CONTROL AGREEMENTS

    Certain of our executive officers are a party to a change in control agreement. The recapitalization constituted a change in control under each agreement, which generally requires us to provide severance benefits to the executive officer upon his or her termination of employment during the agreement term.

    The agreements with Messrs. Morrison and Sims provide that, until the end of the 24th month following October 2000, the executive will be entitled to the following benefits during the term of such executive's agreement while employed by the company:

    - a salary which is not less than his or her highest annual base salary rate during the one-year period before the change in control;

    - continued participation in our management incentive plan or any replacement bonus plan providing an opportunity for an incentive payment equal to at least the greatest incentive compensation opportunity provided to him or her during the one-year period prior to the change in control;

    - life insurance coverage providing an amount in death benefits that is not less than two times the executive's base salary and disability income replacement coverage; and

    - participation in health, welfare, retirement and other fringe benefit programs on substantially the same terms as those benefits that are provided to other senior management employees.

If we terminate the executive without cause at any time prior to the end of the 24th month following October 2000, or if the executive leaves employment as a result of a constructive termination, the executive is entitled to a lump sum severance payment. This payment will equal 18 months of base salary for Mr. Morrison and 12 months of base salary for Mr. Sims. In addition, the executives will be entitled to pro rata payments of bonus awards under the management incentive plan.

    The agreements with Messrs. Ford, McGowan and Obradovich provide that upon termination by us or constructive termination by the executive within two years of a change in control, the executive will be entitled to:

    - a severance payment equal to two times the greater of his current annual base salary or the annual base salary immediately before the change in control in the cases of Messrs. Ford and McGowan and equal to one times such amount in the case of Mr. Obradovich;

    - a pro-rated bonus based on the executive's target bonus;

    - accelerated vesting of all restricted stock grants awarded to Mr. McGowan; and

    - continuation of health and welfare benefits for two years following termination in the cases of Messrs. Ford and McGowan and for one year in the case of Mr. Obradovich.

EMPLOYMENT AGREEMENT WITH MR. JONES

    As of the recapitalization, Mr. Jones terminated his then existing change of control agreement and entered into a new employment agreement with us. We entered into a two-year employment agreement with Mr. Jones on October 4, 2000. Under the terms of Mr. Jones' employment agreement, he will be paid an annual base salary of at least $610,000. His base salary and other compensation will be reviewed annually by the Compensation Committee of the Board of Directors.
Mr. Jones participates in our management incentive plan with an opportunity to receive a bonus payment equal to 100% of his base salary. We have also agreed to provide Mr. Jones with term life insurance coverage with death benefits at least equal to twice his base salary, an automobile allowance and employee benefits comparable to those provided to our other senior executives.

    In the event of the termination of Mr. Jones' employment with us due to his death or permanent disability, we will pay him or his estate:

    (1) an amount equal to one year's base salary reduced by any amounts received from any life or disability insurance provided by us; and

    (2) if Mr. Jones is entitled to receive a bonus payment under the management incentive plan, a bonus payment prorated to reflect any partial year of employment.

In the event Mr. Jones terminates his employment for good reason or we terminate his employment without cause, we will pay him:

    (1) his base salary and benefits for the earliest to occur of 18 months, his death or the date that he breaches the provisions of his employee agreement (relating to non-competition, confidentiality and inventions); and

    (2) if Mr. Jones is entitled to receive a bonus payment under the management incentive plan, a bonus payment prorated to reflect any partial year of employment.

If Mr. Jones' employment is terminated for cause or by voluntary resignation, he will receive no further compensation.

EMPLOYMENT AGREEMENTS WITH MS. DERBYSHIRE AND MESSRS. FARLEY, KIRK, SCRIMO AND
  WORKMAN

    As of the recapitalization, Ms. Derbyshire and Messrs. Farley, Kirk, Scrimo and Workman, referred to as the executives, terminated their then existing change of control agreements and entered into new employment agreements with us. We entered into two-year employment agreements with each of the executives on October 4, 2000. Under the terms of these employment agreements, Ms. Derbyshire and each of Messrs. Farley, Kirk, Scrimo and Workman will be paid an annual base salary of at least $260,000, $226,000, $235,000, $220,000 and $390,000, respectively. Each executive's base salary and other compensation will be reviewed annually by that executive's supervisor. Each executive also participates in our management incentive plan with an opportunity to receive a bonus payment equal to 50% of his or her base salary. We have also agreed to provide each executive with term life insurance coverage with death benefits at lease equal to twice his or her base salary, an automobile allowance and employee benefits comparable to those provided to our other senior executives.

    In the event of the termination of an executive's employment with us due to his or her death or permanent disability, we will pay him or her or his or her estate:

    (1) an amount equal to one year's base salary reduced by any amounts received from any life or disability insurance provided by us; and

    (2) if the executive is entitled to receive a bonus payment under the management incentive plan, a bonus payment prorated to reflect any partial year of employment.

In the event an executive terminates his or her employment for good reason or we terminate his or her employment without cause, we will pay him or her:

    (1) his or her base salary and benefits for the earliest to occur of 18 months, his or her death or the date that he or she breaches the provisions of his or her employee agreement (relating to non-competition, confidentiality and inventions); and

    (2) if the executive is entitled to receive a bonus payment under the management incentive plan, a bonus payment prorated to reflect any partial year of employment.

If an executive's employment is terminated for cause or by voluntary resignation, he or she will receive no further compensation.

SERVICE AGREEMENT WITH MR. FORD

    We have entered into a service agreement with Mr. Ford through our wholly owned subsidiary, USC Holding UK Limited. The service agreement will continue in effect until it is terminated by us or Mr. Ford, but not beyond Mr. Ford's attainment of USC Holding UK Limited's retirement age (currently 65). We have agreed to pay Mr. Ford a base salary of L232,000 per year during the term of his agreement and to provide him with an automobile and retirement benefits no less beneficial than those provided by his previous employer. We have agreed to provide a target bonus for Mr. Ford of 50% of his base salary with the actual amount based upon the attainment of pre-established performance goals.

    Mr. Ford may terminate his employment by providing us with 12 months notice. We may terminate Mr. Ford's employment by giving him 24 months notice, except we may terminate Mr. Ford's employment for cause without prior notice. After termination notice is given and prior to expiration of the notice period, we are required to continue to pay Mr. Ford's salary and provide other contractual benefits. If Mr. Ford's employment is terminated by reason of redundancy, we are required to make an additional payment to Mr. Ford equal to two times his entitlement to statutory redundancy pay (to include the statutory entitlement).

    Additionally, the service agreement requires Mr. Ford to refrain from disclosing confidential information acquired in connection with his employment with us and also requires Mr. Ford to refrain from working for any other firm during the term of the agreement.

                               OTHER INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

    GENERAL. On October 4, 2000, in connection with the recapitalization, the Company entered into a senior secured credit facility with Bank of America, N.A., Citicorp North America, Inc. and certain other lenders. The senior secured credit facility provides for aggregate borrowings by us of $400.0 million. As of October 1, 2000, after giving pro forma effect to the transactions, there would have been approximately $295.4 million (including $14.9 million of letters of credit) of outstanding indebtedness under the senior secured credit facility and approximately $104.6 million of unused commitment under the senior secured credit facility for working capital and other corporate purposes. The senior secured credit facility includes:

    - an $80.0 million tranche A term loan;

    - a $180.0 million tranche B term loan; and

    - a $140.0 million revolving credit facility.

Up to $75.0 million of the revolving credit facility is available in certain foreign currencies, including British Pounds Sterling, French Francs, German Deutsche Marks and Euros and other foreign currencies approved by the lenders for borrowings by certain of our foreign subsidiaries.

    INTEREST. Amounts outstanding under the senior secured credit facility bear interest, at our option, at a rate per annum equal to either: (1) the base rate (as defined in the senior secured credit facility) or (2) the LIBOR rate (as defined in the senior secured credit facility), in each case, plus an applicable margin. The applicable margin for the tranche A term loan and the revolving credit facility is initially 2.25% for base rate loans and 3.25% for LIBOR loans. The applicable margin for the tranche A term loan and the revolving credit facility is subject to reduction based on the achievement of certain leverage ratio targets and provided that no event of default has occurred and is continuing. The applicable margin for the tranche B term loan is fixed at 2.75% for base rate loans and 3.50% for LIBOR loans, subject to reduction based on our senior secured credit rating. The applicable margins are not subject to reduction until after March 2001. As of October 1, 2000, our borrowings under the senior secured credit facility would have borne interest at rates ranging from 9.58% to 9.83%. The interest rate otherwise payable under the senior secured credit facility will increase by 2% per annum during the continuance of a payment default or another event of default for which the lenders have taken affirmative action.

    MATURITY AND MANDATORY PREPAYMENTS. Borrowings under the tranche A term loan are due and payable in quarterly installments, which are initially
$1 million and increase over time to $8 million, until the final balance is due on the sixth anniversary of the closing of the recapitalization. Borrowings under the tranche B term loan are due and payable in quarterly installments (the quarterly payments due before December 31, 2006 being in nominal amounts), with the final balance due on the eighth anniversary of the closing of the recapitalization. The revolving credit facility is available until the sixth anniversary of the closing of the recapitalization. In addition, we are required to prepay the facilities under the senior secured credit facility in an amount equal to:

    - 100% of the net cash proceeds from certain asset sales by us subject to certain baskets and reinvestment provisions;

    - 75% (if our senior debt/EBITDA ratio is equal to or greater than 3.0:1.0) or 50% (if our senior debt/EBITDA ratio is less than 3.0:1.0) of excess cash flow (as defined);

    - 100% of the net cash proceeds from the issuance of any debt (excluding the proceeds from the notes) by us; and

    - 50% of the net cash proceeds from our issuance of equity, excluding, among other things, (a) proceeds from any issuance of equity within one year of the closing of the recapitalization which are applied to permanently reduce the outstanding bridge notes, and (b) when no bridge notes are outstanding, (i) any equity invested by Berkshire Partners and the rollover stockholders and (ii) equity invested in connection with a permitted acquisition.

    SECURITY AND GUARANTEES. The senior secured credit facility is secured by a first priority security interest in all existing and after-acquired assets of us and all of our direct and indirect domestic subsidiaries' existing and after-acquired assets, including, without limitation, real property and all of the capital stock owned by us and our direct and indirect domestic subsidiaries (including certain capital stock of their direct foreign subsidiaries only to the extent permitted by applicable law). In addition, the loans made to our foreign subsidiaries under the senior secured credit facility will be secured by the existing and after-acquired assets of certain of our foreign subsidiaries. All of our obligations under the senior secured credit facility are fully and unconditionally guaranteed by U.S. Can and all of the Company's present and future domestic subsidiaries. In addition, U.S. Can, the Company, each guarantor and, to the extent permitted by law, each subsidiary and parent of any foreign subsidiary authorized to borrow amounts under the senior secured credit facility will guarantee any borrowings by any designated foreign subsidiaries permitted to borrow amounts under the senior secured credit facility.

    COVENANTS. The senior secured credit facility requires us to meet certain financial tests, including, without limitation:

    - minimum interest coverage;

    - minimum EBITDA;

    - minimum fixed charge coverage; and

    - maximum leverage.

    The senior secured credit facility contains certain covenants which, among other things, limit:

    - the incurrence of additional debt;

    - investments;

    - dividends;

    - transactions with affiliates;

    - capital expenditures;

    - asset sales;

    - acquisitions, mergers and consolidations;

    - prepayments of other debt (including the notes);

    - amendments to the terms of any debt (including the notes) that would be adverse to the lenders; and

    - liens, encumbrances and negative pledges.

    EVENTS OF DEFAULT. The senior secured credit facility contains customary events of default, including, among other things:

    - payment defaults;

    - breaches of representations and warranties;

    - covenant defaults;

    - cross-defaults to certain other debt (including the notes);

    - certain events of bankruptcy and insolvency;

    - failure of the subordination provisions in the notes to be effective with respect to each holder of the notes;

    - judgment defaults;

    - failure of any guarantee or security document supporting the senior secured credit facility to be in full force and effect; and

    - a change of control of the Company or U.S. Can.

    WAIVER AND MODIFICATION. The terms of the senior secured credit facility may be waived or modified upon approval by the Company and the required percentage of the senior lenders and without the consent of the exchange note holders.

                    DESCRIPTION OF U.S. CAN'S CAPITAL STOCK

GENERAL

    U.S. Can has two authorized classes of capital stock: preferred stock and common stock, each with par value $.01 per share. The number of authorized shares of preferred stock is 200,000,000 and the number of authorized shares of common stock is 100,000,000. Immediately following the recapitalization, there were 106,666,667 shares of U.S. Can preferred stock and 53,333,333 shares of U.S. Can common stock outstanding. In addition, U.S. Can has reserved 3,253,761 shares of common stock for issuance upon exercise of employee stock options.

PREFERRED STOCK

    As part of the transactions, U.S. Can issued and sold in a private placement shares of preferred stock having an aggregate value of $106.7 million to Berkshire Partners and its affiliates and the rollover stockholders. The principal terms of the preferred stock are summarized below. This summary, however, is not complete and is qualified in its entirety by reference to the provisions of U.S. Can's Certificate of Incorporation, as in effect at the time of the closing of the transactions.

    DIVIDENDS. Dividends accrue on the preferred stock at an annual rate of 10%, are cumulative from the date of issuance and compounded quarterly, on March 31, June 30, September 30 and December 31 of each year and are payable in cash when and as declared by our Board of Directors, so long as sufficient cash is available to make the dividend payment and such cash has been obtained in a manner permitted under the terms of our new senior secured credit facility and the indenture.

    VOTING RIGHTS. Holders of the preferred stock have no voting rights, except as otherwise required by law.

    RANKING. The preferred stock has a liquidation preference equal to the purchase price per share, plus all accrued and unpaid dividends. The preferred stock ranks senior to all classes of U.S. Can common stock and is not convertible into common stock.

    REDEMPTION. U.S. Can is required to redeem the preferred stock, at the option of the holders, at a price equal to its liquidation preference, plus accrued and unpaid dividends, upon the occurrence of any of the following events and so long as sufficient cash is available at U.S. Can or available from dividend payments permitted under the terms of the indenture:

    - the bankruptcy of either U.S. Can or the Company;

    - the acceleration of debt under any major loan agreement to which U.S. Can or any of its subsidiaries is a party; or

    - public offerings of shares of capital stock of U.S. Can.

No holder of preferred stock, however, may require U.S. Can to redeem the preferred stock if doing so would cause the bankruptcy of U.S. Can or the Company or a breach of the indenture. In addition, if proceeds from public offerings of U.S. Can's stock are insufficient to redeem all of the shares of the preferred stock that the holders wish to be redeemed, U.S. Can is required to redeem the remaining shares at a price equal to its liquidation preference, 366 days after the tenth anniversary of the closing of the transactions or the payment in full of the notes and the debt outstanding under the new senior secured credit facility, whichever is earlier.

    U.S. Can's certificate of incorporation expressly states that any redemption rights of holders of preferred stock shall be subordinate or otherwise subject to prior rights of the lenders under our new senior secured credit facility and the holders of the exchange notes.

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
    Upon a change of control of U.S. Can (as defined in the indenture), the shares of preferred stock may be redeemed at the option of either the holders or U.S. Can, subject to the terms of our new senior secured credit facility and after the holders of the notes have been made and completed the requisite offer to repurchase following a change of control under the indenture.

    The new senior secured credit facility prohibits our ability to redeem the preferred stock, and the indenture restricts U.S. Can's ability to obtain funds that may be necessary to redeem the preferred stock.

COMMON STOCK

    Each share of common stock entitles the holder of the share to one vote in the election of directors and all other matters submitted to a vote of U.S. Can's stockholders. Holders of U.S. Can common stock do not have cumulative voting rights.

    Subject to any preferential rights of any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive, pro rata based on the number of shares held, cash dividends when and if declared by the Board of Directors from funds legally available for such purpose. However, U.S. Can does not expect to pay cash dividends in the foreseeable future. As a holding company, U.S. Can's ability to pay dividends depends on the receipt of dividends or other payments from the Company. The senior secured credit facility and the indenture limit the Company's ability to pay dividends or otherwise transfer cash to U.S. Can. See "Other Indebtedness" and "Description of Exchange Notes."

    In the event of a liquidation of U.S. Can, holders of shares of common stock are entitled to receive, pro rata based on the number of shares held, all of the assets remaining available for distribution to holders of common stock after payment of all prior claims, including any preferential liquidation rights of any preferred stock then outstanding.

    Holders of shares of common stock have no preemptive rights to subscribe to additional shares of any such class or other securities of U.S Can. All outstanding shares of common stock are fully paid and nonassessable.

STOCKHOLDERS AGREEMENT

    In connection with the recapitalization, we entered into a stockholders agreement with our stockholders. The stockholders agreement has the following provisions:

    - Prior to the third anniversary of the closing of the recapitalization, no stockholder may transfer shares of U.S. Can capital stock (other than certain limited exceptions including permitted transfers to an affiliate or in connection with estate planning).

    - After the third anniversary of the closing of the recapitalization, a stockholder may only transfer shares of U.S. Can capital stock (other than certain limited exceptions including permitted transfers to an affiliate or in connection with estate planning) after the transferring stockholder first gives U.S. Can, and then the other stockholders on a pro rata basis, a right of first refusal to purchase all or a portion of the shares at the same price.

    - U.S. Can has the right to purchase U.S. Can equity securities held by a management stockholder (as defined) in the event the management stockholder's employment with U.S. Can is terminated for any reason.

    - If a management stockholder's employment with U.S. Can is terminated by virtue of death, disability or retirement in accordance with U.S. Can policy, the management stockholder will have the right to require U.S. Can to purchase his or her equity securities of U.S. Can.

    - If, at any time, certain stockholders holding 75% of the outstanding common stock equivalents (as defined) (i.e., Berkshire Partners, its affiliates and another stockholder) elect to consummate the sale of 50% or more of the common stock of U.S. Can to an unaffiliated third party, the remaining stockholders will be obligated to consent to and take all actions necessary to complete the proposed sale of the same proportion of their stock on the same terms.

    - After the third anniversary of the closing of the recapitalization, a stockholder (or a group of stockholders together) owning more than 4% of the outstanding shares of U.S. Can capital stock may only (other than in connection with estate planning transfers) transfer the shares to an unaffiliated third party, so long as other stockholders are given the option to participate in the proposed transfer on the same terms and conditions on a pro rata basis (except in connection with certain permitted transfers).

    - The stockholders have agreed to elect directors of U.S. Can such that the Board of Directors will consist of two designees of Berkshire and its affiliates so long as the Berkshire stockholders maintain ownership of at least 25% of the U.S. Can common stock, two designees of management stockholders, Louis Susman, Ricardo Poma, Francisco Soler (or other designees of the Scarsdale Group if Francisco Soler and Ricardo Poma both no longer serve on the Board of Directors so long as the Scarsdale Group owns at least 5% of the U.S. Can common stock) and two other independent directors acceptable to the other directors.

    - Following an initial public offering of U.S. Can common stock, certain stockholders will have either one or two demand registration rights. The stockholders will be entitled to "piggy-back" registration rights on all registrations of U.S. Can common stock by U.S. Can or any other stockholder, subject to customary underwriter cutback.

    - So long as U.S. Can is not paying default interest under any of its financing arrangements, an 80% vote of the common stockholders will be required to approve and adopt mergers, acquisitions, charter or bylaw amendments, extraordinary borrowings, dividends, stock issuances and certain other matters. An 80% vote will be required at all times for a financial restructuring that treats the management stockholders differently and adversely from the rest of the common stockholders.

    - Stockholders have pre-emptive rights to subscribe for newly issued shares on a pro rata basis, subject to certain exclusions.

    - Most of the restrictions contained in the stockholders agreements terminate upon consummation of a qualified initial public offering of common stock by U.S. Can or certain changes in control of U.S. Can.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

    All of the Company's issued and outstanding capital stock is owned beneficially by U.S. Can. The Company has no outstanding capital stock other than common stock, and there are no outstanding options, warrants or other rights to purchase the Company's capital stock.

                         DESCRIPTION OF EXCHANGE NOTES

    CAPITALIZED TERMS USED IN THIS SECTION OF THE PROSPECTUS ARE DEFINED LATER UNDER THE HEADING "DEFINITIONS."

    The Company will issue the exchange notes under the indenture dated October 4, 2000 (the "Indenture") among the Company, the Parent Guarantor, the Subsidiary Guarantors and Bank One Trust Company, N.A., as trustee (the "Trustee").

    The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The exchange notes are subject to all those terms, and reference is made to the Indenture and the Trust Indenture Act for a statement of those terms. Copies of the Indenture and the form of exchange notes have been filed as exhibits to the registration statement of which this prospectus is a part.

    The form and terms of the exchange notes are identical in all material respects to the form and terms of the notes issued in the original offering, except that:

    - the exchange notes will bear a Series B designation;

    - the exchange notes have been registered under the Securities Act and, therefore, will generally not bear legends restricting their transfer; and

    - the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement dated as of October 4, 2000 by and among, the Company, Salomon Smith Barney and Banc of America Securities LLC, including the provision providing for liquidated damages in certain circumstances relating to the timing of the exchange notes.

    The exchange notes will evidence the same debt as the notes issued in the original offering and will be entitled to the benefits of the Indenture. The exchange notes will rank equally with the notes issued in the original offering if all of these notes are not exchanged pursuant to the exchange offer and will vote together with the notes on all matters voted upon under the Indenture.

    The following summary of specific provisions of the Indenture is not intended to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the exchange notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Capitalized terms used in this section and not otherwise defined below under the heading "Definitions" have the respective meanings assigned to them in the Indenture.

GENERAL

    The exchange notes are the Company's general unsecured senior subordinated obligations and will initially be limited to $175.0 million aggregate principal amount. The exchange notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Except in limited circumstances, the exchange notes will be issued as a global note. See "The Exchange Offer--Procedures for Tendering." No service charge will be made for any registration of transfer of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    The payment of principal, premium, if any, and interest on the exchange notes is unconditionally guaranteed on a senior subordinated and unsecured basis by the Parent Guarantor (the "Parent Guarantee") and the Subsidiary Guarantors (the "Subsidiary Guarantees" and, together with the Parent Guarantee, referred to as the "Guarantees"). The Parent Guarantor and the Subsidiary Guarantors are collectively referred to as the "Guarantors" and are individually referred to as a "Guarantor." See "--Parent and Subsidiary Guarantees."

ADDITIONAL NOTES

    The Company may, without the consent of the Holders of exchange notes, create and issue up to $100.0 million aggregate principal amount of additional notes ranking equally with the exchange notes in all respects. Such additional notes will be consolidated with the exchange notes and form a single series with the exchange notes and will have the same terms as to status, redemption or otherwise as the exchange notes. Additional notes may be issued from time to time subject to the limitations set forth under "--Certain Covenants--Limitation on Indebtedness."

PAYMENT TERMS

    The exchange notes will mature on October 1, 2010 and will bear interest at a rate of 12 3/8% per annum until maturity. The Company will pay interest semiannually on April 1 and October 1 of each year, beginning April 1, 2001, to the persons who are registered Holders of the exchange notes at the close of business on the March 15 or September 15 immediately preceding such interest payment date. The Company will pay interest on overdue principal at 1% per annum in excess of the set rate, and it will pay interest on overdue installments of interest at the same higher rate to the extent lawful. Interest on the exchange notes will accrue from the last date on which interest was paid on the notes being tendered for exchange or, if no interest has been paid, from the date on which the notes were issued in the original offering.

    The Indenture provides that interest on the exchange notes will be computed on the basis of a 360-day year of twelve 30-day months. Initially, the Trustee will act as Paying Agent and Registrar. Principal and interest will be payable initially at the Trustee's offices within the City and State of New York but, at the Company's option, interest may be paid by check mailed to the Holders at their addresses as they appear in the exchange notes register; PROVIDED that the Company will be required to make, by wire transfer of immediately available funds to the accounts specified by a Holder of at least $5 million aggregate principal amount of exchange notes, all payments of principal of, premium, if any, and interest with respect to such Holder's exchange notes if such Holder has given wire transfer instructions to the Company. The notes may be presented for registration of transfer and exchange at the Registrar's offices, which initially will be the Trustee's offices.

PARENT AND SUBSIDIARY GUARANTEES

    The Parent Guarantor and each Subsidiary Guarantor unconditionally guarantee, jointly and severally, on a senior subordinated basis to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the exchange notes, including the payment of principal of, and interest on, the exchange notes. As of the Issue Date, USC May Verpackungen Holding, Inc., as the Company's only Domestic Restricted Subsidiary, is the only Subsidiary Guarantor. In the future, each Domestic Restricted Subsidiary created or acquired by the Company that has at any time a Fair Market Value of more than $500,000 is required to become an additional Subsidiary Guarantor; PROVIDED that the aggregate Fair Market Value of Domestic Restricted Subsidiaries that are not Subsidiary Guarantors will not at any time exceed $1.5 million. See "--Certain Covenants--Future Subsidiary Guarantors."

    The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Parent Guarantee or Subsidiary Guarantee, as the case may be, or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Parent Guarantee or Subsidiary Guarantee, as the case may be, not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

    Each Guarantor that makes a payment or distribution under a Parent Guarantee or Subsidiary Guarantee, as the case may be, will be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP. Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "--Merger, Consolidation and Sale of Assets." In the event the Company sells all of the capital stock of a Subsidiary Guarantor and the sale complies with the provisions set forth in "--Certain Covenants--Limitation on Asset Dispositions," the Subsidiary Guarantor's Subsidiary Guarantee will be released.

SUBORDINATION OF EXCHANGE NOTES

    The exchange notes are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of the Company. The exchange notes will in all respects rank equally with all other Senior Subordinated Indebtedness of the Company, and only Indebtedness of the Company that is Senior Indebtedness will rank senior to the exchange notes. Except with respect to limitations on consolidated Indebtedness that the Company and the Subsidiary Guarantors may incur, the Indenture does not limit the ability of the Company or the Guarantors to incur Senior Indebtedness or restrict the ability of the Company or the Parent Guarantor to transfer assets to and among the Restricted Subsidiaries.

    As described below, in the event of bankruptcy, liquidation or reorganization of the Company, the Company's assets will be available to make payments on the exchange notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the exchange notes. In the event of any payment or distribution of the Company's assets in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of any secured Indebtedness will have a secured prior claim to the assets of the Company and its Subsidiaries.

    Under certain circumstances, as described below, holders of Senior Indebtedness may block payments on the exchange notes. Any claims by Holders against the assets of the Company's subsidiaries (except the Subsidiary Guarantors) would be subordinate to all existing and future obligations thereof (including trade payables and preferred stock, if any, of such subsidiaries). As of October 1, 2000, after giving effect to the original offering and application of the net proceeds thereof (including the repayment through a successful tender offer of the 10 1/8% notes), the aggregate Senior Indebtedness of the Company and the Guarantors would have been $319.8 million (all of which is secured Indebtedness), and the Company and the Guarantors had no outstanding Senior Subordinated Indebtedness (other than the Notes and related Guarantees) after giving effect to the repayment of the 10 1/8% notes. Indebtedness and other liabilities of subsidiaries of the Company that are not Subsidiary Guarantors, on an adjusted basis, aggregated approximately $98.1 million as of October 1, 2000.

    Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

        (1) holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before Holders will be entitled to receive any payment of principal of or interest on the exchange notes; and

        (2) until the Senior Indebtedness is paid in full, any distribution to which Holders would be entitled but for this provision will be made to holders of Senior Indebtedness as their interests may appear, except that Holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the exchange notes.

    The Company may not pay the principal of or interest on the exchange notes or make any deposit for the purpose of the discharge of its liabilities under the Indenture and may not repurchase, redeem or otherwise retire any notes (collectively, "pay the exchange notes") if

        (1) a default in the payment of principal or interest on any Senior Indebtedness occurs and is continuing beyond any applicable grace period, or

        (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms,

unless, in either case, (A) the default has been cured or waived and any such acceleration has been rescinded, or (B) such Senior Indebtedness has been paid in full.

    During the continuance of any default (other than a default described in clause (1) or (2) of the preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the exchange notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and ending 179 days thereafter, or earlier if such Payment Blockage Period is terminated

    - by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

    - by repayment in full of such Designated Senior Indebtedness, or

    - because the default giving rise to such Blockage Notice is no longer continuing.

    Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the next preceding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders will have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the exchange notes after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

    In the event of the Company's insolvency, liquidation, reorganization, dissolution or other proceedings, funds which would otherwise be payable to Holders will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. Moreover, the Company's creditors who are holders of Senior Indebtedness may recover more, ratably, than the Holders, and the Company's creditors who are not holders of Senior Indebtedness or of the exchange notes may recover less, ratably, than holders of the Senior Indebtedness and may recover more, ratably, than the Holders.

    The Company currently has no Indebtedness that is subordinated to the exchange notes.

SUBORDINATION OF GUARANTEES

    The Parent Guarantee is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of the Parent Guarantor. The Subsidiary Guarantees are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of Subsidiary Guarantors. As of October 1, 2000, after giving effect to the exchange offer, there would have been no Senior Indebtedness of the Parent Guarantor to which the Parent Guarantee would be subordinated and no Senior Indebtedness of Subsidiary Guarantors to which the Subsidiary Guarantees would be subordinated.

    The Guarantees will in all respects rank equally with all other Senior Subordinated Indebtedness of the Guarantors, and only Indebtedness of the Guarantors which is Senior Indebtedness of the Guarantors will rank senior to the Guarantees. Except with respect to limitations on consolidated Indebtedness that the Company and the Restricted Subsidiaries (including the Subsidiary Guarantors) may incur, the Indenture does not limit the ability of the Guarantors to incur additional Senior Indebtedness or restrict the ability of the Guarantors to transfer assets to and among the Restricted Subsidiaries.

    As described below, in the event of bankruptcy, liquidation or reorganization of a Guarantor, the assets of such Guarantor will be available to make payments under the Parent Guarantee or Subsidiary Guarantee, as the case may be, only after all Senior Indebtedness of the Guarantors has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Guarantees. As of the date of this Prospectus, substantially all of the Senior Indebtedness of the Guarantors is secured by substantially all their respective assets. In the event of any payment or distribution of the assets of the Guarantors in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of the secured Indebtedness will have a secured prior claim to the assets of the Guarantors and their Subsidiaries.

    Under certain circumstances, as described below, holders of Senior Indebtedness may block payments on the Guarantees. Any claims by Holders against the assets of Subsidiaries of the Subsidiary Guarantors (that are themselves not Subsidiary Guarantors) would be subordinate to all existing and future obligations (including trade payables and preferred stock, if any) of such Subsidiaries.

    Upon any payment or distribution of the assets of the Guarantors to creditors upon a total or partial liquidation or a total or partial dissolution of the Guarantors or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to any Guarantor or its property:

        (1) holders of Senior Indebtedness of the Guarantors will be entitled to receive payment in full of such Senior Indebtedness before Holders will be entitled to receive any payment under the Guarantees; and

        (2) until the Senior Indebtedness of the Guarantors is paid in full, any distribution to which Holders would be entitled but for this provision will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness of the Guarantors to at least the same extent as the Guarantees.

    The Guarantors may not pay the principal of or interest on the exchange notes pursuant to the Guarantees or make any deposit for the purpose of the discharge of their liabilities under the Indenture and may not repurchase, redeem or otherwise retire any notes pursuant to the Guarantees (collectively, "pay the exchange notes") if

        (1) any Senior Indebtedness of the Guarantors is not paid when due or

        (2) any other default on Senior Indebtedness of the Guarantors occurs and the maturity of such Designated Senior Indebtedness of the Guarantors is accelerated in accordance with its terms,

unless, in either case, (A) the default has been cured or waived and any such acceleration has been rescinded or (B) such Senior Indebtedness of the Guarantors has been paid in full.

    During the continuance of any default (other than a default described in clause (1) or (2) of the preceding paragraph) with respect to any Designated Senior Indebtedness of the Guarantors pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Guarantors may not pay the exchange notes for a period (a "Guarantor Payment Blockage Period") commencing upon the receipt by the Guarantors and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness of the Guarantors specifying an election to effect a Guarantor Payment Blockage Period (a "Guarantor Blockage Notice") and ending 179 days thereafter, or earlier if such Guarantor Payment Blockage Period is terminated

    - by written notice to the Trustee and the Guarantors from the Person or Persons who gave such Guarantor Blockage Notice,

    - by repayment in full of such Designated Senior Indebtedness of Guarantors, or

    - because the default giving rise to such Guarantor Blockage Notice is no longer continuing.

    Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the next preceding paragraph), unless the holders of such Senior Indebtedness of Guarantors or the Representative of such holders will have accelerated the maturity of such Designated Senior Indebtedness of the Guarantors, the Guarantors may resume payments under the Guarantees after such Guarantor Payment Blockage Period. Not more than one Guarantor Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of Guarantors during such period.

    In the event of a Guarantor's insolvency, liquidation, reorganization, dissolution or other proceedings, funds which would otherwise be payable to Holders will be paid to the holders of Senior Indebtedness of Guarantors to the extent necessary to pay the Senior Indebtedness of Guarantors in full. Moreover, the Guarantors' creditors who are holders of Senior Indebtedness of Guarantors may recover more, ratably, than the Holders, and the Guarantors' creditors who are not holders of Senior Indebtedness of Guarantors or of the exchange notes may recover less, ratably, than holders of the Senior Indebtedness of Guarantors and may recover more, ratably, than the Holders.

    The Guarantors currently have no Indebtedness that is subordinated to the Guarantees.

REDEMPTION

OPTIONAL REDEMPTION

    Except as set forth below, the Company may not redeem the exchange notes before October 1, 2005. On or after that date, the Company may redeem the exchange notes, in whole at any time or in part from time to time, on at least 30 but not more than 60 days prior notice, mailed by first-class mail to the Holders at their registered addresses, at the redemption prices (expressed in percentages of principal amount) specified below plus accrued and unpaid interest, if any, through the redemption date (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), if redeemed during the twelve-month period beginning October 1, of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................    106.188%
2006........................................................    104.125%
2007........................................................    102.063%
2008 and thereafter.........................................    100.000%

OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS

    At any time, or from time to time, on or before October 1, 2003, the Company may, at its option, use all or any portion of the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the exchange notes issued at a redemption price equal to 112.375% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED that at least 65% of the aggregate principal amount of exchange notes initially issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company will make such redemption not more than 180 days after the consummation of any such Public Equity Offering.

    As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Capital Stock of the Company (other than Disqualified Stock) pursuant to a registration statement filed with the Commission in accordance with the Securities Act or a firm commitment private placement of Capital Stock (other than Disqualified Stock) pursuant to an agreement that requires the registration of the resale of such Capital Stock (or Capital Stock issued upon conversion thereof) contemporaneously with the issuance thereof or as soon as practical thereafter.

    In the case of any partial redemption, selection of the exchange notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate (and which complies with applicable legal and securities exchange requirements), although no exchange note of $1,000 in original principal amount or less will be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, selection of the exchange notes or portions thereof for redemption will be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC (as defined below) procedures), unless such method is otherwise prohibited. If any exchange note is to be redeemed in part only, the notice of redemption relating to such exchange note will state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original exchange note.

MANDATORY SINKING FUND

    There are no mandatory sinking fund payments for the exchange notes.

CHANGE OF CONTROL

    Upon a Change of Control, each Holder will have the right to require that the Company repurchase all or any part of such Holder's exchange notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, through the date of repurchase. See "Risk Factors--We May Be Unable to Raise the Funds Necessary to Finance the Change of Control Offer Required by our Indenture." If at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness restrict or prohibit the repurchase of exchange notes pursuant to this provision, then before mailing the notice to Holders provided for in the next paragraph below, but in any event within 30 days following any Change of Control, the Company covenants to

    - repay in full all Bank Indebtedness or such other Senior Indebtedness to the extent required to permit the repurchase of exchange notes pursuant to this provision or

    - obtain the requisite consent under the agreements governing the Bank Indebtedness or such other Senior Indebtedness to permit the repurchase of the exchange notes as provided for in the next paragraph.

    Within 30 days following any Change of Control, the Company will send, by first-class mail to each Holder, a notice to each Holder with a copy to the Trustee stating:

    - that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase;

    - the purchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    - the instructions determined by the Company, consistent with this provision, that a Holder must follow in order to have its exchange notes purchased, together with the information contained in the next paragraph (and including any related materials).

    Holders electing to have a exchange note purchased will be required to surrender the exchange note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business Days before the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three business days prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the exchange note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such exchange note purchased.

    On the purchase date, all exchange notes purchased by the Company under this provision will be delivered by the Trustee for cancellation, and the Company will pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

    The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the exchange notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources.

    The Company can give no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. The Company's failure to purchase the exchange notes in connection with a Change in Control would result in a default under the Indenture that would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of the exchange notes. See "Risk Factors--We May Be Unable to Raise the Funds Necessary to Finance the Change of Control Offer Required by our Indenture."

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such covenant by virtue thereof.

    The Company's obligations to repurchase the exchange notes upon a Change of Control will be guaranteed on a senior subordinated basis by the Guarantors pursuant to the Guarantees. The Guarantees will be subordinated to Senior Indebtedness of the Guarantors to the same extent described above under "--Subordination of Guarantees."

COVENANTS

    The Indenture contains covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness, unless such Indebtedness is Permitted Indebtedness.

LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (each of which is hereafter referred to as a "Restricted Payment"):

    - declare or pay any dividend on, or make any distribution in respect of, any Capital Stock of the Company or the Parent Guarantor, as the case may be, except for dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or the Parent Guarantor, as the case may be;

    - purchase, redeem, retire or acquire for value any Capital Stock of the Company, the Parent Guarantor or any Subsidiary of the Company or the Parent Guarantor (other than a Restricted Subsidiary);

    - purchase, repurchase, redeem, defease or acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligation; or

    - make any Investment (other than Permitted Investments) in any Person,

if at the time of and after giving effect to the proposed Restricted Payment:

    - any Default or Event of Default has occurred and is continuing;

    - the Company could not incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the definition of Permitted Indebtedness; or

    - the aggregate amount expended or declared for all Restricted Payments after the Issue Date exceeds (without duplication) the sum of

        (1) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter in which the exchange notes are issued to the end of the most recent fiscal quarter ending at least 30 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit),

        (2) 100% of the aggregate Net Cash Proceeds plus the Fair Market Value of property other than cash received by the Company from the issuance or sale of its respective Capital Stock (excluding the issuance or sale of Disqualified Stock) subsequent to the Issue Date (other than an issuance or a sale to a Subsidiary of the Company or an employee stock ownership plan or trust),

        (3) the amount by which Indebtedness of the Company or the Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date, of any Indebtedness of the Company or the Restricted Subsidiaries that is convertible or exchangeable, or is exchanged, for Capital Stock (other than Disqualified Stock) of the Company,

        (4) an amount equal to the net reduction in Investments resulting from dividends, distributions, repayments of loans or advances or other transfers of assets (to the extent not included in Consolidated Net Income), in each case, to the Company or any Restricted Subsidiary,

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    not to exceed the amount of Investments previously made that were included as Restricted Payments, and

        (5) 50% of the gain realized by the Company or any Restricted Subsidiary from the cash sale (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or any Restricted Subsidiary after the issue date of the exchange notes to the extent not included in Consolidated Net Income.

The foregoing limitations will not prevent the Company or a Restricted Subsidiary from:

    (A) paying a dividend on its Capital Stock within 60 days after the declaration thereof, if, on the declaration date, the Company could have paid such dividend in compliance with the Indenture;

    (B) redeeming, repurchasing, defeasing, acquiring or retiring for value, Subordinated Obligations in exchange for or from proceeds of Refinancing Indebtedness permitted by clause (8) of the definition of Permitted Indebtedness;

    (C) acquiring, redeeming or retiring Capital Stock or Subordinated Obligations of the Company in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock (other than Disqualified Stock) of the Company;

    (D) repurchasing or redeeming (or paying a dividend to the Parent Guarantor to enable the Parent Guarantor to purchase or redeem) shares of, or options to purchase shares of, Capital Stock of the Company or the Parent Guarantor or stock appreciation rights from officers, directors and employees (or the heirs of such persons) of the Company, the Parent Guarantor or any Restricted Subsidiary whose employment has terminated or who have died or retired or become disabled or upon the vesting of stock appreciation rights, so long as the aggregate amount of such payments in any fiscal year does not exceed the sum of
(1) $2.5 million plus (2) the proceeds of any "key man" life insurance policies purchased by the Company for the specific purpose of making such repurchases or redemptions, it being understood that the cancellation of Indebtedness owed by management to the Company in connection with such repurchase or redemption will not be deemed to be a Restricted Payment;

    (E) any purchase of Subordinated Obligations from Excess Proceeds remaining after an Offer made pursuant to the "Limitations on Asset Dispositions" covenant below to the extent permitted to be used for general corporate purposes;

    (F) cash dividends to the Parent Guarantor in amounts equal to

        (1) the amounts required for the Parent Guarantor to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of the Company and its Subsidiaries,

        (2) the amounts required for the Parent Guarantor to pay franchise taxes and other fees required to maintain its legal existence,

        (3) an amount not to exceed $200,000 in any fiscal year to permit the Parent Guarantor to pay corporate overhead expenses incurred in the ordinary course of business,

        (4) on or about the Issue Date the amount required to enable the Parent Guarantor to repay the 10 1/8% exchange notes and to enable the Parent Guarantor to make the payments due under the Recapitalization Agreement; and

        (5) reasonable and customary costs and expenses incident to a public offering of the common stock of the Parent Guarantor to the extent that the proceeds therefrom are intended to be contributed to the Company;

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    (G) repurchases of Capital Stock deemed to occur upon the exercise of employee stock options if such Capital Stock is surrendered in lieu of the exercise price thereof;

    (H) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its equity interests on a pro rata basis; and

    (I) so long as no Event of Default will have occurred and be continuing, other Restricted Payments not otherwise permitted pursuant to this covenant up to $10.0 million in the aggregate.

    Proceeds of Capital Stock used to make Restricted Payments described in clause (C) of the immediately preceding paragraph will not increase the amount available for Restricted Payments. The Restricted Payments made pursuant to clauses (B), (C), (D)(2), (E), (F), (G), (H) and (I) of the immediately preceding paragraph will not be included in the calculation of subsequent Restricted Payments. Restricted Payments made pursuant to clauses (A) and (D)(1) of the immediately preceding paragraph will be included in the calculation of subsequent Restricted Payments.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
  SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause to exist or become effective or enter into any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary

    (A) to pay dividends or make any other distributions in respect of its Capital Stock or pay any debt or other obligation owed to the Company or any other Restricted Subsidiary;

    (B) to make loans or advances to the Company or any other Restricted Subsidiary; or

    (C) to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

Such limitation will not apply

        (1) with respect to clauses (A), (B) and (C), to encumbrances and restrictions

           (a) in existence under or by reason of any agreements (not otherwise described in clause (c)) in effect on the Issue Date,

           (b) relating to Indebtedness of a Restricted Subsidiary and existing at such Restricted Subsidiary at the time it became a Restricted Subsidiary if such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,

           (c) pursuant to the Credit Agreement, PROVIDED that such restrictions or encumbrances are not more restrictive with respect to dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the Issue Date,

           (d) pursuant to the Indenture and the exchange notes,

           (e) which result from the renewal, refinancing, extension or amendment of an agreement referred to in clauses (1)(a), (b) and (f) and in clauses (2)(a) and (b) PROVIDED, such encumbrances or restrictions, when taken as a whole, are no more restrictive to such Restricted Subsidiary and are not materially less favorable to the Holders than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced, or

           (f) relating to Refinancing Indebtedness incurred pursuant to the definition of Permitted Indebtedness, and

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        (2) with respect to clause (C) only, to

           (a) any encumbrance or restriction relating to Indebtedness that is permitted to be Incurred and secured pursuant to the provisions under "--Limitation on Indebtedness" and "--Limitation on Liens" that limits the right of the debtor to dispose of the assets or property securing such Indebtedness,

           (b) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition,

           (c) customary non-assignment and non-transfer provisions in leases, contracts or licenses entered into in the ordinary course of business,

           (d) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale,

           (e) Liens permitted pursuant to the provisions of "Limitations on Liens" below and restrictions in the agreements creating such Liens,

           (f) any agreement or instrument governing Indebtedness of a Foreign Subsidiary now or hereafter outstanding if it constitutes Permitted Indebtedness, and

           (g) any amendments to any of the foregoing that, when taken as a whole, are not more restrictive than those contained in the agreement being amended.

LIMITATION ON ASSET DISPOSITIONS

    The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

    (A) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

    (B) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; PROVIDED, HOWEVER, that any securities or exchange notes received by the Company or such Restricted Subsidiary in connection with such Asset Disposition that are converted by the Company or such Restricted Subsidiary into cash or cash equivalents within 10 business days of the date of such Asset Disposition will be deemed to be cash equivalents;

    (C) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Disposition complies with clauses (A) and (B); and

    (D) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary)

        (1) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness or Senior Indebtedness of the Subsidiary Guarantors (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) or, if the Asset Disposition is made by a Foreign Restricted Subsidiary, Senior Indebtedness of a Foreign Restricted Subsidiary, within 270 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; PROVIDED, HOWEVER that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

        (2) second, to the extent of the balance of Net Available Cash after application in accordance with clause (1), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by the Company or a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 270 days from the later of such Asset Disposition or the receipt of such Net Available Cash; and

        (3) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (1) and (2) (which balance should constitute "Excess Proceeds"), to make an Offer (as defined) to purchase exchange notes pursuant to and subject to the conditions of the following paragraph.

Pending application of Net Available Cash pursuant to this provision, such Net Available Cash will be invested in Temporary Cash Investments or used to reduce revolving credit borrowings of Senior Indebtedness.

    The Indenture provides that, when the aggregate amount of Excess Proceeds exceeds $15 million, the Company will apply the Excess Proceeds to the repayment of the exchange notes pursuant to an offer to purchase (an "Offer") from all Holders in accordance with the procedures set forth in the Indenture in the principal amount (expressed as a multiple of $1,000) of exchange notes that may be purchased out of an amount (the "Exchange Note Amount") equal to such Excess Proceeds. The offer price for the exchange notes will be payable in cash in an amount equal to 100% of the principal amount of the exchange notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the exchange notes tendered pursuant to the Offer is less than the Exchange Note Amount relating thereto, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of exchange notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the exchange notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the exchange notes tendered pursuant to an Offer, the amount of Excess Proceeds, if any, will be reset at zero.

    Within 10 days after the Company becomes obligated to make an Offer, the Company will deliver to the Trustee and mail to each Holder a written notice of its Offer to purchase exchange notes in whole or in part (subject to proration as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice will specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and all instructions and materials necessary to tender such exchange notes pursuant to the Offer, together with the information contained in the next following paragraph.

    Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided below, the Company will deliver to the Trustee an Officers' Certificate as to

    - the Offered Price,

    - the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and

    - the compliance of such allocation with the provisions of the Indenture.

On such date, the Company will also irrevocably deposit with the Trustee or with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) in Temporary Cash Investments an amount equal to the Offered Price to be held for payment in accordance with the provisions of the Indenture.

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    If the terms of any outstanding PARI PASSU Indebtedness require the Company to make a similar offer to purchase to all holders of such PARI PASSU Indebtedness with the proceeds from any Asset Disposition, the Excess Proceeds available to fund an Offer to the Holders of exchange notes will be reduced on a pro rata basis to reflect the Company's offer to purchase obligations under such PARI PASSU Indebtedness.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such covenant by virtue thereof.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any Affiliate, unless

    (A) the terms of such transaction or series of related transactions are

    - set forth in writing, and

    - no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be obtained at such time in a comparable arm's-length transaction with an unrelated third party;

    (B) with respect to a transaction or series of related transactions involving aggregate payments or value in excess of $3 million, the Board of Directors of the Company (including a majority of the Disinterested Directors thereof) approves such transaction or related series of transactions and, in its good faith judgment, believes that such transaction or series of related transactions complies with clause (A) of this paragraph, as evidenced by a Certified Resolution delivered to the Trustee; and

    (C) with respect to a transaction or series of related transactions involving aggregate payments or value in excess of $15 million, the Company will, prior to the consummation thereof, obtain a written opinion of a nationally recognized accounting, appraisal or investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view and file the same with the Trustee.

    The provisions described above will not prohibit

    - any Restricted Payment permitted to be paid pursuant to "--Limitation on Restricted Payments" above,

    - any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company (including a majority of the Disinterested Directors thereof),

    - any transaction pursuant to any agreement in existence on the Issue Date or any amendment or replacement thereof that, taken in its entirety, is no less favorable to the Company than the agreement as in effect on the Issue Date,

    - loans or advances to employees in the ordinary course of business of the Company, not to exceed $1 million per employee and $3 million in the aggregate,

    - the payment of indemnities provided for by the Company's charter, by-laws and written agreements and reasonable fees to directors of the Company, the Parent Guarantor and the

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      Restricted Subsidiaries who are not employees of the Company, the Parent
      Guarantor or the Restricted Subsidiaries,

    - any transaction between or among the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

    - the making of payments to Salomon Smith Barney Inc. or its Affiliates for investment banking or other financial services,

    - fees, compensation, and indemnities under employment arrangements entered into by the Company or its Restricted Subsidiaries in the ordinary course of business, and

    - issuance of Capital Stock (other than Disqualified Stock) of the Company and the granting of registration rights with respect thereto.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary if

    - the Subsidiary to be so designated does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Restricted Subsidiary,

    - the Subsidiary to be so designated is not obligated under any Indebtedness or other obligation that, if in default, would result (with the passage of time or the giving of notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary and

    - either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under "--Certain Covenants--Limitation on Restricted Payments" as a "Restricted Payment."

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or of any Restricted Subsidiary will be classified as a Restricted Subsidiary.

    Notwithstanding the foregoing sentence, the Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

    - the Company could incur $1.00 of additional Indebtedness pursuant to clause (1) of the definition of "Permitted Indebtedness" and

    - no Default will have occurred and be continuing.

    Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Certified Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions.

LIMITATION ON LAYERED INDEBTEDNESS

    Each of the Company and the Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company, the Parent Guarantor or such Restricted Subsidiary, as the case may be, unless such Indebtedness is subordinate in right of payment to, or ranks PARI PASSU with, the exchange notes in the case of the Company or the Guarantees in the case of the Guarantors.

    The Guarantors will not, directly or indirectly, Guarantee any Indebtedness of the Company that is subordinated in right of payment to any other Indebtedness of the Company unless such Guarantee is subordinate in right of payment to, or ranks PARI PASSU with, the Guarantees.

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LIMITATION ON LIENS

    Each of the Company and the Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Lien of any kind, other than Permitted Liens, on or with respect to any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom to secure Indebtedness that is subordinate in right of payment to, or ranks PARI PASSU with, in the case of the Company, the exchange notes, or, in the case of the Guarantors, the Guarantees, unless the exchange notes are secured prior to (in the case of any Indebtedness that is subordinated in right of payment), or equally and ratably with (in the case of any Indebtedness that ranks PARI PASSU), the Indebtedness so secured.

FUTURE SUBSIDIARY GUARANTORS

    The Company will cause each Domestic Restricted Subsidiary created or acquired after the Issue Date that has at any time a Fair Market Value of more than $500,000 to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the exchange notes on the same terms and conditions as those set forth in the Indenture; PROVIDED that the aggregate Fair Market Value of Domestic Restricted Subsidiaries that are not Subsidiary Guarantors will not at any time exceed
$1.5 million. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if any Foreign Restricted Subsidiary shall Guarantee any Indebtedness of the Company, the Parent Guarantor or any Domestic Subsidiary while the exchange notes are outstanding, then the Company will cause such Foreign Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Foreign Restricted Subsidiary will guarantee payment of the exchange notes on the same terms and conditions as those set forth in the Indenture.

COMMISSION REPORTS

    The Company will file with the Trustee and provide the Holders at the Company's expense, within 15 days after filing them with the Commission, copies of their annual, quarterly and other reports, documents and information that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with the annual, quarterly and other reports, documents and information specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of Section 314(a) of the TIA.

MERGER, CONSOLIDATION AND SALE OF ASSETS

    The Company will not, and will not permit any Restricted Subsidiary to, merge or consolidate with or into any other entity or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) unless

        (1) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or to which such sale, transfer or conveyance is made (the "Surviving Entity") will be a corporation organized and existing under the laws of the United States of America or any state thereof and such corporation expressly assumes, by supplemental indenture satisfactory to the Trustee, all obligations of the Company or such Restricted Subsidiary, as the case may be, pursuant to the Indenture;

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        (2) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) will have occurred and be continuing;

        (3) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, would be able to Incur at least $1.00 of additional debt pursuant to clause (1) of the definition of Permitted Indebtedness and

        (4) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    Notwithstanding the foregoing, no Subsidiary Guarantor will merge or consolidate with or into any other entity or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets (other than to the Company or another Subsidiary Guarantor) unless the Company and its remaining Restricted Subsidiaries are in compliance with the provisions of subclauses (2), (3) and (4) above.

    The Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Restricted Subsidiary, as the case may be, under the Indenture, but in the case of a lease, the Company or such Restricted Subsidiary, as the case may be, will not be released from the obligation to pay the principal of and interest on the exchange notes.

    Notwithstanding the foregoing clauses (2), (3) and (4), any Domestic Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any other Domestic Restricted Subsidiary, and any Foreign Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties or assets to (A) any other Foreign Restricted Subsidiary or (B) the Company or any Domestic Restricted Subsidiary, PROVIDED that the surviving company or the transferee entity, as applicable, in such consolidation, merger or transfer is the Company or such Domestic Restricted Subsidiary.

EVENTS OF DEFAULT

    An "Event of Default" occurs if:

        (1) the Company and the Guarantors default in any payment of interest on any exchange note when the same becomes due and payable, and such default continues for a period of 30 days;

        (2) the Company and the Guarantors

           (A) default in the payment of the principal of any exchange note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise, or

           (B) fail to redeem or purchase exchange notes when required pursuant to the Indenture or the exchange notes;

        (3) the Company or any Restricted Subsidiary fails to comply with the provisions of "--Merger, Consolidation and Sale of Assets" above;

        (4) the Company, the Parent Guarantor or any Restricted Subsidiary, as the case may be, fails to comply with "--Change of Control" above, or the covenants described under "--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," "--Limitation on Asset Dispositions," "--Limitation on Transactions with Affiliates," "--Limitation on Layered Indebtedness," "--Limitation on Liens" or "--Future Subsidiary Guarantors" in "--Certain Covenants" (other

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    than a failure to purchase exchange notes when required under "--Change of
    Control" or "--Certain Covenants--Limitation on Asset Dispositions") above and such failure continues for 30 days after the notice specified under "--Acceleration" below;

        (5) the Company, the Parent Guarantor or any Restricted Subsidiary fails to comply with any of its agreements in the exchange notes, or the Indenture (other than those referred to in (1), (2), (3) or (4) above) and such failure continues for 60 days after the notice specified under "--Acceleration" below;

        (6) the principal, any premium or accrued and unpaid interest of Indebtedness of the Company, the Parent Guarantor or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such Indebtedness unpaid or accelerated exceeds $10 million at the time and such default continues for 10 days;

        (7) the Company, any Guarantor or any Foreign Significant Subsidiary pursuant to or within the meaning of any bankruptcy law:

           (A) commences a voluntary case;

           (B) consents to the entry of an order for relief against it in an involuntary case;

           (C) consents to the appointment of a custodian of it or for any substantial part of its property; or

           (D) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;

        (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

           (A) is for relief against the Company, any Guarantor or any Foreign Significant Subsidiary in an involuntary case;

           (B) appoints a Custodian of the Company, any Guarantor or any Foreign Significant Subsidiary or for any substantial part of the Company's, any Guarantor's or any Foreign Significant Subsidiary's property; or

           (C) orders the winding up or liquidation of the Company or any Guarantor or any Foreign Significant Subsidiary;

        or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

        (9) any judgment or decree for the payment of money in excess of $10 million at the time is entered against the Company, the Parent Guarantor or any Restricted Subsidiary and is not discharged and either

           (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or

           (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (A) or (B), such default continues for 10 days; or

       (10) the Parent Guarantee or any Subsidiary Guarantee is held to be unenforceable or invalid or ceases to be in full force and effect.

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ACCELERATION

    If an Event of Default (other than an Event of Default specified in clauses
(7) or (8) in "Events of Default" above with respect to the Company or any Guarantor) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the exchange notes by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the exchange notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in clauses (7) or (8) above with respect to the Company or any Guarantor occurs, the principal of and interest on all the exchange notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in aggregate principal amount of the exchange notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission will affect any subsequent Default or impair any right consequent thereto.

    Except as provided below under "--Rights of Holders to Receive Payment," a Holder may not pursue any remedy with respect to the Indenture or the exchange notes unless:

    - such Holder gives to the Trustee written notice stating that an Event of Default is continuing;

    - the Holders of at least 25% in aggregate principal amount of the exchange notes make a written request to the Trustee to pursue the remedy;

    - such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense;

    - the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

    - the Holders of a majority in aggregate principal amount of the exchange notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

    A Holder may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

RIGHTS OF HOLDERS TO RECEIVE PAYMENT

    Notwithstanding any other provision of the Indenture, the right of any Holder to receive payment of principal of and interest on the exchange notes held by such Holder, on or after the respective due dates expressed in the exchange notes, or to bring suit for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of such Holder.

DISCHARGE OF INDENTURE AND DEFEASANCE

    When

        (1) the Company delivers to the Trustee all outstanding exchange notes (other than exchange notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or

        (2) all outstanding exchange notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding exchange notes, including interest thereon, and

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if in either case the Company pays all other sums payable hereunder by the
Company, then the Indenture will, subject to certain surviving provisions, cease to be of further effect. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

    Subject to conditions to defeasance described below and the survival of certain provisions, the Company at any time may terminate

        (1) all its obligations under the exchange notes and the Indenture ("legal defeasance option") or

        (2) its obligations under certain restrictive covenants and the related Events of Default ("covenant defeasance option").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

    If the Company exercises its legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (2) of the immediately preceding paragraph.

    The Company may exercise its legal defeasance option or its covenant defeasance option only if:

        (A) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the exchange notes to maturity or redemption, as the case may be;

        (B) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the exchange notes to maturity or redemption, as the case may be;

        (C) 91 days pass after the deposit is made and during the 91-day period no Default described in clauses (7) or (8) under "--Events of Default" occurs with respect to the Company which is continuing at the end of the period;

        (D) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

        (E) such deposit does not constitute a default under any other agreement or instrument binding on the Company;

        (F) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

        (G) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that

    - the Company has received from the Internal Revenue Service a ruling, or

    - since the date of the Indenture there has been a change in the applicable Federal income tax law,

    to the effect, in either case, that, and based thereon such Opinion of Counsel will confirm that, the Holders of the exchange notes will not recognize income, gain or loss for Federal income tax

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
    purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance had not occurred;

        (H) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the Holders of the exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

        (I) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the exchange notes have been complied with as required by the Indenture.

TRANSFER AND EXCHANGE

    Holders may transfer or exchange notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any exchange note selected for redemption, or any exchange note for a period of 15 days before a selection of exchange notes to be redeemed, or any exchange note for a period of 15 days before an interest payment date. The registered holder of a exchange note may be treated as the owner of it for all purposes.

AMENDMENT AND SUPPLEMENT

    Subject to certain exceptions, the Indenture, the exchange notes, or the Guarantees may be amended or supplemented by the Company or the Guarantors and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of such then outstanding exchange notes.

    Without notice to or the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture or the exchange notes, among other things,

    - to cure any ambiguity, defect or inconsistency;

    - to provide for the assumption of the Company's or a Guarantor's obligations to Holders by a Surviving Entity;

    - to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes; or

    - to make any change that does not adversely affect the rights of any Holder.

    Without the consent of each Holder affected, the Company may not

    - reduce the principal amount of exchange notes the Holders of which must consent to an amendment of the Indenture;

    - reduce the rate or extend the time for payment of interest on any exchange note;

    - reduce the principal of or extend the fixed maturity of any exchange note;

    - reduce the premium payable upon the redemption of any exchange note or change the time at which any exchange note may or will be redeemed;

    - reduce the premium payable upon the repurchase of any exchange note upon a Change of Control;

    - make any exchange note payable in money other than that stated in the exchange note;

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    - make any change in the provisions concerning waiver of Defaults or Events of Default by Holders of the exchange notes or rights of Holders to receive payment of principal or interest;

    - make any change in the subordination provisions in the Indenture that affects the rights of any Holder;

    - release the Company or the Guarantors from their respective obligations under the exchange notes, or the Guarantees (except pursuant to the provisions described above in "--Merger, Consolidation and Sale of Assets"); or

    - make any change in the exchange notes not otherwise permitted by the Indenture that would adversely affect the rights of any Holder.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

    No director, officer, employee or stockholder, as such, of the Company, the Guarantors or the Trustee (as the case may be) will have any personal liability in respect of the obligations of the Company, the Guarantors or the Trustee (as the case may be) under the exchange notes or the Indenture by reason of his or its status as such.

THE TRUSTEE

    Bank One Trust Company, N.A. is the Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

DEFINITIONS

    In addition to terms defined elsewhere in this prospectus, set forth below is a summary of specific defined terms used in the Indenture. Reference is made to the Indenture and the Trust Indenture Act for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "10 1/8% EXCHANGE NOTES" means the 10 1/8% senior subordinated exchange notes due 2006 of the Parent Guarantor.

    "ADDITIONAL ASSETS" means

        (1) any property or assets (other than Indebtedness and Capital Stock) that are used or intended to be used in a Related Business;

        (2) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

        (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

PROVIDED, HOWEVER, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

    "AFFILIATE" of any specified Person means

        (1) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or

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        (2) any other Person who is a director or officer of such specified
    Person, of any Subsidiary of such specified Person or of any Person described in clause (1) above.

    For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the section "Certain Covenants--Limitation on Transactions with Affiliates" only, "Affiliate" also means any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence of the preceding paragraph.

    "ASSET DISPOSITION" means any direct or indirect sale including a Sale/Leaseback Transaction, lease, transfer, conveyance or other disposition (or series of related sales, Sale/Leaseback Transactions, leases, transfers, conveyances or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company, the Parent Guarantor or any of the Restricted Subsidiaries other than

    - a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,

    - a disposition of property or assets at Fair Market Value in the ordinary course of business of the Company or any of the Restricted Subsidiaries, as applicable,

    - a disposition with a Fair Market Value and a sale price of less than $5 million,

    - operating leases entered in the ordinary course of business,

    - for purposes of the provisions of "--Certain Covenants--Limitation on Asset Dispositions" only, a disposition subject to the limitations set forth under "--Certain Covenants--Limitation on Restricted Payments" and

    - when used with respect to the Company or any Guarantor, any Asset Disposition pursuant to "--Merger, Consolidation and Sale of Assets" which constitutes a disposition of all or substantially all of the Company's or such Guarantor's property.

    "ATTRIBUTABLE INDEBTEDNESS" means Indebtedness deemed to be Incurred in respect of a Sale/ Leaseback Transaction and will be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing

    - the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock and the amount of such payment by

    - the sum of all such payments.

    "BANK INDEBTEDNESS" means any and all amounts payable under or in respect of the Credit Agreement from time to time, whether outstanding on the Issue Date or thereafter incurred, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for

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post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

    "BOARD OF DIRECTORS" means, as applicable, the Board of Directors of the Company or the Parent Guarantor, or any committee thereof duly authorized to act on behalf of such Board.

    "CAPITAL EXPENDITURE INDEBTEDNESS" means Indebtedness issued to finance the purchase or construction of any assets acquired or constructed after the Issue Date

    - to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plant or equipment" in accordance with GAAP,

    - if the acquisition or construction of such assets is not part of any acquisition of a person or business unit, and

    - if such Indebtedness is Incurred within 360 days of the acquisition or completion of construction of such assets.

    "CAPITALIZED LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

    "CERTIFIED RESOLUTION" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company or the Parent Guarantor, as applicable.

    "CHANGE OF CONTROL" means the occurrence of any of the following events:

        (A) before the first Public Equity Offering that results in a Public Market,

           (1) the Permitted Holders cease to be the "beneficial owners" (as defined in Rule 13-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 40% of the total voting power of the Voting Stock of the Company or the Parent Guarantor, whether as a result of the issuance of securities of the Company or the Parent Guarantor, any merger, consolidation, liquidation or dissolution of the Company or the Parent Guarantor, any direct or indirect transfer of securities by the Permitted Holders or otherwise, or

           (2) any "person" or "group" (as such terms are used in Section 13(d) or Section 14(d) of the Exchange Act or any successor provisions to either of the foregoing, including any group acting for the purpose of acquiring, voting or disposing of securities within the meaning of Rule 13-5(b)(1) under the Exchange Act) becomes the "beneficial owner" (as defined above), directly or indirectly, of more Voting Stock of the Company or the Parent Guarantor than is "beneficially owned" by the Permitted Holders (for purposes of this clause (A) the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation);

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        (B) on or after the first Public Equity Offering that results in a
    Public Market, if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13-5(b)(1) under the Exchange Act, other than one or more Permitted Holders or an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company or the Parent Guarantor, is or becomes the "beneficial owner" (as such term is used in Rules 13-3 and 13-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or the Parent Guarantor;

        (C) the Company or the Parent Guarantor consolidates or merges with or into any other Person, other than a consolidation or merger

           (1) with a Wholly Owned Subsidiary or a Permitted Holder or

           (2) pursuant to a transaction in which the outstanding Voting Stock of the Company or the Parent Guarantor is changed into or exchanged for cash, securities or other property with the effect that the outstanding Voting Stock of the Company or the Parent Guarantor is changed into or exchanged for other Voting Stock of the Company, the Parent Guarantor or the surviving corporation, or the beneficial owners of the outstanding Voting Stock of the Company or the Parent Guarantor immediately prior to such transaction, beneficially own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the surviving corporation immediately following such transaction,

        (D) the Company, the Parent Guarantor or any of the Restricted Subsidiaries, directly or indirectly, sells, assigns, conveys, transfers, leases, or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of the Company, the Parent Guarantor and the Restricted Subsidiaries to any Person or group of related Persons (as such term is used in Section 13( ) of the Exchange Act), other than the Company, a Wholly Owned Subsidiary or a Permitted Holder or

        (E) the stockholders of the Company or the Parent Guarantor will have approved any plan of liquidation or dissolution of the Company or the Parent Guarantor, as the case may be.

    For purposes of the definition of Change of Control, the collective parties to the Stockholder Agreement, as such may be amended from time to time, shall not constitute a group solely as a result of being parties to the Stockholder Agreement.

    "COMMISSION" means the Securities and Exchange Commission.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of

    - the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 30 days prior to the date of such determination to

    - Consolidated Interest Expense for such four fiscal quarters;

PROVIDED, HOWEVER, that

        (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness (other than revolving credit borrowings made in the ordinary course of business for working capital purposes) since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such

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    period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

        (2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, the EBITDA for such period will be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period as if such Asset Disposition had occurred on the first day of such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period as if such Asset Disposition had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period as if such Asset Disposition had occurred on the first day of such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

        (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

        (4) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period will have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period,

EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period.

    For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the pro forma calculations the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, will be determined in good faith by a responsible financial or accounting officer of the Company and as further contemplated by the definition of pro forma. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such interest expense,

        (1) interest expense attributable to Capital Lease Obligations,

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        (2) amortization of debt discount and debt issuance cost,

        (3) capitalized interest,

        (4) non-cash interest expense,

        (5) accrued interest,

        (6) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

        (7) to the extent any Indebtedness of any Person is Guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest related to such Guarantee actually paid or required by GAAP to be accrued in the Company's financial statements,

        (8) net costs associated with Interest Rate Agreements and Currency Exchange Agreements (including, in each case, amortization of fees),

        (9) the interest portion of any deferred obligation,

        (10) Preferred Stock Dividends in respect of all Preferred Stock of the Company and its Restricted Subsidiaries and Redeemable Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary,

        (11) fees payable in connection with financings to the extent not being amortized as contemplated by (2) above, including commitment, availability and similar fees, and

        (12) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of the Company and its Subsidiaries determined in accordance with GAAP; PROVIDED, HOWEVER, that there will not be included in such Consolidated Net Income

        (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that subject to the limitations contained in
    (4) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below), and the Company's equity in a net loss of any such Person (including an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent funded in cash by the Company,

        (2) except as required by the pro forma requirements of the definition of "Consolidated Coverage Ratio", any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

        (3) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (other than pursuant to the Credit Agreement) except that subject to the limitations contained in
    (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation

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    contained in this clause) and the Company's equity in a net loss of any such
    Restricted Subsidiary for such period will be included in determining such Consolidated Net Income,

        (4) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person,

        (5) any extraordinary gain or loss,

        (6) the cumulative effect of a change in accounting principles,

        (7) non-cash compensation charges incurred as a result of the issuance of employee stock options or restricted stock for less than fair market value and

        (8) the non-recurring fees, expenses and other costs incurred in connection with the Transactions that are reflected in the financial statements of the Company in the period the Transactions are consummated.

    "CREDIT AGREEMENT" means that certain Credit Agreement, dated as of the closing of the recapitalization, as amended, among the Company and the Guarantors and the syndicate of lenders named therein, together with any Guarantees, collateral documents or other instruments or agreements executed in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time and any renewal, extensions, revisions, restructuring, refinancings or replacements thereof (whether with the original agent or agents or lenders or other agents or lenders and whether pursuant to the original credit agreement or another credit or other agreement or indenture).

    "CURRENCY EXCHANGE AGREEMENT" means, in respect of any Person, any foreign currency swap agreement or other agreement pursuant to which the Company, the Parent Guarantor or any of the Company's Subsidiaries hedge their exposure to foreign currency exchange rates in connection with their business operations.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means (i) the Bank Indebtedness and
(ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least
$25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture and has been designated as "Designated Senior Indebtedness" for purposes of the Indenture in an Officers' Certificate received by the Trustee.

    "DESIGNATED SENIOR INDEBTEDNESS OF GUARANTORS" means (1) with respect to the Guarantors, the Bank Indebtedness and (2) any other Senior Indebtedness of the Guarantors which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Guarantors in the instrument evidencing or governing such Senior Indebtedness of the Guarantors as "Designated Senior Indebtedness of Guarantors" for purposes of the Indenture and has been designated as "Designated Senior Indebtedness of Guarantors" for purposes of the Indenture in an Officers' Certificate received by the Trustee.

    "DISINTERESTED DIRECTOR" means a director of the Company other than a director (1) who is an employee of the Company or a Subsidiary of the Company, or (2) who is a party, or who is a director, officer, employee or Affiliate (or is related by blood or marriage to any such Person) of a party, to the transaction in question, and who is, in fact, independent in respect of such transaction.

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    "DISQUALIFIED STOCK" of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the exchange notes.

    "DOMESTIC RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of the Company other than a Foreign Restricted Subsidiary.

    "DOMESTIC SUBSIDIARY" means any subsidiary of the Company other than a Foreign Subsidiary.

    "EBITDA" means, for any period, the sum for such period, of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication,

    - Consolidated Interest Expense,

    - net provision for plant closing costs,

    - income tax expense,

    - depreciation expense,

    - amortization expense,

    - any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity, and

    - any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period (less any non-cash items increasing Consolidated Net Income for such period that were not accrued in the ordinary course of business).

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arms' length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided,

    - if such property or asset has a Fair Market Value of less than $3 million, by any Officer of the Company, or

    - if such property or asset has a Fair Market Value in excess of $3 million, by a majority of the Board of Directors of the Company and evidenced by a Certified Resolution dated within 30 days of the relevant transaction.

    "FOREIGN RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

    "FOREIGN SIGNIFICANT SUBSIDIARY" means any Foreign Restricted Subsidiary of the Company meeting the standards specified in Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect on the Issue Date.

    "FOREIGN SUBSIDIARY" means any Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in

    - the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

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    - statements and pronouncements of the Financial Accounting Standards Board,
      and

    - such other statements by such other entity as approved by a significant segment of the accounting profession.

    All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP consistently applied.

    "GUARANTORS" means the Parent Guarantor and the Subsidiary Guarantors, collectively.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person

    - to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

    - entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED, HOWEVER, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "HOLDER" means the Person in whose name a exchange note is registered on the Registrar's books.

    "INCUR" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary. The terms "Incurred", "Incurrence" and "Incurring" will each have a correlative meaning.

    "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication):

        (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

        (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, exchange notes or other similar instruments;

        (3) all Capitalized Lease Obligations and Attributable Indebtedness of such Person;

        (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

        (5) all obligations of such Person in respect of letters of credit, banker's acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (4) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

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        (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

        (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and
    (b) the amount of such Indebtedness of such other Persons;

        (8) all Indebtedness of other Persons to the extent guaranteed by such Person; and

        (9) to the extent not otherwise included in this definition, net obligations in respect of Interest Rate Agreements and Currency Exchange Agreements.

    The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "INTEREST RATE AGREEMENT" means, in respect of a Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement.

    "INVESTMENT" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable or trade receivables on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the covenant described under "--Covenants--Designation of Restricted and Unrestricted Subsidiaries" and the limitations set forth in "--Covenants--Limitation on Restricted Payments,"

    - "Investment" will include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to the Company's "Investment" in such Subsidiary at the time of such redesignation less the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

    - any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

    In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset will be valued at its Fair Market Value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the Board of Directors, whose determination will be evidenced by a Certified Resolution.

    "ISSUE DATE" means the date on which the notes were issued in the original offering.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any Sale/Leaseback Transaction.

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    "NET AVAILABLE CASH" from an Asset Disposition means cash payments received
(including any cash payments received by way of deferred payment of principal pursuant to a exchange note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of

    - all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

    - all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

    - all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, and

    - the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

    "NET CASH PROCEEDS," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "OFFICER" means the Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Senior Vice President, Chief Financial Officer, Treasurer or Controller of the Company.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers at least one of whom will be the principal executive officer, principal accounting officer or principal financial officer of the Company.

    "OPINION OF COUNSEL" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be outside counsel to the Company or an employee of or outside counsel to the Trustee.

    "PARENT GUARANTOR" means U.S. Can Corporation, the Company's sole stockholder and parent corporation.

    "PARI PASSU," as applied to the ranking of any Indebtedness of a Person in relation to other Indebtedness of such Person, means that each such Indebtedness either (1) is not subordinate in right of payment to any Indebtedness or (2) is subordinate in right of payment to the same Indebtedness as is the other, and is so subordinate to the same extent, and is not subordinate in right of payment to each other or to any Indebtedness as to which the other is not so subordinate.

    "PERMITTED HOLDER" means Berkshire Partners LLC (and its Affiliates) or any Person of which the foregoing "beneficially owns" (as defined in Rules 13-3 and 13-5 under the Exchange Act) voting securities representing at least 75% of the total voting power of all classes of Capital Stock of such Person (exclusive of any matters as to which class voting rights exist).

    "PERMITTED INDEBTEDNESS" is defined to include:

        (1) Indebtedness Incurred if, after giving pro forma effect to the Incurrence and application of the proceeds thereof, the Consolidated Coverage Ratio exceeds 2.0 to 1.0;

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        (2) Indebtedness Incurred pursuant to the Credit Agreement in an amount outstanding at any time not to exceed $400 million (reduced by any required permanent repayments of the principal amount of Indebtedness under the Credit Agreement with the proceeds of Asset Dispositions that are accompanied by a corresponding permanent commitment reduction thereunder);

        (3) Capital Expenditure Indebtedness incurred in an aggregate principal amount not to exceed $15 million in any fiscal year of the Company;

        (4) Indebtedness under Interest Rate Agreements and Currency Exchange Agreements, entered into for the purpose of limiting interest rate or foreign exchange risk, as the case may be, provided that the obligations under Interest Rate Agreements are related to payment obligations on Permitted Indebtedness and provided further that obligations under Currency Exchange Agreements are entered into in connection with foreign business transactions in the ordinary course of business;

        (5) Indebtedness of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or any other Restricted Subsidiary for so long as such Indebtedness is held by the Company or such Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; PROVIDED that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date will be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness (under any clause other than clause (1) of the definition thereof) by the issuer of such Indebtedness;

        (6) Indebtedness evidenced by the Initial Notes and the Guarantees not to exceed the $175 million initially outstanding on the Issue Date;

        (7) Indebtedness outstanding immediately after the issuance of the Initial Notes and the application of the proceeds thereof reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

        (8) Refinancing Indebtedness incurred with respect to Indebtedness referred to in clauses (1), (3), (6), (7) and (13) of this paragraph;

        (9) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims and letters of credit and bankers acceptances for the purchase of inventory and other goods;

       (10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, or other similar obligations (exclusive of any Guarantee of Indebtedness of the purchaser in such transaction), in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, provided that the maximum assumable liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

       (11) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

       (12) Indebtedness of Foreign Subsidiaries not borrowed under the Credit Agreement in an amount outstanding at any time not to exceed $75 million, including any guarantees thereof by the

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    Company, PROVIDED, HOWEVER, that the amount of Indebtedness of Foreign
    Subsidiaries outstanding at any particular time under this clause (12) shall reduce on a dollar-for-dollar basis both the amount that may be borrowed at that time under the Credit Agreement referred to in clause (2) of this paragraph and under the sub-facility available to Foreign Subsidiaries under said Credit Agreement;

       (13) Indebtedness in an amount not to exceed $7 million that is incurred or assumed by the Company or a Subsidiary in connection with its acquisition of the majority interest in the Company's Formametal S.A. joint venture in Argentina; and

       (14) Indebtedness not otherwise permitted to be incurred pursuant to the covenant described under "--Limitation on Indebtedness" in an aggregate principal amount not to exceed at any one time outstanding $15 million.

    "PERMITTED INVESTMENT" means an Investment by the Company or any Restricted Subsidiary in

    - a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business;

    - another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business;

    - Temporary Cash Investments;

    - receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

    - payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    - loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, not to exceed $1 million per employee and $3 million in the aggregate;

    - stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

    - Investments in foreign joint ventures in an aggregate amount not to exceed $5 million; and

    - any securities received or other Investments made as a result of the receipt of non-cash consideration received in connection with an Asset Disposition that was made pursuant to and in compliance with the provisions of the covenant described under the caption "--Limitation on Asset Disposition" or in connection with any other disposition of assets not constituting an Asset Disposition.

    "PERMITTED LIENS" means, with respect to any Person,

        (1) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or

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    deposits and other Liens as security for taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

        (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person with respect to which such Person will then be prosecuting an appeal or other proceedings for review;

        (3) Liens for property taxes not yet delinquent or which are being contested in good faith by appropriate proceedings;

        (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

        (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

        (6) Liens existing on the Issue Date;

        (7) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other property owned by the Company, the Parent Guarantor or any Restricted Subsidiary; PROVIDED FURTHER that such Liens are not Incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary;

        (8) Liens on property at the time the Company, the Parent Guarantor or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company, the Parent Guarantor or any Restricted Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other property owned by the Company, the Parent Guarantor or any Restricted Subsidiary; PROVIDED FURTHER that such Liens are not Incurred in anticipation of or in connection with the acquisition of such property;

        (9) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7) and (8); PROVIDED, HOWEVER, that

       - such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and

       - the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of

       - the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7) and (8) at the time the original Lien became a Permitted Lien under the Indenture, and

       - an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

       (10) Liens securing Senior Indebtedness that the Company or its Restricted Subsidiaries are permitted to incur under the Indenture, including Capital Expenditure Indebtedness;

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       (11) Liens in favor of the Company or the Guarantors;

       (12) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods incurred in the ordinary course of business;

       (13) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off incurred in the ordinary course of business;

       (14) Leases or subleases granted to others and entered into in the ordinary course of business; and

       (15) Liens to secure the performance of statutory obligations and Liens imposed by law, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "PREFERRED STOCK DIVIDENDS" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary. The amount of any such dividend will be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

    "PRINCIPAL" of a exchange note means the principal of the exchange note plus the premium, if any, payable on the exchange note which is due or overdue or is to become due at the relevant time.

    "PRO FORMA" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation in accordance with Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable).

    "PUBLIC EQUITY OFFERING" has the meaning set forth under "--Optional Redemption upon Public Equity Offerings."

    "PUBLIC MARKET" means any time after (1) a Public Equity Offering has been consummated and (2) at least 10.0% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "REDEEMABLE STOCK" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event

    - matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

    - is convertible or exchangeable for Indebtedness or Disqualified Stock or

    - is redeemable at the option of the holder thereof, in whole or in part.

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    "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" will have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that

    - the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced,

    - the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

    - such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, and

    - if the Indebtedness of the Company or a Restricted Subsidiary being refinanced is subordinated to other Indebtedness of the Company or a Restricted Subsidiary in any respect, such Refinancing Indebtedness is subordinated at least to the same extent;

    PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness will not include

    - Indebtedness of a Subsidiary that refinances Indebtedness of the Company, or

    - Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

    "RELATED BUSINESS" means any business related, or complementary (as determined in good faith by the Board of Directors), to the business of the Company and the Restricted Subsidiaries on the Issue Date.

    "REPRESENTATIVE" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

    "RESTRICTED INVESTMENT" means any Investment other than a Permitted Investment.

    "RESTRICTED SUBSIDIARY" means

    - U.S.C. Europe N.V.,

    - U.S.C. Europe Netherlands B.V.,

    - U.S.C. Holding U.K. Ltd.,

    - U.K. Can Ltd.,

    - U.S.C. Europe U.K. Ltd.,

    - U.S.C. Europe Italia, S.r.l.,

    - U.S.C. France Holding, S.A.S.,

    - USC Aerosols France, S.A.S.,

    - USC May Verpackungen Holding Inc.,

    - U.S.C. Aerosoldosen Deutschland GmbH,

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    - U.S.C. Can Espana Holding SCpA,

    - U.S.C. Europe Espana SA,

    - May Verpackungen GmbH & Co. KG,

    - Wilhelm Wessel Nachfl. GmbH & Co. KG,

    - May Verpackungen Verwaltung GmbH,

    - May Can Company GmbH,

    - Wessel Emballagen GmbH,

    - any other direct or indirect Subsidiary of the Company that is not designated by the Board of Directors to be an Unrestricted Subsidiary, and

    - an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary as permitted pursuant to the definition of "Unrestricted Subsidiary."

    "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby the Company, the Parent Guarantor or a Restricted Subsidiary transfers such property to a Person and the Company, the Parent Guarantor or a Restricted Subsidiary leases it from such Person.

    "SENIOR INDEBTEDNESS" means

    - all monetary obligations under the Credit Agreement, including without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities under the Credit Agreement, and

    - all Indebtedness of the Company including interest thereon, whether outstanding on the date of the Indenture or thereafter issued, created or incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the exchange notes;

PROVIDED, HOWEVER, that Senior Indebtedness will not include

    - any obligation of the Company to any Subsidiary,

    - any liability for federal, state, local, foreign or other taxes owed or owing by the Company,

    - any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities),

    - any Indebtedness, Guarantee or obligation of the Company which is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations,

    - any obligations with respect to any Capital Stock, or

    - any Indebtedness Incurred in violation of the Indenture.

    "SENIOR INDEBTEDNESS OF THE GUARANTORS" means all Indebtedness of the Guarantors including interest thereon, whether outstanding on the date of the Indenture or thereafter issued, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Guarantees, PROVIDED, HOWEVER, that Senior Indebtedness of the Guarantors will not include

    - any obligation of the Guarantors to any Subsidiary,

    - any liability for federal, state, local, foreign or other taxes owed or owing by the Guarantors,

    - any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities),

    - any Indebtedness, Guarantee or obligation of the Guarantors that is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of the Guarantors, including Senior Subordinated Indebtedness of Guarantors and any Subordinated Obligations,

    - any obligations with respect to any Capital Stock, or

    - any Indebtedness Incurred in violation of the Indenture.

    "SENIOR SUBORDINATED INDEBTEDNESS" means the exchange notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the exchange notes and is not subordinated by its terms to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

    "SENIOR SUBORDINATED INDEBTEDNESS OF THE GUARANTORS" means (1) the Guarantees and (2) any other Indebtedness of the Guarantors that specifically provides that such Indebtedness is to rank PARI PASSU with the Guarantees and is not subordinated by its terms to any Indebtedness or other obligation of the Guarantors which is not Senior Indebtedness of the Guarantors.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "STOCKHOLDER AGREEMENT" means that certain Stockholder Agreement by and among the common equity stockholders of the Parent Guarantor, including the Permitted Holders, certain management investors and the other Persons listed therein, as in effect on the date of the Indenture.

    "SUBORDINATED OBLIGATION" means

    - any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the exchange notes,

    - any Indebtedness of the Guarantors (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Guarantees or

    - any Disqualified Stock of the Company or the Guarantors.

    "SUBSIDIARY" OR "SUBSIDIARY" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

    - in the case of a corporation, of which at least 50% of the total voting power of the Voting Stock is held by such first-named Person or any of its Subsidiaries and such first-named Person or any of its Subsidiaries has the power to direct the management, policies and affairs thereof; or

    - in the case of a partnership, joint venture, association, or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

    "SUBSIDIARY GUARANTORS" means (1) USC May Verpackungen Holding Inc. and
(2) each Domestic Restricted Subsidiary that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor, PROVIDED that any Person constituting a Subsidiary Guarantor as described above will cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the Indenture.

    "TEMPORARY CASH INVESTMENTS" means any of the following:

        (1) investments in U.S. Government Obligations maturing within one year of the date of acquisition thereof,

        (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof, issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt (or that of its parent) is rated "A-3" or A- or higher according to Moody's Investors Service, Inc. or Standard and Poor's (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)),

        (3) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

        (4) investments in commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's, and

        (5) mutual funds whose assets consist primarily of Investments of the type described in clauses (1) through (4) above.

    "TRADE PAYABLES" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services.

    "TRANSACTIONS" means the recapitalization of the Company and the Parent Guarantor pursuant to which Pac Packaging Acquisition Corporation was merged with and into the Parent Guarantor and the financing transactions of the Company and the Parent Guarantor related thereto.

    "TRUSTEE" means the party named as such in the Indenture until a successor replaces it in accordance with the provisions of the Indenture and, thereafter, means such successor.

    "UNIFORM COMMERCIAL CODE" means the New York Uniform Commercial Code as in effect from time to time.

    "UNRESTRICTED SUBSIDIARY" means (1) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors as permitted or required pursuant to the covenant described under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto and (2) any Subsidiary of an Unrestricted Subsidiary.

    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "VOTING STOCK" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary of the Company, all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

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                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    We originally sold the notes on October 4, 2000 to Salomon Smith Barney and Banc of America Securities LLC (the "Initial Purchasers") pursuant to a purchase agreement dated September 26, 2000. The Initial Purchasers subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of persons outside the United States under Regulation S. As a condition to the purchase agreement, we entered into a registration rights agreement with the Initial Purchasers in which we agreed to:

    (1) file a registration statement registering the exchange notes with the Commission within 120 days after the original issuance of the notes, and

    (2) use our best efforts to have the registration statement relating to the exchange notes declared effective by the Commission within 150 days after the original issuance of the notes.

    We have agreed to keep the exchange offer open for not less than 30 business days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to note holders.

    This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer and the resale of exchange notes received in the exchange offer by any broker-dealer who held notes, other than notes purchased directly from us or one of our affiliates.

    For each note surrendered to us pursuant to the exchange offer, the holder of the surrendered note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last date on which interest was paid on the surrendered note or, if no interest has been paid, from the date of original issuance of the surrendered note.

    Under existing Commission interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not one of our affiliates, as such terms are interpreted by the Commission. If our belief is inaccurate, holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may incur liability under the Securities Act. We do not assume or indemnify holders against such liability.

    Broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. While the Commission has not taken a position with respect to this particular transaction, under existing Commission interpretations relating to transactions structured substantially like the exchange offer, Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the registration statement relating to the exchange offer. Under the registration agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement relating to the exchange offer in connection with the resale of such exchange notes.

    A holder of notes (other than certain specified holders) tendering notes in the exchange offer is required to represent that:

    - any exchange notes to be received by it will be acquired in the ordinary course of business;

    - the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes; and

    - it is not one of our "affiliates" as defined in Rule 405 of the Securities Act or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable.

If a holder is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, the holder will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

    In the event that

    - applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer,

    - for any other reason, we do not consummate the exchange offer within 180 days after issuance of the original notes,

    - the Initial Purchasers so request with respect to notes not eligible to be exchanged for exchange notes in the exchange offer,

    - any holder of notes is not eligible to participate in the exchange offer, or

    - an Initial Purchaser does not receive freely tradable exchange notes in exchange for notes constituting any portion of an unsold allotment (unless current interpretations by the Commission's staff permit the filing in lieu of a shelf registration statement of a post-effective amendment to the registration statement relating to the exchange offer), we will, at our cost,

    - as promptly as practicable, file a shelf registration statement covering resales of the notes or the exchange notes, as the case may be,

    - use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act and

    - keep the shelf registration statement effective until two years after its effective date (or until one year after the effective date if the registration statement is filed at the request of an Initial Purchaser).

    An Initial Purchaser or holder of a note is ineligible to participate in the exchange offer if such Initial Purchaser or holder cannot execute the letter of transmittal because it is unable to make the required representations therein. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the exchange notes, as the case may be. A holder selling notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration agreement that are applicable to such holder (including certain indemnification obligations).

    In the event that

    - within 120 days after the issuance of the original notes, neither the registration statement relating to the exchange offer nor the shelf registration statement has been filed with the Commission,

    - within 150 days after the issuance of the original notes, the registration statement relating to the exchange offer has not been declared effective.

    - within 180 days after the issuance of the original notes, neither the exchange offer has been consummated nor the shelf registration statement has been declared effective, or

    - after either the registration statement relating to the exchange offer or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes or exchange notes in accordance with and during the periods specified in the registration agreement (each such event a "Registration Default"), additional interest will accrue on the notes and the exchange notes (in addition to the stated interest on the notes and the exchange notes) from and including the date on which any such Registration Default has occurred to but excluding the date on which all Registration Defaults have been cured. The additional interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no effect will such rate exceed 1.00% per annum in the aggregate, regardless of the number of Registration Defaults.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, we will accept all notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer in integral multiples of $1,000.

    The form and terms of the exchange notes are identical in all material respects to the form and terms of the notes except for the following:

    (1) the exchange notes bear a Series B designation and different CUSIP number from the notes;

    (2) the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

    (3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

    The exchange notes will evidence the same debt as the notes and will be entitled to the benefits of the indenture. As of the date of this prospectus, $175.0 million aggregate principal amount of the notes is outstanding. Solely for reasons of administration and no other reason, we have fixed the close of
business on             as the record date for the exchange offer for purposes
of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the indenture may participate in the exchange offer. There will be no fixed record date, however, for determining registered holders of the notes entitled to participate in the exchange offer.

    The holders of notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission.

    We shall be deemed to have accepted validly tendered notes when, as and if the holder of such note has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

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
    If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, the certificates for any such unaccepted notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

    Those holders who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

EXPIRATION DATES; EXTENSIONS; AMENDMENTS

    The "expiration date" will be 5:00 p.m., New York City time, on
            , unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the
expiration date beyond             .

    We have no current plans to extend the exchange offer. In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of such extension, in each case prior to 9:00 a.m., New York City time, no later than the next business day after the previously scheduled expiration date.

    We reserve the right, in our sole discretion, to

    (1) delay accepting any notes;

    (2) extend the exchange offer; or

    (3) terminate the exchange offer

if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, in each case by giving oral or written notice of such delay, extension or termination to the exchange agent, and to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement of such event. If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the notes, and the exchange offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, assuming the exchange offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which we may choose to make public announcement of any delay, extension, termination or amendment of the exchange offer, we will not have an obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    The exchange notes will bear interest from their date of issuance. Interest is payable semiannually on April 1 and October 1 of each year, commencing on April 1, 2001, at the rate of 12 3/8% per annum. Interest on each exchange note will accrue from the last date on which interest was paid on the note being tendered for exchange or, if no interest has been paid, from the date on which the notes were issued in the original offering. Consequently, holders who exchange their notes for exchange notes will receive the same interest payment on April 1, 2001 that they would have received had they not accepted the exchange offer. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

                                      119
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PROCEDURES FOR TENDERING

    Only a registered holder of notes may tender such notes in the exchange offer. To effectively tender in the exchange offer, a holder must complete, sign and date a copy or facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent at the address set forth below under "Exchange Agent" for receipt on or prior to the expiration date. Delivery of the notes also may be made by book-entry transfer in accordance with the procedures described below. If you are effecting delivery by book-entry transfer,

    (1) confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date; and

    (2) you must transmit to the exchange agent on or prior to the expiration date a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company ("DTC") in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer.

    By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading "--Resale of the Exchange Notes."

    The tender by a holder of notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

    The method of delivery of the notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent on or prior to the expiration date. You should not send any letters of transmittal or notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transactions for such holders.

    The term "holder" with respect to the exchange offer means any person in whose name notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.

    If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should promptly contact the person in whose name the notes are registered and instruct such registered holder to tender on your behalf. If a beneficial owner wishes to tender on his or her own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering the notes, either make appropriate arrangements to register ownership of the notes in his or her name or to obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (defined below) unless the notes are tendered:

    (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    (2) for the account of an Eligible Institution.

    If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

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    If the letter of transmittal is signed by a person other than the registered holder of any notes listed therein, such notes must be endorsed or accompanied by properly completed bond powers, signed by such registered holder as such registered holder's name appears on such notes with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to so act.

    We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the notes at the book-entry transfer facility of DTC for the purpose of facilitating this exchange offer, and subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of notes by causing the transfer of such notes into the exchange agent's account with respect to the notes in accordance with DTC's procedures for such transfer. Although delivery of the notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, unless the holder complies with the procedures described in the following paragraph or the guaranteed delivery procedures described below, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration date. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

    The exchange agent and DTC have confirmed that the exchange offer is eligible for the Automated Tender Offer Program ("ATOP") of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an Agent's Message to the exchange agent. The term "Agent's Message" means a message transmitted by DTC that, when received by the exchange agent, forms part of the confirmation of a book-entry transfer and that states that DTC has received an express acknowledgment from the DTC participant that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgment from the DTC participant that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

    We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered notes in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all notes not validly tendered or any notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tender of notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if notes are submitted in a principal amount greater than the principal amount of notes being tendered by such tendering holder, such unaccepted or non-exchanged notes will be returned by the exchange agent to the tendering holders (or, in the case of notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such unaccepted or non-exchanged notes will be credited to an account maintained with such book-entry

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transfer facility), unless otherwise provided in the letter of transmittal designated for such notes, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

    Those holders who wish to tender their notes and

    (1) whose notes are not immediately available; or

    (2) who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

    (3) who cannot complete the procedures for book-entry transfer before the expiration date;

may effect a tender if:

    (1) the tender is made through an Eligible Institution;

    (2) before the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such notes and the principal amount of notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, either (a) that a copy or facsimile of the letter of transmittal, together with the certificate(s) representing the notes and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent or (b) that a confirmation of book-entry transfer of such notes into the exchange agent's account at DTC, will be delivered to the exchange agent; and

    (3) either (a) a copy or facsimile of such properly completed and executed letter of transmittal, together with the certificate(s) representing all tendered notes in proper form for transfer and all other documents required by the letter of transmittal, or (b) if applicable, confirmation of a book-entry transfer into the exchange agent's account at DTC, are actually received by the exchange agent within five business days after the expiration date.

    Upon request, the exchange agent will send a Notice of Guaranteed Delivery to holders who wish to tender their notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of notes may be withdrawn at any time on or prior to the expiration date.

    To validly withdraw a tender of notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein on or prior to the expiration date. Any such notice of withdrawal must:

    (1) specify the name of the person having deposited the notes to be withdrawn (the "Depositor");

    (2) identify the notes to be withdrawn, including the certificate number or numbers and the aggregate principal amount of such notes or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

    (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, including any required signature guarantees, or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the notes to register the transfer of such notes into the name of the person withdrawing the tender; and

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    (4) specify the name in which any such notes are to be registered, if different from the name of the Depositor.

    We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices in our sole discretion, and our determination will be final and binding. Any notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued in exchange for withdrawn notes unless those notes are validly retendered. Any notes that have been tendered but that are not accepted for exchange because of the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

    The offer is subject to the condition that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Commission. If there has been a change in policy of the Commission such that, in the reasonable opinion of our counsel, there is a substantial question whether the exchange offer is permitted by applicable federal law, we have agreed to seek a no-action letter or other favorable decision from the Commission allowing us to consummate the exchange offer.

    If we determine that the exchange offer is not permitted by applicable federal law, we may terminate the exchange offer. In connection with any termination we may:

    (1) refuse to accept any notes and return any notes that have been tendered by the holders thereof;

    (2) extend the exchange offer and retain all notes tendered prior to the expiration date, subject to the rights of the holders of tendered notes to withdraw their tendered notes; or

    (3) waive the termination event with respect to the exchange offer and accept all properly tendered notes that have not been properly withdrawn.

    If the waiver of a termination event constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

    Bank One Trust Company, N.A., the Trustee under the indenture, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows: By Hand Delivery, Overnight Courier, or Registered or Certified Mail:

    Bank One Trust Company, N.A.
    One North State Street, 9th Floor
    Chicago, Illinois 60602
    Attention: Exchanges
    Facsimile: (312) 407-2088

    Any requests or deliveries to an address or facsimile number other than as set forth above will not constitute a valid delivery.

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FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail, but our officers, employees and affiliates may make additional solicitations in person, by telegraph or telephone.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will pay the exchange agent, however, reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

    We will pay the cash expenses incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and the Trustee, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, applicable to the exchange of the notes in the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the notes in the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of or exemption from such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The exchange notes will be recorded at the same carrying value as the notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs of the exchange offer will be amortized over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The notes that are not exchanged for exchange notes in the exchange offer will remain restricted securities. Accordingly, those notes may be resold only as follows:

    (1) to us, upon redemption or otherwise;

    (2) (a) so long as the notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (b) in accordance with Rule 144 under the Securities Act, or
       (c) pursuant to another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel reasonably acceptable to us;

    (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

    (4) pursuant to an effective registration statement under the Securities
       Act.

Persons who acquire the exchange notes are responsible for compliance with the state securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain United States federal income tax consequences relevant to the acquisition, ownership and disposition of the exchange notes by the beneficial owners thereof who exchange the outstanding notes therefor ("Holders"). This discussion is limited to the tax consequences to the initial Holders of exchange notes and does not address the tax consequences to subsequent purchasers of exchange notes. This summary does not purport to be a complete analysis of all of the potential United States federal income tax consequences relating to the acquisition, ownership and disposition of the exchange notes, nor does this summary describe any federal estate tax consequences (except with respect to Foreign Holders (as defined below)). There can be no assurance that the Internal Revenue Service ("IRS") will take a similar view of the tax consequences described herein. Furthermore, this discussion does not address all aspects of taxation that might be relevant to particular Holders in light of their individual circumstances or to Holders who are subject to special treatment under United States federal tax law or to certain types of Holders (including dealers in securities, insurance companies, financial institutions, tax-exempt entities and, except to the extent discussed below, Foreign Holders (as defined below)). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). The discussion below assumes that the exchange notes are held as capital assets (generally, property held for investment) within the meaning of Code Section 1221.

    EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT SUCH INVESTOR'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF A PURCHASE OF EXCHANGE NOTES IN LIGHT OF SUCH INVESTOR'S PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

    The following summary is a general description of certain United States federal income tax consequences applicable to a "United States Holder." For the purpose of this discussion, a "United States Holder" means a Holder that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

TAXATION OF INTEREST

    Interest paid on an exchange note will generally be taxable to you as ordinary interest income at the time the interest accrues or is received in accordance with your method of accounting for United States federal income tax purposes.

ADDITIONAL PAYMENTS

    We intend to take the position for United States federal income tax purposes that any additional payments as a result of a redemption pursuant to a change of control should be taxable to you as additional interest income when received or accrued, in accordance with your method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the exchange notes, the possibility that additional payments will have to be paid is a "remote" or

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"incidental" contingency within the meaning of applicable Treasury regulations.
Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose to the IRS, on your return for the year during which the exchange note is acquired, that you are taking a different position. Regardless of our position, however, the IRS may take the contrary position that the payment of additional payments is not a remote or incidental contingency. Such a contrary position could affect the timing and character of both your income from the exchange notes and our deduction with respect to payments of additional payments.

SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF THE EXCHANGE NOTES: GENERAL

    In general, upon the sale, exchange, redemption or retirement of an exchange note, you will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement (not including any amount attributable to accrued but unpaid interest that you have not already included in gross income) and your adjusted tax basis in the exchange note. To the extent attributable to accrued but unpaid interest that you have not already included in gross income, the amount recognized by you will be treated as a payment of interest. See "Tax Consequences to United States Holders--Taxation of Interest" above. Your adjusted tax basis in an exchange note generally will equal the issue price of the exchange note, reduced by any principal payments you received.

    The excess of net long-term capital gains over net short-term capital losses is subject to tax at a lower rate for non-corporate taxpayers. Non-corporate taxpayers are generally subject to a maximum tax rate of 20% on capital gain realized on the disposition of a capital asset (including an exchange note) held for more than one year. The distinction between capital gain or loss and ordinary income or loss is relevant for purposes of, among other things, limitations on the deductibility of capital losses.

SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF NOTES: EXCHANGE OFFER

    The exchange of an outstanding note for an exchange note pursuant to the exchange offer is not anticipated to be taxable to the Holder. As a result, a
Holder:

    - would not be expected to recognize any gain or loss on the exchange;

    - would be expected to have a holding period for the exchange note that includes the holding period for the note exchanged therefor;

    - would be expected to have an adjusted tax basis in the exchange note equal to its adjusted tax basis in the note exchanged therefor; and

    - would be expected to recognize taxable gain or loss on a subsequent sale, exchange, redemption or retirement of an exchange note under the same circumstances and conditions as a holder of the outstanding note would have with respect to a sale, exchange, redemption or retirement of an outstanding note.

See "Tax Consequences to United States Holders--Sale, Exchange, Redemption or Retirement of the Exchange Notes: General" above.

    The exchange offer is not expected to result in any United States federal income tax consequences to a nonexchanging holder of outstanding notes.

TAX CONSEQUENCES TO FOREIGN HOLDERS

    The following summary is a general description of certain United States federal income tax consequences to a "Foreign Holder" (which, for the purpose of this discussion, means a Holder that is not a United States Holder). The following summary is subject to the discussion below concerning

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backup withholding and assumes that a Holder is not subject to provisions of the
Code applicable to expatriates such as Code Section 877.

        (a) In general, payments of interest on an exchange note by the Company or any paying agent to a Foreign Holder will not be subject to United States federal income tax or withholding tax, provided that:

    - the interest received is not effectively connected with a United States trade or business;

    - such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

    - such Holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

    - such Holder is not a bank receiving interest described in Code
      Section 881(c)(3)(A); and

    - the certification requirements under Code Section 871(h) or 881(c) and Treasury Regulations thereunder (summarized below) are met.

    Subject to any treaty exemption or rate reduction payments of interest on an exchange note that do not satisfy all of the foregoing requirements are generally subject to United States federal income tax and withholding tax at a flat rate of 30%. Federal withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a Holder are generally allowed as a credit against the affected Foreign Holder's United States federal income tax liability. Payments of interest which are effectively connected with a United States trade or business conducted by the Holder will be subject to tax at graduated rates applicable to United States Holders.

    In the event any additional payments we are required to pay as a result of a redemption pursuant to a change of control are treated as interest, the tax treatment of such payments should be the same as other interest payments received by a Foreign Holder. However, the IRS may treat such payments as other than interest, in which case (i) if such payments are not effectively connected with a United States trade or business conducted by the Holder they would be subject to United States federal withholding tax at a rate of 30%, unless the Holder qualifies for a reduced rate of tax or an exemption under a tax treaty, or (ii) if such payments are effectively connected with a United States trade or business conducted by the Holder, they would be subject to tax at graduated rates applicable to United States Holders.

        (b) In general, a Foreign Holder of an exchange note will not be subject to United States federal withholding tax on the receipt of payments of principal on the exchange note and will not be subject to United States federal income tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of any exchange note, unless (i) such Foreign Holder is a non-resident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, or (ii) such Foreign Holder is engaged in a United States trade or business and such gain is effectively connected with such trade or business.

    Under Code Sections 871(h) and 881(c) and the underlying Treasury Regulations, in order to obtain the exemption from withholding tax described in paragraph (a) above, either (1) the Holder of an exchange note must provide its name and address, and certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such Holder is a Foreign Holder or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the exchange note on behalf of the Holder thereof must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such certificate has been received from the Holder by it or by a Financial Institution between it and the Holder and must furnish the payor with a copy thereof. A certificate described in

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this paragraph is effective only with respect to payments of interest made to the certifying Foreign Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under Treasury Regulations, the foregoing certification may be provided by the Holder of an exchange note on IRS Form W-8BEN, W-8ECI, W-8IMY or W-8EXP, as applicable. Notwithstanding the provision of a Form W-8ECI, a Holder who is engaged in a United States trade or business will be subject to tax as described above with respect to amounts which are effectively connected with such trade or business.

    If any of the payments with respect to the exchange notes are effectively connected with a United States trade or business conducted by a Holder and such Holder is a foreign corporation, such Holder may also be subject to a United States "branch profits" tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments).

    An exchange note held by an individual who is not a citizen or resident of the United States at the time of death will not be includible in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such exchange note would not have been effectively connected with the conduct by such Holder of a trade or business within the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sale before maturity by, certain Holders.

    In the case of a non-corporate United States Holder, information reporting requirements will apply to payments of principal or interest made by the Company or any paying agent thereof on an exchange note. The payor will be required to withhold backup withholding tax if: a Holder fails to furnish its Taxpayer Identification Number ("TIN") (which, for an individual, is his Social Security number) to the payor in the manner required; a Holder furnishes an incorrect TIN and the payor is so notified by the IRS; the payor is notified by the IRS that such Holder has failed to properly report payments of interest or dividends; or under certain circumstances, a Holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

    Backup withholding and information reporting does not apply with respect to payments made to certain exempt recipients, including a corporation (within the meaning of Code Section 7701(a)). United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting, and the procedure for obtaining such an exemption if applicable. The amount of any backup withholding imposed upon a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that certain required information is furnished to the IRS.

    In the case of a Foreign Holder, under currently applicable Treasury Regulations, backup withholding and information reporting will not apply to payments of principal or interest made by the Issuer or any paying agent thereof on an exchange note (absent actual knowledge that the Holder is actually a United States Holder) if such Holder has provided the required certification under penalties of perjury that it is not a United States Holder or has otherwise established an exemption. If such Holder provides the required certification, such Holder may nevertheless be subject to withholding of United States federal income tax as described above under "Tax Consequences to Foreign Holders." Foreign Holders of exchange notes should consult their tax advisors regarding the application of

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information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Foreign Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that certain required information is furnished to the IRS.

    New Treasury Regulations relating to withholding tax on income paid to Foreign Holders will generally be effective for payments made after December 31, 2000, subject to certain transition rules. In general, these new regulations do not significantly alter the substantive withholding and information reporting requirements, but rather unify current certification procedures and forms, and clarify reliance standards. The new regulations also alter the procedures for claiming benefits of an income tax treaty and permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners under some circumstances. On January 24, 2000, the IRS issued Rev. Proc. 2000-12 providing guidance for entering into a "qualified intermediary" withholding agreement with the IRS to allow certain institutions to certify on behalf of their non-United States customers or account holders who invest in United States securities. We strongly urge prospective Foreign Holders to consult their own tax advisors for information on the impact, if any, of these new withholding regulations.

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                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for notes that such broker-dealer acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Any such broker-dealer may use this prospectus, as we may amend or supplement it from time to time, in connection with resales of exchange notes received in exchange for notes. For a period of one year after we complete the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. All resales must be made in compliance with state securities or blue sky laws. We assume no responsibility for compliance with these requirements.

    We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Broker-dealers may sell exchange notes received for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells the exchange notes that it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

    The initial purchasers have advised us that, following completion of this exchange offer, they intend to make a market in the exchange notes. However, the initial purchasers are under no obligation to do so, and they may discontinue any market activities with respect to the exchange notes at any time.

                                 LEGAL MATTERS

    Certain legal matters with respect to the issuance of the notes offered hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of U.S. Can Corporation and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the Commission. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware that statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete. We refer you to the copy of such documents filed as exhibits to the registration statement. Each such statement is qualified in all respects by such reference.

    We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the exchange notes remain outstanding, we will furnish to the holders of the exchange notes and, if permitted, will file with the Commission, within the time periods specified in the rules and regulations of the Commission:

        (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and, with respect to the annual information only, a report thereon by our certified independent accountants; and

        (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports in each case.

    Any reports or documents we file with the Commission, including the registration statement, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such reports or other documents may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site that contains reports and other information that is filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The web site can be accessed at http://www.sec.gov.

    This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of such information. Requests for such copies should be directed to the Treasurer, United States Can Company, 900 Commerce Drive, Suite 302, Oak Brook, Illinois 60523 (Telephone Number (630) 571-2500). You should request any such information at least five days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must
request such information prior to             .

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                  OF U.S. CAN CORPORATION AND ITS SUBSIDIARIES

                                                                PAGE
                                                              --------
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants....................     F-2

Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and
  1997......................................................     F-3

Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................     F-4

Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1999, 1998 and 1997..............     F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and
  1997......................................................     F-6

Notes to Consolidated Financial Statements..................     F-7

UNAUDITED QUARTERLY FINANCIAL DATA..........................    F-34

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Operations for the Quarterly
  Periods Ended October 1, 2000 and October 3, 1999 and for
  the Nine Months Ended October 1, 2000 and October 3,
  1999......................................................    F-35

Consolidated Balance Sheets as of October 1, 2000 and
  December 31, 1999.........................................    F-36

Consolidated Statements of Cash Flows for the Nine Months
  Ended October 1, 2000 and October 3, 1999.................    F-37

Notes to Consolidated Financial Statements..................    F-38

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO U.S. CAN CORPORATION:

    We have audited the accompanying consolidated balance sheets of U.S. CAN CORPORATION (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended
December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Can Corporation and Subsidiaries as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
February 2, 2000, except with respect
to the matters discussed in Notes (13) and (14), as to which the date is October 4, 2000

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                (000'S OMITTED)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
NET SALES...................................................  $714,115    $710,246    $755,675
COST OF SALES...............................................   611,629     618,156     665,755
                                                              --------    --------    --------
  Gross income..............................................   102,486      92,090      89,920
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    33,783      32,651      33,047
SPECIAL CHARGES.............................................        --      35,869      62,980
                                                              --------    --------    --------
  Operating income (loss)...................................    68,703      23,570      (6,107)
INTEREST EXPENSE ON BORROWINGS..............................    28,726      33,182      36,867
AMORTIZATION OF DEFERRED FINANCING COSTS....................     1,175       1,753       1,738
OTHER EXPENSES..............................................     1,728       1,822       1,986
                                                              --------    --------    --------
Income (loss) before income taxes...........................    37,074     (13,187)    (46,698)
PROVISION (BENEFIT) FOR INCOME TAXES........................    14,622      (5,662)    (16,792)
                                                              --------    --------    --------
Income (loss) from continuing operations before discontinued
  operations and extraordinary item.........................    22,452      (7,525)    (29,906)
DISCONTINUED OPERATIONS, net of income taxes
  Net income from discontinued operations...................        --          --       1,078
  Net loss on sale of discontinued business.................        --      (8,528)     (3,204)
                                                              --------    --------    --------
EXTRAORDINARY ITEM, net of income taxes
  Net loss from early extinguishment of debt................    (1,296)         --          --
                                                              --------    --------    --------
NET INCOME (LOSS)...........................................  $ 21,156    $(16,053)   $(32,032)
                                                              ========    ========    ========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     (000'S OMITTED, EXCEPT PER SHARE DATA)

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1999            1998
                                                              -------------   -------------
                                          ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................    $  15,697       $  18,072
  Accounts receivables, less allowances of $13,367 and
    $17,063 as of December 31, 1999 and December 31, 1998,
    respectively............................................       91,864          63,742
  Inventories...............................................      115,979          94,887
  Prepaid expenses and other current assets.................       19,677          16,011
  Deferred income taxes.....................................       16,114          22,934
                                                                ---------       ---------
    Total current assets....................................      259,331         215,646
                                                                ---------       ---------
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................       14,541           5,862
  Buildings.................................................       83,106          63,026
  Machinery, equipment and construction in process..........      463,400         416,940
                                                                ---------       ---------
                                                                  561,047         485,828
  Less--Accumulated depreciation............................     (228,543)       (217,826)
                                                                ---------       ---------
    Total property, plant and equipment.....................      332,504         268,002
                                                                ---------       ---------
INTANGIBLE ASSETS, less accumulated amortization of $12,211
  and $11,853 as of December 31, 1999 and December 31, 1998,
  respectively..............................................       50,478          51,928
OTHER ASSETS................................................       21,257          19,995
                                                                ---------       ---------
    Total assets............................................    $ 663,570       $ 555,571
                                                                =========       =========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $  38,824       $   6,731
  Accounts payable..........................................      104,189          52,317
  Accrued payroll, benefits and insurance...................       29,500          31,282
  Restructuring reserves....................................       25,016          25,674
  Other current liabilities.................................       24,068          23,530
                                                                ---------       ---------
    Total current liabilities...............................      221,597         139,534
                                                                ---------       ---------
SENIOR DEBT.................................................       83,864          45,617
SUBORDINATED DEBT...........................................      236,629         264,325
                                                                ---------       ---------
    Total long-term debt....................................      320,493         309,942
                                                                ---------       ---------
OTHER LONG-TERM LIABILITIES
  Deferred income taxes.....................................       10,670           5,595
  Other long-term liabilities...............................       42,254          50,323
                                                                ---------       ---------
    Total other long-term liabilities.......................       52,924          55,918
                                                                ---------       ---------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value; 10,000,000 shares
    authorized, none issued or outstanding..................           --              --
  Common stock, $0.01 par value; 50,000,000 shares
    authorized, 13,446,933 and 13,278,223 shares issued as
    of December 31, 1999 and December 31, 1998,
    respectively............................................          135             133
  Paid-in-capital...........................................      112,840         109,839
  Unearned restricted stock.................................         (629)           (829)
  Treasury common stock, at cost; 83,024 and 90,011 shares
    at December 31, 1999 and December 31, 1998,
    respectively............................................       (1,380)         (1,728)
  Cumulative translation adjustment.........................       (7,771)         (1,443)
  Accumulated deficit.......................................      (34,639)        (55,795)
                                                                ---------       ---------
    Total stockholders' equity..............................       68,556          50,177
                                                                ---------       ---------
    Total liabilities and stockholders' equity..............    $ 663,570       $ 555,571
                                                                =========       =========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                (000'S OMITTED)

                                                                                     ACCUMULATED OTHER
                                                                                    COMPREHENSIVE INCOME
                                                                           --------------------------------------
                                                    UNEARNED    TREASURY   CUMULATIVE     PENSION
                              COMMON    PAID-IN-   RESTRICTED    COMMON    TRANSLATION   LIABILITY    ACCUMULATED   COMPREHENSIVE
                              STOCK     CAPITAL      STOCK       STOCK     ADJUSTMENT    ADJUSTMENT     DEFICIT        INCOME
                             --------   --------   ----------   --------   -----------   ----------   -----------   -------------
BALANCE AT DECEMBER 31,
  1996.....................    $130     $105,582    $(2,581)    $  (256)     $ 1,622       $  (2)      $ (7,710)      $     --
Net loss...................      --           --         --          --           --          --        (32,032)       (32,032)
Issuance of stock under
  employee benefit plans...      --          778         --         721           --          --             --             --
Purchase of treasury
  stock....................      --           --         --      (1,179)          --          --             --             --
Exercise of stock
  options..................      --          152         --          --           --          --             --             --
Issuance of restricted
  stock....................       1        1,491     (1,492)         --           --          --             --             --
Amortization of unearned
  restricted stock.........      --           --      1,515          --           --          --             --             --
Equity adjustment to
  reflect minimum pension
  liability................      --           --         --          --           --        (612)            --           (612)
Cumulative translation
  adjustment...............      --           --         --          --       (3,815)         --             --         (3,815)
                                                                                                                      --------
Comprehensive loss.........      --           --         --          --           --          --             --       $(36,459)
                               ----     --------    -------     -------      -------       -----       --------       ========

BALANCE AT DECEMBER 31,
  1997.....................     131      108,003     (2,558)       (714)      (2,193)       (614)       (39,742)            --
Net loss...................      --           --         --          --           --          --        (16,053)       (16,053)
Issuance of stock under
  employee benefit plans...      --           --         --         716           --          --             --             --
Purchase of treasury
  stock....................      --           --         --      (1,730)          --
Exercise of stock
  options..................       2        1,656         --          --           --          --             --             --
Issuance of restricted
  stock....................      --          180       (180)         --           --          --             --             --
Amortization of unearned
  restricted stock.........      --           --      1,909          --           --          --             --             --
Equity adjustment to
  reflect minimum pension
  liability................      --           --         --          --           --         614             --            614
Cumulative translation
  adjustment...............      --           --         --          --          750          --             --            750
                                                                                                                      --------
Comprehensive loss.........      --           --         --          --           --          --             --       $(14,689)
                               ----     --------    -------     -------      -------       -----       --------       ========

BALANCE AT DECEMBER 31,
  1998.....................     133      109,839       (829)     (1,728)      (1,443)         --        (55,795)            --
Net income.................      --           --         --          --           --          --         21,156         21,156
Issuance of stock under
  employee benefit plans...      --           --         --         850           --          --             --             --
Purchase of treasury
  stock....................      --           --         --        (502)          --
Exercise of stock
  options..................       2        2,818         --          --           --          --             --             --
Issuance of restricted
  stock....................      --          183       (183)         --           --          --             --             --
Amortization of unearned
  restricted stock.........      --           --        383          --           --          --             --             --
Cumulative translation
  adjustment...............      --           --         --          --       (6,328)         --             --         (6,328)
                                                                                                                      --------
Comprehensive income.......      --           --         --          --           --          --             --       $ 14,828
                               ----     --------    -------     -------      -------       -----       --------       ========

BALANCE AT DECEMBER 31,
  1999.....................    $135     $112,840    $  (629)    $(1,380)     $(7,771)      $  --       $(34,639)
                               ====     ========    =======     =======      =======       =====       ========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (000'S OMITTED)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (loss).........................................  $ 21,156    $(16,053)   $(32,032)
  Adjustments to reconcile net income to net cash provided
    by operating activities--
    Depreciation and amortization...........................    31,863      35,439      39,866
    Special charges.........................................        --      35,869      62,980
    Loss on sale of business................................        --       8,528       3,204
    Extraordinary loss on extinguishment of debt............     1,296          --          --
    Deferred income taxes...................................    11,124      (6,916)    (17,788)
  Change in operating assets and liabilities, net of effect
    of acquired and disposed of businesses:
    Accounts receivable.....................................   (14,464)     10,275      12,074
    Inventories.............................................     4,211      15,324       3,204
    Accounts payable........................................    14,805        (667)     (5,204)
    Accrued payroll, benefits, insurance and special charge
      cash costs............................................   (10,641)     (8,228)     (7,100)
    Other, net..............................................     3,102      (8,608)      4,905
                                                              --------    --------    --------
      Net cash provided by operating activities.............    62,452      64,963      64,109
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (30,982)    (22,828)    (54,030)
  Acquisition of businesses, net of cash acquired...........   (63,847)         --     (12,398)
  Proceeds on sale of business..............................     4,500      28,296       1,000
  Proceeds from sale of property............................       448       6,601         630
  Investment in Formametal S.A..............................    (1,600)     (3,000)         --
                                                              --------    --------    --------
      Net cash provided by (used in) investing activities...   (91,481)      9,069     (64,798)
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock and exercise of stock options....     2,820       1,658         152
  Net borrowings (payments) under the revolving line of
    credit and changes in cash overdrafts...................    23,553     (36,770)      5,962
  Repurchase of 10 1/8% notes...............................   (27,696)    (10,675)         --
  Borrowings of other long-term debt, including capital
    lease obligations.......................................    38,598          --      24,935
  Payments of other long-term debt, including capital lease
    obligations.............................................    (9,449)    (15,618)    (26,386)
  Payments of debt refinancing costs........................        --          --      (1,574)
  Purchase of treasury stock................................      (502)     (1,730)     (1,179)
                                                              --------    --------    --------
      Net cash provided by (used in) financing activities...    27,324     (63,135)      1,910
                                                              --------    --------    --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................      (670)        402      (2,414)
                                                              --------    --------    --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............    (2,375)     11,299      (1,193)
CASH AND CASH EQUIVALENTS, beginning of year................    18,072       6,773       7,966
                                                              --------    --------    --------
CASH AND CASH EQUIVALENTS, end of year......................  $ 15,697    $ 18,072    $  6,773
                                                              ========    ========    ========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997

(1)  BASIS OF PRESENTATION AND OPERATIONS

    The consolidated financial statements include the accounts of U.S. Can Corporation (the "Corporation"), its wholly owned subsidiary, United States Can Company ("U.S. Can"), and U.S. Can's subsidiaries (the "Subsidiaries"). All significant intercompany balances and transactions have been eliminated. The consolidated group is referred to herein as the Company. These financial statements are prepared in accordance with generally accepted accounting principles. Certain reclassifications have been made to conform prior years' data to current presentation. These reclassifications had no effect on previously reported earnings.

    The Company is a packaging supplier of steel and plastic containers for personal care, household, food, automotive, paint and industrial supplies, and other specialty products. The Company owns or leases 21 plants in the United States and 11 plants located in Europe. Certain operations and plants are being discontinued or closed as further described in Note 3.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) CASH AND CASH EQUIVALENTS--The Company considers all liquid interest-bearing instruments purchased with an original maturity of three months or less to be cash equivalents.

    (b) ACCOUNTS RECEIVABLE ALLOWANCES--Activity in the accounts receivable allowances accounts was as follows (000's omitted):

                                                                1999       1998       1997
                                                              --------   --------   --------
Balance at beginning of year................................  $17,063    $15,134    $10,895
  Provision for doubtful accounts...........................      997        881      1,065
  Change in discounts, allowances and rebates, net of
    recoveries..............................................   (3,914)     2,525      3,734
  Net write-offs of doubtful accounts.......................     (779)    (1,477)      (560)
                                                              -------    -------    -------
Balance at end of year......................................  $13,367    $17,063    $15,134
                                                              =======    =======    =======

    (c) INVENTORIES--Inventories are stated at the lower of cost or market and include material, labor and factory overhead. Costs for United States inventory have been determined using the last-in, first-out ("LIFO") method. Costs for Subsidiaries and machine shop inventories of approximately $49.6 million at December 31, 1999 and $19.9 million as of December 31, 1998 have been determined by the first-in, first-out ("FIFO") method.

    Inventories reported in the accompanying balance sheets were classified as follows (000's omitted):

                                                             1999       1998
                                                           --------   --------
Raw materials............................................  $ 30,821   $21,171
Work in progress.........................................    49,884    42,146
Finished goods...........................................    35,274    26,848
Machine shop inventory...................................        --     4,722
                                                           --------   -------
                                                           $115,979   $94,887
                                                           ========   =======

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (d) PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment is recorded at cost. Major renewals and betterments which extend the useful life of an asset are capitalized; routine maintenance and repairs are expensed as incurred. Maintenance and repairs charged against earnings were approximately
$29.4 million, $29.9 million and $30.9 million in 1999, 1998 and 1997, respectively. Upon sale or retirement of these assets, the asset cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in income.

    Depreciation for financial reporting purposes is principally provided using the straight-line method over the estimated useful lives of the assets, as follows: buildings-25 to 40 years; machinery and equipment-5 to 20 years. Property, plant and equipment under capital leases are amortized over the economic useful life of the asset.

    (e) INTANGIBLES--Intangible assets consist principally of the excess purchase price over the fair value of the net assets of businesses acquired ("goodwill"), amortized on a straight-line basis over the periods of expected benefit, ranging from 20 to 40 years. The related amortization expense was $1.7 million, $1.8 million and $2.0 million for the years ended December 31, 1999, 1998 and 1997, respectively. The Company continually reviews whether subsequent events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or its recoverable value requires adjustment. In assessing and measuring recoverability, the Company uses projections to determine whether future operating income (net of tax) exceeds the goodwill amortization.

    (f) REVENUE--Revenue is recognized when goods are shipped to the customer. Estimated sales returns and allowances are recognized as an offset against revenue in the period in which the related revenue is recognized.

    (g) FOREIGN CURRENCY TRANSLATION--The functional currency for substantially all the Company's Subsidiaries is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate prevailing during the period. The gains or losses resulting from such translation are included in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in other income and were not material in 1999, 1998 or 1997.

    (h) NEW ACCOUNTING PRONOUNCEMENTS--SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 (amended by SFAS No. 137 to delay required implementation) and will be adopted by the Company in 2001. This new pronouncement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that the Company recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company is currently evaluating SFAS No. 133, but does not believe this pronouncement will have a material impact on the Company's financial position or results of operations.

    (i) USE OF ESTIMATES--The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(3)  SPECIAL CHARGES AND DISCONTINUED OPERATIONS

1998 SPECIAL CHARGES

    In 1998, the Company established a pre-tax restructuring provision of $35.9 million for additional plant closings, implementation of a national lithography strategy, an incremental provision for the anticipated loss on the sale of the Orlando Machine Engineering Center ("OMEC") and a reassessment of 1997 special charges.

    The key elements of the 1998 restructuring provision include the closure of the Green Bay, Wisconsin aerosol assembly plant, the Alsip, Illinois general line plant, and the Columbiana, Ohio specialty plant (which occurred in the first half of 1999); a write-down to estimated proceeds for the sale of the metal closure business located in Glen Dale, West Virginia; and selected closures and realignment of facilities servicing the lithography needs of the Company's core businesses.

    The restructuring provision included $5.2 million for severance and related termination benefits for approximately 45 salaried and 250 production employees; $24.4 million for the non-cash write off of assets related to the facilities being closed or consolidated (includes fixed assets of $9.3 million and unamortized goodwill of $15.1 million); $3.3 million for the estimated net loss (book value in excess of proceeds) on the sale of the closure business and OMEC; $4.2 million for other related closure costs and ($1.2) million adjustment for 1997 items.

1997 SPECIAL CHARGES

    In 1997, the Company established a pre-tax special charge of $63.0 million as follows: $35.0 million, primarily for plant closings and overhead cost reductions associated with the loss of a major aerosol customer; $13.3 million for the loss on the closure of its Metal Pail operation in North Brunswick, New Jersey; and $14.7 million, related to personnel reductions and the reduction of asset values associated with equipment used in the businesses the Company had exited or was in the process of exiting.

    The key elements of the restructuring included closure in 1998 of the Racine, Wisconsin aerosol assembly plant, the Midwest litho center in Alsip, Illinois, the Sparrows Point litho center in Baltimore, Maryland, and the California Specialty plant in Vernalis, California; a write-down to estimated proceeds for the sale of the OMEC; and organizational changes designed to reduce general overhead. On January 29, 1999, the Company completed the sale of OMEC for $4.5 million in cash.

    The special charge included $41.7 million for the non-cash write-off of assets related to the facilities to be closed or sold, (comprised of fixed assets of $34.1 million and unamortized goodwill of $7.6 million), $13.2 million for severance and related termination benefits for approximately 115 salaried and 370 hourly employees, and $8.1 million for other related closure costs.

DISCONTINUED OPERATIONS

    On November 9, 1998, the Company sold its commercial metal services business ("Metal Services") for net cash proceeds of approximately $28 million. Metal Services included one plant in each of Chicago, Illinois; Trenton, New Jersey; and Brookfield, Ohio, and the closed Midwest Litho plant in Alsip, Illinois. The Company's historical financial statements have been restated to reflect Metal

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(3)  SPECIAL CHARGES AND DISCONTINUED OPERATIONS (CONTINUED)
Services as a discontinued operation. Based on the proceeds received, the Company recorded an incremental $8.5 million after-tax charge for the loss on the sale of Metal Services in 1998.

    Revenues to third parties from these operations were $94.3 million and $115.7 million in the periods ended November 8, 1998 and December 31, 1997, respectively (excluding intra-company sales continued by the buyer and ongoing third-party sales from the closed Midwest Litho facility, which were transferred to other Metal Services facilities).

    Reserves as of December 31, 1999 include $8.0 million for severance and related termination benefits for approximately 42 salaried and 166 hourly employees; $6.0 million for non-cash write-off of assets related to facilities being closed or consolidated; $10.1 million for the estimated loss on the sale of the closure business; and $4.4 million primarily for on-going carrying costs for facilities already closed located in Green Bay, Wisconsin and Vernalis, California.

    The actions identified under the 1997 restructuring plan have essentially been completed, however, there are some ongoing costs resulting from the actions taken and these will be charged against the reserve as they are paid. Under the union contract at the Racine, Wisconsin facility, the Company is obligated to fund increased pension amounts to certain terminated hourly employees as a direct result of closing the Racine facility. These amounts are payable over five years and began on the date of the plant closure in April 1998. Additionally, the company has long-term lease obligations (plus related utilities and security costs) for its Vernalis, California (part of the 1997 special charge; closed in June 1998) and Green Bay, Wisconsin (part of the 1998 special charge; closed in June 1999) facilities which will continue for several years into the future.

    The actions management committed to as part of the 1998 restructure plan are also substantially complete. Remaining actions to be completed include the closure of certain lithography facilities. When the Company recorded the charge related to these facilities, it was expected that the actions related to these operations would extend into 2000. The current status of the exit plan activities is substantially the same as the original exit plan, supporting the Company's assertion that significant changes to the plan are not likely.

    Cash costs for restructuring activities in 1999 were $6.9 million and the Company anticipates spending another $11.0 million of such costs in 2000 and $3.5 million in the year 2001 and beyond. The remainder of the restructuring provision primarily consists of non-cash items associated with the write-off of assets. The details of the changes in accrued restructuring costs are as follows (000's omitted):

                                                            1999          1998
                                                          --------      --------
Balance at beginning of the year........................  $43,387       $ 35,081
  Special charge........................................       --         35,869
  Discontinued operations charge........................       --         14,261
  Payments against reserve..............................   (6,856)        (8,251)
  Non-cash charges against reserve......................   (8,017)       (33,573)
                                                          -------       --------
  Balance at end of the year............................  $28,514 (a)   $ 43,387 (a)
                                                          =======       ========

------------------------

(a) Includes $3.5 million and $17.7 million of long-term liabilities as of December 31, 1999 and 1998, respectively.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(4)  ACQUISITIONS

    On December 30, 1999, the Company acquired all of the partnership interests of May Verpackungen GmbH & Co., KG ("May"), a German limited liability company. The acquisition was financed using borrowings made by U.S. Can under the Credit Agreement (refer to Note (5)) for an aggregate amount of $63.9 million.

    The following is a summary of the preliminary allocation of the aggregate purchase price for May (000's omitted):

Current Assets..............................................  $ 53,744
Property, Plant and Equipment...............................    74,640
Goodwill....................................................       277
Other Assets................................................     3,708
Current Portion of Long-Term Debt...........................   (17,023)
Current Liabilities.........................................   (39,432)
Long-Term Debt..............................................    (6,552)
Other Liabilities...........................................    (5,484)
                                                              --------
  Total Purchase Price......................................  $ 63,878
                                                              ========

    The acquisition was accounted for as a purchase for financial reporting purposes; therefore, 1999 results do not include operations related to the acquired business. Certain assets and liabilities of May were revalued to estimated fair values as of the acquisition date. The final amounts recorded may differ based on results of further evaluations of the fair value of the acquired assets and liabilities.

    The following represents the Company's unaudited pro forma results of operations as if the May acquisition had occurred on January 1 of the applicable year (000's omitted):

                                                                1999       1998
                                                              --------   --------
Net Sales...................................................  $859,478   $857,322
Income Before Discontinued Operations and Extraordinary
  Item......................................................    21,928     (9,130)
Net Income..................................................    20,632    (17,658)

    May's pre-acquisition results have been adjusted to reflect amortization of goodwill, the depreciation expense impact of the increased fair market value of property plant and equipment, interest expense on the acquisition borrowings and the effect of income taxes on the pro forma adjustments. The pro forma information given above does not purport to be indicative of the results that would have been obtained if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

    In March 1998, a European Subsidiary acquired a 36.5% equity interest in Formametal S.A. ("Formametal"), an aerosol can manufacturer located in Argentina, for $4.6 million, payable over a 15-month period. In connection with this investment, the Company has provided a guarantee in an amount not to exceed $3.8 million, to secure the repayments of certain indebtedness of Formametal. In 1999, the Company loaned Formametal $1.0 million for capital expenditures with all principal and interest payable in January 2004. In addition, the Company received a three-year option to convert this

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(4)  ACQUISITIONS (CONTINUED)
loan into additional shares of Formametal, which, if exercised, would take the Company's interest in Formametal up to 39.8%. This investment is being accounted for using the equity method.

(5)  DEBT OBLIGATIONS

    Long-term debt obligations of the Company at December 31, 1999 and 1998, consisted of the following (000's omitted):

                                                            1999       1998
                                                          --------   --------
Senior debt--
  Revolving line of credit..............................  $ 56,100   $     --
  Capital lease obligations.............................    10,869     15,511
  Secured term loan.....................................    21,156     25,128
  Industrial revenue bonds..............................     7,500      7,500
  Mortgages and other...................................    27,063      4,209
                                                          --------   --------
                                                           122,688     52,348
Less--Current maturities................................   (38,824)    (6,731)
                                                          --------   --------
    Total long-term senior debt.........................    83,864     45,617
Senior Subordinated 10 1/8% notes.......................   236,629    264,325
                                                          --------   --------
    Total long-term debt................................  $320,493   $309,942
                                                          ========   ========

    In 1997, U.S. Can entered into an Amended and Restated Credit Agreement with a group of banks (the "Credit Agreement"), providing a revolving credit facility for working capital requirements, letters of credit and permitted acquisitions. The Credit Agreement was amended twice in 1999. In April 1999, the Company reduced the available amount under the Credit Agreement to $50 million from the previous $80 million level. Obligations under the Credit Agreement were secured by U.S. Can's domestic accounts receivable and inventories; however, this collateral was released in May, 1999 because of the improved credit profile of the Company. In connection with the May acquisition, the Company added a $70 million, 364-day facility in December 1999, which expires on December 26, 2000. The remainder of the facilities under the Credit Agreement expire in 2002. As of December 31, 1999, the Company had borrowed $56.1 million under the Credit Agreement, $11.4 million outstanding under the letter of credit portion of the facility and $52.5 million of unused credit remaining available under the Credit Agreement. The Company expects to refinance any borrowings outstanding under the 364-day facility prior to its expiration.

    The loans under the Credit Agreement, at the election of U.S. Can, bear interest at a floating rate equal to one of the following: (i) the Base Rate (as defined in the Credit Agreement) per annum, or (ii) based on the current pricing ratio, a reserve-adjusted Eurodollar rate plus the then applicable margin, for specified interest periods of one, two, three, or six months. Prime rate loans outstanding as of December 31, 1999 were converted on January 4, 2000 to libor-based borrowings bearing a weighted average rate of 6.9%. U.S. Can is required to pay letter of credit fees based on the outstanding face amount on each letter of credit and a commitment fee based on the average daily unused portion of each lender's commitment under the Credit Agreement.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(5)  DEBT OBLIGATIONS (CONTINUED)
    Capital lease obligations mature in varying amounts from 2000 to 2005 and bear interest at various rates between 4.6% and 15.8%. Other debt, consisting of various governmental loans, real estate mortgages and secured equipment notes bearing interest at rates between 3.4% and 8.4%, matures at various times through 2015, and was used to finance the expansion of several manufacturing facilities.

    In an effort to limit foreign exchange risks, the Company has entered into several forward hedge contracts. The Merthyr Tydfil facility was financed by a series of British Pound/Dollar forward hedge contracts, which will not exceed $23.1 million in notional amount or a term of not more than five years. In connection with the acquisition of May, the Company purchased a series of German Deutsche Mark/ Dollar forward hedge contracts. As of December 31, 1999, the remaining contracts did not exceed $14.3 million, with the final contract payment due in February 2000.

    The Senior Subordinated 10 1/8% notes (the "10 1/8% notes") are unsecured and are subordinated to all other senior debt of the Corporation and its subsidiaries. The 10 1/8% notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by U.S. Can and USC May Verpackungen Holding, Inc. On or after October 15, 2001, the Corporation may, at its option, redeem all or some of the 10 1/8% notes at declining redemption premiums which begin at approximately 105.1% in 2001. Upon a change of control of the Corporation, as defined, the Note holders could require that the Corporation repurchase all or some of the 10 1/8% notes at a 101% premium.

    As part of the Company's focus on debt reduction, it repurchased through the open market and subsequently retired $27.7 and $10.7 million in 1999 and 1998, respectively, of the outstanding 10 1/8% notes. The associated redemption premiums and the write-off of the related deferred financing costs resulted in an extraordinary charge in 1999 of $1.3 million, net of taxes of $0.8 million. The Credit Agreement restricts the Company's ability to repurchase the 10 1/8% notes. As of December 31, 1999, the Company had purchased the maximum amount allowed under the Credit Agreement.

    Based upon borrowing rates currently available to the Company for borrowings with similar terms and maturities, the fair value of the Company's total debt was approximately $366 million and $324 million as of December 31, 1999 and 1998, respectively. No quoted market value is available (except on the 10 1/8% notes). These amounts, because they do not include certain costs such as prepayment penalties, do not represent the amount the Company would have to pay to reacquire and retire all of its outstanding debt in a current transaction.

    Financing costs related to the issuance of new debt are deferred and amortized over the terms of the related debt agreements. Net deferred financing costs are recorded as other assets in the accompanying balance sheets.

    The Company paid interest on borrowings of $26.5 million, $33.2 million and $35.2 million in 1999, 1998 and 1997, respectively.

    The Credit Agreement and certain of the Company's other debt agreements contain various financial and other restrictive covenants, as well as cross-default provisions. The financial covenants include, but are not limited to, limitations on annual capital expenditures and certain ratios of borrowings to earnings before interest, taxes, depreciation and amortization ("EBITDA"), senior debt to EBITDA and interest coverage. The covenants also restrict the Company's and U.S. Can's ability to distribute dividends, to incur additional indebtedness, to dispose of assets and to make investments,

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(5)  DEBT OBLIGATIONS (CONTINUED)
acquisitions, mergers and transactions with affiliates. The Company was in compliance with all of the required financial ratios and other covenants under the Credit Agreement at year-end.

    Under existing agreements, contractual maturities of long-term debt as of December 31, 1999 (including capital lease obligations), are as follows (000's omitted):

2000........................................................  $ 38,824
2001........................................................     6,185
2002........................................................    45,012
2003........................................................     4,065
2004........................................................    16,637
Thereafter..................................................   248,594
                                                              --------
                                                              $359,317
                                                              ========

    For further discussion on lease obligations refer to Note (9) which includes operating and capital lease information.

(6)  INCOME TAXES

    The provision (benefit) for income taxes before discontinued operations and extraordinary item consisted of the following (000's omitted):

                                                    1999       1998       1997
                                                  --------   --------   --------
Current.........................................  $ 1,304    $    --    $     --
Deferred........................................   11,124     (6,916)    (17,788)
Foreign.........................................    2,194      1,254         996
                                                  -------    -------    --------
    Total.......................................  $14,622    $(5,662)   $(16,792)
                                                  =======    =======    ========

    Income taxes, net of refunds, of $1.1 million and $0.5 million were paid in 1999 and 1997, respectively. No income taxes were paid in 1998.

    A reconciliation of the difference between taxes on pre-tax income from continuing operations before discontinued operations and extraordinary item computed at the Federal statutory rate and the actual provision (benefit) for such income taxes for the years presented were as follows (000's omitted):

                                                                1999       1998       1997
                                                              --------   --------   --------
Tax provision (benefit) computed at the statutory rates.....  $12,605    $(4,483)   $(16,344)
Nondeductible amortization of intangible assets.............      253        238         396
State taxes, net of Federal tax effect......................    1,483       (659)       (801)
Other, net..................................................      281       (758)        (43)
                                                              -------    -------    --------
  Provision (benefit) for income taxes......................  $14,622    $(5,662)   $(16,792)
                                                              =======    =======    ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(6)  INCOME TAXES (CONTINUED)
    Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

    Significant temporary differences representing deferred income tax benefits and obligations consisted of the following (000's omitted):

                                                         DECEMBER 31, 1999        DECEMBER 31, 1998
                                                       ----------------------   ----------------------
                                                       BENEFITS   OBLIGATIONS   BENEFITS   OBLIGATIONS
                                                       --------   -----------   --------   -----------
Restructuring reserves...............................  $13,527      $     --    $19,544      $     --
Postretirement benefits..............................   12,068            --     12,694            --
Accrued liabilities..................................    6,143            --      6,183            --
Alternative minimum tax credit carry-forwards........    5,273            --      4,310            --
Capitalized leases...................................    1,904            --      1,687            --
Property and equipment...............................    2,316            --      2,481            --
Pension accrual......................................    1,848            --      3,221            --
Accelerated Depreciation.............................       --       (32,545)        --       (32,914)
Inventory valuation reserves.........................       --        (6,246)        --        (6,888)
Net operating loss...................................      949            --      6,168            --
Other................................................    5,190        (4,983)     4,598        (3,745)
                                                       -------      --------    -------      --------
    Total deferred income tax benefits
      (obligations)..................................  $49,218      $(43,774)   $60,886      $(43,547)
                                                       =======      ========    =======      ========

    The Company does not provide for U. S. income taxes which would be payable if undistributed earnings of the European Subsidiaries were remitted to the U.S. because the Company either considers these earnings to be invested for an indefinite period or anticipates that if such earnings were distributed, the U.S. income taxes payable would be substantially offset by foreign tax credits. Such unremitted earnings were $8.3 million and $4.0 million as of December 31, 1999 and 1998, respectively.

(7)  EMPLOYEE BENEFIT PLANS

    The Company maintains separate noncontributory pension and defined contribution plans covering most domestic hourly employees and all domestic salaried personnel, respectively. It is the Company's policy to fund accrued pension and defined contribution plan costs in compliance with ERISA requirements. The total cost of these plans charged against earnings was approximately $3.9 million, $5.2 million and $6.5 million for 1999, 1998 and 1997, respectively.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(7)  EMPLOYEE BENEFIT PLANS (CONTINUED)

    The following presents the changes in the projected benefit obligations for the plan years ended December 31, 1999 and 1998 (000's omitted):

                                                                1999       1998
                                                              --------   --------
Projected benefit obligation at the beginning of the year...  $31,164    $30,637
Net increase (decrease) during the year attributed to:
  Service cost..............................................      854        912
  Interest cost.............................................    2,180      2,028
  Actuarial gain............................................   (3,479)    (1,104)
  Benefits paid.............................................   (2,037)    (1,685)
  Plan amendments...........................................       --        376
                                                              -------    -------
Net (decrease) increase during the year.....................   (2,482)       527
                                                              -------    -------
Projected benefit obligation at the end of the year.........  $28,682    $31,164
                                                              =======    =======

    The following table presents the changes in the fair value of net assets available for plan benefits for the plan years ended December 31, 1999 and 1998 (000's omitted):

                                                              1999       1998
                                                            --------   --------
Fair value of plan assets at the beginning of the year....  $30,448    $24,965
Increase (decrease) during the year:
  Return on plan assets...................................    5,366      4,388
  Sponsor contributions...................................    1,496      2,780
  Benefits paid...........................................   (2,037)    (1,685)
                                                            -------    -------
Net increase during the year..............................    4,825      5,483
                                                            -------    -------
Fair value of plan assets at the end of the year..........  $35,273    $30,448
                                                            =======    =======

    The following table sets forth the funded status of the Company's domestic defined benefit pension plans, at December 31, 1999 and 1998 (000's omitted):

                                                                1999       1998
                                                              --------   --------
Actuarial present value of benefit obligation--
  Vested benefits...........................................  $(26,680)  $(28,563)
  Nonvested benefits........................................    (2,002)    (2,601)
                                                              --------   --------
Accumulated benefit obligation..............................   (28,682)   (31,164)
Fair value of plan assets...................................    35,273     30,448
Accumulated benefit obligation in excess of plan assets.....     6,591       (716)
Unrecognized transition obligation..........................         3          4
Unrecognized net loss.......................................    (8,538)    (2,243)
Unrecognized prior-service costs............................     1,589      1,903
                                                              --------   --------
Net amount recognized.......................................  $   (355)  $  1,052
                                                              ========   ========
Amounts recognized in the consolidated balance sheet consist of:
  Accrued benefit liability.................................  $   (355)  $ (1,132)
  Intangible asset..........................................        --         80
                                                              --------   --------
Net amount recognized.......................................  $   (355)  $ (1,052)
                                                              ========   ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(7)  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The projected benefit obligation as of December 31, 1999, 1998 and 1997 was determined using an assumed discount rate of 7.8%, 7.0% and 7.0%, respectively. The expected long-term rate of return on plan assets used in determining net periodic pension cost was 8.5% in 1999, 1998, and 1997. The plan has a flat benefit formula; accordingly, the effect of projected future compensation levels is zero. The plan's assets consist primarily of shares of the Corporation's common stock, equity and bond funds, corporate bonds and investment contracts with insurance companies.

    The United States net periodic pension cost was as follows (000's omitted):

                                                      1999       1998       1997
                                                    --------   --------   --------
Service costs.....................................  $   854    $   912    $   871
Interest costs....................................    2,180      2,028      1,825
Return on assets..................................   (3,215)    (2,501)    (4,535)
Amortization of unrecognized transition
  obligation......................................        2          2        (11)
Prior service cost recognized.....................      977        666        468
Curtailment loss on severed employees.............       --         --      2,595
                                                    -------    -------    -------
Net periodic pension cost.........................  $   798    $ 1,107    $ 1,213
                                                    =======    =======    =======

    In addition, hourly employees at eight plants are covered by union-sponsored collectively bargained, multi-employer pension plans. The Company contributed to these plans and charged to expense approximately $1.4 million, $1.3 million and $1.4 million in 1999, 1998 and 1997, respectively. The contributions are generally determined in accordance with the provisions of the negotiated labor contracts and are generally based on a per employee, per week amount.

    In March 1999, 1998 and 1997, the Corporation contributed shares of Common Stock, valued at $0.9 million, $0.7 million and $0.9 million, respectively, to U.S. Can's Salaried Employees Savings and Retirement Accumulation Plan.

    The Company maintains three defined benefit plans for certain of its employees in the United Kingdom, Germany and France. The plan benefits are based primarily on years of service, employee compensation or a combination thereof. As of December 31, 1999, 1998 and 1997, the preliminary actuarially-determined accumulated benefit obligations were $35.3 million, $30.8 million and $30.9 million, respectively, of which $29.0 million, $28.8 million and $29.1 million, respectively, were funded. The aggregate net pension expense in 1999, 1998 and 1997, for these plans was approximately $1.1 million, $1.3 million and $0.8 million, respectively.

(8)  POSTRETIREMENT BENEFIT PLANS

    The Company provides health and life insurance benefits for certain domestic retired employees in connection with certain collective bargaining agreements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(8)  POSTRETIREMENT BENEFIT PLANS (CONTINUED)
    The following presents the changes in the accumulated postretirement benefit obligations for the plan years ended December 31, 1999 and 1998 (000's omitted):

                                                              1999       1998
                                                            --------   --------
Accumulated postretirement benefit obligations at the
  beginning of the year...................................  $29,128    $29,533
Net decrease during the year attributable to:
  Service cost............................................      373        424
  Interest cost...........................................    1,929      1,907
  Actuarial gains.........................................   (3,306)    (1,731)
  Benefits paid...........................................   (1,316)    (1,005)
                                                            -------    -------
Net decrease for the year.................................   (2,320)      (405)
                                                            -------    -------
Accumulated postretirement benefit obligations at the end
  of the year.............................................  $26,808    $29,128
                                                            =======    =======

    The Company's postretirement benefit plans currently are not funded. The status of the plans at December 31, 1999 and 1998, is as follows (000's omitted):

                                                              1999       1998
                                                            --------   --------
Accumulated postretirement benefit obligations:
  Active employees........................................  $ 7,586    $11,477
  Retirees................................................   19,222     17,651
                                                            -------    -------
Total accumulated postretirement benefit obligations......   26,808     29,128
Unrecognized net gain (loss)..............................      721     (2,586)
                                                            -------    -------
Net amount recognized.....................................  $27,529    $26,542
                                                            =======    =======

    Net periodic postretirement benefit costs for the Company's domestic postretirement benefit plans for the years ended December 31, 1999, 1998 and 1997, included the following components (000's omitted):

                                                        1999       1998       1997
                                                      --------   --------   --------
Service cost........................................   $  373     $  424     $  406
Interest cost.......................................    1,929      1,907      1,994
Amortization of net loss............................       --         --         10
                                                       ------     ------     ------
Net periodic postretirement benefit cost............   $2,302     $2,331     $2,410
                                                       ======     ======     ======

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7% in 1999 and remaining at 7% thereafter, 8% in 1998 and 9% in 1997. A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1999 and 1998, by approximately
$2.8 million and $3.1 million, respectively, and the total of the service and interest cost components of net postretirement benefit cost for each year then ended by approximately $0.3 million. A one

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(8) POSTRETIREMENT BENEFIT PLANS (CONTINUED) percentage point decrease in the assumed health care cost trend rate for each year would decrease the accumulated postretirement benefit obligation as of December 31, 1999 and 1998, by approximately $2.6 million and $2.8 million, respectively, and the total of the service and interest cost components of net postretirement benefit cost for each year then ended by approximately
$0.3 million. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.8%, 7.0% and 7.0%, in 1999, 1998 and 1997, respectively.

    As of December 31, 1999, 1998 and 1997, the Company had recorded a liability of $3.3 million, $3.4 million and $3.3 million, respectively, for benefit obligations for which a former executive was fully eligible to receive on a periodic payment basis beginning August 1, 1998. The principal source of funding for this obligation is an insurance policy on the executive's life.

(9)  COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL

    The processes involved in lithography and certain aspects of the manufacturing of steel containers have historically involved the use and handling of materials now classified as hazardous substances under various laws. The Company has a policy to comply with applicable legal requirements. The Company may be subject to liabilities for previously owned or operated sites or sites where the Company or its predecessors shipped waste. The Company accrues for the estimated cost of environmental matters, on a non-discounted basis. Such provisions and accruals exclude claims for recoveries from insurance carriers or other third parties.

    The Company has been named as a potentially responsible party ("PRP") for costs incurred in the clean-up of a regional groundwater plume partially extending underneath a property located in San Leandro, California, formerly a site of one of the Company's can assembly plants. The Company has entered into an indemnity agreement related to this matter with the owner of the property. Extensive soil and groundwater investigative work has been performed at this site. The Company, along with other PRPs, participated in a coordinated sampling event in 1999. The results of the sampling were inconclusive as to the source of the contamination. While the State has not yet commented on the sampling results, the Company believes that the source of contamination is unrelated to its past operations.

    As a PRP at various superfund sites in the U.S., the Company is or may be legally responsible, jointly and severally with other members of the PRP group, for the cost of remediation of these sites. Based on currently available data, the Company believes its contribution, and/or the contribution of its predecessors, to these sites was, in most cases, DE MINIMIS.

    The Company has established reserves of $0.6 million for future ascertainable costs of environmental remediation. Management does not believe that such costs, if any, in excess of the reserve will have a material adverse effect on the Company's results of operations or financial condition. In making this assessment, the Company considered all information available to it including its and other companies' reported prior experience in dealing with such matters, data released by the EPA and reports by independent environmental consultants regarding certain matters. The Company has made, and expects to continue to make, significant capital expenditures to upgrade its facilities in accordance with current and pending environmental regulations and administrative proceedings.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(9)  COMMITMENTS AND CONTINGENCIES (CONTINUED)
LEGAL

    The National Labor Relations Board ("NLRB") issued a decision ordering the Company to pay $1.5 million in back pay, plus interest, for a violation of certain sections of the National Labor Relations Act as a result of the Company's closure of certain facilities in 1991 and the failure to offer inter-plant job opportunities to affected certain employees. The Company appealed this decision on the grounds, among others, that the Company is entitled to a credit against this award for certain pension payments. The Company believes its appeal will be successful and the claim will not exceed the liability recorded.

    The Company, including the Subsidiaries, is involved in various legal actions and administrative proceedings. Management is of the opinion that their outcome will not have a material effect on the Company's financial position or results of operations.

PURCHASE COMMITMENTS

    As part of its national lithography strategy, the Company is investing in certain lithography process equipment with a foreign vendor. In an effort to limit foreign exchange risk related to this purchase commitment, the Company entered into a series of German Deutsche Mark/Dollar forward hedge contracts with a sole remaining payment of $0.5 million due in February 2000.

LEASES

    The Company has entered into agreements to lease certain property under terms which qualify as capital leases. Capital leases consist primarily of data processing equipment and various production machinery and equipment. Most capital leases contain renewal options and some contain purchase options. The December 31, 1999 and 1998 capital lease asset balances were $23.5 million and $31.7 million, net of accumulated amortization of $16.6 million and $20.4 million, respectively.

    The Company also maintains operating leases on various plant and office facilities, vehicles and office equipment. Rent expense under operating leases for the years ended December 31, 1999, 1998 and 1997, was $7.1 million, $6.8 million and $6.8 million, respectively.

    At December 31, 1999, minimum payments due under these leases were as follows (000's omitted):

                                                           CAPITAL    OPERATING
                                                            LEASES     LEASES
                                                           --------   ---------
2000.....................................................  $ 2,666     $ 7,329
2001.....................................................    3,931       4,652
2002.....................................................    4,439       4,738
2003.....................................................      503       2,963
2004.....................................................      497       1,951
Thereafter...............................................      257       7,846
                                                           -------     -------
      Total minimum lease payments.......................   12,293     $29,479
                                                                       =======

Amount representing interest.............................   (1,424)
                                                           -------
Present value of net minimum capital lease payments......  $10,869
                                                           =======

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(10)  EQUITY INCENTIVE PLANS

    The Company has one active plan, the 1999 Equity Incentive Plan, which provides options for management so as to align management's interest with those of the Company's shareholders. Under this program, 1,250,000 shares are available for issuance under options priced at market price on the grant date. All options issued to date under the 1999 Plan have a vesting schedule as follows: 30% of the options vest following any 10-day consecutive period in which each closing price equals or exceeds 110% of the market price on the grant date, 30% of the options vest following any 10-day consecutive period in which each closing price equals or exceeds 125% of the market price on the grant date, and the remaining 40% of the options vest following any 10-day consecutive period in which each closing price equals or exceeds 150% of the market price on the grant date. All previous plans have been frozen and no future grants will be made under those plans.

    Restricted shares are charged to stockholders' equity at their fair value and amortized as expense on a straight-line basis over the restriction period. Shares awarded were: 10,582 shares or $0.2 million in 1999; 17,140 shares or $0.3 million in 1998; 95,630 shares or $1.4 million in 1997. Amortization charges were $0.2 million, $1.7 million and $2.4 million during 1999, 1998 and 1997, respectively.

    A summary of the status of the Company's stock option plans at December 31, 1999, 1998 and 1997, and changes during the years then ended, are presented in the tables below:

                                         OPTIONS OUTSTANDING    EXERCISABLE OPTIONS
                                        ---------------------   --------------------
                                                    WTD. AVG.              WTD. AVG.
                                                    EXERCISE               EXERCISE
                                         SHARES       PRICE      SHARES      PRICE
                                        ---------   ---------   --------   ---------
January 1, 1997.......................    917,772    $13.63     744,499     $13.15
  Granted.............................    100,000     19.03
  Exercised...........................    (12,000)    12.00
  Canceled............................   (129,272)     3.63
                                        ---------    ------
December 31, 1997.....................    876,500    $14.63     867,250     $14.59
  Granted.............................    916,750     16.91
  Exercised...........................   (112,222)    12.01
  Canceled............................    (79,726)    17.38
                                        ---------    ------
December 31, 1998.....................  1,601,302    $15.93     820,280     $15.03
  Granted.............................    154,300     21.95
  Exercised...........................   (225,280)    13.41
  Canceled............................    (92,172)    16.88
                                        ---------    ------
December 31, 1999.....................  1,438,150    $16.82     801,212     $15.90
                                        =========    ======

                                     OPTIONS OUTSTANDING
                                    AT DECEMBER 31, 1999            EXERCISABLE OPTIONS
                             -----------------------------------   AT DECEMBER 31, 1999
                                          REMAINING                ---------------------
                                         CONTRACTUAL   WTD. AVG.               WTD. AVG.
                                            LIFE       EXERCISE                EXERCISE
                              SHARES       (YEARS)       PRICE      SHARES       PRICE
                             ---------   -----------   ---------   ---------   ---------
$8.00 to $15.75............    204,500        3.0       $11.42      194,501     $11.28
$16.00 to $27.00...........  1,233,650        8.0        17.72      606,711      17.38
                             ---------                              -------
                             1,438,150        7.3       $16.82      801,212     $15.90
                             =========                              =======

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(10)  EQUITY INCENTIVE PLANS (CONTINUED)
    The Company accounts for the plan under APB Opinion No. 25; therefore, no compensation costs have been recognized for options granted. Had compensation costs been determined on the fair value-based accounting method for options granted in 1999, 1998 and 1997, pro forma net income (loss) would have been $20.1 million, ($19.5) million and ($32.4) million for 1999, 1998 and 1997, respectively.

    The weighted-average estimated fair value of options granted during 1999, 1998 and 1997 was $12.92, $8.80 and $6.80, respectively. The fair value of each option grant is determined on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in 1999, 1998 and 1997, respectively: risk-free interest rate of 5.8%, 5.2% and 6.2%; expected lives of 10.0 years, 8.9 years and 7.0 years; expected volatility of 35.2%, 33.1% and 28.3%; and no dividends for any year.

(11)  SHAREHOLDER RIGHTS PLAN/CHANGE OF CONTROL

    On October 19, 1995, the Corporation's Board of Directors adopted a Shareholder Rights Plan. The Board declared a distribution of one right (a "Right") for each share of Common Stock outstanding on October 19, 1995 (the "Record Date"). Each share of Common Stock issued after the Record Date will be issued with an attached Right. Rights will become exercisable and detachable only following the acquisition by a person or a group of 15 percent or more of the outstanding Common Stock of U.S. Can Corporation or following the announcement of a tender or exchange offer for 15 percent or more of the outstanding Common Stock.

    The Rights will, if they become exercisable, permit the holders of the Rights to purchase a certain amount of preferred stock of the Corporation at a 50 percent discount, or to exchange the Rights for Common Stock, if the Board permits. Where an acquiring company effects a merger or other control transaction with the Corporation, the Rights may also entitle the holder to acquire stock of the acquiring company at a 50 percent discount. If a person or group acquires 15 percent or more of the Common Stock (or announces a tender or exchange offer for 15 percent or more of the Common Stock), the acquiring person's or group's Rights become void. In certain circumstances, the Rights may be redeemed by the Company at an initial redemption price of $.01 per Right. If not redeemed, the Rights will expire ten years after the Record Date.

    In addition, the Company has adopted certain change of control protections that, under certain circumstances, would increase compensation and benefits of certain executive officers and other key managers.

(12)  BUSINESS SEGMENTS

    The Company has established three segments by which management monitors and evaluates business performance, customer base and market share. These segments (Aerosol; Paint, Plastic & General Line and Custom & Specialty) have separate management teams and distinct product lines.

    The aerosol segment has two units: United States and International. The segment primarily produces steel aerosol containers for personal care, household, automotive, paint and industrial products. The Paint, Plastic & General Line segment produces round cans for paint and coatings, oblong cans for such items as lighter fluid and turpentine as well as plastic containers for paint and

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(12)  BUSINESS SEGMENTS (CONTINUED)
industrial and consumer products. The Custom & Specialty segment produces a wide array of functional and decorative tins, containers and other products.

    The accounting policies of the segments are the same as those described in Note (2) to the Consolidated Financial Statements. No single customer accounted for more than 10% of the Company's total net sales during 1999, 1998 or 1997.

    Financial information relating to the Company's operations by geographic area was as follows (000's omitted):

                                               UNITED
                                               STATES     EUROPE    CONSOLIDATED
                                              --------   --------   ------------
1999
Net sales...................................  $587,780   $126,335     $714,115
Identifiable assets.........................   397,327    266,243      663,570

1998
Net sales...................................  $593,606   $116,640     $710,246
Identifiable assets.........................   424,404    131,167      555,571

1997
Net sales...................................   650,643   $105,032     $755,675
Identifiable assets.........................   517,283    116,421      633,704

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(12)  BUSINESS SEGMENTS (CONTINUED)
    The following is a summary of revenues from external customers, income
(loss) from operations, capital spending, depreciation and amortization and identifiable assets for each segment for the years ended December 31, 1999, 1998 and 1997 (000's omitted):

                                                                1999       1998       1997
                                                              --------   --------   ---------
Revenues from external customers:
Aerosol.....................................................  $483,459   $465,960   $ 479,521
Paint, Plastic, & General Line..............................   161,698    164,050     186,509
Custom & Specialty..........................................    68,367     74,873      84,829
Other.......................................................       591      5,363       4,816
                                                              --------   --------   ---------
      Total revenues........................................  $714,115   $710,246   $ 755,675
                                                              ========   ========   =========
Income (loss) from operations:
Aerosol.....................................................  $ 85,727   $ 80,168   $  79,894
Paint, Plastic, & General Line..............................    16,871     15,640      12,394
Custom & Specialty..........................................     8,928     10,972       6,823
Corporate and eliminations (a) (b)..........................   (42,823)   (83,210)   (105,218)
                                                              --------   --------   ---------
      Total income (loss) from operations...................  $ 68,703   $ 23,570   $  (6,107)
                                                              ========   ========   =========
Capital spending:
Aerosol.....................................................  $ 21,877   $ 16,704   $  33,847
Paint, Plastic, & General Line..............................     5,866      1,360       8,560
Custom & Specialty..........................................       956        547       7,270
Corporate...................................................     2,283      4,217       4,353
                                                              --------   --------   ---------
      Total capital spending................................  $ 30,982   $ 22,828   $  54,030
                                                              ========   ========   =========
Depreciation and amortization:
Aerosol.....................................................  $ 18,554   $ 20,761   $  22,481
Paint, Plastic, & General Line..............................     5,680      5,649       6,051
Custom & Specialty..........................................     2,476      2,457       2,577
Corporate...................................................     5,153      6,572      11,325
                                                              --------   --------   ---------
      Total depreciation and amortization...................  $ 31,863   $ 35,439   $  42,434
                                                              ========   ========   =========
Identifiable assets:
Aerosol.....................................................  $441,126   $308,944   $ 307,590
Paint, Plastic, & General Line..............................    92,471     92,629     100,600
Custom & Specialty..........................................    71,625     73,019      93,972
Corporate...................................................    58,348     80,979     131,542
                                                              --------   --------   ---------
      Total identifiable assets.............................  $663,570   $555,571   $ 633,704
                                                              ========   ========   =========

------------------------
(a) Special charges are included in Corporate costs. Management does not evaluate segment performance including such charges.

(b) Selling, general and administrative costs are not allocated to individual segments.

(13)  RECENT DEVELOPMENTS

    On October 4, 2000, U.S. Can Corporation and Berkshire Partners LLC completed a recapitalization of the Company through a merger. As a result of the recapitalization, all of U.S. Can's common stock, other than certain shares held by designated continuing shareholders (the rollover shareholders), was converted into the right to receive $20.00 in cash per share and options to purchase

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

(13)  RECENT DEVELOPMENTS (CONTINUED)
approximately 1.6 million shares of U.S. Can's common stock were retired in exchange for a cash payment of $20.00 per underlying share, less the applicable option price. Certain shares held by the rollover shareholders were converted into the right to receive $20.00 in cash per share and certain shares held by the rollover shareholders were converted into the right to receive shares of capital stock of the surviving corporation in the merger.

    The recapitalization was financed by:

    - a $106.7 million preferred stock investment by Berkshire Partners, its co-investors and certain of the rollover stockholders;

    - a $53.3 million common stock investment by Berkshire Partners, its co-investors, certain of the rollover stockholders and management;

    - $260.0 million in term loans under a new senior bank credit facility;

    - $20.5 million in borrowings under a new revolving credit facility; and

    - $175.0 million from the sale of 12 3/8% Senior Subordinated Notes due
      2010.

    Funds generated from the recapitalization were used to retire all of the borrowings outstanding under the Company's former the credit agreement, to repay the principal, accrued interest and tender premium applicable to U.S. Can's
10 1/8% Notes due 2006, to pay fees and expenses associated with the transaction and to make payments to U.S. Can's existing stockholders and optionholders as previously described. The recapitalization will have a significant impact on the balance sheet and results of operations of the Company. The Company expects to record a charge of approximately $18.9 million related to the recapitalization in the fourth quarter of 2000. We also expect to take an extraordinary charge of approximately $14.9 million in the fourth quarter of 2000, related to the tender offer and consent solicitation of the 10 1/8% notes due 2006, including the tender premium and the write-off of remaining deferred financing charges.

(14)  PARENT GUARANTOR AND SUBSIDIARY GUARANTOR INFORMATION

    The following presents the condensed consolidating financial data for U.S. Can Corporation (the "Parent Guarantor"), United States Can Company (the "Issuer"), USC May Verpackungen Holding Inc. (the "Subsidiary Guarantor"), and the Parent Guarantor's European subsidiaries, including May Verpackungen GmbH & Co., KG (the "Non-Guarantor Subsidiaries"), as of and for the years ended December 31, 1999, 1998 and 1997. The Subsidiary Guarantor was formed by the Issuer in December 1999. Investments in subsidiaries are accounted for by the Parent Guarantor, the Issuer and the Subsidiary Guarantor under the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are, therefore, reflected in their parent's investment accounts and earnings. This consolidating information reflects the guarantors and non-guarantors of the new 12 3/8% senior subordinated notes due 2010. Previously provided condensed consolidating financial data included in the Parent Guarantor's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 reflected the guarantors and non-guarantors of the old 10 1/8% senior subordinated notes due 2006.

    The 12 3/8% senior subordinated notes due 2010 are guaranteed on a full, unconditional, unsecured, senior subordinated, joint and several basis by the Parent Guarantor, the Subsidiary Guarantor and any other domestic restricted subsidiary of the Issuer. USC May Verpackungen Holding Inc., which is wholly owned by the Issuer, currently is the only Subsidiary Guarantor. The Parent Guarantor has no assets or operations separate from its investment in the Issuer.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                (000'S OMITTED)

                                  U.S. CAN
                                 CORPORATION   UNITED STATES     USC EUROPE                      U.S. CAN
                                   (PARENT      CAN COMPANY    (NON-GUARANTOR                  CORPORATION
                                 GUARANTOR)      (ISSUER)      SUBSIDIARIES)    ELIMINATIONS   CONSOLIDATED
                                 -----------   -------------   --------------   ------------   ------------
NET SALES......................    $    --        $587,780        $126,335        $     --       $714,115
COST OF SALES..................         --         501,201         110,428              --        611,629
                                   -------        --------        --------        --------       --------
  Gross income.................         --          86,579          15,907              --        102,486
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES......         --          26,627           7,156              --         33,783
                                   -------        --------        --------        --------       --------
  Operating income.............         --          59,952           8,751              --         68,703
INTEREST EXPENSE ON
  BORROWINGS...................         --          26,272           2,454              --         28,726
AMORTIZATION OF DEFERRED
  FINANCING COSTS..............         --           1,175              --              --          1,175
OTHER EXPENSES.................         --           1,728              --              --          1,728
EQUITY IN EARNINGS OF
  SUBSIDIARIES.................     21,156           4,103              --         (25,259)            --
                                   -------        --------        --------        --------       --------
  Income (loss) before income
    taxes......................     21,156          34,880           6,297         (25,259)        37,074
PROVISION FOR INCOME TAXES.....         --          12,428           2,194              --         14,622
EXTRAORDINARY ITEM--LOSS ON THE
  EARLY EXTINGUISHMENT OF DEBT,
  net of income tax............         --          (1,296)             --              --         (1,296)
                                   -------        --------        --------        --------       --------
NET INCOME.....................    $21,156        $ 21,156        $  4,103        $(25,259)      $ 21,156
                                   =======        ========        ========        ========       ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                (000'S OMITTED)

                                                                                   USC
                                                                 USC MAY       EUROPE/ MAY
                                  U.S. CAN     UNITED STATES   VERPACKUGEN     VERPACKUGEN
                                 CORPORATION        CAN          HOLDING          (NON-                        U.S. CAN
                                   (PARENT        COMPANY      (SUBSIDIARY      GUARANTOR                    CORPORATION
                                 GUARANTOR)      (ISSUER)      GUARANTOR)     SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                                 -----------   -------------   -----------    -------------   ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents....    $     --      $  2,095        $    --         $ 13,602      $      --       $ 15,697
  Accounts receivable..........          --        45,205             --           46,659             --         91,864
  Inventories..................          --        66,360             --           49,619             --        115,979
  Prepaid expenses and other
    assets.....................          --        30,377                           5,414             --         35,791
                                   --------      --------        -------         --------      ---------       --------
    Total current assets.......          --       144,037             --          115,294             --        259,331
NET PROPERTY, PLANT AND
  EQUIPMENT....................          --       191,997             --          140,507             --        332,504
INTANGIBLE ASSETS..............          --        50,200             --              278             --         50,478
OTHER ASSETS...................       4,891         6,202             --           10,164             --         21,257
INTERCOMPANY ADVANCES..........     242,654            --             --               --       (242,654)            --
INVESTMENT IN SUBSIDIARIES.....      57,640        50,919         63,847               --       (172,406)            --
                                   --------      --------        -------         --------      ---------       --------
    Total assets...............    $305,185      $443,355        $63,847         $266,243      $(415,060)      $663,570
                                   ========      ========        =======         ========      =========       ========
CURRENT LIABILITIES
  Current maturities of
    long-term debt.............    $     --      $ 19,562        $    --         $ 19,262      $      --       $ 38,824
  Accounts payable.............          --        50,083             --           54,106             --        104,189
  Other current liabilities....          --        62,594             --           15,990             --         78,584
                                   --------      --------        -------         --------      ---------       --------
    Total current
      liabilities..............          --       132,239             --           89,358             --        221,597
SENIOR DEBT....................          --        54,536             --           29,328             --         83,864
SUBORDINATED DEBT..............     236,629            --             --               --             --        236,629
OTHER LONG-TERM LIABILITIES....          --        43,317             --            9,607             --         52,924
INTERCOMPANY ADVANCES..........          --       155,623         63,847           23,184       (242,654)            --
STOCKHOLDERS' EQUITY...........      68,556        57,640             --          114,766       (172,406)        68,556
                                   --------      --------        -------         --------      ---------       --------
    Total liabilities and
      stockholders' equity.....    $305,185      $443,355        $63,847         $266,243      $(415,060)      $663,570
                                   ========      ========        =======         ========      =========       ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                (000'S OMITTED)

                                                                        USC MAY     USC EUROPE/ MAY
                                         U.S. CAN     UNITED STATES   VERPACKUGEN     VERPACKUGEN
                                        CORPORATION        CAN          HOLDING          (NON-
                                          (PARENT        COMPANY      (SUBSIDIARY      GUARANTOR       U.S. CAN
                                        GUARANTOR)      (ISSUER)      GUARANTOR)     SUBSIDIARIES)    CORPORATION
                                        -----------   -------------   -----------   ---------------   -----------
CASH FLOWS FROM OPERATING
  ACTIVITIES..........................    $     --      $ 51,865       $     --         $10,587         $ 62,452
                                          --------      --------       --------         -------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................          --       (24,909)            --          (6,073)         (30,982)
  Acquisition of businesses, net of
    cash acquired.....................          --            --        (63,847)             --          (63,847)
  Proceeds on the sale of business....          --         4,500             --              --            4,500
  Proceeds on the sale of property....                       448             --              --              448
  Investment in Formametal S.A........          --            --             --          (1,600)          (1,600)
                                          --------      --------       --------         -------         --------
    Net cash used in investing
      activities......................          --       (19,961)       (63,847)         (7,673)         (91,481)
                                          --------      --------       --------         -------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in intercompany advances.....      25,378       (95,917)        63,847           6,692               --
  Issuance of common stock and
    exercise of stock options.........       2,820                           --              --            2,820
  Net borrowings under the revolving
    line of credit and changes in cash
    overdrafts........................          --        23,159             --             394           23,553
  Repurchase of 10 1/8% notes.........     (27,696)           --             --              --          (27,696)
  Borrowings of other long-term debt,
    including capital lease
    obligations.......................          --        38,598             --              --           38,598
  Payments of other long-term debt,
    including capital lease
    obligations.......................          --        (5,057)            --          (4,392)          (9,449)
  Purchase of treasury stock..........        (502)           --             --              --             (502)
                                          --------      --------       --------         -------         --------
    Net cash (used in) provided by
      financing activities............          --       (39,217)        63,847           2,694           27,324
                                          --------      --------       --------         -------         --------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH................................          --            --             --            (670)            (670)
                                          --------      --------       --------         -------         --------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................          --        (7,313)            --           4,938           (2,375)
CASH AND CASH EQUIVALENTS, beginning
  of year.............................          --         9,408             --           8,664           18,072
                                          --------      --------       --------         -------         --------
CASH AND CASH EQUIVALENTS, end of
  period..............................    $     --      $  2,095       $     --         $13,602         $ 15,697
                                          ========      ========       ========         =======         ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                (000'S OMITTED)

                                         U.S. CAN
                                        CORPORATION   UNITED STATES     USC EUROPE                      U.S. CAN
                                          (PARENT      CAN COMPANY    (NON-GUARANTOR                  CORPORATION
                                        GUARANTOR)      (ISSUER)      SUBSIDIARIES)    ELIMINATIONS   CONSOLIDATED
                                        -----------   -------------   --------------   ------------   ------------
NET SALES.............................    $     --      $593,606         $116,640        $    --        $710,246
COST OF SALES.........................          --       513,886          104,270             --         618,156
                                          --------      --------         --------        -------        --------
  Gross income........................          --        79,720           12,370             --          92,090
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES............................          --        26,183            6,468             --          32,651
SPECIAL CHARGES.......................          --        35,869               --             --          35,869
                                          --------      --------         --------        -------        --------
  Operating income....................          --        17,668            5,902             --          23,570
INTEREST EXPENSE ON BORROWINGS........          --        30,582            2,600             --          33,182
AMORTIZATION OF DEFERRED FINANCING
  COSTS...............................          --         1,753               --                          1,753
OTHER EXPENSES........................          --         1,822               --             --           1,822
EQUITY IN EARNINGS (LOSS) OF
  SUBSIDIARY..........................     (16,053)        2,048               --         14,005              --
                                          --------      --------         --------        -------        --------
  Income (loss) before income taxes...     (16,053)      (14,441)           3,302         14,005         (13,187)
PROVISION (BENEFIT) FOR INCOME
  TAXES...............................          --        (6,916)           1,254             --          (5,662)
NET LOSS FROM DISCONTINUED
  OPERATIONS..........................          --        (8,528)              --             --          (8,528)
                                          --------      --------         --------        -------        --------
NET INCOME (LOSS).....................    $(16,053)     $(16,053)        $  2,048        $14,005        $(16,053)
                                          ========      ========         ========        =======        ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                (000'S OMITTED)

                                         U.S. CAN     UNITED STATES
                                        CORPORATION        CAN          USC EUROPE
                                          (PARENT        COMPANY      (NON-GUARANTOR                   U.S. CAN
                                        GUARANTOR)      (ISSUER)      SUBSIDIARIES)    ELIMINATIONS   CORPORATION
                                        -----------   -------------   --------------   ------------   -----------
CURRENT ASSETS:
  Cash and cash equivalents...........    $     --      $  9,408         $  8,664       $      --       $ 18,072
  Accounts receivable.................          --        41,461           22,281              --         63,742
  Inventories.........................          --        74,965           19,922              --         94,887
  Prepaid expenses and other assets...          --        35,856            3,089              --         38,945
                                          --------      --------         --------       ---------       --------
    Total current assets..............          --       161,690           53,956              --        215,646
NET PROPERTY, PLANT AND EQUIPMENT.....          --       197,677           70,325              --        268,002
INTANGIBLE ASSETS.....................          --        51,928               --              --         51,928
OTHER ASSETS..........................       6,262         6,847            6,886              --         19,995
INTERCOMPANY ADVANCES.................     265,428        15,387               --        (280,815)            --
INVESTMENT IN SUBSIDIARIES............      42,812        53,144               --         (95,956)            --
                                          --------      --------         --------       ---------       --------
    Total assets......................    $314,502      $486,673         $131,167       $(376,771)      $555,571
                                          ========      ========         ========       =========       ========
CURRENT LIABILITIES
  Current maturities of long-term
    debt..............................    $     --      $  3,922         $  2,809       $      --       $  6,731
  Accounts payable....................          --        37,089           15,228              --         52,317
  Other current liabilities...........          --        67,735           12,751              --         80,486
                                          --------      --------         --------       ---------       --------
    Total current liabilities.........          --       108,746           30,788              --        139,534
SENIOR DEBT...........................          --        19,134           26,483              --         45,617
SUBORDINATED DEBT.....................     264,325            --               --              --        264,325
OTHER LONG-TERM LIABILITIES...........          --        51,656            4,262              --         55,918
INTERCOMPANY PAYABLES.................          --       264,325           16,490        (280,815)            --
STOCKHOLDERS' EQUITY..................      50,177        42,812           53,144         (95,956)        50,177
                                          --------      --------         --------       ---------       --------
    Total liabilities and
      stockholders' equity............    $314,502      $486,673         $131,167       $(376,771)      $555,571
                                          ========      ========         ========       =========       ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                (000'S OMITTED)

                                                     U.S. CAN     UNITED STATES
                                                    CORPORATION        CAN          USC EUROPE       U.S. CAN
                                                      (PARENT        COMPANY      (NON-GUARANTOR   CORPORATION
                                                    GUARANTOR)      (ISSUER)      SUBSIDIARIES)    CONSOLIDATED
                                                    -----------   -------------   --------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES..............    $    --        $54,913          $10,050        $64,963
                                                      -------        -------          -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................         --        (17,266)          (5,562)       (22,828)
  Proceeds on the sale of business................         --         28,296               --         28,296
  Proceeds on the sale of property................                     6,578               23          6,601
  Investment in Formametal S.A....................         --             --           (3,000)        (3,000)
                                                      -------        -------          -------        -------
    Net cash used in investing activities.........         --         17,608           (8,539)         9,069
                                                      -------        -------          -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in intercompany advances.................     10,747        (13,747)           3,000             --
  Issuance of common stock and exercise of stock
    options.......................................      1,658             --               --          1,658
  Net borrowings under the revolving line of
    credit and changes in cash overdrafts.........         --        (36,770)              --        (36,770)
  Repurchase of 10 1/8% notes.....................    (10,675)            --               --        (10,675)
  Payments of other long-term debt, including
    capital lease obligations.....................         --        (13,011)          (2,607)       (15,618)
  Purchase of treasury stock......................     (1,730)            --               --         (1,730)
                                                      -------        -------          -------        -------
    Net cash (used in) provided by financing
      activities..................................         --        (63,528)             393        (63,135)
                                                      -------        -------          -------        -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...........         --             --              402            402
                                                      -------        -------          -------        -------
INCREASE IN CASH AND CASH EQUIVALENTS.............         --          8,993            2,306         11,299
CASH AND CASH EQUIVALENTS, beginning of year......         --            415            6,358          6,773
                                                      -------        -------          -------        -------
CASH AND CASH EQUIVALENTS, end of period..........    $    --        $ 9,408          $ 8,664        $18,072
                                                      =======        =======          =======        =======

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                (000'S OMITTED)

                                         U.S. CAN
                                        CORPORATION   UNITED STATES     USC EUROPE                      U.S. CAN
                                          (PARENT      CAN COMPANY    (NON-GUARANTOR                  CORPORATION
                                        GUARANTOR)      (ISSUER)      SUBSIDIARIES)    ELIMINATIONS   CONSOLIDATED
                                        -----------   -------------   --------------   ------------   ------------
NET SALES.............................    $     --      $650,643         $105,032        $    --        $755,675
COST OF SALES.........................          --       569,292           96,463             --         665,755
                                          --------      --------         --------        -------        --------
  Gross income........................          --        81,351            8,569             --          89,920
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES............................          --        28,784            4,263             --          33,047
SPECIAL CHARGES.......................          --        62,980               --             --          62,980
                                          --------      --------         --------        -------        --------
  Operating income (loss).............          --       (10,413)           4,306                         (6,107)
INTEREST EXPENSE ON BORROWINGS........          --        34,869            1,998             --          36,867
AMORTIZATION OF DEFERRED FINANCING
  COSTS...............................          --         1,738               --                          1,738
OTHER EXPENSES........................          --         1,986               --             --           1,986
EQUITY IN EARNINGS (LOSS) OF
  SUBSIDIARY..........................     (32,032)        1,312               --         30,720              --
                                          --------      --------         --------        -------        --------
  Income (loss) before income taxes...     (32,032)      (47,694)           2,308         30,720         (46,698)
PROVISION (BENEFIT) FOR INCOME
  TAXES...............................          --       (17,788)             996             --         (16,792)
NET INCOME FROM DISCONTINUED
  OPERATIONS..........................          --         1,078               --             --           1,078
NET LOSS FROM DISCONTINUATION OF
  BUSINESS............................          --        (3,204)              --             --          (3,204)
                                          --------      --------         --------        -------        --------
NET INCOME (LOSS).....................    $(32,032)     $(32,032)        $  1,312        $30,720        $(32,032)
                                          ========      ========         ========        =======        ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                (000'S OMITTED)

                                                   U.S. CAN     UNITED STATES
                                                  CORPORATION        CAN          USC EUROPE       U.S. CAN
                                                    (PARENT        COMPANY      (NON-GUARANTOR   CORPORATION
                                                  GUARANTOR)      (ISSUER)      SUBSIDIARIES)    CONSOLIDATED
                                                  -----------   -------------   --------------   ------------
CASH PROVIDED BY OPERATING ACTIVITIES...........    $    --       $ 73,220         $ (9,111)       $ 64,109
                                                    -------       --------         --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..........................         --        (36,122)         (17,908)        (54,030)
  Acquisition of businesses, net of cash
    acquired....................................         --        (12,398)              --         (12,398)
  Proceeds on the sale of business..............         --          1,000               --           1,000
  Proceeds on the sale of property..............                        --              630             630
                                                    -------       --------         --------        --------
    Net cash used in investing activities.......         --        (47,520)         (17,278)        (64,798)
                                                    -------       --------         --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in intercompany advances...............      1,027         (3,553)           2,526              --
  Issuance of common stock and exercise of stock
    options.....................................        152             --               --             152
  Net borrowings under the revolving line of
    credit and changes in cash overdrafts.......                     5,962               --           5,962
  Borrowings of other long-term debt, including
    capital lease obligations...................         --         (1,086)          26,021          24,935
Payments of other long-term debt, including
  capital lease obligations.....................         --        (25,662)            (724)        (26,386)
  Payments of debt refinancing costs............         --         (1,574)              --          (1,574)
  Purchase of treasury stock....................     (1,179)            --               --          (1,179)
                                                    -------       --------         --------        --------
    Net cash (used in) provided by financing
      activities................................         --        (25,913)          27,823           1,910
                                                    -------       --------         --------        --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.........         --             --           (2,414)         (2,414)
                                                    -------       --------         --------        --------
DECREASE IN CASH AND CASH EQUIVALENTS...........         --           (213)            (980)         (1,193)
CASH AND CASH EQUIVALENTS, beginning of year....         --            628            7,338           7,966
                                                    -------       --------         --------        --------
CASH AND CASH EQUIVALENTS, end of period........    $    --       $    415         $  6,358        $  6,773
                                                    =======       ========         ========        ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                            QUARTERLY FINANCIAL DATA

                                  (UNAUDITED)

                                (000'S OMITTED)

    The following is a summary of the unaudited interim results of operations for each of the quarters in 1999 and 1998.

                                                 FIRST QTR            SECOND QTR             THIRD QTR            FOURTH QTR
                                            -------------------   -------------------   -------------------   -------------------
                                              1999       1998       1999       1998       1999       1998       1999       1998
                                            --------   --------   --------   --------   --------   --------   --------   --------
NET SALES.................................  $184,916   $192,363   $186,773   $183,473   $178,123   $177,920   $164,303   $156,490
SPECIAL CHARGES(a)........................        --         --         --         --         --     35,869         --
OPERATING INCOME (LOSS)...................    17,620     14,955     19,827     15,190     17,248    (20,099)    14,008     13,524
INCOME (LOSS) FROM CONTINUING
  OPERATIONS..............................     5,551      3,082      7,138      3,805      6,006    (17,358)     3,757      2,946
NET INCOME
  (LOSS)..................................  $  5,551   $  3,082   $  6,330   $  3,805   $  5,518   $(25,886)  $  3,757   $  2,946
                                            ========   ========   ========   ========   ========   ========   ========   ========

------------------------------

(a) See Note 3 of the "Notes to Consolidated Financial Statements."

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                (000'S OMITTED)

                                                          FOR THE QUARTERLY         FOR THE NINE MONTHS
                                                            PERIOD ENDED                   ENDED
                                                      -------------------------   ------------------------
                                                      OCTOBER 1,    OCTOBER 3,    OCTOBER 1,    OCTOBER 3
                                                         2000          1999          2000          1999
                                                      -----------   -----------   -----------   ----------
NET SALES...........................................   $194,655      $178,123      $607,000      $549,812
COST OF SALES.......................................    164,933       152,742       517,562       470,116
                                                       --------      --------      --------      --------
  Gross income......................................     29,722        25,381        89,438        79,696
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........     10,079         8,133        32,457        25,001
SPECIAL CHARGES.....................................      3,413            --         3,413            --
                                                       --------      --------      --------      --------
Operating income....................................     16,230        17,248        53,568        54,695
INTEREST EXPENSE ON BORROWINGS......................      8,184         6,841        24,556        21,758
AMORTIZATION OF DEFERRED FINANCING COSTS............        381           278         1,161           898
OTHER EXPENSES......................................        624           432         1,910         1,296
                                                       --------      --------      --------      --------
Income before income taxes..........................      7,041         9,697        25,941        30,743
PROVISION FOR INCOME TAXES..........................      2,665         3,691         9,807        12,048
                                                       --------      --------      --------      --------
Income from operations before extraordinary item....      4,376         6,006        16,134        18,695
EXTRAORDINARY ITEM, net of income taxes
Net loss from early extinguishment of debt..........         --          (488)           --        (1,296)
                                                       --------      --------      --------      --------
NET INCOME..........................................   $  4,376      $  5,518      $ 16,134      $ 17,399
                                                       ========      ========      ========      ========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                     (000'S OMITTED, EXCEPT PER SHARE DATA)

                                                              OCTOBER 1,   DECEMBER 31,
                                                                 2000          1999
                                                              ----------   ------------
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   7,414     $  15,697
  Accounts receivables, less allowances of $10,871 and
    $13,367 as of October 1, 2000 and December 31, 1999,
    respectively............................................    107,377        91,864
  Inventories...............................................    112,580       115,979
  Prepaid expenses and other current assets.................     21,261        19,677
  Prepaid income taxes......................................     16,116        16,114
                                                              ---------     ---------
    Total current assets....................................    264,748       259,331
                                                              ---------     ---------
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................      6,598        14,541
  Buildings.................................................     65,109        83,106
  Machinery, equipment and construction in process..........    432,756       463,400
                                                              ---------     ---------
                                                                504,463       561,047
  Less--Accumulated depreciation and amortization...........   (232,759)     (228,543)
                                                              ---------     ---------
    Total property, plant and equipment.....................    271,704       332,504
                                                              ---------     ---------
INTANGIBLE ASSETS, less amortization of $13,042 and $12,211
  as of October 1, 2000 and December 31, 1999,
  respectively..............................................     65,144        50,478
OTHER ASSETS................................................     24,429        21,257
                                                              ---------     ---------
    Total assets............................................  $ 626,025     $ 663,570
                                                              =========     =========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $  10,955     $  38,824
  Accounts payable..........................................    108,478       104,189
  Accrued payroll, benefits and insurance...................     24,309        29,500
  Restructuring reserves....................................     13,652        25,016
  Other current liabilities.................................     36,273        24,068
                                                              ---------     ---------
    Total current liabilities...............................    193,667       221,597
                                                              ---------     ---------
SENIOR DEBT.................................................     71,239        83,864
SUBORDINATED DEBT...........................................    236,629       236,629
                                                              ---------     ---------
    Total long-term debt....................................    307,868       320,493
                                                              ---------     ---------
OTHER LONG-TERM LIABILITIES
  Deferred income taxes.....................................     13,259        10,670
  Other long-term liabilities...............................     42,700        42,254
                                                              ---------     ---------
    Total other long-term liabilities.......................     55,959        52,924
                                                              ---------     ---------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value; 10,000,000 shares
    authorized, none issued or outstanding..................         --            --
  Common stock, $0.01 par value; 50,000,000 shares
    authorized, 13,659,278 and 13,446,933 shares issued as
    of October 1, 2000 and December 31, 1999,
    respectively............................................        137           135
  Paid-in-capital...........................................    114,541       112,840
  Unearned restricted stock.................................       (305)         (629)
  Treasury common stock, at cost; 85,873 and 83,024 shares
    at October 1, 2000 and December 31, 1999,
    respectively............................................     (1,868)       (1,380)
  Currency translation adjustment...........................    (25,469)       (7,771)
  Accumulated deficit.......................................    (18,505)      (34,639)
                                                              ---------     ---------
    Total stockholders' equity..............................     68,531        68,556
                                                              ---------     ---------
    Total liabilities and stockholders' equity..............  $ 626,025     $ 663,570
                                                              =========     =========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                (000'S OMITTED)

                                                                    NINE MONTH
                                                                   PERIOD ENDED
                                                              -----------------------
                                                              OCTOBER 1,   OCTOBER 3,
                                                                 2000         1999
                                                              ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $ 16,134     $ 17,399
  Adjustments to reconcile net income to net cash provided
    by operating activities--
    Depreciation and amortization...........................     26,788       25,419
    Special Charge..........................................      3,413           --
    Extraordinary loss on extinguishment of debt............         --        1,296
    Deferred income taxes...................................      3,004        2,240
  Change in operating assets and liabilities, net of effect
    of acquired and disposed of businesses:
    Accounts receivable.....................................    (27,386)     (16,835)
    Inventories.............................................     (7,450)       5,847
    Accounts payable........................................     12,873       12,383
    Accrued payroll, benefits and insurance.................      1,768        9,712
    Other, net..............................................     (3,196)       1,877
                                                               --------     --------
      Net cash provided by operating activities.............     25,948       59,338
                                                               --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (16,519)     (19,713)
  Proceeds from sale of business............................     12,088        4,500
  Proceeds from sale of property............................      7,855          556
  Investment in Formametal S.A..............................     (4,914)      (1,644)
                                                               --------     --------
    Net cash used in investing activities...................     (1,490)     (16,301)
                                                               --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock and exercise of stock options....      1,700        1,959
  Repurchase of 10 1/8% notes...............................         --      (27,696)
  Payments of long-term debt, including capital lease
    obligations.............................................    (33,993)      (2,478)
  Purchase of treasury stock................................       (488)        (210)
                                                               --------     --------
    Net cash used in financing activities...................    (32,781)     (28,425)
                                                               --------     --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................         40            1
                                                               --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     (8,283)      14,613
CASH AND CASH EQUIVALENTS, beginning of year................     15,697       18,072
                                                               --------     --------
CASH AND CASH EQUIVALENTS, end of year......................   $  7,414     $ 32,685
                                                               ========     ========

The accompanying notes to Consolidated Financial Statements are an integral part of these statements.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 1, 2000

                                  (UNAUDITED)

(1)  PRINCIPLES OF REPORTING

    The condensed consolidated financial statements include the accounts of U.S. Can Corporation (the "Corporation"), its wholly owned subsidiary, United States Can Company ("U.S. Can"), and U.S. Can's subsidiaries (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated. These financial statements, in the opinion of management, include normal recurring adjustments necessary for a fair presentation. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year. Generally, quarterly accounting periods are based upon two four-week periods and one five-week period. These financial statements are to be read in conjunction with the previously filed financial statements and footnotes included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1999.

(2)  SPECIAL CHARGES

    On July 7, 2000, the Company announced a reduction in force program, under which 73 salaried and 34 hourly positions have been eliminated. A one-time charge of $3.4 million for severance and other termination related costs was recorded in the third quarter of 2000. The Company expects to realize annual savings of $5.0 million from this program.

    On March 10, 2000, the Company sold its Wheeling metal closures and the Warren lithography businesses for $12.1 million in cash. The Company established a disposition provision for the anticipated loss on the sale of the metal closures business in connection with the special charge taken in 1998.

    Cash costs for restructuring activities in the first nine months of 2000 were $2.9 million. The Company anticipates spending another $3.2 million of such costs in 2000 and $9.3 million in cash costs in 2001 and beyond.

    The Company continuously evaluates the composition of its various manufacturing facilities in light of current and expected market conditions and demand.

(3)  ACQUISITIONS

    On December 30, 1999, the Company acquired all of the partnership interests of May Verpackungen GmbH & Co., KG ("May"), a German limited liability company. The acquisition was financed using the borrowings made by U.S. Can under the Credit Agreement (see Note 6) for an aggregate amount of $64.6 million.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

                                  (UNAUDITED)

(3)  ACQUISITIONS (CONTINUED)
    The following is a summary of the preliminary allocation of the aggregate purchase price for May (000's omitted):

Current Assets..............................................  $ 53,744
Property, Plant and Equipment...............................    53,037
Goodwill....................................................    21,880
Other Assets................................................     3,708
Current Portion of Long Term Debt...........................   (17,023)
Current Liabilities.........................................   (38,722)
Long-Term Debt..............................................    (6,552)
Other Liabilities...........................................    (5,484)
                                                              --------
Total Purchase Price........................................  $ 64,588
                                                              ========

    The acquisition was accounted for as a purchase for financial reporting purposes; therefore 1999 results do not include operations related to the acquired business. Certain assets and liabilities of May were revalued to estimated fair values as of the acquisition date. The final amounts recorded may differ based on results of further evaluations of the fair value of the acquired assets and liabilities.

    The following represents the Company's unaudited pro forma results of operations for the third quarter and first nine months of 1999 as if the May acquisition had occurred on January 1, 1999 (000's omitted, except per share data):

                                                                       FIRST NINE-
                                                  THIRD QUARTER 1999   MONTHS 1999
                                                  ------------------   -----------
Net Sales.......................................       $216,782         $656,754
Net Income......................................          6,201           18,268

    May's pre-acquisition results have been adjusted to reflect amortization of goodwill, the depreciation expense impact of the increased fair market value of property, plant and equipment, interest expense on acquisition borrowings, changes in contractual agreements and the effect of income taxes on the pro forma adjustments. The pro forma information given above does not purport to be indicative of the results that would have been obtained if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

(4)  INVENTORIES

    All domestic inventories, except machine parts, are stated at cost determined by the last-in, first-out ("LIFO") cost method, not in excess of market. Inventories of approximately $47.2 million at October 1, 2000 and $49.6 million at December 31, 1999, at the European subsidiaries and machine shop inventory are stated at cost determined by the first-in, first-out ("FIFO") cost method, not in excess of market. FIFO cost of LIFO inventories approximated their LIFO value at October 1, 2000 and at December 31, 1999.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

                                  (UNAUDITED)

(4)  INVENTORIES (CONTINUED)
    Inventories reported in the accompanying balance sheets were classified as follows (000's omitted):

                                                        OCTOBER 1,   DECEMBER 31,
                                                           2000          1999
                                                        ----------   ------------
Raw materials.........................................   $ 25,920      $ 30,821
Work in process.......................................     50,324        49,884
Finished goods........................................     36,336        35,274
                                                         --------      --------
                                                         $112,580      $115,979
                                                         ========      ========

(5)  RECENT DEVELOPMENTS

    On October 4, 2000, U.S. Can Corporation and Berkshire Partners LLC completed a recapitalization of the Company through a merger. As a result of the recapitalization, all of U.S. Can's common stock, other than certain shares held by designated continuing shareholders (the rollover shareholders), was converted into the right to receive $20.00 in cash per share and options to purchase approximately 1.6 million shares of U.S. Can's common stock were retired in exchange for a cash payment of $20.00 per underlying share, less the applicable option price. Certain shares held by the rollover shareholders were converted into the right to receive $20.00 in cash per share and certain shares held by the rollover shareholders were converted into the right to receive shares of capital stock of the surviving corporation in the merger.

    The recapitalization was financed by:

    - a $106.7 million preferred stock investment by Berkshire Partners, its co-investors and certain of the rollover stockholders;

    - a $53.3 million common stock investment by Berkshire Partners, its co-investors, certain of the rollover stockholders and management;

    - $260.0 million in term loans under a new senior bank credit facility;

    - $20.5 million in borrowings under a new revolving credit facility; and

    - $175.0 million from the sale of 12 3/8% Senior Subordinated Notes due
      2010.

    Funds generated from the recapitalization were used to retire all of the borrowings outstanding under the Company's former the credit agreement, to repay the principal, accrued interest and tender premium applicable to U.S. Can's
10 1/8% Notes due 2006, to pay fees and expenses associated with the transaction and to make payments to U.S. Can's existing stockholders and optionholders as previously described. The recapitalization will have a significant impact on the balance sheet and results of operations of the Company. The Company expects to record a charge of approximately $18.9 million related to the recapitalization in the fourth quarter of 2000. We also expect to take an extraordinary charge of approximately $14.9 million in the fourth quarter of 2000, related to the tender offer and consent solicitation of the 10 1/8% notes due 2006, including the tender premium and the write-off of remaining deferred financing charges.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

                                  (UNAUDITED)

(6)  DEBT OBLIGATIONS

    In connection with the recapitalization discussed above, the Company entered into a Credit Agreement among United States Can Company, as Borrower, U.S. Can Corporation and Domestic Subsidiaries of U.S. Can Corporation as Domestic Guarantors, and certain lenders including Bank of America, N.A., Citicorp North America, Inc., and Bank One NA as of October 4, 2000 (the "Senior Secured Credit Facility"). The Senior Secured Credit Facility provides for aggregate borrowings of $400.0 million consisting of: (i)$80.0 million tranche A loan;
(ii) $180.0 million tranche B loan; and (iii) $140.0 million in availability under a revolving credit facility. All of the term debt and approximately
$20.5 million under the revolving credit facility were used to finance the recapitalization.

    Amounts outstanding under the Senior Secured Credit Facility bear interest at a rate per annum equal to either: (1) the base rate (as defined in the Senior Secured Credit Facility) or (2) the LIBOR rate (as defined in the Senior Secured Credit Facility), in each case, plus an applicable margin. The applicable margins are subject to future reductions based on the achievement of certain leverage ratio targets and on senior secured credit rating. The applicable margins are not subject to reduction until after March 2001.

    Borrowings under the tranche A term loan are due and payable in quarterly installments, which are initially $1.0 million and increase over time to $8.0 million, until the final balance is due on October 4, 2006. Borrowings under the tranche B term loan are due and payable in quarterly installments (the quarterly payments due before December 31, 2006 being in nominal amounts), with the final balance due on October 4, 2008. The revolving credit facility is available until October 4, 2006. In addition, the Company is required to prepay a portion of the facilities under the Senior Secured Credit Facility upon the occurrence of certain specified events.

    The Senior Secured Credit Facility is secured by a first priority security interest in all existing and after-acquired assets of the Company and its direct and indirect domestic subsidiaries' existing and after-acquired assets, including, without limitation, real property and all of the capital stock owned of our direct and indirect domestic subsidiaries (including certain capital stock of their direct foreign subsidiaries only to the extent permitted by applicable law). In addition, if loans are made to foreign subsidiaries, they will be secured by the existing and after-acquired assets of certain of our foreign subsidiaries.

    The Company also issued $175.0 million aggregate principal amount of 12 3/8% Senior Subordinated Notes due October 1, 2010 ("Notes"). The Notes are unsecured obligations of U.S. Can and are subordinated in right of payment to all of U.S. Can's senior indebtedness. The Notes are guaranteed by the Corporation and all of U.S. Can's domestic restricted subsidiaries.

    Both the Senior Secured Credit Facility and the Notes contain a number of financial and restrictive covenants. In general, the financial covenants require the achievement of specified earnings and debt levels. The restrictive covenants limit the Company's ability to incur debt, pay dividends or make distributions, sell assets or consolidate or merge with other companies.

    As part of the debt-refinancing portion of the recapitalization, the Corporation completed a tender offer and consent solicitation for all of its outstanding 10 1/8% notes due 2006, plus accrued interest and a bond tender premium. $235.7 million of the $236.6 million principal amount of bonds outstanding

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

                                  (UNAUDITED)

(6)  DEBT OBLIGATIONS (CONTINUED)
were purchased by the Corporation in the tender offer. An extraordinary charge related to the tender premium and the write-off of remaining deferred financing charges will be taken in the fourth quarter of 2000.

    As of October 1, 2000, after giving pro forma effect to the recapitalization, there would have been approximately $502.1 million of outstanding indebtedness. For further discussion of the recapitalization see Note (5).

(7)  SUPPLEMENTAL CASH FLOW INFORMATION

    The Company paid interest of approximately $13.9 million and $14.3 million for the nine-month periods ended October 1, 2000 and October 3, 1999, respectively.

    The Company paid approximately $0.4 million and $0.8 million of income taxes for the nine-month periods ended October 1, 2000 and October 3, 1999, respectively.

    During the nine-month period ended October 3, 1999, the Company issued stock valued at approximately $0.9 million to certain of its employee benefit plans. No stock was contributed in 2000.

(8)  NEW ACCOUNTING PRONOUNCEMENTS

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998 (amended by SFAS No. 137 to delay implementation) and will be adopted by the Company in 2001. This new pronouncement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that the Company recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company is evaluating SFAS No. 133, but does not believe this pronouncement will have a material impact on the Company's financial position or results of operations.

(9)  BUSINESS SEGMENTS

    The Company has established three segments by which management monitors and evaluates business performance, customer base and market share. These segments (Aerosol; Paint, Plastic & General Line and Custom & Specialty) have separate management teams and distinct product lines.

    The aerosol segment produces steel aerosol containers for personal care, household, automotive, paint and industrial products and has two units: United States and International. The Paint, Plastic & General Line segment produces round metal cans for paint and coatings, oblong cans for items such as lighter fluid and turpentine, and plastic containers for industrial and consumer products. Custom & Specialty produces a wide array of functional and decorative tins and other containers, and beginning in the first quarter of 2000, the pet food and specialty food containers of May. The May acquisition was accounted for as a purchase for financial reporting purposes; therefore, previously reported 1999 results did not include May's operations. For the year ended December 31, 1999, identifiable assets of May were reported as part of the Aerosol segment.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

                                  (UNAUDITED)

(9)  BUSINESS SEGMENTS (CONTINUED)
    The following is a summary of revenues from external customers and income
(loss) from operations for the three and nine-month periods ended October 1, 2000 and October 3, 1999, respectively (000's omitted):

                                                        THREE MONTHS ENDED         NINE MONTHS ENDED
                                                      -----------------------   -----------------------
                                                      OCTOBER 1,   OCTOBER 3,   OCTOBER 1,   OCTOBER 3,
                                                         2000         1999         2000         1999
                                                      ----------   ----------   ----------   ----------
REVENUES FROM EXTERNAL CUSTOMERS:
Aerosol.............................................   $114,731     $119,787     $362,786     $372,742
Paint, Plastic, & General Line......................     39,722       41,135      120,468      127,209
Custom & Specialty..................................     40,202       17,201      123,746       49,861
                                                       --------     --------     --------     --------
Total revenues......................................   $194,655     $178,123     $607,000     $549,812
                                                       ========     ========     ========     ========
INCOME (LOSS) FROM OPERATIONS:
Aerosol.............................................   $ 19,986     $  20,97     $ 62,411     $ 66,735
Paint, Plastic, & General Line......................      4,070        4,190       10,475       14,380
Custom & Specialty..................................      5,666        3,016       16,552        7,070
Corporate and eliminations..........................    (13,492)     (10,934)     (35,870)     (33,490)
                                                       --------     --------     --------     --------
Total income from operations........................   $ 16,230     $ 17,248     $ 53,568     $ 54,695
                                                       ========     ========     ========     ========

(10)  COMPREHENSIVE NET INCOME

    The components of comprehensive income for the three months and nine months ended October 1, 2000 and October 3, 1999 are as follows (000's omitted):

                                                         THREE MONTHS ENDED         NINE MONTHS ENDED
                                                       -----------------------   -----------------------
                                                       OCTOBER 1,   OCTOBER 3,   OCTOBER 1,   OCTOBER 3,
                                                          2000         1999         2000         1999
                                                       ----------   ----------   ----------   ----------
Net Income...........................................    $ 4,376      $5,518      $ 16,134      $17,399
Foreign Currency Translation Adjustment..............     (7,669)      3,111       (17,698)      (3,422)
                                                         -------      ------      --------      -------
Comprehensive Income.................................    $(3,293)     $8,629      $ (1,564)     $13,977
                                                         =======      ======      ========      =======

(11)  PARENT GUARANTOR AND SUBSIDIARY GUARANTOR INFORMATION

    The following presents the condensed consolidating financial data for U.S. Can Corporation (the "Parent Guarantor"), United States Can Company (the "Issuer"), USC May Verpackungen Holding Inc. (the "Subsidiary Guarantor"), and the Parent Guarantor's European subsidiaries, including May Verpackungen GmbH & Co., KG (the "Non-Guarantor Subsidiaries"), as of October 1, 2000 and
December 31, 1999 and for the nine months ended October 1, 2000 and October 3, 1999. The Subsidiary Guarantor was formed by the Issuer in December 1999. Investments in subsidiaries are accounted for by the Parent Guarantor, the Issuer and the Subsidiary Guarantor under the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are,

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

                                  (UNAUDITED)

(11) PARENT GUARANTOR AND SUBSIDIARY GUARANTOR INFORMATION (CONTINUED) therefore, reflected in their parent's investment accounts and earnings. This consolidating information reflects the guarantors and non-guarantors of the new 12 3/8% senior subordinated notes due 2010. Previously provided condensed consolidating financial data included in the Parent Guarantor's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 reflected the guarantors and non-guarantors of the old 10 1/8% senior subordinated notes due 2006.

    The 12 3/8% senior subordinated notes due 2010 are guaranteed on a full, unconditional, unsecured, senior subordinated, joint and several basis by the Parent Guarantor, the Subsidiary Guarantor and any other domestic restricted subsidiary of the Issuer. USC May Verpackungen Holding Inc., which is wholly owned by the Issuer, currently is the only Subsidiary Guarantor. The Parent Guarantor has no assets or operations separate from its investment in the Issuer.

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED OCTOBER 1, 2000
                                  (UNAUDITED)
                                (000'S OMITTED)

                                                                         USC MAY      USC EUROPE/
                                          U.S. CAN                     VERPACKUGEN        MAY
                                         CORPORATION   UNITED STATES     HOLDING      VERPACKUGEN                      U.S. CAN
                                           (PARENT      CAN COMPANY    (SUBSIDIARY   (NON-GUARANTOR                  CORPORATION
                                         GUARANTOR)      (ISSUER)      GUARANTOR)    SUBSIDIARIES)    ELIMINATIONS   CONSOLIDATED
                                         -----------   -------------   -----------   --------------   ------------   ------------
NET SALES..............................    $    --        $430,022       $    --        $176,978        $     --       $607,000
COST OF SALES..........................         --         365,075            --         152,487              --        517,562
                                           -------        --------       -------        --------        --------       --------
  Gross income.........................         --          64,947            --          24,491                         89,438
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.............................         --          21,258            --          11,199              --         32,457
SPECIAL CHARGES........................                      3,413            --              --              --          3,413
                                           -------        --------       -------        --------        --------       --------
  Operating income.....................         --          40,276            --          13,292              --         53,568
INTEREST EXPENSE ON BORROWINGS.........                     18,482         4,072           2,002                         24,556
AMORTIZATION OF DEFERRED FINANCING
  COSTS................................         --             781           380              --              --          1,161
OTHER EXPENSES.........................         --           1,074            --             836              --          1,910
EQUITY IN EARNINGS OF SUBSIDIARIES.....     16,134           3,900         2,317              --         (22,351)            --
PROVISION (BENEFIT) FOR INCOME TAXES...         --           7,705        (1,692)          3,794              --          9,807
                                           -------        --------       -------        --------        --------       --------
NET INCOME (LOSS)......................    $16,134        $ 16,134       $  (443)       $  6,660        $(22,351)      $ 16,134
                                           =======        ========       =======        ========        ========       ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF OCTOBER 1, 2000
                                (000'S OMITTED)

                                                                                           USC
                                                                                       EUROPE/MAY
                                                                          USC MAY      VERPACKUGEN
                                           U.S. CAN     UNITED STATES   VERPACKUGEN       GMBH
                                          CORPORATION        CAN          HOLDING         (NON-                        U.S. CAN
                                            (PARENT        COMPANY      (SUBSIDIARY     GUARANTOR                    CORPORATION
                                          GUARANTOR)      (ISSUER)      GUARANTOR)    SUBSIDIARIES)   ELIMINATIONS   CONSOLIDATED
                                          -----------   -------------   -----------   -------------   ------------   ------------
Current Assets:
  Cash and cash equivalents.............   $     --        $  3,015      $     --        $  4,399       $      --      $  7,414
  Accounts receivable...................         --          59,209            --          48,168              --       107,377
  Inventories...........................         --          65,327            --          47,253              --       112,580
  Prepaid expenses and other assets.....         --          29,479            --           7,898              --        37,377
                                           --------        --------      --------        --------       ---------      --------
    Total current assets................         --         157,030            --         107,718              --       264,748
Net property, plant and equipment.......         --         169,036            --         102,668              --       271,704
Intangible assets.......................         --          42,315            --          22,829              --        65,144
Other assets............................                     10,513            --          13,916                        24,429
Intercompany advances...................    251,513              --            --              --        (251,513)           --
Investment in subsidiaries..............     53,647          37,525        57,061              --        (148,233)           --
                                           --------        --------      --------        --------       ---------      --------
    Total assets........................   $305,160        $416,419      $ 57,061        $247,131       $(399,746)     $626,025
                                           ========        ========      ========        ========       =========      ========
Current Liabilities
  Current maturities of long-term
    debt................................   $     --        $  3,750      $     --        $  7,205       $      --      $ 10,955
  Accounts payable......................         --          63,829            --          44,649              --       108,478
  Other current liabilities.............         --          58,077            --          16,157              --        74,234
                                           --------        --------      --------        --------       ---------      --------
    Total current liabilities...........         --         125,656            --          68,011              --       193,667
Senior debt.............................         --          50,182            --          21,057              --        71,239
Subordinated debt.......................    236,629              --            --              --                       236,629
Other long-term liabilities.............         --          46,904            --           9,055              --        55,959
INTERCOMPANY ADVANCES...................         --         140,030        67,348          44,135        (251,513)           --
STOCKHOLDERS' EQUITY....................     68,531          53,647       (10,287)        104,873        (148,233)       68,531
                                           --------        --------      --------        --------       ---------      --------
    Total liabilities and stockholders'
      equity............................   $305,160        $416,419      $ 57,061        $247,131       $(399,746)     $626,025
                                           ========        ========      ========        ========       =========      ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE NINE MONTHS ENDED OCTOBER 1, 2000
                                  (UNAUDITED)
                                (000'S OMITTED)

                                                                                                      USC EUROPE/
                                                                                      USC MAY             MAY
                                                     U.S. CAN     UNITED STATES     VERPACKUGEN       VERPACKUGEN
                                                    CORPORATION        CAN            HOLDING            (NON-
                                                      (PARENT        COMPANY        (SUBSIDIARY        GUARANTOR       U.S. CAN
                                                    GUARANTOR)      (ISSUER)         GUARANTOR)      SUBSIDIARIES)    CORPORATION
                                                    -----------   -------------   ----------------   --------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES..............    $    --        $ 35,165         $(2,760)          $ (6,457)       $25,948
                                                      -------        --------         -------           --------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................         --         (11,376)             --             (5,143)       (16,519)
  Proceeds on sale of business....................         --          12,088              --                 --         12,088
  Proceeds on the sale of property................                      7,855              --                 --          7,855
  Investment in Formametal S.A....................         --              --                             (4,914)        (4,914)
                                                      -------        --------         -------           --------        -------
    Net cash used in investing activities.........         --           8,567              --            (10,057)        (1,490)
                                                      -------        --------         -------           --------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in intercompany advances.................     (1,212)        (24,034)          2,760             22,486             --
  Issuance of common stock and exercise of stock
    options.......................................      1,700              --              --                 --          1,700
  Borrowings of other long-term debt, including
    capital lease obligations.....................         --         (18,784)                           (15,209)       (33,993)
  Purchase of treasury stock......................       (488)             --              --                 --           (488)
                                                      -------        --------         -------           --------        -------
    Net cash (used in) provided by financing
      activities..................................         --         (42,818)          2,760              7,277        (32,781)
                                                      -------        --------         -------           --------        -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...........         --              --              --                 40             40
                                                      -------        --------         -------           --------        -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................         --             914              --             (9,197)        (8,283)
CASH AND CASH EQUIVALENTS, beginning of year......         --           2,101              --             13,596         15,697
                                                      -------        --------         -------           --------        -------
CASH AND CASH EQUIVALENTS, end of period..........    $    --        $  3,015         $    --           $  4,399        $ 7,414
                                                      =======        ========         =======           ========        =======

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                    NINE MONTH PERIOD ENDED OCTOBER 3, 1999
                                  (UNAUDITED)
                                (000'S OMITTED)

                                                       U.S. CAN      UNITED STATES
                                                     CORPORATION          CAN          USC EUROPE                      U.S. CAN
                                                       (PARENT          COMPANY      (NON-GUARANTOR                  CORPORATION
                                                      GUARANTOR)       (ISSUER)      SUBSIDIARIES)    ELIMINATIONS   CONSOLIDATED
                                                    --------------   -------------   --------------   ------------   ------------
NET SALES.........................................     $    --          $424,465        $125,347        $     --       $549,812
COST OF SALES.....................................          --           361,358         108,758              --        470,116
                                                       -------          --------        --------        --------       --------
  Gross income....................................          --            63,107          16,589              --         79,696
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES......          --            18,148           6,853              --         25,001
                                                       -------          --------        --------        --------       --------
  Operating Income................................          --            44,959           9,736              --         54,695
INTEREST EXPENSE ON BORROWINGS....................          --            19,250           2,508              --         21,758
AMORTIZATION OF DEFERRED FINANCING COSTS..........          --               898              --              --            898
OTHER EXPENSES....................................          --             1,296              --              --          1,296
EQUITY EARNINGS (LOSS) FROM SUBSIDIARY............      17,399             4,772              --         (22,171)            --
PROVISION FOR INCOME TAXES........................          --             9,592           2,456              --         12,048
EXTRAORDINARY ITEM--LOSS ON THE EARLY
  EXTINGUISHMENT OF DEBT, net of income tax.......          --            (1,296)             --              --         (1,296)
                                                       -------          --------        --------        --------       --------
NET INCOME (LOSS).................................     $17,399          $ 17,399        $  4,772        $(22,171)      $ 17,399
                                                       =======          ========        ========        ========       ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                    NINE-MONTH PERIOD ENDED OCTOBER 3, 1999
                                  (UNAUDITED)
                                (000'S OMITTED)

                                                               U.S. CAN     UNITED STATES
                                                              CORPORATION        CAN          USC EUROPE       U.S. CAN
                                                                (PARENT        COMPANY      (NON-GUARANTOR   CORPORATION
                                                              GUARANTOR)      (ISSUER)      SUBSIDIARIES)    CONSOLIDATED
                                                              -----------   -------------   --------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES........................    $    --        $ 52,165        $ 6,641         $ 58,806
                                                                -------        --------        -------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................         --         (16,691)        (3,022)         (19,713)
Proceeds on the sale of business............................         --           4,500             --            4,500
Proceeds on the sale of property............................         --             556             --              556
Investment in Formametal S.A................................         --              --         (1,644)          (1,644)
                                                                -------        --------        -------         --------
Net cash used in investing activities.......................         --         (11,635)        (4,666)         (16,301)
                                                                -------        --------        -------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in intercompany advances...........................     (1,749)         (3,993)         5,742               --
  Issuance of common stock and exercise of stock options....      1,959              --             --            1,959
  Net borrowings under the revolving line of credit and
    changes in cash overdrafts..............................         --           6,014            203            6,217
  Repurchase of 10 1/8% notes...............................         --         (27,696)            --          (27,696)
  Payments of other long-term debt, including capital lease
    obligations.............................................         --          (4,539)        (4,156)          (8,695)
  Purchase of treasury stock, net...........................       (210)             --             --             (210)
                                                                -------        --------        -------         --------
    Net cash (used in) provided by financing activities.....         --         (30,214)         1,789          (28,425)
                                                                -------        --------        -------         --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................         --              --              1                1
                                                                -------        --------        -------         --------
DECREASE IN CASH AND CASH EQUIVALENTS.......................         --          10,316          3,765           14,081
                                                                -------        --------        -------         --------
CASH AND CASH EQUIVALENTS, beginning of year................         --           9,408          8,664           18,072
                                                                -------        --------        -------         --------
CASH AND CASH EQUIVALENTS, end of period....................         --          19,724         12,429           32,153
                                                                =======        ========        =======         ========

                     U.S. CAN CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                (000'S OMITTED)

                                                                         USC MAY      USC EUROPE/
                                          U.S. CAN     UNITED STATES   VERPACKUGEN        MAY
                                         CORPORATION        CAN          HOLDING      VERPACKUGEN                      U.S. CAN
                                           (PARENT        COMPANY      (SUBSIDIARY   (NON-GUARANTOR                  CORPORATION
                                         GUARANTOR)      (ISSUER)      GUARANTOR)    SUBSIDIARIES)    ELIMINATIONS   CONSOLIDATED
                                         -----------   -------------   -----------   --------------   ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents............   $     --        $  2,095       $    --        $ 13,602        $      --      $ 15,697
  Accounts receivable..................         --          45,205            --          46,659               --        91,864
  Inventories..........................         --          66,360            --          49,619               --       115,979
  Prepaid expenses and other assets....         --          30,377                         5,414               --        35,791
                                          --------        --------       -------        --------        ---------      --------
    Total current assets...............         --         144,037            --         115,294               --       259,331
NET PROPERTY, PLANT AND EQUIPMENT......         --         191,997            --         140,507               --       332,504
INTANGIBLE ASSETS......................         --          50,200            --             278               --        50,478
OTHER ASSETS...........................      4,891           6,202            --          10,164               --        21,257
INTERCOMPANY ADVANCES..................    242,654              --            --              --         (242,654)           --
INVESTMENT IN SUBSIDIARIES.............     57,640          50,919        63,847              --         (172,406)           --
                                          --------        --------       -------        --------        ---------      --------
    Total assets.......................   $305,185        $443,355       $63,847        $266,243        $(415,060)     $663,570
                                          ========        ========       =======        ========        =========      ========
CURRENT LIABILITIES
  Current maturities of long-term
    debt...............................   $     --        $ 19,562       $    --        $ 19,262        $      --      $ 38,824
  Accounts payable.....................         --          50,083            --          54,106               --       104,189
  Other current liabilities............         --          62,594            --          15,990               --        78,584
                                          --------        --------       -------        --------        ---------      --------
    Total current liabilities..........         --         132,239            --          89,358               --       221,597
SENIOR DEBT............................         --          54,536            --          29,328               --        83,864
SUBORDINATED DEBT......................    236,629              --            --              --               --       236,629
OTHER LONG-TERM LIABILITIES............         --          43,317            --           9,607               --        52,924
INTERCOMPANY ADVANCES..................         --         155,623        63,847          23,184         (242,654)           --
STOCKHOLDERS' EQUITY...................     68,556          57,640            --         114,766         (172,406)       68,556
                                          --------        --------       -------        --------        ---------      --------
    Total liabilities and stockholders'
      equity...........................   $305,185        $443,355       $63,847        $266,243        $(415,060)     $663,570
                                          ========        ========       =======        ========        =========      ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           UNITED STATES CAN COMPANY
                                 EXCHANGE OFFER

                                  $175,000,000

              12 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2010

                            ------------------------

                                     [LOGO]

                            ------------------------

                                          , 2001

    Until             , all dealers effecting transactions in the notes or the
exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a corporation to indemnify and advance reasonable expenses to any person who was a party, is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 145 of the DGCL states that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she was fairly and reasonably entitled to indemnity for the expenses which the court deems proper.

    Our Certificate of Incorporation includes indemnification provisions that mirror Section 145 of the DGCL Consequently, any of our directors or officers or any person serving at our request in those capacities will be fully indemnified against such judgments, penalties, fines, settlements and reasonable expenses actually incurred, except if (1) he or she did not conduct himself or herself in good faith and did not reasonably believe his or her conduct was in the corporation's best interests; or (2) in the case of any criminal action or proceeding, he or she had reasonable cause to believe his or her conduct was unlawful.

    Our Certificate of Incorporation also contains a provision eliminating liability to us or our shareholders for monetary damages from breach of fiduciary duty as a director, except under certain specified circumstances. The inclusion of these indemnification provisions in our Certificate of Incorporation and is intended to enable us to attract qualified persons to serve as directors and officers who might otherwise be reluctant to serve.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are either filed herewith or incorporated by reference:

       EXHIBIT
       NUMBER                               EXHIBIT DESCRIPTION
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Merger (the "Merger Agreement") dated as of June 1, 2000 between U.S. Can Corporation and Pac
                        Packaging Acquisition Corporation (Exhibit 2 to the current report on Form 8-K, filed on June 15, 2000).(2)

         2.2            First Amendment to Merger Agreement dated as of June 28,
                        2000 (Exhibit 2.2 to the current report on Form 8-K, filed on June 30, 2000).(2)

         2.3            Second Amendment to Merger Agreement dated as of August 22,
                        2000 (Exhibit 2.3 to the current report on Form 8-K, filed on August 31, 2000).(2)

         3.1            Restated Certificate of Incorporation of U.S. Can
                        Corporation.(1)

         3.2            Amended and Restated By-laws of U.S. Can Corporation.(1)

         3.3            Restated Certificate of Incorporation of United States Can
                        Company.(1)

       EXHIBIT
       NUMBER                               EXHIBIT DESCRIPTION
---------------------   ------------------------------------------------------------
         3.4            Amended and Restated By-laws of United States Can
                        Company.(1)

         3.5            Certificate of Incorporation of USC May Verpackungen
                        Holding Inc.(1)

         3.6            By-Laws of USC May Verpackungen Holding Inc.(1)

         4.1            Indenture dated as of October 4, 2000 between the Company
                        and Bank One Trust Company, N.A., as Trustee (Exhibit 4.1 to
                        the current report on Form 8-K, filed on October 18,
                        2000).(2)

         4.2 Registration Rights Agreement dated as of October 4, 2000 among United States Can Company, Salomon Smith Barney and
                        Banc of America Securities LLC.(1)

         4.3            Form of Letter of Transmittal.**

         4.4            Form of Notice of Guaranteed Delivery.**

         4.5            Form of Exchange Agent Agreement.**

         4.6            Form of Exchange Note.**

         5              Opinion of Ropes & Gray.**

        10.1            Credit Agreement dated as of October 4, 2000, among United
                        States Can Company, the guarantors and Bank of America, N.A. and the other financial institutions listed therein, as Lenders (Exhibit 10.1 to the current report on Form 8-K, filed on October 18, 2000).(2)

        10.2            Pledge Agreement dated as of October 4, 2000 among U.S. Can
                        Corporation, United States Can Company, each of the domestic subsidiaries of United States Can Company and Bank of
                        America, N.A.(1)

        10.3            Security Agreement dated as of October 4, 2000 among U.S.
                        Can Corporation, United States Can Company, each of the
                        domestic subsidiaries of United States Can Company and Bank of America, N.A.(1)

        10.4            Sublease Agreement, dated 2/10/89, relating to the Commerce,
                        CA property (Exhibit 10.10 to the quarterly report on
                        Form 10-Q for the quarter ended April 6, 1997, filed on
                        May 20, 1997).(2)

        10.5            Lease Agreement, dated 1/1/76, as amended, relating to the
                        Weirton, WV property (Exhibit 10.11 to the quarterly report on Form 10-Q, for the quarter ended April 6, 1997, filed on
                        May 20, 1997).(2)

        10.6            Frank J. Galvin Separation Agreement, dated 2/1/2000
                        (Exhibit 10.7 to the annual report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 30,
                        2000).(2)

        10.7 Amendment No. 4 to the Lease Agreement, dated 1/1/76, as amended, relating to the Weirton, WV property.(1)

        10.8            Lease relating to Dragon Parc Industrial Estate, Merthyr
                        Tydfil, Wales, dated November 27, 1996 (Exhibit 10.24 to the annual report on Form 10-K for the fiscal year ended
                        December 31, 1996, filed on March 26, 1997).(2)

        10.9            Nonqualified Supplemental 401(k) Plan (Exhibit 10.33 to the
                        annual report on Form 10-K for the fiscal year ended
                        December 31, 1995, filed on March 26, 1996).(2)

        10.10           Nonqualified Benefit Replacement Plan (Exhibit 10.34 to the
                        annual report on Form 10-K for the fiscal year ended
                        December 31, 1995, filed on March 26, 1996).(2)

        10.11           Lease Agreement between May Grundbesitz GmbH & Co. KG and
                        May Verpackungen GmbH & Co. KG (Exhibit 10.1 to the
                        quarterly report on Form 10-Q for the quarter ended July 2,
                        2000, filed on August 15, 2000).(2)

       EXHIBIT
       NUMBER                               EXHIBIT DESCRIPTION
---------------------   ------------------------------------------------------------
        10.12           Amendment No. 3 to the Lease Agreement, dated 1/1/76, as
                        amended, relating to the Weirton, WV property (Exhibit 10.55 to the annual report on Form 10-K for the fiscal year ended
                        December 31, 1995, filed on March 26, 1996).(2)

        10.13           Employment Agreement dated October 4, 2000 by and among
                        Paul W. Jones, United States Can Company and U.S. Can
                        Corporation.(1)

        10.14           Employment Agreement dated October 4, 2000 by and among
                        John L. Workman, United States Can Company and U.S. Can
                        Corporation.(1)

        10.15           Employment Agreement dated October 4, 2000 by and among
                        Gillian V. Derbyshire, United States Can Company and U.S.
                        Can Corporation.(1)

        10.16           Employment Agreement dated October 4, 2000 by and among
                        Roger B. Farley, United States Can Company and U.S. Can
                        Corporation.(1)

        10.17           Employment Agreement dated October 4, 2000 by and among
                        J. Michael Kirk, United States Can Company and U.S. Can
                        Corporation.(1)

        10.18           Employment Agreement dated October 4, 2000 by and among
                        Thomas A. Scrimo, United States Can Company and U.S. Can
                        Corporation.(1)

        10.19           Service Agreement with David R. Ford dated November 24, 1997
                        (Exhibit 10.34 to the annual report on Form 10-K for the
                        fiscal year ended December 31, 1998, filed on March 31,
                        1999).(2)

        10.20           Employee Agreement dated October 4, 2000 by and among
                        David R. Ford, United States Can Company and U.S. Can
                        Corporation.**

        10.21           Change-in-Control Agreement dated February 4, 1998 by and
                        among David R. Ford, U.S. Can Corporation and United States
                        Can Company (Exhibit 10.51 to the annual report on
                        Form 10-K for the fiscal year ended December 31, 1997, filed on March 26, 1998).(2)

        10.22           U.S. Can Corporation Executive Deferred Compensation Plan
                        (Exhibit 10.30 to the annual report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 31,
                        1999).(2)

        10.23           Amendment No. 1 to the U.S. Can Corporation Executive
                        Deferred Compensation Plan, dated as of October 4, 2000.**

        10.24           U.S. Can Corporation 2000 Equity Incentive Plan.(1)

        10.25           United States Can Company Executive Severance Plan, dated as of October 13, 1999 (Exhibit 10.34 to the annual report on
                        Form 10-K for the fiscal year ended December 31, 1999,
                        filed on March 30, 2000).(2)

        21              Subsidiaries of the Registrants.(1)

        23.1            Consent of Arthur Andersen LLP.(1)

        23.2            Consent of Ropes & Gray.**

        25              Statement of Eligibility of Trustee.(1)

------------------------

**  To be filed by amendment.

(1) Filed herewith.

(2) Incorporated by reference.

(b) Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

    (1) The Company undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (x) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (y) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (z) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and where applicable, each filing of employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on January 5, 2001.

                                                       U.S. CAN CORPORATION

                                                       By               /s/ JOHN L. WORKMAN
                                                            ------------------------------------------
                                                                          John L. Workman
                                                                  EXECUTIVE VICE PRESIDENT, CHIEF
                                                                  FINANCIAL OFFICER AND DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on January 5, 2001.

                  SIGNATURE                                        TITLE
                  ---------                                        -----
              /s/ PAUL W. JONES                Chairman of the Board, President and Chief
--------------------------------------------     Executive Officer
                Paul W. Jones

             /s/ JOHN L. WORKMAN               Director, Executive Vice President and Chief
--------------------------------------------     Financial Officer
               John L. Workman

             /s/ CARL FERENBACH                Director
--------------------------------------------
               Carl Ferenbach

            /s/ RICHARD K. LUBIN               Director
--------------------------------------------
              Richard K. Lubin

              /s/ RICARDO POMA                 Director
--------------------------------------------
                Ricardo Poma

           /s/ FRANCISCO A. SOLER              Director
--------------------------------------------
             Francisco A. Soler

             /s/ LOUIS B. SUSMAN               Director
--------------------------------------------
               Louis B. Susman

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on January 5, 2001.

                                                       UNITED STATES CAN COMPANY

                                                       By               /s/ JOHN L. WORKMAN
                                                            ------------------------------------------
                                                                          John L. Workman
                                                                  EXECUTIVE VICE PRESIDENT, CHIEF
                                                                  FINANCIAL OFFICER AND DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on January 5, 2001.

                  SIGNATURE                                        TITLE
                  ---------                                        -----
              /s/ PAUL W. JONES                Chairman of the Board, President and Chief
--------------------------------------------     Executive Officer
                Paul W. Jones

             /s/ JOHN L. WORKMAN               Director, Executive Vice President and Chief
--------------------------------------------     Financial Officer
               John L. Workman

             /s/ CARL FERENBACH                Director
--------------------------------------------
               Carl Ferenbach

            /s/ RICHARD K. LUBIN               Director
--------------------------------------------
              Richard K. Lubin

              /s/ RICARDO POMA                 Director
--------------------------------------------
                Ricardo Poma

           /s/ FRANCISCO A. SOLER              Director
--------------------------------------------
             Francisco A. Soler

             /s/ LOUIS B. SUSMAN               Director
--------------------------------------------
               Louis B. Susman

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on January 5, 2001.

                                                       USC MAY VERPACKUNGEN HOLDING INC.

                                                       By               /s/ JOHN L. WORKMAN
                                                            ------------------------------------------
                                                                          John L. Workman
                                                                       VICE PRESIDENT, CHIEF
                                                                  FINANCIAL OFFICER AND DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on January 5, 2001.

                  SIGNATURE                                        TITLE
                  ---------                                        -----
              /s/ PAUL W. JONES                Chairman of the Board and President
--------------------------------------------
                Paul W. Jones

             /s/ JOHN L. WORKMAN               Director, Vice President and Chief Financial
--------------------------------------------     Officer
               John L. Workman

             /s/ STEVEN K. SIMS                Director, Vice President and Secretary
--------------------------------------------
               Steven K. Sims

                                               Director, Vice President
--------------------------------------------
                David R. Ford

                                 EXHIBIT INDEX

       NUMBER                               EXHIBIT DESCRIPTION
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Merger (the "Merger Agreement") dated as of June 1, 2000 between U.S. Can Corporation and Pac
                        Packaging Acquisition Corporation (Exhibit 2 to the current report on Form 8-K, filed on June 15, 2000).(2)

         2.2            First Amendment to Merger Agreement dated as of June 28,
                        2000 (Exhibit 2.2 to the current report on Form 8-K, filed on June 30, 2000).(2)

         2.3            Second Amendment to Merger Agreement dated as of August 22,
                        2000 (Exhibit 2.3 to the current report on Form 8-K, filed on August 31, 2000).(2)

         3.1            Restated Certificate of Incorporation of U.S. Can
                        Corporation.(1)

         3.2            Amended and Restated By-laws of U.S. Can Corporation.(1)

         3.3            Restated Certificate of Incorporation of United States Can
                        Company.(1)

         3.4            Amended and Restated By-laws of United States Can
                        Company.(1)

         3.5            Certificate of Incorporation of USC May Verpackungen
                        Holding Inc.(1)

         3.6            By-Laws of USC May Verpackungen Holding Inc.(1)

         4.1            Indenture dated as of October 4, 2000 between the Company
                        and Bank One Trust Company, N.A., as Trustee (Exhibit 4.1 to
                        the current report on Form 8-K, filed on October 18,
                        2000).(2)

         4.2 Registration Rights Agreement dated as of October 4, 2000 among United States Can Company, Salomon Smith Barney and
                        Banc of America Securities LLC.(1)

         4.3            Form of Letter of Transmittal.**

         4.4            Form of Notice of Guaranteed Delivery.**

         4.5            Form of Exchange Agent Agreement.**

         4.6            Form of Exchange Note.**

         5              Opinion of Ropes & Gray.**

        10.1            Credit Agreement dated as of October 4, 2000, among United
                        States Can Company, the guarantors and Bank of America, N.A. and the other financial institutions listed therein, as Lenders (Exhibit 10.1 to the current report on Form 8-K, filed on October 18, 2000).(2)

        10.2            Pledge Agreement dated as of October 4, 2000 among U.S. Can
                        Corporation, United States Can Company, each of the domestic subsidiaries of United States Can Company and Bank of
                        America, N.A.(1)

        10.3            Security Agreement dated as of October 4, 2000 among U.S.
                        Can Corporation, United States Can Company, each of the
                        domestic subsidiaries of United States Can Company and Bank of America, N.A.(1)

        10.4            Sublease Agreement, dated 2/10/89, relating to the Commerce,
                        CA property (Exhibit 10.10 to the quarterly report on
                        Form 10-Q for the quarter ended April 6, 1997, filed on
                        May 20, 1997).(2)

        10.5            Lease Agreement, dated 1/1/76, as amended, relating to the
                        Weirton, WV property (Exhibit 10.11 to the quarterly report on Form 10-Q, for the quarter ended April 6, 1997, filed on
                        May 20, 1997).(2)

        10.6            Frank J. Galvin Separation Agreement, dated 2/1/2000
                        (Exhibit 10.7 to the annual report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 30,
                        2000).(2)

       NUMBER                               EXHIBIT DESCRIPTION
---------------------   ------------------------------------------------------------
        10.7            Amendment No. 4 to the Lease Agreement, dated 1/1/76, as
                        amended, relating to the Weirton, WV property.(1)

        10.8            Lease relating to Dragon Parc Industrial Estate, Merthyr
                        Tydfil, Wales, dated November 27, 1996 (Exhibit 10.24 to the annual report on Form 10-K for the fiscal year ended
                        December 31, 1996, filed on March 26, 1997).(2)

        10.9            Nonqualified Supplemental 401(k) Plan (Exhibit 10.33 to the
                        annual report on Form 10-K for the fiscal year ended
                        December 31, 1995, filed on March 26, 1996).(2)

        10.10           Nonqualified Benefit Replacement Plan (Exhibit 10.34 to the
                        annual report on Form 10-K for the fiscal year ended
                        December 31, 1995, filed on March 26, 1996).(2)

        10.11           Lease Agreement between May Grundbesitz GmbH & Co. KG and
                        May Verpackungen GmbH & Co. KG (Exhibit 10.1 to the
                        quarterly report on Form 10-Q for the quarter ended July 2,
                        2000, filed on August 15, 2000).(2)

        10.12           Amendment No. 3 to the Lease Agreement, dated 1/1/76, as
                        amended, relating to the Weirton, WV property (Exhibit 10.55 to the annual report on Form 10-K for the fiscal year ended
                        December 31, 1995, filed on March 26, 1996).(2)

        10.13           Employment Agreement dated October 4, 2000 by and among
                        Paul W. Jones, United States Can Company and U.S. Can
                        Corporation.(1)

        10.14           Employment Agreement dated October 4, 2000 by and among
                        John L. Workman, United States Can Company and U.S. Can
                        Corporation.(1)

        10.15           Employment Agreement dated October 4, 2000 by and among
                        Gillian V. Derbyshire, United States Can Company and U.S.
                        Can Corporation.(1)

        10.16           Employment Agreement dated October 4, 2000 by and among
                        Roger B. Farley, United States Can Company and U.S. Can
                        Corporation.(1)

        10.17           Employment Agreement dated October 4, 2000 by and among
                        J. Michael Kirk, United States Can Company and U.S. Can
                        Corporation.(1)

        10.18           Employment Agreement dated October 4, 2000 by and among
                        Thomas A. Scrimo, United States Can Company and U.S. Can
                        Corporation.(1)

        10.19           Service Agreement with David R. Ford dated November 24, 1997
                        (Exhibit 10.34 to the annual report on Form 10-K for the
                        fiscal year ended December 31, 1998, filed on March 31,
                        1999).(2)

        10.20           Employee Agreement dated October 4, 2000 by and among
                        David R. Ford, United States Can Company and U.S. Can
                        Corporation.**

        10.21           Change-in-Control Agreement dated February 4, 1998 by and
                        among David R. Ford, U.S. Can Corporation and United States
                        Can Company (Exhibit 10.51 to the annual report on
                        Form 10-K for the fiscal year ended December 31, 1997, filed on March 26, 1998).(2)

        10.22           U.S. Can Corporation Executive Deferred Compensation Plan
                        (Exhibit 10.30 to the annual report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 31,
                        1999).(2)

        10.23           Amendment No. 1 to the U.S. Can Corporation Executive
                        Deferred Compensation Plan, dated as of October 4, 2000.**

        10.24           U.S. Can Corporation 2000 Equity Incentive Plan.(1)

        10.25           United States Can Company Executive Severance Plan, dated as of October 13, 1999 (Exhibit 10.34 to the annual report on
                        Form 10-K for the fiscal year ended December 31, 1999,
                        filed on March 30, 2000).(2)

       NUMBER                               EXHIBIT DESCRIPTION
---------------------   ------------------------------------------------------------
        21              Subsidiaries of the Registrants.(1)

        23.1            Consent of Arthur Andersen LLP.(1)

        23.2            Consent of Ropes & Gray.**

        25              Statement of Eligibility of Trustee.(1)

------------------------

**  To be filed by amendment.

(1) Filed herewith.

(2) Incorporated by reference.